As filed with the Securities and Exchange Commission on October 9, 1997
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   -----------
                                 URS CORPORATION
             (Exact name of registrant as specified in its charter)
             Delaware                                  94-1381538
  (State or other jurisdiction           (I.R.S. Employer Identification Number)
 of incorporation or organization)

                                   8711/8712
                  (Primary Standard Industrial Classification
                                  Code Number)

                        100 California Street, Suite 500
                      San Francisco, California 94111-4529
                            Telephone: (415) 774-2700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------
                                Kent P. Ainsworth
         Executive Vice President, Chief Financial Officer and Secretary
                                 URS Corporation
                        100 California Street, Suite 500
                      San Francisco, California 94111-4529
                            Telephone: (415) 774-2700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------
                                   Copies to:
   Samuel M. Livermore, Esq.                         Paul J. Sanner, Esq.
    Cooley Godward LLP                           Bronson, Bronson & McKinnon LLP
One Maritime Plaza, 20th Floor                        505 Montgomery Street
San Francisco, California 94111                    San Francisco, CA 94111-2514
        (415) 693-2000                                   (415) 986-4200
      Fax (415) 951-3699                               Fax (415) 982-1397

                                   -----------

        Approximate date of commencement of proposed sale to the public:
     As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of Woodward-Clyde Group, Inc. with and into the Registrant as described in the Agreement and Plan of Merger dated as of August 18, 1997, attached as Appendix A to the Prospectus/Proxy Statement forming a part of this Registration Statement.

                                   -----------

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                                   -----------

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
   Title of Each Class of                                  Proposed Maximum            Proposed Maximum
      Securities to be             Amount to be           Offering Price Per          Aggregate Offering            Amount of
         Registered                 Registered                Share (1)                    Price (1)             Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par                   5,200,000                   $2.6831                  $13,952,130               $0
value $.01 per share
====================================================================================================================================

(1) Pursuant to Rules 457(f)(1) and (2), calculated based upon the book value as of June 30, 1997 of the 1,964,175 shares of Woodward-Clyde Group, Inc. Common Stock ("WC Common Stock") of $40,646,000, reduced by the cash of $26,693,870 to be paid by the registrant for the WC Common Stock and divided by 5,200,000 shares of URS Common Stock registered hereunder.

(2) Pursuant to Rule 457(b), reduced by the offset of the $20,853 fee paid by the registrant when the registrant filed its Schedule 14A Preliminary Notice and Proxy Statement with the Commission on September 23, 1997.

                                   -----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                           URS CORPORATION
                                           ---------------

                        Cross-Reference Sheet Showing Location in Prospectus
                            Of Information Required by Items of Form S-4


   Form S-4 Registration Statement Item and Heading                  Location in Prospectus
                                 (Information about the Transaction)

1.   Forepart of Registration Statement and Outside Front
     Cover Page of Prospectus..........................        Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages of Prospectus   Available Information; Table of
                                                               Contents

3.   Risk Factors, Ratio of Earnings to Fixed Charges
     and Other Information.............................        Summary; Risk Factors; The Merger;
                                                               Pro Forma Financial Information

4.   Terms of the Transaction..........................        Summary; The Merger; Comparison of
                                                               Rights of Stockholders of URS and WC

5.   Pro Forma Financial Information...................        Summary; Pro Forma Financial
                                                               Information

6.   Material Contacts with the Company Being Acquired.        The Merger

7.   Additional Information Required For Reoffering By
     Persons and Parties Deemed to be Underwriters.....        *

8.   Interests of Named Experts and Counsel............        The Merger

9.   Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities....................        *
                                 (Information about the Registrant)

10.  Information with Respect to S-3 Registrants.......        *

11.  Information of Certain Information by Reference...        *

12.  Information with Respect to S-2 or S-3 Registrants        Available Information; Summary; Pro
                                                               Forma Financial Information; Selected
                                                               Financial Information; Information
                                                               Concerning URS; URS Financial
                                                               Statements

13.  Incorporation of Certain Information by Reference.        *

14.  Information with Respect to Registrants Other Than
     S-3 or S-2 Registrants............................        *

                           (Information about the Company being Acquired)

15.  Information with Respect to S-3 Companies........         *

16.  Information with Respect to S-2 or S-3 Companies.         *


17.  Information with Respect to Companies Other Than
     S-3 or S-2 Companies.............................         Available Information; Summary; Pro
                                                               Forma Financial Information; Selected
                                                               Financial Information; Information
                                                               Concerning WC; WC Financial
                                                               Statements





                                 (Voting and Management Information)

18.  Information if Proxies, Consents or Authorizations        Front Cover Page; Summary; The URS
     are to be Solicited..............................         Meeting; The WC Meeting; The
                                                               Merger; URS Management; Principal
                                                               URS Stockholders; Principal WC
                                                               Stockholders

19.  Information if Proxies, Consents or Authorizations
     are not to be Solicited or in an Exchange Offer..         *

----------

* Not Applicable.

                                     Part I

                           URS CORPORATION LETTERHEAD

                                October 15, 1997

Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders (the "URS Meeting") of URS Corporation, a Delaware corporation ("URS"), on Thursday, November 13, 1997, beginning at 11:00 A.M., local time, at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111.

         At the URS Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 18, 1997 (the "Merger Agreement"), among URS and Woodward-Clyde Group, Inc., a Delaware corporation ("WC"). The Merger Agreement provides for the merger of WC with and into a wholly-owned subsidiary of URS (the "Merger"). As a result of the Merger, the stockholders of WC will exchange their WC stock for aggregate consideration of $100 million, consisting of $35 million in cash and shares of URS Common Stock with a value at the closing of $65 million (subject to adjustment in certain circumstances as noted in the Prospectus/Joint Proxy Statement accompanying this letter).

         After careful consideration, your Board of Directors has unanimously approved the Merger Agreement and the transactions it contemplates and has concluded that they are in the best interests of URS and its stockholders. Your Board of Directors unanimously recommends that the stockholders of URS approve the Merger.

         In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Prospectus/Joint Proxy Statement relating to the actions to be taken by URS stockholders at the URS Meeting (as well as the actions to be taken by the WC stockholders at their special meeting) and a proxy. The Prospectus/Joint Proxy Statement more fully describes the proposed Merger and includes information about URS and WC.

         All URS stockholders are cordially invited to attend the URS Meeting in person. However, whether or not you plan to attend the URS Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the URS Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the URS Meeting.

         We hope you can join us on November 13.


                                           Very truly yours,

                                 URS CORPORATION

                        100 California Street, Suite 500
                      San Francisco, California 94111-4529

                            ------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 13, 1997

                  A Special Meeting of Stockholders of URS Corporation ("URS") will be held on Thursday, November 13, 1997, at 11:00 A.M., local time, at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111, for the following purposes:

                  i. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of August 18, 1997 (the "Merger Agreement"), among URS, Woodward-Clyde Group, Inc., a Delaware corporation, and W-C Acquisition Corporation, a Delaware Corporation; and

                  ii. To transact such other business as may properly come before the Special Meeting and any adjournment thereof.

                  The foregoing items of business are more fully described in the Prospectus/Joint Proxy Statement accompanying this Notice.

                  The Board of Directors has fixed the close of business on September 26, 1997 as the record date for determining the stockholders who will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Approval of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of URS Common Stock. A complete list of stockholders entitled to vote will be available at the offices of URS Corporation, 100 California Street, Suite 500, San Francisco, California 94111-4529, for ten days prior to the Special Meeting.

                 IF YOU ARE UNABLE TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE
SO THAT YOUR SHARES WILL BE REPRESENTED.


                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Kent P. Ainsworth, Secretary

October 15, 1997

                            WOODWARD-CLYDE LETTERHEAD

                                October 15, 1997

Dear Stockholder:

                  You are cordially invited to attend a Special Meeting of Stockholders (the "WC Meeting") of Woodward-Clyde Group, Inc., a Delaware corporation ("WC"), on Thursday, November 13, 1997, beginning at 11:00 A.M., local time, at the offices of Bronson, Bronson & McKinnon LLP, 505 Montgomery Street, 4th Floor, San Francisco, California 94111.

                  At the WC Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 18, 1997 (the "Merger Agreement"), among URS Corporation, a Delaware corporation ("URS"), and WC, which provides for the merger of WC with and into a wholly-owned subsidiary of URS (the "Merger"), and to amend the existing Shareholders' Agreement between WC and each of the holders of its common stock to remove all restrictions and requirements which prohibit or would prevent the transactions contemplated by the Merger Agreement. As a result of the Merger, the stockholders of WC will exchange their WC stock for aggregate consideration of $100 million, consisting of $35 million in cash and shares of URS Common Stock with a value at the closing of $65 million (subject to adjustment in certain circumstances as noted in the Prospectus/Joint Proxy Statement accompanying this letter).

                  After careful consideration, your Board of Directors has unanimously approved the Merger Agreement and the transactions it contemplates and has concluded that they are in the best interests of WC and its stockholders. Your Board of Directors unanimously recommends that the stockholders of WC approve the Merger.

                  In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Prospectus/Joint Proxy Statement relating to the actions to be taken by WC stockholders at the WC Meeting (as well as the actions to be taken by the URS stockholders at their special meeting) and a proxy. The Prospectus/Joint Proxy Statement more fully describes the proposed Merger and includes information about URS and WC.

                  All WC stockholders are cordially invited to attend the WC Meeting in person. However, whether or not you plan to attend the WC Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the WC Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the WC Meeting.

                  We hope you can join us on November 13.


                                            Very truly yours,

                           WOODWARD-CLYDE GROUP, INC.

                           Stanford Place 3, Suite 600
                            4582 South Ulster Street
                             Denver, Colorado 80237
                            ------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 13, 1997

                  A Special Meeting of Stockholders of Woodward-Clyde Group, Inc., a Delaware corporation ("WC"), will be held on Thursday, November 13, 1997, at 11:00 A.M., local time, at the offices of Bronson, Bronson & McKinnon LLP, 505 Montgomery Street, 4th Floor, San Francisco, California 94111, for the following purposes:

                  i. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of August 18, 1997 (the "Merger Agreement"), among WC, URS Corporation, a Delaware corporation, and W-C Acquisition Corporation, a Delaware Corporation, which provides for the merger of WC with and into a wholly-owned subsidiary of URS (the "Merger"), and to amend the existing Shareholders' Agreement (the "Shareholders' Agreement") between WC and each of the holders of its common stock to remove all restrictions and requirements which prohibit or would prevent the transactions contemplated by the Merger Agreement; and

                  ii. To transact such other business as may properly come before the Special Meeting and any adjournment thereof.

                  The foregoing items of business are more fully described in the Prospectus/Joint Proxy Statement accompanying this Notice.

                  The Board of Directors has fixed the close of business on September 26, 1997 as the record date for determining the stockholders who will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Approval of the Merger Agreement will require the affirmative vote of 70% of the outstanding shares of WC Common Stock and a majority of the outstanding shares of WC Preferred Stock, each voting separately as a class. Approval of the amendment of the Shareholders' Agreement will require the affirmative vote of 70% of the outstanding shares of WC Common Stock, voting separately as a class. A complete list of stockholders entitled to vote will be available at the offices of WC, Stanford Place 3, Suite 600, 4582 South Ulster Street, Denver, Colorado 80237, for ten days prior to the Special Meeting.

                  EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE SPECIAL MEETING.

                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     Richard L. Fuller, Secretary
October 15, 1997

URS CORPORATION                                       WOODWARD-CLYDE GROUP, INC.


                        PROSPECTUS/JOINT PROXY STATEMENT


         This Prospectus/Joint Proxy Statement (the "Prospectus") is being furnished to the stockholders of URS Corporation, a Delaware corporation ("URS"), in connection with the solicitation of proxies by the URS Board of Directors for use at a Special Meeting of URS stockholders (the "URS Meeting") to be held on Thursday, November 13, 1997, at 11:00 A.M., local time, at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111, and at any adjournments or postponements of the URS Meeting.

         This Prospectus also is being furnished to the stockholders of Woodward Clyde Group, Inc., a Delaware corporation ("WC"), in connection with the solicitation of proxies by the WC Board of Directors for use at a Special Meeting of WC stockholders (the "WC Meeting") to be held on Thursday, November 13, 1997, at 11:00 A.M., local time, at the offices of Bronson, Bronson & McKinnon LLP, 505 Montgomery Street, 4th Floor, San Francisco, California 94111, and at any adjournments or postponements of the WC Meeting.

         This Prospectus constitutes the prospectus of URS for use in connection with the offer and issuance of up to 5,200,000 shares of common stock, par value $0.01 per share, of URS ("URS Common Stock"), to the stockholders of WC pursuant to the merger of WC with and into a wholly-owned subsidiary of URS (the "Merger"), contemplated by an Agreement and Plan of Merger dated as of August 18, 1997 among URS, WC and W-C Acquisition Corporation, a wholly-owned subsidiary of URS (the "Merger Agreement").

         This Prospectus and the accompanying forms of proxy are first being mailed to stockholders of URS and WC on or about October 15, 1997.

                                 ---------------

THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS OF BOTH URS AND WC ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS."

                                 ---------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

               The date of this Prospectus is October 15, 1997.


                                                 TABLE OF CONTENTS

                                                                                                               Page
AVAILABLE INFORMATION...........................................................................................  1

SUMMARY  .......................................................................................................  3

         The Companies..........................................................................................  3
         URS Meeting of Stockholders............................................................................  3
         Recommendation of the Board of Directors of URS........................................................  4
         WC Meeting of Stockholders.............................................................................  5
         Recommendation of the Board of Directors of WC.........................................................  6
         The Merger.............................................................................................  6
         Selected URS Historical Financial Data................................................................. 12
         Selected WC Historical Financial Data.................................................................. 13
         Selected Pro Forma Combined Financial Data............................................................. 13
         Per Share Data - Historical and Pro Forma.............................................................. 14
         Market Price Data of URS Common Stock.................................................................. 16
         Dividend Policy........................................................................................ 16

THE URS MEETING................................................................................................. 18

         Date, Time and Place of Meeting........................................................................ 18
         Record Date, Voting Rights and Outstanding Shares...................................................... 18
         Voting of Proxies...................................................................................... 18
         Vote Required.......................................................................................... 18
         Quorum; Abstentions; Broker Non-Votes.................................................................. 19
         Solicitation of Proxies and Expenses................................................................... 19
         Board Recommendation................................................................................... 19

THE WC MEETING.................................................................................................. 20

         Date, Time and Place................................................................................... 20
         Solicitation of Proxies................................................................................ 20
         Record Date and Outstanding Shares..................................................................... 20
         Voting of Proxies...................................................................................... 20
         Vote Required.......................................................................................... 20
         Quorum; Abstentions.................................................................................... 21
         Solicitation of Proxies and Expenses................................................................... 21
         Board Recommendations.................................................................................. 21

RISK FACTORS.................................................................................................... 22

THE MERGER...................................................................................................... 28

         General  .............................................................................................. 28
         Effective Time of the Merger........................................................................... 28
         Merger Consideration................................................................................... 29
         Conversion and Exchange of WC Common Stock Certificates................................................ 30
         Description of URS Capital Stock....................................................................... 30
         Effect on Existing WC Benefit Plans.................................................................... 31
         Background of the Merger............................................................................... 32


                                                    i





                                                 TABLE OF CONTENTS
                                                    (continued)
                                                                                                               Page

         Opinion of URS Financial Advisor....................................................................... 33
         Reasons for the Merger; Recommendation of the Board of Directors of URS................................ 37
         WC Financial Advisor................................................................................... 38
         Reasons for the Merger; Recommendation of the Board of Directors of WC................................. 44
         Directors and Executive Officers After the Merger...................................................... 44
         Registration and Listing............................................................................... 45
         The Merger Agreement................................................................................... 45
         Accounting Treatment................................................................................... 49
         Certain Federal Income Tax Consequences................................................................ 49
         Regulatory Approvals................................................................................... 52
         Rights of Dissenting Stockholders...................................................................... 52
         Financing of the Merger................................................................................ 53
         Interests of Certain Persons in the Transaction........................................................ 54
         Material Contacts between URS and WC................................................................... 55
         Interests of Named Experts and Counsel................................................................. 55

PRO FORMA FINANCIAL INFORMATION................................................................................. 56

SELECTED FINANCIAL INFORMATION.................................................................................. 62

         Selected URS Historical Financial Data................................................................. 62
         URS Management's Discussion and Analysis of Financial Condition
           and Results of Operations............................................................................ 63
         Selected WC Historical Financial Data.................................................................. 68
         WC Management's Discussion and Analysis of Financial Condition and
           Results of Operations................................................................................ 69

INFORMATION CONCERNING URS...................................................................................... 72

         Overview .............................................................................................. 72
         Services .............................................................................................. 72
         Markets  .............................................................................................. 72
         Clients  .............................................................................................. 74
         Competition............................................................................................ 75
         Employees.............................................................................................. 75
         Properties............................................................................................. 76
         Acquisitions........................................................................................... 76
         Legal Proceedings...................................................................................... 76

INFORMATION CONCERNING WC....................................................................................... 77

         Overview .............................................................................................. 77
         Services .............................................................................................. 77
         Market Price of and Dividends on Common Equity and Related Stockholder Matters......................... 78



                                                    ii





                                                 TABLE OF CONTENTS
                                                    (continued)
                                                                                                               Page
URS MANAGEMENT.................................................................................................. 80

         Executive Officers of URS.............................................................................. 80
         Directors of URS....................................................................................... 81
         Summary Compensation Table............................................................................. 84
         Option/SAR Tables...................................................................................... 85
         Directors' Remuneration................................................................................ 86
         Certain Relationships and Related Transactions......................................................... 86
         Employment Agreements.................................................................................. 86

PRINCIPAL URS STOCKHOLDERS...................................................................................... 89

PRINCIPAL WC STOCKHOLDERS....................................................................................... 92

COMPARISON OF RIGHTS OF STOCKHOLDERS OF URS AND WC.............................................................. 92

AFFILIATES' RESTRICTIONS ON SALE OF URS COMMON STOCK............................................................ 93

LEGAL MATTERS................................................................................................... 93

EXPERTS  ....................................................................................................... 93

INDEX TO FINANCIAL STATEMENTS................................................................................... 95


APPENDICES

Appendix A        Merger Agreement
Appendix B        Opinion of Smith Barney Inc.
Appendix C        Opinion of Oppenheimer & Co., Inc.
Appendix D        Delaware Dissenters' Rights Statute


                                                        iii

NO PERSON HAS BEEN AUTHORIZED BY URS OR WC TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY URS OR WC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                              AVAILABLE INFORMATION

         URS is  subject to the  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by URS can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the following regional offices of the
Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and the Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the World Wide Web site is http://www.sec.gov. The Shares are listed on the New York Stock Exchange ("NYSE") and the Pacific Exchange ("PE"). Reports, proxy and information statements and other information concerning URS also may be inspected at the office of the NYSE, 11 Wall Street, New York, New York, 10005, and at the office of the PE, 301 Pine Street, San Francisco, California 94104.

         Under the rules and regulations of the Commission, the solicitation of proxies from stockholders of WC to approve and adopt the Merger Agreement constitutes an offering of URS Common Stock to be issued in connection with the Merger. Accordingly, URS has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering (the "Registration Statement"). This Prospectus constitutes the prospectus of URS that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

         Statements made in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

This Prospectus contains forward-looking statements that involve risks and uncertainties. URS's actual results could differ materially from those discussed here. Factors that might cause such a difference include, but are not limited to, those discussed under the caption "Risk Factors" and elsewhere in this Prospectus.

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Prospectus. The summary does not contain a complete description of the terms of the Merger and is qualified in its entirety by reference to the full text of this Prospectus and the Appendices hereto. Stockholders of URS and stockholders of WC are urged to read this Prospectus and the Appendices in their entirety and, in particular, the matters referred to under "Risk Factors."

                                  The Companies

URS                      URS  offers  a broad  range  of  planning,  design  and
                         program and construction management services. URS serves public and private sector clients on infrastructure projects involving transportation systems, facilities and environmental programs. URS was originally incorporated in California in 1957 and reincorporated in Delaware in 1976. Unless otherwise indicated, "URS" refers to URS Corporation, a Delaware corporation, and its wholly-owned subsidiaries. URS's principal executive offices are located at 100 California Street, Suite 500, San Francisco, California 94111-4529 and its telephone number is (415) 774- 2700.

                         W-C Acquisition Corporation ("Acquisition Corp.") is a newly formed Delaware corporation and a wholly-owned subsidiary of URS. Acquisition Corp.'s principal executive offices are located at 100 California Street, Suite 500, San Francisco, California 94111-4529 and its telephone number is (415) 774-2700.

WC WC is a multinational professional services firm specializing in environmental and waste management, pollution control, water resources, geotechnical engineering and geo-civil construction. WC serves clients in the chemical, oil and gas, manufacturing, pharmaceutical, forest production, mining, water supply, commercial development and utilities industries, including more than 250 of the Fortune 500 companies. Woodward-Clyde was originally organized as a partnership in 1950 and was incorporated in 1955. WC was later incorporated in Delaware in 1987 as a holding company for the original corporation and other Woodward-Clyde entities. WC's principal executive offices are located at Stanford Place 3, Suite 600, 4582 South Ulster Street, Denver, Colorado 80237 and its telephone number is (303) 740-2600.

                           URS Meeting of Stockholders

Date, Time and Place     The URS Meeting will be held on Thursday,  November 13,
                         1997,  beginning  at 11:00  A.M.,  local  time,  at the
                         offices of Cooley Godward LLP, One Maritime Plaza, 20th
                         Floor,  San  Francisco,  California  94111.  At the URS
                         Meeting,  stockholders of URS will be asked to consider
                         and  vote  upon  a  proposal   to  approve  the  Merger
                         Agreement, a copy of which is attached hereto as Appendix A.

Record Date; Shares
Entitled to Vote         Only holders of record of URS Common Stock on September
                         26, 1997 (the "URS Record Date") are entitled to notice of and to vote at the URS Meeting. At the close of business on the URS Record Date, there were outstanding and entitled to vote 10,746,244 shares of URS Common
                         Stock, each of which will be entitled to one vote on each matter to be acted upon. As of the date of this Prospectus, URS directors, executive officers and their affiliates collectively hold 3,692,509 shares of URS
                         Common Stock,  or 34.36% of the total  outstanding  URS
                         Common  Stock.  See "The  URS  Meeting--  Record  Date,
                         Voting Rights and  Outstanding  Shares" and  "Principal
                         URS Stockholders" below.

Votes Required           Approval  of the  Merger  Agreement  will  require  the
                         affirmative vote of the holders of a majority of the shares of URS Common Stock outstanding on the URS
                         Record Date. All of URS's directors and executive officers have indicated that they will vote their shares of URS Common Stock for the approval of the Merger Agreement at the URS Meeting. Delivery of the proxy solicited hereby or attendance and voting at the URS Meeting will revoke and supersede any prior proxy.

                 Recommendation of the Board of Directors of URS

Approval by the Board    The Board of Directors of URS has unanimously  approved
                         the Merger Agreement and has determined that the Merger is in the best interests of URS and its stockholders.
                         THE  URS  BOARD  OF  DIRECTORS  UNANIMOUSLY  RECOMMENDS
                         APPROVAL  AND  ADOPTION OF THE MERGER  AGREEMENT BY THE
                         URS STOCKHOLDERS. The primary factors considered and relied upon by the URS Board of Directors in reaching its recommendation are described in "The Merger--
                         Reasons for the Merger."

Opinion of URS
Financial  Advisor       Smith  Barney  Inc.   ("Smith  Barney")  has  acted  as
                         financial  advisor to URS in connection with the Merger
                         and has  delivered  to the Board of  Directors of URS a
                         written  opinion  dated  August 18,  1997 to the effect
                         that, as of the date of such opinion and based upon and
                         subject to certain matters stated  therein,  the Merger
                         Consideration  (as  defined  below)  was  fair,  from a
                         financial  point of view,  to URS. The full text of the
                         written  opinion of Smith Barney dated August 18, 1997,
                         which  sets  forth  the   assumptions   made,   matters
                         considered and limitations on the review undertaken, is
                         attached as Appendix B to this Prospectus and should be
                         read  carefully in its  entirety.  The opinion of Smith
                         Barney is directed to the Board of Directors of URS and
                         relates   only   to  the   fairness   of   the   Merger
                         Consideration  from a  financial  point of view to URS,
                         does not  address  any other  aspect  of the  Merger or
                         related   transactions   and  does  not   constitute  a
                         recommendation to any stockholder as to how such stockholder should vote at the URS Special Meeting. See
                         "The Merger-- URS Financial Advisor."

                           WC Meeting of Stockholders

Date, Time and Place     The WC Meeting  will be held on  Thursday,  November 13
                         1997,  beginning  at 11:00  A.M.,  local  time,  at the
                         offices of Cooley Godward LLP, One Maritime Plaza, 20th
                         Floor,  San  Francisco,  California  94111.  At  the WC
                         Meeting,  stockholders  of WC will be asked to consider
                         and  vote  upon  a  proposal   to  approve  the  Merger
                         Agreement, a copy of which is attached hereto as Appendix A, and to amend the existing Shareholders'
                         Agreement between WC and each of the holders of its common stock (the "Shareholders' Agreement") to remove all restrictions and requirements which prohibit or would prevent the transactions contemplated by the Merger Agreement.

Record Date; Shares
Entitled to Vote         Only  holders  of record of shares of WC common  stock,
                         par value  $0.01 per share  ("WC  Common  Stock"),  and
                         shares of WC preferred stock, par value $0.01 per share
                         ("WC Preferred Stock"),  on September __, 1997 (the "WC
                         Record  Date") are entitled to notice of and to vote at
                         the WC  Meeting.  At the  close of  business  on the WC
                         Record  Date,  there were  outstanding  and entitled to
                         vote  1,964,175  shares of WC Common  Stock and  44,898
                         shares of WC Preferred Stock (collectively, "WC Capital
                         Stock").  As  of  the  date  of  this  Prospectus,   WC
                         directors, executive officers and their affiliates collectively held 295,135 shares of WC Common Stock, or 15.02% of the total outstanding WC Common Stock. WC directors, executive officers and their affiliates do not hold any shares of WC Preferred Stock. All of the outstanding shares of WC Preferred Stock are held by the General Trustees of the WC Capital Accumulation
                         (Retirement) Plan (the "WC Retirement  Plan"). See "The
                         WC Meeting-- Record Date and Outstanding Shares."

Votes  Required          Approval of the Merger  Agreement  and the amendment to
                         the Shareholders' Agreement to permit consummation of the Merger will require the affirmative vote of the holders of 70% of the shares of WC Common Stock outstanding on the WC Record Date, voting as a separate class. Approval of the Merger Agreement also will require the affirmative vote of a majority of the shares of WC Preferred Stock outstanding on the WC
                         Record Date, voting as a separate class. All of WC's directors and executive officers who are stockholders have indicated that they will vote their shares of WC
                         Capital  Stock  for  (i)  the  approval  of the  Merger
                         Agreement and (ii) the  amendment of the  Shareholders'
                         Agreement  at  the  WC  Meeting.  All  of  the  General
                         Trustees of the WC Retirement Plan have indicated that they will vote the shares of WC Preferred Stock for approval of the Merger Agreement at the WC Meeting. See
                         "The WC Meeting-- Vote Required." Delivery of the proxy and consent solicited hereby or attendance and voting at the WC Meeting will revoke and supersede any prior proxy. Delivery of a signed proxy and consent voted in favor of the Merger Agreement will also constitute such stockholder's written consent to the amendment of the Shareholders' Agreement.

                 Recommendation of the Board of Directors of WC

Approval by the Board    The Board of Directors of WC has  unanimously  approved
                         the Merger Agreement and the Merger and determined that
                         the  Merger  is in the  best  interests  of WC and  its
                         stockholders.   THE  WC   BOARD   RECOMMENDS   THAT  WC
                         STOCKHOLDERS  VOTE  FOR  THE  APPROVAL  OF  THE  MERGER
                         AGREEMENT AND AMENDMENT OF THE SHAREHOLDERS' AGREEMENT.
                         For a discussion  of the factors  considered  by the WC
                         Board in  reaching  its  decision,  see  "The  Merger -
                         Reasons for the Merger; Recommendations of the Board of Directors of WC."

Opinion of WC
Financial Advisor        Oppenheimer  & Co., Inc.  ("Oppenheimer")  has acted as
                         financial  advisor to WC in connection  with the Merger
                         and has  delivered  to the Board of  Directors  of WC a
                         written opinion that the  consideration  to be received
                         by  the  current   holders  of  WC  Capital   Stock  in
                         connection with the Merger is fair to such holders from
                         a financial point of view. The full text of the opinion
                         of Oppenheimer,  which sets forth the assumptions made,
                         matters   considered  and  limitations  on  the  review
                         undertaken by Oppenheimer, is attached as Appendix C to this Prospectus. WC stockholders are urged to read the opinion in its entirety. The opinion of Oppenheimer is directed to the Board of Directors of WC and relates only to the fairness of the Merger Consideration from a financial point of view to the current holders of WC
                         Common Stock, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to WC stockholders as to how such stockholders should vote with respect to whether they should approve the Merger. See "The Merger - WC
                         Financial Advisor."

                                   The Merger

General Terms            On August  18,  1997,  URS,  WC and  Acquisition  Corp.
                         entered into the Merger Agreement, which sets forth the
                         terms  and  conditions  of the  Merger.  A copy  of the
                         Merger  Agreement  is  included in this  Prospectus  as
                         Appendix  A. The Merger  will be  consummated  promptly
                         after  the  necessary  approvals  of  the  URS  and  WC
                         stockholders   have   been   obtained   and  the  other
                         conditions  to  consummation  of the  Merger  have been
                         satisfied  or  waived  (the   "Effective  Time  of  the
                         Merger"). Upon consummation of the Merger, WC will merge with and into Acquisition Corp. As a result, the stockholders of WC will become stockholders of URS (as described below), and their rights will be governed by URS's Amended and Restated Certificate of Incorporation and Bylaws. See "The Merger."

                         By virtue of the Merger, each of the shares of WC Capital Stock issued and outstanding immediately prior to the Effective Time of the Merger (see "The Merger Effective Time of the Merger") will automatically be converted into and exchanged for the right to receive, in the aggregate, the Merger Consideration. See "The Merger."

Merger Consideration     As a result  of the  Merger,  the  shares  of WC Common
                         Stock will be converted  into the right to receive,  in
                         the aggregate,  $91,693,870,  consisting of $26,693,870
                         in cash and shares of URS Common  Stock with a value at
                         the  Effective  Time  of the  Merger  of  $65  million,
                         subject  to  adjustment  in  certain  circumstances  as
                         described below. The value of the URS Common Stock will
                         be determined on the basis of the average daily closing
                         price for such  stock on the NYSE  over the 20  trading
                         days  preceding  the  closing of the  Merger  (the "URS
                         Closing  Price").  However,  in no event will the total
                         number of shares  of URS  Common  Stock to be issued to
                         the  holders  of WC  Common  Stock as a  result  of the
                         Merger  exceed   5,200,000   shares  or  be  less  than
                         4,044,804 shares. Consequently, even if the URS Closing
                         Price is greater than $16.07 (the price  resulting from
                         dividing $65 million by the minimum number of shares of
                         URS Common Stock),  the holders of WC Common Stock will
                         receive,  in the  aggregate,  the minimum of  4,044,804
                         shares of URS Common Stock (which will have a value greater than $65 million) and also will be entitled to receive the $26,693,870 in cash. Conversely, if the URS
                         Closing Price is less than $12.50 (the price resulting from dividing $65 million by the maximum number of shares of URS Common Stock), the holders of WC Common
                         Stock will receive, in the aggregate, the maximum of 5,200,000 shares of URS Common Stock (which will have a value less than $65 million), but in this event the cash component of the consideration will be increased so that the sum of the value of the shares of URS
                         Common Stock and the cash to be received by the holders of the WC Common Stock will still equal $91,693,870.

                         The aggregate consideration to be received by the holders of the WC Common Stock as a result of the Merger will be allocated among such holders pro rata based on the number of shares of WC Common Stock held so that the aggregate consideration to be received in exchange for each share of WC Common Stock will be equal. Based on 1,964,175 shares of WC Common Stock issued and outstanding on the WC Record Date, and assuming that the URS Closing Price is $14.28 per share (the average daily closing price for such stock on the NYSE over the 20 trading days preceding the date the Merger Agreement was signed), each share of WC Common Stock would be converted into the right to receive $13.59 in cash and 2.317 shares of URS Common Stock, which would have an indicated aggregate value of $46.68 per share of WC Common Stock.

                         The shares of WC Preferred Stock, all of which are held by the General Trustee of the WC Retirement Plan, will be converted into the right to receive $8,306,130 in the aggregate in cash. Payment will be made upon the surrender of the certificate(s) formerly representing such shares of WC Preferred Stock.

                         The consideration for the WC Common Stock and the WC Preferred Stock is collectively referred to in this Prospectus as the "Merger Consideration". No interest will accrue or be payable with respect to the cash portion of the Merger Consideration. See "The Merger - Merger Consideration."

Fractional Shares        No fractional shares of URS Common Stock will be issued
                         in  connection  with  the  Merger.   Fractional  shares
                         otherwise issuable will be settled for cash, without interest, based on the closing price per share of URS
                         Common Stock as quoted in The Wall Street  Journal (the
                         "WSJ") on the trading day immediately preceding the Closing Date (as defined in the Merger Agreement, this is the date on which all conditions to the Merger have been satisfied, which is expected to be immediately prior or contemporaneous with the Effective Time of the Merger).

Issuance and Exchange
of Share Certificates    At the Effective Time of the Merger,  each holder of WC
                         Capital Stock prior to  consummation of the Merger will
                         be  entitled,   upon   surrender  of  the   certificate
                         representing such shares or compliance with procedures for transfer of shares held in book entry form, to receive such holder's allocable share of the Merger
                         Consideration described above. The Merger Consideration allocable to each holder will not be delivered until such holder's certificates evidencing WC Capital Stock have been surrendered by the holder or his or her nominee. WC stockholders will be furnished separately a Letter of Transmittal to facilitate the delivery of WC
                         Capital Stock certificates or shares held in book entry form to the Exchange Agent designated to disburse the Merger Consideration. PLEASE DO NOT DELIVER YOUR STOCK
                         CERTIFICATES  TO WC OR THE  EXCHANGE  AGENT  UNTIL  YOU
                         RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM
                         THE EXCHANGE  AGENT.  See "The Merger - Conversion  and
                         Exchange of WC Capital Stock Certificates."

Marketability of
URS Common Stock         The  shares  of URS  Common  Stock to be  issued to the
                         holders  of WC Common  Stock as a result of the  Merger
                         will have been  registered  under the Securities Act of
                         1933, as amended (the "Securities Act"), will be listed
                         on the New York Stock Exchange ("NYSE") and the Pacific
                         Exchange ("PE") and will be freely marketable. However,
                         any  holder of WC  Common  Stock who is deemed to be an
                         affiliate of WC at the Effective Time of the Merger and
                         any such  person who becomes an  affiliate  of URS as a
                         result of or  following  the Merger  will be subject to
                         the volume and manner of sale  restrictions  imposed on
                         resales  of the URS  Common  Stock by Rules 144 and 145
                         under the Securities Act. See "Affiliates' Restrictions
                         on  Sale  of  URS  Common   Stock."  In  addition,   in
                         connection with the Merger, each officer, director and holder of one percent (1%) or more of the outstanding shares of WC Common Stock will be asked to provide a continuity of interest representation in a manner sufficient to satisfy the requirements of the Internal
                         Revenue Code for treatment of the Merger as a tax-free reorganization. See "The Merger - Certain Federal
                         Income Tax Matters."

Comparison of Rights of
Stockholders of URS
and WC The rights of WC's stockholders are currently governed by Delaware law and by WC's Certificate of Incorporation and Bylaws. Upon the effectiveness of the Merger, WC's stockholders will become stockholders of URS and their rights as URS stockholders will continue to be governed by Delaware law and by URS's Amended and Restated Certificate of Incorporation and Bylaws. See "Comparison of Rights of Stockholders of URS and WC."

Conditions to Merger     The  obligations of URS and WC to consummate the Merger
                         are  subject to the  satisfaction  or waiver of certain
                         conditions   set   forth  in  the   Merger   Agreement,
                         including:  (i) the conditions to the receipt by URS of
                         funds from its  lenders to finance the Merger have been
                         satisfied, (ii) the registration of URS Common Stock to
                         be issued in the Merger  under the  Securities  Act has
                         remained  effective,  (iii) the  listings of URS Common
                         Stock to be issued in the Merger  with the NYSE and the
                         PE have  become  effective,  (iv)  the  Merger  and the
                         amendment  to the  Shareholders'  Agreement  have  been
                         approved  by  the   requisite   votes  of  WC  and  URS
                         stockholders, (v) there has been no material adverse change affecting WC or URS, (vi) there is no litigation challenging the Merger, and (vii) each party has received customary legal opinions. The waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), was terminated on September 8, 1997. See "The Merger - The Merger
                         Agreement."

Financing Facilities     URS has received a  commitment  letter from Wells Fargo
                         Bank,  National  Association  with  respect to term and
                         revolving  credit  facilities  which will  provide  the
                         funds  necessary  for the cash  portion  of the  Merger
                         Consideration,    for   refinancing   existing   credit
                         facilities  and  for  working  capital   following  the
                         Merger. The obligation of URS's lenders to provide such funds is subject to satisfaction of a number of conditions precedent by each of URS and WC, including that URS and WC meet specified financial tests, that there have been no material adverse changes in the respective businesses of URS and WC, that final loan documents have been executed and delivered and that all conditions precedent to the Merger have been satisfied.
                         See "The Merger - Financing of the Merger."

Termination, Waiver
and  Amendment           The  Merger  Agreement  may be  terminated  at any time
                         prior to the Effective Time of the Merger: (a) by mutual written consent of URS and WC; or (b) in certain circumstances by either WC or URS if (i) there has been an uncured breach by the other party of any material representation, warranty, covenant or other agreement in the Merger Agreement; (ii) any of the conditions set forth in the Merger Agreement have not been fulfilled on or prior to the date specified for fulfillment or have become impossible to fulfill, or (iii) the Merger has not been consummated by December 31, 1997. See "The
                         Merger - The Merger Agreement."

                         The Merger Agreement may be amended by the parties' Boards of Director at any time before or after the approval of the Merger Agreement by the URS and the WC stockholders, but after such stockholder approvals have been obtained, no amendment that by law requires the further approval of such stockholders may be made without such approval. See "The Merger - The Merger Agreement."

No-Shop;
Termination Fees         The Merger  Agreement  prohibits WC from  soliciting or
                         entertaining  any other  offers to acquire WC or all or
                         substantially  all its assets  unless the failure to do
                         so  would  breach  the  fiduciary   duties  of  the  WC
                         directors.  In the event that WC or any of its officers
                         or   directors   enters   into  any   negotiations   or
                         discussions for any reason in breach of the no-shop provision of the Merger Agreement, WC has agreed to immediately reimburse URS for all expenses and costs incurred by URS in connection with the Merger up to an aggregate maximum of $500,000. In the event that WC or any of its officers or directors enters into any letter of intent, agreement or understanding with any party other than URS relating to the sale of all or a substantial part of the assets, business or stock of WC during the period prior to the Closing or within nine months after termination of the Merger Agreement for any reason, WC has agreed to pay URS a termination fee of $3,500,000, less the aggregate amount of the URS expenses and costs previously reimbursed to URS. See
                         "The Merger - The Merger Agreement."

Accounting Treatment     The Merger is  expected  to be treated as a  "purchase"
                         under generally  accepted  accounting  principles.  See
                         "The Merger - Accounting Treatment."

Tax Consequences of
The Merger               The Merger is intended to constitute a "reorganization"
                         within  the  meaning  of  Section  368 of the  Internal
                         Revenue Code of 1986, as amended (the "Code"),  so that
                         no  gain  or  loss  will  be   recognized   by  the  WC
                         stockholders  on the  exchange of WC Capital  Stock for
                         URS  Common  Stock,   except  to  the  extent  that  WC
                         stockholders  receive cash in lieu of fractional shares
                         or upon exercise of  dissenters'  rights.  In addition,
                         gain, but not loss, will be recognized to the extent of
                         cash received in exchange for WC Capital Stock, but not
                         in excess of the gain realized by a WC  stockholder  in
                         the Merger.  The Merger  Agreement does not require the
                         parties to obtain a ruling  from the  Internal  Revenue
                         Service (the "IRS") as to the tax  consequences  of the
                         Merger. As a condition to URS's and WC's obligations to
                         consummate   the  Merger  (unless  the  aggregate  cash
                         consideration   exceeds  fifty  percent  of  the  total
                         consideration),  URS and WC are to receive  opinions at
                         the Closing Date from their respective legal counsel to
                         the  effect  that  the  Merger  will  be  treated  as a
                         tax-free   reorganization   for   Federal   income  tax
                         purposes. WC stockholders are urged to consult their own tax advisors regarding such tax consequences. See
                         "The Merger-- Certain Federal Income Tax Matters."

Effect of Merger on
WC Plan  Participants    Upon  the  execution  of  the  Merger   Agreement,   WC
                         suspended any  obligation  to  contribute  shares of WC
                         Preferred Stock to, or to redeem shares of WC Preferred
                         Stock from, the WC Retirement Plan during the period from the date of the Merger Agreement to the Effective
                         Time of the Merger.

                         WC also agreed, at the option of URS, to either terminate the WC Retirement Plan and/or the GCH Acquisition Corp. Retirement Program (the "GCH Plan") prior to the Effective Time of the Merger and/or merge the WC Retirement Plan and the GCH Plan with and into the URS 401(k) Retirement Plan (the "URS 401(k) Plan") from the Effective Time of the Merger, and to eliminate any options available to the WC Retirement Plan, the GCH Plan or their participants to purchase employer securities with assets held in the WC Retirement Plan or the GCH Plan from and after the Effective Time of the Merger. In the event that either of these plans is terminated, participants will have the option of withdrawing the balance of their accounts (which will be a taxable event) or rolling such account balance into the URS 401(k) Plan or another qualified plan (such as an IRA), which should not be taxed. WC and URS are currently exploring potential methods of merging the WC Retirement Plan, the GCH Plan and the URS 401(k) Plan in a transaction to be made effective some date after the Effective Date of the Merger.

Effect of Merger on
WC Bonus Plan            The  Merger  Agreement  also  provides  that  after the
                         Effective Time of the Merger, URS will complete an audit of the consolidated financial statements of WC for the period beginning on January 1, 1997 and ending on the Effective Time of the Merger (the "Bonus
                         Period"). Promptly following the completion of such audit, URS will pay bonuses to the former employees of WC in a manner consistent with prior practices, but prorated for the Bonus Period. See "The Merger - Effect on Existing WC Benefit Plans."

Dissenters' Rights       Holders of WC Capital  Stock have  rights to dissent to
                         the Merger and seek a judicial determination of the value of the shares of WC Capital Stock. See "The
                         Merger - Rights of Dissenting Stockholders."

Management of URS
Following the Merger     The management of URS after the Merger will not change,
                         except that after the Effective Time of the Merger, Messrs. Frank S. Waller and Jean-Yves Perez will become executive officers and directors of URS. See "The
                         Merger - Directors  and  Executive  Officers  After the
                         Merger."

Merger Expenses and
Fees and  Other  Costs   URS  and  WC  estimate  that  they  will  incur  direct
                         transaction  costs  of  approximately   $10,000,000  in
                         connection  with the Merger.  See  "Unaudited Pro Forma
                         Combined Condensed Financial Information." Whether or not the Merger is consummated, each party will bear its own costs and expenses in connection with the Merger
                         Agreement and the transactions provided for therein.

Regulatory Matters       URS  and WC  are  not  aware  of  any  governmental  or
                         regulatory  approvals  required for consummation of the
                         Merger,   other  than  certain   foreign   filings  and
                         compliance   with  the  Federal   securities  laws  and
                         applicable securities ("blue sky") laws of various states and other jurisdictions in which URS and WC stockholders reside.


                     Selected URS Historical Financial Data

         The following selected historical financial information of URS shown below for the five years ended October 31, 1996 has been derived from URS's audited consolidated financial statements, and the following selected historical financial information of URS shown below for the nine months ended July 31, 1996 and 1997 has been derived from URS's unaudited consolidated financial statements included in its Form 10-Qs for such periods. This information should be read in conjunction with URS's consolidated financial statements and the related notes included in this Prospectus. Historical operating results are not necessarily indicative of the results that may be expected in any future period.


                                   Nine Months Ended
                                       July 31,                                       Years Ended October 31,
                           ---------------------------------------------------------------------------------------------------------
                                1997           1996            1996            1995           1994            1993           1992
                           ---------------------------------------------------------------------------------------------------------
                                (unaudited)                              (in thousands, except per share data)
Income Statement Data
    Revenue                  $295,496       $203,101        $305,470        $179,769       $164,088        $145,761       $136,793
    Net Income                 $7,834         $4,403          $7,355          $5,056         $4,439          $1,293         $4,268
    Earnings per share:
        Primary                  $.74           $.51            $.82            $.68           $.60            $.18           $.55
        Fully Diluted            $.74           $.51            $.80            $.67           $.60            $.18           $.55

Balance Sheet Data
    (end of period)
    Total assets             $191,914       $168,333        $185,607         $75,935        $65,214         $58,074        $54,892
    Working Capital           $59,264        $51,776         $57,572         $36,307        $33,674         $27,684        $26,836
    Long-term liabilities     $47,852        $55,990         $58,596         $11,197        $10,650          $9,846        $10,038
    Stockholders' Equity      $72,354        $53,510         $56,696         $39,478        $33,973         $29,389        $27,878



                      Selected WC Historical Financial Data

         The following selected historical financial information of WC shown below for the five years ended December 31, 1996 has been derived from WC's audited consolidated financial statements, and the following selected historical financial information of WC shown below for the six months ended June 30, 1997 and 1996 has been derived from WC's unaudited consolidated financial statements for such periods. This information should be read in conjunction with WC's consolidated financial statements and the related notes included in this Prospectus. Historical operating results are not necessarily indicative of the results that may be expected in any future period.


                                                Six Months Ended
                                                     June 30,                              Years Ended December 31,
                                       ---------------------------------------------------------------------------------------------

                                                1997        1996         1996          1995         1994          1993         1992
                                       ---------------------------------------------------------------------------------------------
                                                    (unaudited)                     (in thousands, except per share data)
Income Statement Data
   Revenue                                    $161,225     $156,443     $320,228     $310,394     $273,880     $268,801     $271,342
   Net Income                                 $  3,361     $  1,033     $  1,604     $  2,820     $  5,149     $  4,562     $  5,601
   Net income applicable to
   common shares                              $  2,876     $    485     $    514     $  1,599     $  3,793     $  3,080     $  4,602
   Net income per share                       $   1.46     $   0.25     $   0.26     $   0.82     $   1.97     $   1.50     $   2.24

Balance Sheet Data
   (end of period)
   Total assets                               $137,386     $134,729     $127,390     $133,444     $104,836     $104,742     $101,881
   Working Capital                            $ 29,641     $ 31,108     $ 27,829     $ 37,840     $ 46,016     $ 45,936     $ 29,311
   Long-term liabilities                      $ 15,227     $ 22,511     $ 17,787     $ 28,710     $ 29,645     $ 30,540     $ 13,577
   Redeemable preferred stock                 $  6,437     $  5,525     $  5,395     $  5,035     $  5,062     $  4,856     $  4,419
   Stockholders' Equity                       $ 40,646     $ 37,608     $ 38,272     $ 37,665     $ 34,167     $ 33,059     $ 31,917


No cash dividends have been declared on the WC Common Stock.

                   Selected Pro Forma Combined Financial Data

         The following unaudited selected pro forma historical financial information shown below is based on the historical consolidated balance sheets and related consolidated statements of operations of URS and WC adjusted to give effect to the Merger using the purchase method of accounting for business combinations.

         The unaudited pro forma combined condensed balance sheet as of July 31, 1997 assumes that the Merger occurred as of that date. The unaudited pro forma combined condensed statement of operations for the fiscal year ended October 31, 1996 assumes that the Merger occurred as of November 1, 1995. The unaudited pro forma combined condensed statement of operations for the nine months ended July 31, 1997 assumes that the Merger occurred as of November 1, 1995. In order to present comparable data for the combining companies, the pro forma statement of operations includes the historical data for WC for the nine month period ended June 30, 1997 and for the fiscal year ended December 31, 1996.

         This pro forma information should be read in conjunction with the unaudited pro forma combined condensed financial information and the related notes included in this Prospectus. The unaudited pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated on the dates indicated in the preceding paragraph nor is it necessarily indicative of future operating results or financial position of the combined companies.


                                     Nine Month Period Ended   Fiscal Year Ended
                                           July 31, 1997        October 31, 1996
Pro Forma Income Statement Data:
         Revenue                           $538,354,000           $625,698,000
         Net income                        $  9,186,000           $  6,029,000
         Earnings per share                        0.60                   0.43
         Cash dividends per share          $       --             $        --



                                      As Of
                                  July 31, 1997
Pro Forma Balance Sheet Data:
       (end of period)
         Total assets                                               $377,190,000
         Working capital                                            $ 89,246,000
         Long-term liabilities                                      $108,420,000
         Stockholders' equity                                       $137,354,000


                    Per Share Data - Historical and Pro Forma

         Set forth below is certain common share data of URS and WC on an historical basis, a pro forma basis for URS and an equivalent pro forma basis for WC. The URS pro forma data was derived by combining historical consolidated financial information of URS and WC, giving effect to the Merger under the purchase method of accounting for business combinations. The equivalent pro forma common share data for WC was calculated by multiplying the URS pro forma per common share data by the exchange ratio of 2.3174 (based on 1,964,175 shares of WC Common Stock issued and outstanding on the WC Record Date, and assuming that the URS Closing Price is $14.28 per share (the average daily closing price for such stock on the NYSE over the 20 trading days preceding the date the Merger Agreement was signed)).


         This information should be read in conjunction with the historical financial statements of URS and WC included elsewhere in this Prospectus and the unaudited pro forma combined condensed financial information included elsewhere in this Prospectus.

                                                     Nine Month Period Ended          Fiscal Year Ended
                                                     July 31, 1997                    October 31, 1996
         URS
         Historical Per Common Share Data:
                         Net Income                           $0.74                      $0.80
                         Dividends                               -                          -
                         Book Value                           $6.84                      $6.56


                                       14




                                                     Pro Forma Period                   Pro Forma Year Ended
                                                     Ended July 31, 1997                October 31, 1996

         Pro Forma Per Common Share Data:

                           Net Income                         $0.60                       $0.43
                           Dividends                             -                           -
                           Book Value                         $9.03                       $  -



                                                     Six Month Period                   Fiscal Year Ended
                                                     Ended June 30, 1997                December 31, 1996

         WC

         Historical Per Common Share Data:

                           Net Income                         $ 1.46                      $ 0.26
                           Dividends                             -                           -
                           Book Value                         $20.68                      $19.37


                                                     Pro Forma Period                   Pro Forma Year Ended
                                                     Ended July 31, 1997                October 31, 1996

         Equivalent Pro Forma Per Common Share Data:

                           Net Income                         $ 1.39                      $ 1.00
                           Dividends                             -                             -
                           Book Value                         $20.95                      $    -



         Per share amounts for net income were computed based on the number of average shares outstanding during the period and the dilutive effect of the common share equivalents. Per share amounts for book value were computed based on the number of shares outstanding at the end of the period presented. URS's pro forma dividends per common share assume no dividend payments in accordance with URS's historical dividend policy.

                      Market Price Data of URS Common Stock

         URS Common Stock is quoted under the trading symbol "URS" on the NYSE and PE. The following table sets forth for the periods indicated the high and low sales prices per share of URS Common Stock on the NYSE, as reported by the WSJ.

                                                              MARKET PRICE
                                                            ----------------
                                                            LOW         HIGH
                                                            ---         ----
Fiscal Period:

    1995:
        First Quarter                                     $ 5.00       $6.00
        Second Quarter                                    $ 5.38       $6.00
        Third Quarter                                     $ 5.25       $5.88
        Fourth Quarter                                    $ 5.50       $6.63
     1996:
        First Quarter                                     $ 6.38       $7.25
        Second Quarter                                    $ 6.25       $7.25
        Third Quarter                                     $ 6.88       $8.25
        Fourth Quarter                                    $ 7.00       $8.88
    1997:
        First Quarter                                     $ 7.75       $10.38
        Second Quarter                                    $ 9.50       $10.88
        Third Quarter                                     $ 9.63       $15.06
        Fourth Quarter (through October 6, 1997)          $13.13       $18.81


         On August 18, 1997, the last trading day prior to the announcement by URS that it had executed the Merger Agreement, the closing price of URS Common Stock, as reported in the WSJ, was $13.63. As of the URS Record Date, there were approximately 2,819 stockholders of record who held shares of URS Common Stock, as shown on the records of URS's transfer agent for such shares.

         Shares of WC Common Stock are made available from time to time by WC for purchase by selected professional employees of WC at prices set by the WC Board of Directors. Since January 1, 1997, the purchase price has been set at $25.00 per share. There is no public trading market for WC securities. However, WC repurchases such securities from time to time upon the satisfaction of certain conditions. Repurchases are made at the same purchase price as is determined by the WC Board of Directors for sales of WC Common Stock by WC. See "Information Concerning WC - Market Price of and Dividends on Common Equity and Related Stockholder Matters." As of the WC Record Date, there were approximately 490 stockholders of record who held shares of WC Common Stock and one stockholder of record who held shares of WC Preferred Stock.

                                 Dividend Policy

         URS has not paid cash dividends since 1986 and at the present time, management of URS does not anticipate paying dividends in the near future. Further, URS is precluded from paying dividends on its outstanding common stock pursuant to its existing secured credit agreement and the terms of the new credit arrangement contemplated by the Commitment Letter (as defined below).

         WC has never paid dividends on the WC Common Stock. Under the terms of its Financing Agreement dated September 23, 1996 with The CIT Group/Business Credit, Inc. (the "WC Financing Agreement"), WC and certain of its major subsidiaries are prohibited from paying any dividends on their capital stock without the prior written consent of the agent of the lenders. It is anticipated that all indebtedness outstanding under the WC Financing Agreement will be fully paid and that the WC Financing Agreement will be terminated following the consummation of the Merger.

                                 THE URS MEETING

Date, Time and Place of Meeting

         The URS Meeting will be held on Thursday, November 13, 1997, beginning at 11:00 A.M., local time, at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111.

Record Date, Voting Rights and Outstanding Shares

         Only holders of record of URS Common Stock at the close of business on September 26, 1997, the URS Record Date are entitled to vote at the URS Meeting. As of the close of business on the URS Record Date, there were 10,746,244 shares of URS Common Stock outstanding and entitled to vote, held of record by approximately 2,819 stockholders. Each URS stockholder is entitled to one vote for each share of URS Common Stock held as of the URS Record Date.

         Each holder of record of URS Common Stock on the URS Record Date will be entitled to one vote for each share held on all matters to be voted upon. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

Voting of Proxies

         The URS proxy accompanying this Prospectus is solicited on behalf of the Board of Directors of URS for use at the URS Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to URS. All proxies that are properly executed and returned, and that are not revoked, will be voted at the URS Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Agreement. URS's Board of Directors does not presently intend to bring any business before the URS Meeting other than the specific proposals referred to in this Prospectus and specified in the notice of the URS Meeting. So far as is known to URS's Board of Directors, no other matters are to be brought before the URS Meeting. As to any business that may properly come before the URS Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A URS stockholder who has given a proxy may revoke it at any time before it is exercised at the URS Meeting, by (i) delivering to the Secretary of URS (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the URS Meeting, or (iii) attending the URS Meeting and voting in person (although attendance at the URS Meeting will not, by itself, revoke a proxy).

Vote Required

         Approval of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of URS Common Stock.

Quorum; Abstentions; Broker Non-Votes

         The required quorum for the transaction of business at the URS Meeting is a majority of the shares of Common Stock outstanding on the URS Record Date. Abstentions and broker non-votes each will be included in determining whether a quorum is present. Abstentions will be counted towards the tabulation of votes cast. Abstentions will have the same effect as a vote against the Merger Agreement. Broker non-votes will not be counted for any purpose in determining whether the proposal to approve the Merger has been approved.

Solicitation of Proxies and Expenses

         URS will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this Prospectus, the proxy and any additional information furnished to its stockholders. Copies of the solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of URS's Common Stock beneficially owned by others to forward to such beneficial owners. URS may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by directors, officers, or other regular employees of URS. No additional compensation will be paid to directors, officers and other regular employees for such services.

Board Recommendation

         THE BOARD OF DIRECTORS OF URS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF URS AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                                 THE WC MEETING

Date, Time and Place

         The WC Meeting will be held on Thursday, November 13, 1997, beginning at 11:00 A.M., local time, at the offices of Bronson, Bronson & McKinnon LLP, 505 Montgomery Street, 4th Floor, San Francisco, California 94111.

Solicitation of Proxies

         The enclosed proxy and consent is solicited on behalf of the Board of Directors of WC for use at the WC Meeting, or at any adjournment thereof. Any proxy and consent given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the corporate Secretary of WC a written notice of revocation or a duly executed proxy and consent bearing a later date or by attending the WC Meeting and voting in person.

Record Date and Outstanding Shares

         Only stockholders of record at the close of business on the WC Record Date are entitled to vote at the WC Meeting. At the close of business on the WC Record Date, there were 1,964,175 shares of WC Common Stock and 44,898 shares of WC Preferred Stock outstanding and entitled to vote. WC stockholders are entitled to one vote for each share of Common Stock and one vote for each share of WC Preferred Stock held on the Record Date. All of the outstanding shares of WC Preferred Stock are held by the General Trustees of the WC Capital Accumulation (Retirement) Plan, who are currently Frank S. Waller, James R. Obermeyer and Richard L. Fuller.

Voting of Proxies

         The WC proxy and consent accompanying this Prospectus is solicited on behalf of the Board of Directors of WC for use at the WC Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and consent and promptly return it in the accompanying envelope or otherwise mail it to WC. The signature of a stockholder of WC Common Stock on a returned proxy and consent voted in favor of the Merger Agreement will constitute such stockholder's written consent to the amendment of the Shareholders' Agreement, as required therein. All proxies and consents that are properly executed and returned, and that are not revoked, will be voted at the WC Meeting in accordance with the instructions indicated on the proxies and consents or, if no direction is indicated, to approve the Merger Agreement. WC's Board of Directors does not presently intend to bring any business before the WC Meeting other than the specific proposals referred to in this Prospectus and specified in the notice of the WC Meeting. So far as is known to WC's Board of Directors, no other matters are to be brought before the WC Meeting. As to any business that may properly come before the WC Meeting, however, it is intended that proxies and consents, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies and consents. Any WC stockholder who has given a proxy and consent may revoke it at any time before it is exercised at the WC Meeting, by (i) delivering to the Secretary of WC (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy and consent, stating that the proxy and consent is revoked, (ii) signing and so delivering a proxy and consent relating to the same shares and bearing a later date prior to the vote at the WC Meeting, or (iii) attending the WC Meeting and voting in person (although attendance at the WC Meeting will not, by itself, revoke a proxy and consent).

Vote Required

         Approval of the Merger Agreement by WC stockholders is required by the Delaware General Corporation Law and the WC Certificate. In addition, the Merger Agreement requires as a condition of closing that the Merger Agreement and the Merger have been duly approved by the affirmative vote of at least (a) 70% of the shares of WC Common Stock outstanding on the WC Record Date, voting as a separate class and (b) a majority of the shares of WC Preferred Stock outstanding on the WC Record Date, voting as a separate class. See "The Merger The Merger Agreement."

         The Shareholders' Agreement does not expressly contemplate a transaction such as the Merger, and contains certain rights of first refusal, transfer restrictions and other provisions which could interfere with or complicate consummation of the Merger. Accordingly, the Merger Agreement contemplates amending the Shareholders' Agreement in such manner as may be necessary to permit consummation of the Merger without interference or complication. At the Effective Time of the Merger, the Shareholders' Agreement would then be terminated and have no further force or effect. The amendment of the Shareholders' Agreement in this manner requires the affirmative vote of holders of 70% of the shares of WC Common Stock outstanding on the WC Record Date. The signature of a stockholder of WC Common Stock on a returned proxy and consent voted in favor of the Merger Agreement will constitute such stockholder's written consent to the amendment of the Shareholders' Agreement, as required therein.

         All of WC's directors and executive officers who are stockholders have indicated that they will vote their shares of WC Capital Stock for the approval of the Merger Agreement and the amendment of the Shareholders' Agreement at the WC Meeting. All of the General Trustees of the WC Capital Accumulation (Retirement) Plan have indicated that they will vote the shares of WC Preferred Stock for approval of the Merger Agreement at the WC Meeting. At the WC Record Date, the directors and executive officers of WC as a group hold 15.02% of the outstanding shares of WC Common Stock. As of the WC Record Date and the date of this Prospectus, URS owns no shares of WC Capital Stock.

Quorum; Abstentions

         The required quorum for the transaction of business at the WC Meeting is a majority of the shares of WC Common Stock and a majority of the shares of WC Preferred Stock outstanding on the WC Record Date. Abstentions will be counted for purposes of determining the presence of a quorum. Abstentions will be counted towards the tabulation of the votes cast. Abstentions will have the same effect as a vote against the Merger Agreement and the amendment of the Shareholders' Agreement.

Solicitation of Proxies and Expenses

         WC will bear the cost of solicitation of proxies in the enclosed form from its stockholders. In addition to solicitation by mail, the directors, officers and employees of WC may solicit proxies from stockholders by telephone, telegram, telecopy, letter or in person.

Board Recommendation

THE BOARD OF DIRECTORS OF WC BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF WC AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND AMENDMENT OF THE SHAREHOLDERS' AGREEMENT. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  RISK FACTORS

         The following risk factors should be considered by holders of WC Capital Stock in evaluating whether to approve the Merger Agreement and thereby become holders of URS Common Stock, and by holders of URS Common Stock in evaluating whether to approve the acquisition of WC and the issuance of shares of URS Common Stock pursuant to the Merger Agreement. These factors should be considered in conjunction with the other information included in this Prospectus.

         Except for the historical information contained herein, the following discussion contains forwardlooking statements that involve risks and uncertainties. URS's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as in the sections entitled "Summary," "Unaudited Pro Forma Condensed Combined Financial Information," "Business of URS," "Business of WC," "Management's Discussion and Analysis of Financial Condition and Results of Operations of URS" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of WC."

Joint Risk Factors

Merger of WC and URS

         The respective Boards of Directors and managements of URS and WC believe that the combination of the companies is important to the growth and development of their business domestically and worldwide. Achieving the anticipated benefits of the acquisition will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner. Although the management teams of the two companies are fully committed to a successful integration, there can be no assurance that this will occur. The inability of management to integrate the operations of the two companies successfully, including but not limited to, failure to retain existing clients and employees of both companies, could have a material adverse effect on the combined enterprise.

URS Risk Factors

Dependence Upon Government Programs and Contracts

         URS derives more than eighty percent of its revenues from local, state and Federal government agencies. The demand for URS's services is directly related to the level of funding of government programs that are created in response to public concern with rebuilding and expanding the nation's infrastructure and addressing various environmental problems. URS believes that the success and further development of its business is dependent, in significant part, upon the continued existence and funding of such programs and upon URS's ability to participate in such programs. There can be no assurance that public pressure for such programs will continue, that governments will have the available resources to fund such programs, that such programs will continue to be funded even if governments have available financial resources, or that URS will continue to be awarded contracts under such programs. More than eighty percent of URS's current and anticipated work is related to government contracts. Some of these contracts are subject to renewal or extension annually, so continued work by URS under these contracts in future periods is not assured. In addition, contracts with government agencies are subject to termination for convenience of the agency, and contracts with government agencies that have adopted Federal Acquisition Regulations are subject to an audit of actual costs incurred and provide for upward or downward adjustment of payments if audited costs differ from billed costs.

Pricing Risks

         URS's services are billed on either a "cost-plus" or a "fixed-price" basis. Under cost-plus contracts, the rates for URS's direct and indirect costs are negotiated and fixed before work commences. Under fixed-price contracts, the entire contract price is fixed before work commences. Frequently, URS submits proposals on extremely complex projects that will be performed over the course of several years, making the accurate forecasting of costs very difficult. To the extent that URS's actual overhead and general and administrative costs exceed government limits and cannot be fully recovered, or the scope of URS's work cannot be completed within its original budget and a supplemental work order cannot be obtained, URS could experience low profit margins or losses on a portion of both its cost-plus and fixed-price contracts.

Environmental and Professional Liability Exposure;
Adequacy of Insurance Coverage

         A significant part of URS's business involves the planning, design and program and construction management of a wide variety of complex projects. If problems develop with these projects, either while under construction or after they have been completed, claims may be made against URS alleging breach of contract or negligence in the performance of its professional services. In addition, URS's professional services involve the planning, design and program and construction management of waste management and pollution control facilities. Federal laws, such as the Resource Conservation and Recovery Act of 1976 ("RCRA") and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), and various state and local laws, strictly regulate the handling, removal, treatment and transportation of toxic and hazardous substances and impose liability for environmental contamination caused by such substances. Moreover, so-called "toxic tort" litigation has increased markedly in recent years as those injured by hazardous substances seek recovery for personal injuries or property damage under common law theories. While URS does not directly handle, remove, treat or transport toxic or hazardous substances, some of URS's contracts require URS to design systems for those functions or to subcontract for or supervise such work. As a consequence, URS may be exposed to claims for damages caused by environmental contamination arising from projects on which URS has worked. Currently, URS has $51.0 million per occurrence and aggregate commercial general liability insurance coverage. URS is also insured for professional errors and omissions ("E&O") and contractor pollution liability ("CPL") claims with an aggregate limit of $30.0 million after a self-insured retention of $0.5 million. The E&O and CPL coverages are on a "claims made" basis, covering only claims actually made during the policy period currently in effect. Thus, if URS does not continue to maintain this policy, it will have no coverage under the policy for claims made after its termination date even if the occurrence was during the term of coverage. It is URS's intent to maintain this type of coverage, but there can be no assurance that URS can maintain its existing coverage, that claims will not exceed the amount of insurance coverage or that there will not be claims relating to prior periods that were subject only to "claims made" coverage.

Attraction and Retention of Qualified Professionals

         URS's ability to retain and expand its staff of qualified technical professionals will be an important factor in determining URS's future success. There is from time to time a shortage of qualified technical professionals in various fields. The market for engineering and environmental professionals is competitive and there can be no assurance that URS will continue to be successful in its efforts to attract and retain such professionals. In addition, URS relies heavily upon the experience and ability of its senior executive staff and the loss of a significant portion of such individuals could have a material adverse effect on URS.

Principal Stockholders

         As of September 5, 1997, URS has 10,594,025 shares of URS Common Stock outstanding (assuming no exercise of options after such date). Richard C. Blum & Associates, Inc. ("RCBA Inc.") is the sole general partner of Richard C. Blum & Associates, L.P. ("RCBA L.P."), which is, in turn, the sole general partner of BK Capital Partners I, L.P., BK Capital Partners II, L.P., BK Capital Partners III, L.P. and BK Capital Partners IV, L.P., and the investment advisor to The Common Fund. Accordingly, as of the date hereof, RCBA Inc. has voting and dispositive control with respect to an aggregate of 2,933,888 shares of URS Common Stock, or approximately 28% of the outstanding shares of URS Common Stock. Richard C. Blum, Vice Chairman of the Board of Directors of URS, is the majority shareholder of RCBA Inc. and directly owns 8,833 shares of URS Common Stock, is the beneficiary of a Keogh Plan which holds 2,454 shares of URS Common Stock, and holds options to purchase 9,000 shares of URS Common Stock, all of which are currently exercisable.

         URS's principal lender, Wells Fargo Bank, National Association ("Wells Fargo"), holds an aggregate of 724,371 shares of URS Common Stock, or approximately 7% of the outstanding shares of URS Common Stock. In addition, several institutional investors, Heartland Advisors, Inc., Dimensional Fund Advisors, Inc. and FMR Corp., hold an aggregate of 3,379,561 shares of URS Common Stock, or approximately 32% of the outstanding shares of URS Common Stock.

Volatility; Market for the Shares

         Shares of URS Common Stock are listed for trading on the NYSE and the PE. URS Common Stock has been thinly traded, which may have caused substantial fluctuations in the market price of the Shares. Fluctuations in quarterly financial results and general economic conditions such as recessions or high interest rates may also cause the market price of URS Common Stock to fluctuate substantially.

Competition

         The architectural and engineering services industry is highly fragmented and very competitive. As a result, in each specific market area, URS competes with many engineering and consulting firms, several of which are substantially larger than URS and which possess greater financial resources. Competition is based upon reputation, quality of service, price, expertise and local presence.

WC Risk Factors

Weakness in 1996 Operating Results

         WC's consolidated 1996 financial statements reflect a decline in net revenue from 1995 levels, due, in part, to a reduction in consulting revenues from domestic private industry clients and revenues from Federal government projects. These declines were partly due to the negative impact of delays in implementation of Federal environmental legislation, and to price discounts offered by WC to remain competitive. WC's international and construction businesses also had negative effects on WC's operating results. While net income reported for the first six months of 1997 increased over 1996, there can be no assurance that the conditions which existed in 1996 will not reoccur, which would have a material adverse effect on WC.

Attraction and Retention of Professional Personnel

         WC's future success depends upon the continued service of numerous key engineering, scientific and executive personnel. The market for these professionals is competitive. There can be no assurance that WC will be able to continue to attract and retain qualified personnel necessary for the maintenance and development of its business. Loss of the services of, or failure to recruit, key engineering and scientific personnel could have a material adverse effect on WC.

Professional and Environmental Liability Exposure;
Adequacy of Insurance Coverage

         In a similar fashion to those of URS discussed previously, WC's consulting services, especially those relating to toxic and hazardous materials, involve significant risks of professional and other liability. WC is subject to claims against it for breach of contract or negligence in the performance of its professional planning, design, and program and construction management of complex projects. WC's services are involved in waste management and pollution control facilities, and WC is therefore also subject to RCRA, CERCLA, and various state and local laws regulating the handling, removal, treatment and transportation of toxic and hazardous substances, the imposition of liability for environmental contamination caused by such substances, and by "toxic tort" litigation. WC is actively engaged in planning and design, as well as the construction of environmental remediation projects. As a result, WC is subject to exposure to claims for damages caused by environmental contamination arising from projects on which WC has worked.

         WC was founded as a geotechnical engineering firm and has continually maintained a prominent geotechnical practice, which now represents approximately 23% of its business. This area of professional practice has traditionally been viewed by the insurance industry as one involving a high professional liability exposure. Much of this risk, however, has been associated with residential housing development, a practice from which WC withdrew in the early 1980's. While the company maintains strong risk management and quality assurance programs, there is inherent risk associated with the geotechnical practice in which the firm continues to be engaged, particularly related to large projects such as dams, tunnels, and other earthworks.

         WC maintains insurance coverage, including professional liability and environmental impairment coverage, for its operations. Although WC's excess errors and omissions ("E&O") and pollution coverage is procured from standard insurance providers, approximately the first $4,000,000 of professional liability risks for each claim year, and approximately the first $1,000,000 of contractors pollution risks for each claim year, are carried through its wholly-owned captive insurance subsidiary, Montgomery Group, Ltd. ("MGL"), a Bermuda insurance company. MGL's sole business purpose is to provide this insurance to WC. In terms of financial risk, a captive insurance program such as this is the equivalent of managing a very large deductible or self-insured retention ("SIR") and requires special procedures for setting and updating loss reserves within the limit of the SIR. While WC believes that its reserve setting and reserve funding provisions are adequate, there can be no assurance that covered losses within this primary layer of self-insurance will not exceed established reserves. There can be no assurance that insurance above that portion borne by MGL will continue to be available, or that the dollar amount of WC's liabilities will not exceed the insurance policy limits. The continued availability and cost of insurance will depend upon market conditions, the claims record of WC and the claims experience of the insurers providing such coverage.

Competition

         As noted above with respect to the business of URS, the architectural and engineering services industry is highly fragmented and very competitive, and as a result WC competes with many firms, some of which are substantially larger and possess greater financial resources, in all of its service areas. Competition in these service areas is based upon reputation, quality of service, price, expertise and local presence. Furthermore, given the expanding demand for the types of services provided by WC, it is likely that additional competitors will emerge. WC has occasionally found it necessary to provide discounts and lower prices for its services in order to retain its competitive position, which, in 1996 in particular, affected WC's revenues and results of operations. There can be no assurance that the amount and quality of competition will not at some point again require action which adversely affects revenues and results of operations.

Dependence upon Government Programs and Contracts

         Much of WC's business is generated either directly or indirectly as a result of Federal and state laws, regulations and programs related to environmental issues. WC derived more than 36% of its revenues during 1996 from local, state and Federal government agencies. Demand for such services is directly related to the level of government funding of infrastructure rebuilding and expansion and in connection with environmental problems. WC believes that the success and further development of its business is dependent, in significant part, upon the continued existence and funding of such programs and upon its ability to participate in such programs. There can be no assurance that public pressure for such programs will continue, that governments will have the available resources to fund such programs (especially in light of the budget constraints currently existing at all levels of government), that such programs will continue to be funded, or that WC will be awarded such work. In addition, contracts with government agencies are subject to termination for convenience of the agency and contracts with government agencies that have adopted Federal Acquisition Regulations are subject to audit of actual costs incurred and provide for upward or downward adjustment of payments if audited costs differ from billed costs.

Pricing Risks

         A substantial amount of WC's services, like those of URS, are billed on either a "cost-plus" or a "fixed-price" basis, and the risk factors set forth above regarding URS's risks with respect to project financing apply to WC as well. Like URS, WC submits proposals on extremely complex projects that will be performed over the course of several years, which make the accurate forecasting of costs very difficult. In the recent past, WC experienced low profit margins or losses on a portion of both of its cost-plus and fixed-price contracts because overhead and general and administrative costs exceeded government limits and could not be fully recovered or the scope of work could not be completed within the original budget and a supplemental work order could not be obtained. To the extent WC does not control overhead, general and administrative costs, or underestimates such costs, it may have low profit margins, or incur losses.

         In April, 1995, WC acquired Geo-Con, Inc. ("Geo-Con"), a contractor specializing in geotechnical construction projects, such as slurry walls, deep soil mixing, trenching, landfill construction, and hazardous waste remediation. Through the following eighteen-month period, Geo-Con sustained substantial losses on projects which were underway when the acquisition occurred. Most of Geo-Con's work is performed under fixed-price or lump sum contracts where projects are awarded to the low bidder and losses may result if the low bidder is unable to perform the required work within the amount of the bid. The industry is very competitive and the projects typically will have some inherent risks that may exceed contingencies included in the bid. Therefore, there is a continuing risk that project costs may exceed contract amounts.

International Operations

         WC derived approximately 21% of its revenue in 1996 from offices and projects outside the U.S. Most of this international work, approximately 91%, has consisted in the past and is expected to continue to consist of work in Australia, New Zealand, Europe and Canada, where it is performed by WC offices that are well-established in those countries. The remaining portion of WC's international work, however, consisted of, and is expected to continue to consist of, project work in countries where WC has not had an established presence and which may entail political and economic risks, including political instability and/ or expropriation. WC's substantial capital investment in developing its international practice, made over the course of the past ten years, has been driven in part by the desire to be able to provide global service to its multinational clients. The profitability of this practice in certain areas remains to be established. WC's international operations are also subject to certain risks, including currency controls and fluctuations, changes in interest rates, and loss or modification of any applicable exemptions for taxes and tariffs, which could have a material adverse effect on WC.

Domestic and International Economic Conditions

         Due to the broad geographic sweep of its current and planned operations, WC's business is subject to general economic conditions both in the United States and in other regions of the world in which it currently and plans in the future to have significant operations. A significant decline in economic conditions in any one of these geographic areas could have a material adverse effect on WC.

                                   THE MERGER

         The description of the Merger and the principal terms of the Merger Agreement in this Prospectus is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A and incorporated herein by reference. This section of this Prospectus contains information furnished by the Board of Directors of URS and by the Board of Directors of WC in connection with the URS Meeting and the WC Meeting for the purpose of obtaining stockholder approval of the Merger Agreement.

         The Merger Agreement contains certain representations and covenants of URS, Acquisition Corp. and WC, certain conditions to the consummation of the Merger, and other terms and provisions respecting the Merger and related transactions. Capitalized terms which are used but not defined in this section have the meanings assigned in the Merger Agreement.

SUMMARIES OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT SET FORTH HEREIN DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A AND INCORPORATED HEREIN BY REFERENCE. ALL URS AND WC STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

General

         On August 18, 1997, URS, WC and Acquisition Corp. entered into the Merger Agreement, which sets forth the terms and conditions of the Merger. A copy of the Merger Agreement is included in this Prospectus as Appendix A. The Merger will be consummated promptly after the necessary approvals of the URS and WC stockholders have been obtained and the other conditions to consummation of the Merger have been satisfied or waived. Upon consummation of the Merger, WC will merge with and into Acquisition Corp. The stockholders of WC will become stockholders of URS (as described below), and their rights will be governed by URS's Amended and Restated Certificate of Incorporation and Bylaws.
See "The Merger."

         By virtue of the Merger, each of the shares of WC Capital Stock issued and outstanding immediately prior to the Effective Time of the Merger (see "Effective Time of the Merger" below) will automatically be converted into and exchanged for the right to receive, in the aggregate, the Merger Consideration.

Effective Time of the Merger

         The Merger will become effective upon the filing of articles of merger or other appropriate documents (the "Merger Documents") with the Delaware Secretary of State. The Merger Agreement provides that the parties will cause the Merger Documents to be filed as soon as practicable after the Closing Date, which will be the first date after approval of the Merger Agreement by the WC stockholders and the URS stockholders on which all conditions to the parties' obligations to close the Merger have been satisfied or waived. The parties have agreed to use their best efforts to do all things necessary to permit the closing of the Merger, but there can be no assurance as to whether or when the Merger will become effective.

Merger Consideration

         As a result of the Merger, the shares of WC Common Stock will be converted into the right to receive, in the aggregate, $91,693,870, consisting of $26,693,870 in cash and shares of URS Common Stock with a value at the Effective Time of the Merger of $65 million, subject to adjustment in certain circumstances as described below. The value of the URS Common Stock will be determined on the basis of the average daily closing price for such stock on the NYSE over the 20 trading days preceding the closing of the Merger (the "URS Closing Price"). However, in no event will the total number of shares of URS Common Stock to be issued to the holders of WC Common Stock as a result of the Merger exceed 5,200,000 shares or be less than 4,044,804 shares. Consequently, even if the URS Closing Price is greater than $16.07 (the price resulting from dividing $65 million by the minimum number of shares of URS Common Stock), the holders of WC Common Stock will receive, in the aggregate, the minimum of 4,044,804 shares of URS Common Stock (which will have a value greater than $65 million) and also will be entitled to receive the $26,693,870 in cash. Conversely, if the URS Closing Price is less than $12.50 (the price resulting from dividing $65 million by the maximum number of shares of URS Common Stock), the holders of WC Common Stock will receive, in the aggregate, the maximum of 5,200,000 shares of URS Common Stock (which will have a value less than $65 million), but in this event the cash component of the consideration will be increased so that the sum of the value of the shares of URS Common Stock and the cash to be received by the holders of the WC Common Stock will still equal $91,693,870.

         The aggregate consideration to be received by the holders of the WC Common Stock as a result of the Merger will be allocated among such holders pro rata based on the number of shares of WC Common Stock held so that the aggregate consideration to be received in exchange for each share of WC Common Stock will be equal. Based on the 1,964,175 shares of WC Common Stock issued and outstanding on the WC Record Date, and assuming that the URS Closing Price is $14.28 per share (the average daily closing price for such stock on the NYSE over the 20 trading days preceding the date the Merger Agreement was signed), each share of WC Common Stock would be converted into the right to receive
$13.59 in cash and 2.317 shares of URS Common Stock, which would have an indicated aggregate value of $46.68 per share of WC Common Stock. Based on these assumptions and the 10,746,244 shares of URS Common Stock issued and outstanding on the URS Record Date, WC stockholders would receive an aggregate of 4,550,993 shares of URS Common Stock as a result of the Merger, which would represent 29.75% of the outstanding URS Common Stock following the Merger.

         The shares of WC Preferred Stock, all of which are held by the General Trustees of the WC Retirement Plan, will be converted into the right to receive $8,306,130 in the aggregate in cash, which will be payable upon the surrender of the certificate(s) formerly representing such share of WC Preferred Stock. No interest will accrue or be payable with respect to the cash portion of the Merger Consideration. Pursuant to an agreement dated May 15, 1992 between WC and the General Trustees of the WC Retirement Plan, WC is entitled, at its option, to repurchase all of the outstanding WC Preferred Stock from the holders thereof at a purchase price of $8,306,130, which is equivalent to the portion of the Merger Consideration being offered for the WC Preferred Stock.

         Each of the holders of WC Common Stock and WC are parties to the Shareholders' Agreement. The Shareholders' Agreement restricts holders of WC Common Stock from transferring their shares except in certain limited circumstances and to parties acceptable under the Shareholders' Agreement. In addition to other matters, the Shareholders' Agreement also provides each of the holders of WC Common Stock with a right to require WC to purchase their shares, and provides WC with the right to require the holders of WC Common Stock to sell such shares to WC if certain circumstances are met. Certain terms


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



of the Shareholders' Agreement would prohibit the transactions necessary to effect the Merger. Therefore, stockholders attending the WC Meeting in person or by proxy are being asked to approve the amendment of the Shareholders' Agreement to remove all restrictions and requirements which would prohibit or prevent the transactions contemplated by the Merger Agreement.

         No fractional shares of URS Common Stock will be issued in connection with the Merger. Fractional shares otherwise issuable will be settled for cash, without interest, based on the closing price per share of URS Common Stock as quoted in WSJ on the trading day immediately preceding the Closing Date.

Conversion and Exchange of WC Common Stock Certificates

         As soon as practicable after the Effective Time of the Merger, Chase Mellon Shareholder Services, LLC, URS's exchange agent (the "Exchange Agent"), will send a notice and transmittal form to each holder of WC Capital Stock of record at the Effective Time of the Merger advising such holder of the effectiveness of the Merger and the procedure for transferring shares held in book entry form and for surrendering to the Exchange Agent any certificates formerly evidencing WC Capital Stock. WC STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT OR WC UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

         Upon the surrender to the Exchange Agent of one or more certificates formerly evidencing WC Capital Stock, together with a properly completed and signed letter of transmittal, there will be issued and mailed to the holder thereof a new certificate or certificates representing the number of whole shares of URS Common Stock to which such holder is entitled under the Merger Agreement, a check for the amount of cash payable for each share of WC Capital Stock, and, where applicable, a check for the amount of cash payable in lieu of a fractional share of URS Common Stock. A certificate representing URS Common Stock or a check in lieu of a fractional share will be issued in a name other than the name in which the surrendered WC Capital Stock certificate was registered only if (i) the WC Capital Stock certificate surrendered is properly endorsed or accompanied by appropriate stock powers and is otherwise in proper form for transfer, and (ii) the person requesting the issuance of such stock certificate or check either pays to the Exchange Agent any transfer or other taxes required or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

Description of URS Capital Stock

         The authorized capital stock of URS consists of 20,000,000 shares of URS Common Stock, $0.01 par value per share, and 1,000,000 shares of URS Preferred Stock, $1.00 par value per share. As of September 5, 1997, there were 10,594,025 shares of URS Common Stock outstanding and no outstanding shares of URS Preferred Stock. Holders of URS Common Stock are entitled to one vote for each share held with respect to all matters submitted for consideration by the URS stockholders. The foregoing summary is qualified in its entirety by reference to URS's Amended and Restated Certificate of Incorporation, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

         URS Common Stock. The holders of URS Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of URS Common Stock are not entitled to cumulate voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of URS Preferred Stock,


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



holders of URS Common Stock are entitled to receive ratably such dividends as may be declared by the URS Board of Directors out of funds legally available therefor. See "Summary - Dividend Policy." In the event of a liquidation, dissolution or winding up of URS, holders of the URS Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding URS Preferred Stock. Holders of URS Common Stock have no preemptive, conversion or other rights to subscribe for additional securities of URS. There are no redemption or sinking fund provisions applicable to the URS Common Stock. All outstanding shares of URS Common Stock are, and all shares of URS Common Stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

         URS Preferred Stock. The Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of URS Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of URS Preferred Stock could adversely affect the voting power of holders of URS Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of URS. There are no shares of URS Preferred Stock outstanding and URS has no present plan to issue any shares of URS Preferred Stock.

Effect on Existing WC Benefit Plans

         Woodward-Clyde Capital Accumulation (Retirement) Plan; GCH Acquisition Corp. Retirement Program. Upon the execution of the Merger Agreement, WC suspended any obligation to contribute shares of WC Preferred Stock to, or to redeem shares of WC Preferred Stock from, the WC Retirement Plan during the period from the date of the Merger Agreement to the Effective Time of the Merger. Further, WC agreed, at the option of URS, to either terminate the WC Retirement Plan and/or the GCH Acquisition Corp. Retirement Program (the "GCH Plan") prior to the Effective Time of the Merger and/or merge the WC Retirement Plan and the CGH Plan with and into the URS 401(k) Retirement Plan (the "URS 401(k) Plan") from the Effective Time of the Merger, and to eliminate any options available to the WC Retirement Plan, the GCH Plan or their participants to purchase employer securities with assets held in the WC Retirement Plan or the GCH Plan from and after the Effective Time of the Merger. In the event that either of these plans is terminated, participants will have the option of withdrawing the balance of their accounts, which withdrawal will be a taxable event, or rolling such account balance into the URS 401(k) Plan or another qualified plan (such as an IRA), which should not be taxed. WC and URS are currently exploring potential methods of merging the WC Retirement Plan, the GCH Plan and the URS 401(k) Plan in a transaction to be made effective some date after the Effective Date of the Merger.

         WC Bonus Plan. The Merger Agreement also provides that after the Effective Time of the Merger, URS will complete an audit of the consolidated financial statements of WC for the period beginning on January 1, 1997 and ending on the Closing Date (the "Bonus Period"). Promptly following the completion of such audit, URS will pay bonuses to the former employees of WC in a manner consistent with prior practices, but prorated for the Bonus Period, as follows: the aggregate amount of the bonus pool (the "Bonus Pool") will equal the "Annualization Ratio" multiplied by the greater of either (i) $500,000 or
(ii) 50% of the excess, if any, of Annualized 1997 Profit over $8,000,000. "Annualized 1997 Profit" means the quotient of (A) the net income of WC for the Bonus Period, as reported in the Woodward-Clyde Interim Financial Statements (as defined in the Merger Agreement), as adjusted (i)


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



before any deduction for taxes (ii) before any deduction for any bonuses to be paid, (iii) before the addition of any net income attributable to settlement of the GeoCon Litigation (as defined in the Merger Agreement), (iv) before the deduction of any litigation expenses attributable to the GeoCon Litigation up to the amount of the proceeds of any settlement of the GeoCon Litigation, and (v) before deduction of the fees and expenses of Oppenheimer and legal expenses, loan pre-payment charges and other external expenses incurred by WC in connection with the negotiation, execution and delivery of this Agreement and consummation of the transactions contemplated hereby, divided by (B) the Annualization Ratio. "Annualization Ratio" means the ratio determined by dividing the number of actual days in the Bonus Period by 365.

         On or before the Closing Date, WC will appoint a committee of WC officers (the "Allocation Committee") which will have responsibility for allocating the amounts available in the Bonus Pool. The Allocation Committee will allocate bonuses among those individuals who were employed by WC on the Effective Time of the Merger based upon its evaluation of the relative contributions of such employees to WC during the Bonus Period, and in a manner consistent with the past annual bonus plan allocation practices of WC. The final bonus allocations determined by the Allocation Committee will be subject to the final reasonable approval of the Chief Executive Officer of URS.

Background of the Merger

         From time to time beginning in January 1996, URS and WC management held informal discussions about the possibility of a transaction between the two companies.

         On March 7, 1996, Martin M. Koffel, the Chief Executive Officer, President and Chairman of the Board of URS, and Jean-Yves Perez, the President and Chief Executive Officer of WC, met in person. On March 19, 1996, Mr. Ainsworth and Mr. Wilson met in person. On March 26, 1996, URS and WC entered into a confidentiality agreement and exchanged information. On May 17, 1996, Kent P. Ainsworth, the Executive Vice President, Chief Financial Officer and Secretary of URS, and Robert K. Wilson, the Executive Vice President and Chief Financial Officer of WC, met in person, and Mr. Koffel, Mr. Ainsworth, Mr. Perez and Mr. Wilson met in person. On May 30, 1996, Mr. Ainsworth and Mr. Wilson again met in person.

         At these meetings, the executives discussed informally the possibility of combining URS and WC but these informal discussions did not result in any agreement regarding a transaction between the parties.

         On or about January 25, 1997, upon the recommendation of WC management, WC's Board of Directors elected to commence a search for companies interested either in acquiring WC or in engaging in a transaction which would result in a substantial infusion of capital into WC. Thereafter, WC retained Oppenheimer to assist WC in such search, prepared and distributed materials describing WC, and commenced a formal auction process where WC invited third-party offers for the acquisition of WC or for other transactions which would result in such a capital infusion.

         The capital search process implemented by Oppenheimer entailed the preparation of descriptive and financial information about WC that was distributed to 71 companies, consisting of strategic and financial buyers which indicated an interest in WC and executed a confidentiality agreement, including URS. Subsequently, seven companies, including URS, met with WC's senior management to discuss


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



investing in, merging with, or acquiring WC. Final offers were submitted on or about June 24, 1997 by several companies.

         On June 10, 1997, Mr. Koffel and Mr. Ainsworth, together with Robert L. Costello, an Executive Vice President of URS Greiner Engineering, Inc., Ronald
L. Ewing, a Senior Vice President of URS Greiner Engineering, Inc., and Gary Jandegian, a Senior Vice President of URS, met at WC's corporate office in Denver with Mr. Perez, Mr. Wilson, Frank S. Waller, the Chairman of the Board of WC, James R. Miller, the President of Woodward-Clyde International, and James E. McCarthy, the President of Woodward-Clyde Federal Services. A representative of Oppenheimer also attended this meeting. URS and WC senior management exchanged additional information at this meeting about their respective companies, including the 1997 YTD financial performances and their strategic visions for the future.

         On July 17 and 18, 1997, Mr. Koffel, Mr. Ainsworth and Joseph Masters, Vice President and General Counsel of URS, met in San Francisco with Mr. Perez, Mr. Wilson and Mr. Waller. Representatives of Oppenheimer and Smith Barney attended the meeting on July 17, 1997 and outside counsel for URS and WC attended both meetings. Discussions were held concerning the form of a merger agreement and the manner in which the operations and administrations of the two companies might be combined. From July 22 through August 8, 1997, representatives of URS visited numerous WC offices in the United States and abroad to conduct due diligence and to explore the potential benefits of a combination of the two companies.

         WC management organized a meeting in Denver on August 12-13, 1997 with about 40 senior WC employee stockholders and managers to discuss the various proposals resulting from the search for a strategic partner. The discussion involved an analysis of the various proposals. On August 14, 1997, the WC Board of Directors evaluated the various proposals and voted unanimously to accept the proposal submitted by URS.

         On August 13, 1997, the Merger Agreement was approved by the Boards of Directors of URS and Acquisition Corp. and on August 14, 1997, the Merger Agreement was approved by the Board of Directors of WC. The Merger Agreement was executed on August 18, 1997. In anticipation of possibly reaching agreement with WC, URS had informally discussed financing with Wells Fargo and with Wells Fargo's counsel in August 1997. These discussions ultimately resulted in the execution on September 12, 1997 of the Commitment Letter (as defined below in "The Merger Financing of the Merger").

Opinion of URS Financial Advisor

         Smith Barney was retained by URS to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, URS requested that Smith Barney evaluate the fairness, from a financial point of view, to URS of the consideration to be paid by URS in the Merger. On August 13, 1997, at a meeting of the Board of Directors of URS held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated August 18, 1997, the date of the Merger Agreement) to the Board of Directors of URS to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to URS.

         In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of URS and certain senior officers and other representatives and advisors of WC concerning the businesses, operations and prospects


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



of URS and WC. Smith Barney examined certain publicly available business and financial information relating to URS and certain business and financial information relating to WC as well as certain financial forecasts and other information and data for URS and WC which were provided to or otherwise discussed with Smith Barney by the respective managements of URS and WC, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of URS Common Stock; the historical and projected earnings and other operating data of URS and WC; and the capitalization and financial condition of URS and WC. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of URS and WC. Smith Barney also evaluated the potential pro forma financial impact of the Merger on URS. In addition to the foregoing, Smith Barney conducted other analyses and examinations and considered such other financial, economic and market criteria which Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

         In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, the managements of URS and WC advised Smith Barney that such forecasts and other information and data were reasonably prepared reflecting the best currently available estimates and judgments of the respective managements of URS and WC as to the future financial performance of URS and WC and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Board of Directors of URS, that the Merger would be treated as a tax-free reorganization for Federal income tax purposes. Smith Barney did not express any opinion as to what the value of the URS Common Stock actually will be when issued to WC stockholders pursuant to the Merger or the price at which the URS Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of URS or WC nor did Smith Barney make any physical inspection of the properties or assets of URS or WC. Smith Barney was not requested to consider, and Smith Barney's opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for URS or the effect of any other transaction in which URS might engage. Although Smith Barney evaluated the Merger Consideration from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between URS and WC. No other limitations were imposed by URS on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

         The full text of the written opinion of Smith Barney dated August 18, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and should be read carefully in its entirety. The opinion of Smith Barney is directed to the Board of Directors of URS and relates only to the fairness of the Merger Consideration from a financial point of view to URS, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the URS Meeting. The summary of the opinion of Smith


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



Barney set forth in this Prospectus is qualified in its entirety by reference to the full text of such opinion.

         In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below. The following summary of these analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Smith Barney made numerous assumptions with respect to URS, WC, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of URS and WC. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and analyses were only one of many factors considered by the Board of Directors of URS in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or management of URS with respect to the Merger Consideration or the proposed Merger.

         Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of URS and the following selected publicly traded companies in the engineering and construction industry: CBI Industries, Inc.; Dames & Moore, Inc.; Fluor
Corporation; Foster Wheeler Corporation; Granite Construction Incorporated; Harding Lawson Associates Group, Inc.; Jacobs Engineering Group Inc.; The Shaw Group Inc.; and Stone & Webster, Inc. (collectively, the "Selected Companies"). Smith Barney compared market values as a multiple of, among other things, latest 12 months and estimated calendar 1997 and 1998 net income and adjusted market values (equity market value, plus total debt, less cash) as multiples of latest 12 months revenues, estimated calendar 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA") and latest 12 months earnings before interest and taxes ("EBIT"). All multiples were based on closing stock prices as of August 6, 1997. Net income estimates for the Selected Companies were based on estimates of selected investment banking firms and net income estimates for URS and WC were based on internal estimates of the managements of URS and WC. The range of multiples (excluding outliers) for the Selected Companies of latest 12 months and estimated calendar 1997 and 1998 net income and latest 12 months revenues, estimated calendar 1997 EBITDA and latest 12 months EBIT were as follows: (i) latest 12 months and estimated calendar 1997 and 1998 net income:
12.1x to 37.6x (with a mean of 20.0x and a median of 18.5x), 11.2x to 41.3x (with a mean of 17.7x and a median of 16.0x) and 10.1x to 17.5x (with a mean of 13.6x and a median of 13.7x), respectively; (ii) latest 12 months revenues: 0.2x to 1.0x (with a mean of 0.5x and a median of 0.5x); (iii) estimated calendar 1997 EBITDA: 4.9x to 10.4x (with a mean of 7.6x and a median of 7.7x); and (iv) latest 12 months EBIT: 9.2x to 22.0x (with a mean of 12.9x and a median of 11.1x). Multiples of latest 12 months and estimated calendar 1997 and 1998 net income, latest 12 months revenues, estimated calendar 1997 EBITDA and latest 12 months EBIT of URS were 16.8x, 15.2x, 13.2x, 0.5x, 6.7x and 9.3x, respectively. Based on the closing stock price of URS Common Stock on August 8, 1997, the Merger Consideration equated to implied multiples of latest 12 months and estimated calendar 1997 and 1998 net income, latest 12


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



months revenues, latest 12 months and estimated calendar 1997 EBITDA and latest 12 months and estimated calendar 1997 EBIT for WC of 25.4x, 15.5x, 13.3x, 0.34x, 6.7x, 5.3x, 11.0x and 7.7x, respectively.

         Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction value multiples paid in selected transactions in the engineering and consulting industry, consisting of (acquiror/target): Fluor Daniels, Inc./Groundwater Technology, Inc.; Washington Construction Group, Inc./Morrison Knudsen Corporation; Emcon Associates/Organic Waste Technologies; Tyco International Ltd./The Earth Technology Corporation (USA); URS/Greiner Engineering, Inc.; Dames & Moore, Inc./O'BrienKreitzberg & Associates, Inc.; Earth Technology Corporation (USA)/HazWaste Industries, Incorporated; Foster Wheeler Corp./Enserch Environmental Corp.; The Earth Technology Corporation
(USA)/Summit Environmental Group, Inc.; TRC Companies, Inc./Environmental Solutions, Inc.; Canonie Environmental Services Corp./Riedel Environmental Services, Inc.; and Heidemij N.V./Geraghy & Miller, Inc. (collectively, the "Selected Transactions"). Smith Barney compared purchase prices in the Selected Transactions as multiples of, among other things, latest 12 months net income, and transaction values as multiples of, among other things, latest 12 months revenues, EBITDA and EBIT. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. The range of multiples for the Selected Transactions of latest 12 months net income, revenue, EBITDA and EBIT were as follows: (i) latest 12 months net income: 7.7x to 41.2x (with a mean of 20.7x and a median of 18.1x); (ii) latest 12 months revenue: 0.1x to 1.4x (with a mean of 0.7x and a median of 0.7x);
(iii) latest 12 months EBITDA: 5.4x to 16.7x (with a mean of 9.2x and a median of 7.2x); and (iv) latest 12 months EBIT: 7.7x to 16.4x (with a mean of 11.4x and a median of 10.3x). Based on the closing stock price of URS Common Stock on August 8, 1997, the Merger Consideration equated to implied multiples of latest 12 months and estimated calendar 1997 and 1998 net income, latest 12 months revenues, latest 12 months and estimated calendar 1997 EBITDA and latest 12 months and estimated calender 1997 EBIT for WC of 25.4x, 15.5x, 13.3x, 0.34x, 6.7x, 5.3x, 11.0x and 7.7x, respectively.

         No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to URS, WC or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

         Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of WC for fiscal years 1997 through 2000, based on internal estimates of the management of WC. The stand-alone discounted cash flow analysis of WC was determined by (i) adding (x) the present value of projected free cash flows over the four-year period of 1997 to 2000 and (y) the present value of WC's estimated terminal value in year 2000 and (ii) subtracting the current net debt of WC. The range of estimated terminal values for WC at the end of the four-year period was calculated by applying terminal value multiples ranging from 5.0x to 8.0x to WC's projected 2000 EBITDA, representing WC's estimated value beyond the year 2000. The cash flows and terminal values of WC were discounted to present value using discount rates ranging from 10% to 15%. Utilizing such terminal multiples and discount rates, this analysis resulted in an equity reference range for WC of approximately $81.4 million to $151.0 million, as compared to the equity value implied by the Merger Consideration of approximately $100.0 million based on the closing stock price of URS Common Stock on August 8, 1997.


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         Pro Forma  Merger  Analysis.  Smith Barney  analyzed  certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") and after-tax cash flow of URS for the fiscal years ended 1997 through 1999, based on internal estimates of the managements of URS and WC. The results of the pro forma merger analysis suggested that the Merger could be accretive to the EPS and after-tax cash flow of URS in each of the fiscal years analyzed, assuming certain cost savings and other potential synergies anticipated by the managements of URS and WC to result from the Merger were achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

         Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) historical and projected financial results of URS and WC; (ii) the history of trading prices and volume for URS Common Stock and the relationship between movements in the URS Common Stock, movements in the common stock of comparable companies and movements in the S&P 500 Index; and (iii) the pro forma ownership of the combined company.

         Pursuant to the terms of Smith Barney's engagement, URS has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $1.2 million. URS has also agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the Federal securities laws, arising out of Smith Barney's engagement.

         Smith Barney has advised URS that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of URS for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with URS and WC.

         Smith Barney is an internationally recognized investment banking firm and was selected by URS based on its experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Reasons for the Merger; Recommendation of the Board of Directors of URS

         The URS Board of Directors believes that the combination of URS and WC will benefit URS's stockholders. The reasons for the URS Board authorizing the Merger include, but are not limited to, the following:

         1. Consolidation that is occurring within the industry with other public and private companies. The increased size of the combined organization after the Merger has been consummated will help URS maintain a competitive advantage in the marketplace and pursue larger, more comprehensive projects and client relationships. The combined revenue of the two companies will place URS in the top echelon of the industry.

         2. The Merger helps URS achieve strategic objectives previously established independently by the two companies. These objectives include: increased revenues, broader geographic coverage both


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



domestically and internationally and expansion into markets that the companies on their own would find difficult to accomplish without the Merger.

         3. The combination will result in administrative efficiencies and cost savings by consolidating certain overlapping expenses.

The URS Board of Directors considered the above factors in light of its knowledge of the business, the industry in general and information provided by URS management and its financial advisor, Smith Barney. In view of the number and complexity of factors considered, the URS Board did not assign a relative weight to any of the factors considered.

         The URS Board of Directors believes that the Merger is fair to and in the best interests of URS and its stockholders. Accordingly, the Board of Directors of URS has unanimously approved the Merger Agreement and recommends that the holders of URS Common Stock vote FOR the approval of the Merger Agreement.

WC Financial Advisor

         WC retained Oppenheimer to act as its financial advisor and to render its opinion to WC's Board of Directors as to the fairness, from a financial point of view, to WC's current holders of Common Stock, of the consideration for WC Common Stock provided in the Merger Agreement. WC selected Oppenheimer based on its qualifications, expertise and experience. Oppenheimer is a nationally recognized firm, and as part of its investment banking business, Oppenheimer is regularly engaged in valuations of businesses and securities in connection with mergers and acquisitions, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

         The Merger Agreement provides that, among other things, (i) WC will be merged with and into a wholly-owned subsidiary of URS (which will be the Surviving Corporation and which will be renamed Woodward-Clyde Group, Inc.),
(ii) each issued and outstanding share of WC Common Stock will be converted into the right to receive the Applicable Common Multiple (as defined in the Merger Agreement) of URS Common Stock and the Applicable Common Cash Component (as defined in the Merger Agreement) and (iii) the issued and outstanding shares of WC Preferred Stock will be converted into the right to receive $8,306,130 in the aggregate in cash. On August 14, 1997, Oppenheimer made a presentation to the Board of Directors of WC stating that, as of August 14, 1997, based on the terms of the consideration to be received by the current holders of WC Common Stock as stated in the draft Agreement and Plan of Merger dated as of August 13, 1997 (the "Draft Merger Agreement"), and additional assumptions made regarding terms remaining undefined in such draft, such consideration was fair, from a financial point of view, to the current holders of WC Common Stock (the "WC Fairness Opinion"). The final terms as stated in the Merger Agreement do not differ materially from the terms as stated in the Draft Merger Agreement upon which Oppenheimer relied, and Oppenheimer subsequently delivered its written WC Fairness Opinion dated August 18, 1997 confirming the oral WC Fairness Opinion given to the Board of Directors of WC on August 14, 1997.

         The full text of the WC Fairness Opinion, which sets forth certain assumptions made, certain procedures followed and certain matters considered by Oppenheimer, is attached as Appendix C to this Prospectus. As set forth in the WC Fairness Opinion, Oppenheimer relied upon and assumed the accuracy and completeness of all of the financial and other information available to it from public sources and provided to it by WC, URS and their respective representatives. Representatives of each of WC and URS provided Oppenheimer with its respective financial forecasts. With respect to the financial forecasts


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



and other data concerning WC and URS reviewed by Oppenheimer, the managements of each of WC and URS, respectively, advised it that such forecasts and other data had been reasonably prepared on bases reflecting their best currently available estimates and judgment as to the future financial performance of WC and URS, respectively.

         In arriving at its opinion, Oppenheimer neither made nor obtained any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of WC or URS, nor was it furnished with any such evaluations or appraisals. Oppenheimer also assumed, without independent verification, the accuracy of the advice and conclusions of the parties' legal counsel and accountants with respect to tax and accounting matters, including, without limitation, the intention to qualify the Merger as a tax-free reorganization for Federal income tax purposes and the accounting of the Merger as a purchase. The WC Fairness Opinion was necessarily based on information available to Oppenheimer and the general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer as of August 14, 1997. Oppenheimer conducted an extensive process of contacting numerous third parties to solicit indications of interest in acquiring all or any part of WC or engaging in a transaction which would result in a substantial infusion of capital into WC. No limitations were imposed by WC on Oppenheimer with respect to the investigations made or procedures followed by Oppenheimer.

         The summary of the written WC Fairness Opinion set forth in this Prospectus is qualified in its entirety by reference to the full text of the opinion which is attached as Appendix C hereto. WC stockholders are urged to, and should, read this opinion carefully in its entirety in conjunction with this Prospectus for the assumptions made, matters considered and limits of the review by Oppenheimer. The WC Fairness Opinion is directed only to the fairness, from a financial point of view, to the current holders of WC Common Stock of the consideration for WC Common Stock provided in the Merger Agreement and does not address any other aspect of the Merger. The WC Fairness Opinion does not constitute a recommendation to WC stockholders as to how such stockholders should vote with respect to whether they should approve the Merger.

         In rendering the fairness opinion, Oppenheimer: (i) reviewed the Merger Agreement; (ii) reviewed the historical financial statements and financial projections and other information prepared by the representatives of WC and URS;
(iii) reviewed publicly available information for WC and URS, including, with respect to URS, periodic and other reports filed with the Securities and Exchange Commission; (iv) reviewed the reported market prices and trading volumes for URS' Common Stock; (v) held discussions with the senior management and representatives of each of WC and URS concerning WC's and URS' historical and current operations, financial condition and prospects; and (vi) reviewed such other documents and financial, economic and market criteria and made such other investigations as it deemed appropriate for the purposes of such opinion.

Valuation of WC

         Oppenheimer performed five primary valuation analyses of WC: (i) a Comparable Company Analysis, which consisted of reviewing and considering certain financial and stock market data for certain publicly traded companies engaged in engineering and consulting or otherwise deemed by Oppenheimer to be similar to WC; (ii) a Comparable Mergers and Acquisitions Transaction Analysis which consisted of reviewing certain financial data of selected comparable acquisitions involving companies engaged in engineering and consulting or otherwise deemed by Oppenheimer to be similar to WC; (iii) a Discounted Cash Flow Analysis; (iv) a Contribution Analysis; and (v) an EPS Dilution Analysis. Each of the Comparable Company Analysis and Comparable Mergers and Acquisitions Transaction Analysis was


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



applied to the most recent twelve months ended June 30, 1997 and to the projected financial results of WC for the fiscal years ended December 31, 1997 and 1998, and the Discounted Cash Flow Analysis was applied to the projected financial results of WC for the fiscal years ended December 31, 1998 through 2002, to determine a range of implied equity values for WC.

         In establishing the range of values resulting from the application of each of the analyses, Oppenheimer made qualitative judgments as to the meaningfulness of the valuation measurements. The judgments were based upon the number and similarity of comparable companies and transactions, as well as the predictability and volatility of future earnings when assessing the relative significance of the Discounted Cash Flow Analysis. The relative appropriateness of certain other valuation measurements, such as operating cash flow or price/earnings multiples, as used generally for comparative purposes, were also taken into account in making such judgments.

         Comparable Company Analysis. Oppenheimer compared WC to the following nineteen companies engaged in engineering and consulting or otherwise deemed by Oppenheimer to be similar to WC (the "Comparable Companies") which are publicly traded: ATC Group Services Inc., Air & Water Technologies Corporation, Michael Baker Corporation, Dames & Moore, Inc., EA Engineering, Science and Technology, Inc., Ecology and Environment, Inc., EMCON, GZA Geoenvironmental Technologies, Inc., Harding Lawson Associates Group, Inc., Heidemij N.V., ICF Kaiser
International, Inc., International Technology Corporation, Jacobs Engineering Group Inc., OHM Corporation, Roy F. Weston, Inc., Tetra Tech, Inc., TRC Companies, Inc., Versar, Inc. and WS Atkins plc. Using publicly available information, Oppenheimer analyzed, among other things, the market values and certain financial criteria for the Comparable Companies including their (i) revenue, (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA"), (iii) earnings before interest and taxes ("EBIT"), and (iv) net income, in each case for the most recent twelve month periods for which financial data were available and, on an estimated basis, for the fiscal years ended 1997 and 1998. Oppenheimer excluded certain statistics that it deemed to be not representative for the Comparable Companies as a group. For each of the multiples of revenue, EBITDA, EBIT and net income, Oppenheimer took the High, Low and Average (each as defined below) for the Comparable Companies and applied these multiples to the most recent twelve months ended June 30, 1997 and for December 31, 1997 and 1998 projected operating results of WC. For these purposes the "High" was calculated as the average of the upper quartile multiples, the "Low" was calculated as the average of the lower quartile multiples, and the "Average" was calculated as a straight average of all multiples, each of the above calculations excluding those multiples deemed to be not meaningful. Although Oppenheimer calculated implied equity values using revenue multiples, it did not deem the results of these calculations to be relevant. The Comparable Company Analysis resulted in implied equity values (excluding implied equity values based on revenue multiples) for WC which ranged from a Low of $32.7 million to a High of $125.6 million. In addition, Oppenheimer took the range of Average implied equity values, for the same periods, resulting in Average implied equity values (excluding implied equity values based on revenue multiples) of $62.9 million to $95.4 million. Although Oppenheimer considered the High and Low implied equity values, it deemed the range of Average implied equity values to be a better measure of WC's value.

         Comparable Mergers and Acquisitions Transaction Analysis. Using publicly available information, Oppenheimer analyzed the consideration paid in selected merger and acquisition transactions (the "Comparable Merger and Acquisition Transactions") involving companies engaged in engineering and consulting or otherwise deemed by Oppenheimer to be similar to WC. Oppenheimer examined the following thirty transactions involving companies engaged in engineering and consulting or otherwise deemed by Oppenheimer to be similar to WC over the past four years (acquiror/target): Geraghty & Miller, Inc./Acurex Environmental Corporation; Rust International Inc./JRP Asia Pacific Group; Pacific


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



Nuclear Systems, Inc./ABB Impell Corporation, ABB Government Services, Inc., ABB Impell Ltd. (U.K.); Heidemij N.V./Geraghty & Miller, Inc.; TRC Companies Inc./Environmental Solutions, Inc.; The Earth Technology Corporation
(USA)/Summit Environmental Group, Inc.; Canonie Environmental Services Corporation/BCM Engineers, Inc.; Perma-Fix Environmental Services, Inc./Quadrex Corporation - Environmental Business; EMCON/Wehran Envirotech Inc.; Canonie Environmental Services Corporation/Riedel Environmental Services, Inc.; Jacobs Engineering Group Inc./CRS Sirrine Engineers, Inc., CRSS Constructors, Inc. and CRSS International; The Earth Technology Corporation (USA)/HazWaste Industries, Inc.; Foster Wheeler Corporation/Enserch Environmental Corporation; Dames & Moore, Inc./Walk, Haydel & Associates, Inc.; Dames & Moore, Inc./O'Brien-Kreitzberg & Associates, Inc.; Thermo Process Systems Inc./Engineering, Technology and Knowledge Corporation; OHM Corporation/ Rust International Inc. - Remediation Units; Waste Management, Inc./Resource Recycling Technologies, Inc.; Thermo Remediation Inc./Nuclear Services Group (Thermo Process Systems Inc.); Raytheon Engineers & Constructors/Litwin Engineers & Constructors (United Dominion); Tetra Tech, Inc. (Honeywell Inc.)/PRC Environmental Management, Inc.; Thermo Remediation Inc./Remediation Technologies, Inc. (RETEC); Fluor Daniel, Inc.(Fluor Corp.)/Groundwater Technology, Inc.; URS Corporation/Greiner Engineering, Inc.; Tyco International Ltd./The Earth Technology Corporation (USA); Exsorbet Industries, Inc./Eco-Systems, Inc.; Aspen Technology, Inc./Setpoint, Inc. (Alcatel Alstrom); EMCON/Organic Waste Technologies, Inc.; ATC Environmental, Inc./American Testing & Engineering Corporation - Certain Assets; and Carlyle Group LP/International Technology Corporation. Oppenheimer calculated the multiples of the consideration paid in relation to the acquired companies' most recent twelve months ending prior to the date of the announcement of the acquisition, for revenue, EBITDA, EBIT and net income. Similar to the Comparable Company Analysis, Oppenheimer took the High and Low multiples, respectively, and did not deem the implied equity values calculated using revenue multiples to be relevant. Oppenheimer then applied these multiples to WC's most recent twelve months operating results ended June 30, 1997, which resulted in implied equity values (excluding implied equity values based on revenue multiples) for WC which ranged from a Low of $30.1 million to a High of $120.4 million. In addition, Oppenheimer took the range of Average implied equity values (excluding implied equity values based on revenue multiples), for the same period, resulting in Average implied equity values (excluding implied equity values based on revenue multiples) of $60.6 million to $89.3 million. Oppenheimer also took the range of Average implied equity values based on the projected operating results for the years ended December 31, 1997 and 1998 (although Oppenheimer did not consider the 1997 and 1998 periods to be as relevant because forward multiples were unavailable) in addition to the most recent twelve months ended June 30, 1997. This resulted in Average implied equity values (excluding implied equity values based on revenue multiples) of $60.6 million to $116.5 million. In order to apply the analyses to 1997 and 1998 data, Oppenheimer developed multiples for 1997 and 1998 by discounting the most recent twelve month multiples in order to estimate the future value of such multiples.

         Discounted Cash Flow Analysis. Oppenheimer performed a Discounted Cash Flow Analysis of the projected after-tax cash flows of WC for the fiscal years ending December 31, 1998 through 2002, based on forecasts and other data provided by the management of WC. This analysis consisted of adding the discounted present value of the projected future cash flows from WC and the discounted present value of the terminal value of WC at the end of the reference period. For purposes of such analysis, Oppenheimer used discount rates of 10%, 12% and 14%. Oppenheimer then calculated the terminal value by applying EBIT multiples of 6x, 8x and 10x to WC's projected EBIT for the fiscal year ending December 31, 2002. These multiples are generally consistent with the Comparable Companies in the industry. The Discounted Cash Flow Analysis resulted in implied equity values for WC ranging from $54.0 million to $121.8 million.



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



         Contribution Analysis. Oppenheimer analyzed WC's and URS' relative percentage contribution to the pro forma operating results for the Surviving Corporation resulting from the Merger with respect to revenue, EBITDA, EBIT, pre-tax income, net income, total assets and book value. Such analysis was made for WC's fiscal years ending December 31, 1997 and 1998 and for URS' fiscal years ending October 31, 1997 and 1998, based upon projected operating results. Oppenheimer compared the relative percentage contributions of WC to the Surviving Corporation with the percentage ownership of the Surviving Corporation that WC's stockholders would have received if they had received 100% of the consideration for the WC Common Stock in URS Common Stock. WC's contribution to the Surviving Corporation's pro forma results for the fiscal years ending December 31, 1997 and 1998 ranged from 37.0% to 44.2%. The percentage ownership of the Surviving Corporation offered to the stockholders of WC assuming that they had received 100% of the consideration for the WC Common Stock in URS Common Stock is 36.2%.

         EPS Dilution Analysis. Oppenheimer performed an analysis to determine the pro forma effect of the Merger on WC stockholders' earnings per share ("EPS") for the fiscal years ending December 31, 1997 through 2002. For the purpose of this analysis, Oppenheimer calculated the EPS Dilution as if the holders of WC Common Stock had received 100% of the consideration for the WC Common Stock in URS Common Stock. The percentage (dilution)/accretion of WC stockholder's EPS as a result of the Merger would be 0.62%, (3.05%) and 1.73% for 1997, 1998 and 1999, respectively.

Valuation of URS

         In consideration of the fact that the Merger involves the payment of URS Common Stock to the stockholders of WC as part of the consideration described in the Merger Agreement for the WC Common Stock, Oppenheimer performed a valuation of URS. Oppenheimer applied the Comparable Companies Analysis, the Comparable Mergers and Acquisitions Transaction Analysis and the Discounted Cash Flow Analysis following the same methodologies. In addition, since URS is a public company, Oppenheimer was able to perform a common stock trading analysis. All such other analyses were applied to the results of URS for comparable periods and based on the similarities between WC and URS, Oppenheimer used the same Comparable Companies and Comparable Merger and Acquisition Transactions.

         Oppenheimer performed a Common Stock Trading History Analysis for URS, reviewing current and historical market prices and trading data of URS Common Stock during the periods from August 8, 1995 to August 8, 1997. Oppenheimer noted that during such period, URS Common Stock traded between a High of $15.625 and a Low of $5.50 per share. Oppenheimer performed a Comparable Company Analysis using the same Comparable Companies used in the WC Comparable Companies Analysis based upon EBITDA, EBIT and net income multiples for the Comparable Companies, resulting in implied equity values (excluding implied equity values based on revenue multiples) for URS, which ranged from a Low of $64.3 million to a High of $223.6 million. In addition, Oppenheimer took the range of Average implied equity values for the same periods, resulting in Average implied equity values (excluding implied equity values based on revenue multiples) of $118.3 million to $174.5 million. Although Oppenheimer considered the High and Low implied equity values, it deemed the range of Average implied equity values (excluding implied equity values based on revenue multiples) to be a better measure of URS' value. The Comparable Mergers and Acquisitions Transaction Analysis compared URS with the Comparable Merger and Acquisition Transactions used in WC's Comparable Mergers and Acquisitions Transaction Analysis, resulting in implied equity values (excluding implied equity values based on revenue multiples) for URS, which ranged from a Low of $89.6 million to a High of $274.4 million. In addition, Oppenheimer took the range of Average implied equity values (excluding implied equity values based on revenue multiples), resulting in Average implied equity values for URS of $152.6


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



million to $191.8 million. Oppenheimer performed a Discounted Cash Flow Analysis based on projections provided by the management of URS. Oppenheimer used discount rates of 10%, 12% and 14% for the URS Discounted Cash Flow Analysis. Oppenheimer then calculated the terminal value by applying EBIT multiples of 6x, 8x and 10x to URS' projected EBIT for the fiscal year ended October 31, 2002, which resulted in implied equity values for URS ranging from a Low of $131.3 million to a High of $255.5 million.

Valuation Conclusion

         In reviewing the Comparable Company Analysis, the Comparable Mergers and Acquisitions Transaction Analysis and the Discounted Cash Flow Analysis performed for WC, as well as the Contribution and EPS Dilution Analysis, Oppenheimer placed relatively greater weight on the Comparable Company Analysis. Oppenheimer noted that in performing these analyses, there existed a significant number of relevant companies that were available to be analyzed.

         A fairness opinion is the product of a complex process and cannot necessarily be partially analyzed or readily summarized. Examining portions of the analyses summarized above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Oppenheimer's opinion. In arriving at its opinion, Oppenheimer considered the results of all of such analyses as were relevant. The analyses were prepared by Oppenheimer solely for purposes of providing its opinion as to the fairness of the consideration provided in the Merger Agreement, from a financial point of view, to the current holders of WC Common Stock. Analyses based upon forecasts of future results are inherently subject to substantial uncertainties and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold or combined. Accordingly, Oppenheimer expresses no opinion as to what the value of the shares of the Surviving Corporation actually will be when issued to holders of WC
Common Stock pursuant to the Merger or the price at which the shares of the Surviving Corporation will trade subsequent to the Merger. As described above, Oppenheimer's opinion and presentation to WC's Board of Directors was one of many factors taken into consideration by WC's Board of Directors in making its determination to approve the Merger Agreement and should not be viewed as determinative of the views of WC's Board of Directors or management with respect to the consideration for the WC Common Stock or the proposed Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Oppenheimer.

         In connection with the Merger, WC entered into an engagement letter with Oppenheimer, pursuant to which WC retained Oppenheimer to provide a fairness opinion. Pursuant to such letter, WC agreed to pay Oppenheimer a fee of $125,000 for rendering its opinion at the request of WC's Board of Directors in connection with the Merger. WC has also agreed to reimburse Oppenheimer for its reasonable out-of-pocket expenses and to indemnify Oppenheimer and certain related persons against certain potential liabilities arising out of the engagement of Oppenheimer, including liabilities under the Federal securities laws. Oppenheimer was also retained by WC to act as its financial advisor in the Merger. WC entered into an engagement letter with Oppenheimer pursuant to which, upon consummation of the Merger WC agreed to pay Oppenheimer a fee of approximately $1.5 million for such services, as adjusted based on the value of the consideration received by WC stockholders.

         In the ordinary course of its business, Oppenheimer may actively trade the securities of URS for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


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




Reasons for the Merger; Recommendation
of the Board of Directors of WC

         The WC Board of Directors believes that the combination of URS and WC will benefit WC's stockholders by providing a cash payment for WC Common Stock and a continuing interest in a larger company. The reasons for the WC Board authorizing the Merger include, but are not limited to, the following:

         1. The consideration which URS is paying to WC stockholders is believed to be fair, from a financial point of view, as substantiated by the Oppenheimer Opinion. In evaluating the offer, the Board also considered URS's stock performance in recent years and the stock prices of other publicly traded engineering companies.

         2. Consolidation that is occurring within the industry with other public and private companies. The increased size of the combined organization after the Merger has been consummated will help WC maintain a competitive advantage in the marketplace and pursue larger, more comprehensive projects and client relationships. The combined revenue of the two companies will place URS in the top echelon of the industry.

         3. The Merger helps WC achieve strategic objectives previously established independently by the two companies. These objectives include: increased revenues, increased services offered to clients of the companies, broader geographic coverage both domestically and internationally and expansion into markets that the companies on their own would find difficult to accomplish without the Merger.

         4. The combination will result in administrative efficiencies and cost savings by consolidating certain overlapping expenses.

The WC Board of Directors considered the above factors in light of its knowledge of the business, the industry in general and information provided by WC management and its financial advisor, Oppenheimer. In view of the number and complexity of factors considered, the WC Board did not assign a relative weight to any of the factors considered.

         The WC Board of Directors believes that the Merger is fair to and in the best interests of WC and its stockholders. Accordingly, the Board of Directors of WC has unanimously approved the Merger Agreement and recommends that the holders of WC Capital Stock vote FOR the approval of the Merger Agreement and the amendment of the Shareholders' Agreement.

Directors and Executive Officers After the Merger

         After the Effective Time of the Merger, the URS Board of Directors and URS executive officers will be the same as the current URS Board of Directors and URS executive officers, except that after the Effective Time of the Merger, Messrs. Frank S. Waller and Jean-Yves Perez will become executive officers and directors of URS, and Robert K. Wilson will become an executive officer of URS. See "URS Management - Directors of URS; Interests of Certain Persons in the Transaction."



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



Registration and Listing

         URS Common Stock to be issued in the Merger will be registered under the Securities Act. URS has prepared and filed the Registration Statement with the SEC, and has agreed to prepare and file any other documents required to be filed by URS under the Securities Act in connection with the Merger. URS has also agreed to take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of URS Common Stock in connection with the Merger.

         URS has filed a listing application with each of the NYSE and the PE covering the shares of URS Common Stock which are issuable upon consummation of the Merger and expects such listing applications to be approved.

The Merger Agreement

THE FOLLOWING IS INTENDED MERELY AS A SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE MERGER AGREEMENT. REFERENCE IS MADE TO THE MERGER AGREEMENT ATTACHED AS APPENDIX A FOR A COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS.

         Acquisition Proposals; Limitation on Negotiations; Termination Fee. The Merger Agreement provides that WC and its subsidiaries will not, and will cause their respective officers, directors, employees, agents and representatives not to, directly or indirectly, encourage, solicit, accept, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, limited liability company, person or other entity or group concerning the acquisition of all or a substantial part of the assets, business or capital stock of WC, whether through purchase, merger, consolidation, exchange or any other business combination (each of the foregoing, an "Acquisition Proposal"). Notwithstanding the foregoing, nothing in the Merger Agreement prevents WC and its officers and directors from responding to and considering unsolicited firm offers for any such transactions from persons other than URS if and to the extent that, in the written opinion of WC's outside counsel, failure to do so would be reasonably likely to constitute a violation of applicable law or a breach of the fiduciary duties of WC's directors to WC's stockholders. WC has agreed to provide written notice to URS immediately of the terms and other details of any such unsolicited inquiry or proposal relating to an Acquisition Proposal.

         In the event that WC or any of its officers or directors enters into any negotiations or discussions for any reason which shall constitute a breach of the no-shop provisions of the Merger Agreement as described in the preceding paragraph, WC has agreed to reimburse URS immediately for all expenses and costs incurred by URS in connection with the transactions contemplated by the Merger Agreement up to an aggregate maximum of $500,000. In the event that WC or any of its officers or directors enters in to any letter of intent, understanding or other agreement with a party other than URS relating to the acquisition of all or a substantial part of the assets, business or capital stock of WC, whether through purchase, merger, consolidation, exchange or any other business combination, either in violation of the no-shop provisions of the Merger Agreement or within nine months after termination of the Merger Agreement for any reason, then immediately upon entering into such letter of intent, understanding or other agreement, WC has agreed to pay to URS a termination fee (the "Termination Fee") of $3,500,000 dollars, less the aggregate amount of the URS expenses and costs previously reimbursed to URS pursuant to the preceding sentence. The Termination Fee will not be payable, however, if, prior to the entry by WC into such letter of intent, understanding or other agreement, URS has unilaterally declined to close the Merger, or the parties have agreed to terminate the Merger Agreement by mutual written consent, or the Merger Agreement has been properly terminated by WC (without any breach of its obligations under this Agreement) (a) because a governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (b) if there has been an uncured breach by URS of any material representation, warranty, covenant or other agreement in the Merger Agreement, or (c) if any of the conditions set forth in the Merger Agreement have not been fulfilled on or prior to the date specified for fulfillment, or shall have become impossible to fulfill for reasons beyond the control of WC. The foregoing provisions of the Merger Agreement may have the effect of discouraging competing offers to acquire or merge with WC.

         Covenants. The Merger Agreement provides that from the date of the Merger Agreement until the earlier of the Effective Time of the Merger or the termination of the Merger Agreement, WC, URS and Acquisition Corp. will perform the following pre-closing covenants:

                  Pre-Closing Covenants of All Parties. Each party has agreed to customary pre-closing covenants, including: (1) advising the other parties promptly of any event that would make any representation or warranty of such party untrue or inaccurate in any material respect; (2) using its best efforts to obtain any required regulatory approvals; (3) keeping all nonpublic information of the other parties confidential; and (4) using its best efforts to do all things necessary to consummate the Merger.

                  Pre-Closing Covenants of WC. WC has agreed to customary pre-closing covenants affecting WC and its subsidiaries, including: (1) conducting its business in the usual, regular and ordinary course in substantially the same manner as conducted in the past, using all reasonable efforts to preserve intact its present business organizations, keeping available the services of its present officers and employees, and preserving its relationships with customers and suppliers; (2) not declaring or paying any dividends or other capital distributions on its capital stock, splitting, combining or reclassifying its capital stock or issuing or repurchasing, redeeming or acquiring its capital stock; (3) not issuing, delivering or selling shares of its capital stock or any securities convertible into such shares, or any rights, warrants, calls, subscriptions or options to acquire any such shares or convertible securities; (4) not amending its certificate of incorporation or bylaws; (5) not acquiring, or agreeing to acquire by merging or consolidating with, or by purchasing a substantial equity interest in all or any substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (6) other than in the ordinary course of business, not selling, leasing, licensing, encumbering or otherwise disposing of any of its material assets; (7) not adopting or amending in any material respect any WC Plan or paying any pension or retirement allowance not required by any existing WC Plan and not entering into any employment contracts, paying any special bonuses or special remuneration to officers, directors or employees, or increasing the salaries, wage rates or fringe benefits of certain of its officers or employees;
(8) not paying, discharging, settling or satisfying any claims, liabilities or obligations, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the business of WC, provided that WC is not prohibited from settling the litigation filed on March 13, 1996, by WC in the Denver District Court relating to the acquisition by WC in April 1995 of Geo-Con and all claims and counterclaims relating to or arising out of such acquisition (collectively, the "GeoCon Litigation") prior to the Effective Time of the Merger provided that such settlement does not require any payments by WC or any WC subsidiary to any third party and does not impose any continuing cost or obligation on WC or any WC subsidiary (other than terms and conditions typical of standard settlement agreements); (9) using its best efforts to carry on and preserve its business and its relationships with clients, customers, suppliers, employees and others in substantially the same manner as it has prior to the date of the Merger Agreement; and (10) using its best efforts to deliver to URS, prior to the date the preliminary Prospectus is mailed to the SEC, an agreement or agreements, in form and substance reasonably satisfactory to URS, signed by each officer, director, holder of more than 1% of the outstanding WC Common Stock or WC Preferred Stock and each other person who may be deemed to be an "affiliate" of WC as defined in the Securities Act (the "Affiliate Agreements"), providing a "continuity of interest" representation in a manner sufficient to satisfy the requirements of the Code regarding the tax-free nature of the Merger and acknowledging the restrictions on transfer of URS Common Stock to be received by them pursuant to the Merger under Rules 144 and 145 promulgated under the Securities Act.

                  Pre-Closing Covenants of URS. URS has agreed to customary pre-closing covenants, including: (1) conducting its business in the usual, regular and ordinary course in substantially the same manner as conducted in the past, using all reasonable efforts to preserve intact its present business organizations, keeping available the services of its present officers and employees, and preserving its relationships with customers and suppliers; (2) consulting with the executive management of WC regarding certain material transaction(s); and (3) without the prior approval of WC, prior to the Closing Date, not consummating, or entering into any binding agreement or other commitment to consummate, any transaction or series of related transactions that would (a) result in the acquisition of assets or a business for total consideration in excess of $50 million or requiring the issuance of URS Common Stock in excess of 20% of the shares outstanding at that time; (b) result in the disposition of assets or any business for total consideration in excess of $100 million, or (c) otherwise require the prior approval of the stockholders of URS.

         Conditions Precedent to Consummation of Merger. The Merger will occur only if the Merger Agreement is approved and adopted by the requisite vote of URS Stockholders and WC stockholders. In addition, consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived (to the extent such waiver is permitted by law). A failure of any such condition to be satisfied, if not waived, could prevent the consummation of the Merger.

                  Conditions to Obligations of WC. The obligation of WC to consummate the Merger is subject to the satisfaction of customary conditions, including: (1) WC has received an opinion of Bronson, Bronson & McKinnon LLP (or, if Bronson, Bronson & McKinnon LLP for any reason does not render such legal opinion, a legal opinion of Cooley Godward LLP), dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (except that if the aggregate amount of the Applicable Common Cash (as defined in the Merger Agreement) component exceeds 50% of the total value of the aggregate Merger Consideration determined as of the Closing Date, then this condition shall be deemed to have been waived with no further action on the part of WC), and (2) no event has occurred which has caused a material adverse effect on URS between the date of the Merger Agreement and the Closing Date.

                  Conditions to Obligations of URS and Acquisition Corp. The obligations of URS and Acquisition Corp. to consummate the Merger is subject to the satisfaction of customary conditions, including (1) URS has received a legal opinion of a reputable law firm (reasonably acceptable to URS) experienced in government contracts matters, reasonably satisfactory in form and content to URS, to the effect that the execution, delivery and performance of the Merger Agreement and the consummation of the Merger do not and will not contravene, conflict with or result in a violation of, or give any Governmental Body (as defined in the Merger Agreement) the right to exercise any remedy or to obtain any relief under, any Government Contract (as defined in the Merger Agreement) to which WC or any WC subsidiary is a party or under which WC or any WC subsidiary has any rights or obligations; (2) URS has received a legal opinion of Cooley Godward LLP, dated the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;
(3) no event has
occurred which has caused a material adverse effect on WC between the date of the Merger Agreement and the Closing Date; and (4) the conditions set forth in the Commitment Letter have been satisfied.

         Representations and Warranties. The following is a summary of the representations and warranties of the parties contained in the Merger Agreement.

                  Representations and Warranties of WC. In the Merger Agreement, WC has made representations and warranties in favor of URS and Acquisition Corp. with respect to the following matters: (1) organization and good standing of WC;
(2) capitalization of WC; (3) subsidiaries of WC; (4) material investments of WC; (5) corporate power and authority of WC to enter into the Merger Agreement;
(6) consents and approvals required to consummate the Merger; (7) accuracy of WC financial statements; (8) accuracy of information supplied by WC in connection with the preparation of this Prospectus; (9) absence of material adverse changes in WC's business; (10) absence of undisclosed litigation involving WC; (11) absence of undisclosed liabilities of WC; (12) absence of defaults under WC organizational documents, contracts and agreements, orders, decrees, etc., or registrations, licenses, permits, etc.; (13) good title to WC's properties; (14) WC tax filings; (15) WC benefit plans; (16) employee and labor relations matters; (17) WC intellectual property rights; (18) nature and scope of WC insurance policies; (19) compliance by WC with applicable laws; (20) material contracts and agreements of WC; (21) no prohibited payments by WC; (22) bank accounts of WC; (23) related party transactions; (24) powers of attorney issued by WC; (25) environmental matters and compliance; (26) regulatory matters; (27) immigration law compliance; (28) WC board approvals; (29) brokers used by WC in connection with the Merger; and (30) accuracy of disclosure by WC.

                  Representations   and   Warranties   of  URS.   URS  has  made
representations and warranties in favor of WC with respect to the following matters: (1) organization of URS and Acquisition Corp.; (2) capitalization of URS and Acquisition Corp.; (3) corporate power and authority of URS and Acquisition Corp. to enter into the Merger Agreement; (4) consents and approvals required to consummate the Merger; (5) accuracy of URS SEC filings and financial statements; (6) absence of material adverse changes in URS's business; (7) absence of undisclosed litigation involving URS; (8) absence of undisclosed liabilities of URS; (9) absence of defaults under URS organizational documents, contracts and agreements, orders, decrees, etc., or registrations, licenses, permits, etc.; (10) accuracy of information supplied by URS in connection with the preparation of this Prospectus; (11) URS and Acquisition Corp. board approvals; (12) brokers used by URS in connection with the Merger; (13) accuracy of disclosure by URS; and (14) financing commitment letter. The representations and warranties of all parties will terminate at the Effective Time of the Merger.

         Termination. The Merger Agreement may be terminated at any time before the Merger becomes effective in the following circumstances: (1) by mutual written consent of URS and WC; (2) by either WC or URS if (a) the URS and WC stockholder approval is not obtained, (b) a governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or (c) the Merger has not been consummated by December 31, 1997 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement); (3) by URS if there has been an uncured breach by WC of any material representation, warranty, covenant or other agreement in the Merger Agreement; (4) by URS if WC has entered into any discussions, negotiations or any letter of intent, understanding or other agreement relating to an acquisition of all or a substantial part of the assets, business or capital stock of WC (an "Acquisition Proposal"); (5) by WC if there has been an uncured breach by URS of any material representation, warranty, covenant or other agreement in the Merger Agreement;
(6) by WC if any of
the conditions set forth in the Merger Agreement have not been fulfilled on or prior to the date specified for fulfillment, or shall have become impossible to fulfill for reasons beyond the control of WC; and (7) by URS if any of the conditions set forth in the Merger Agreement have not been fulfilled on or prior to the date specified for fulfillment, or shall have become impossible to fulfill for reasons beyond the control of URS.

         If the Merger Agreement is terminated by either WC or URS for any of the aforesaid reasons, the Merger Agreement will thereupon become void and have no effect, and there will be no liability or obligation on the part of WC, URS or Acquisition Corp., or their respective officers and directors, except that
(i) the provisions of Section 6.2.3 of the Merger Agreement (relating to Acquisition Proposals and the Termination Fee), the provisions relating to termination and the provisions of any then-existing confidentiality agreements between the parties, will survive any such termination; and (ii) no party whose breach of its representations, warranties, covenants or agreements was the basis of the other party's termination of the Merger Agreement will be relieved from liability for damages occasioned by such breach.

         Waiver and Amendment. At any time before the Merger becomes effective, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger
Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained in the Merger Agreement. However, the Commitment Letter provides that URS may not agree to any material amendment to, or waive any of its material rights under, the Merger Agreement without the prior written consent of Wells Fargo.

         The terms of the Merger Agreement would permit the waiver of the condition that the parties receive opinions from counsel to the effect that the Merger will constitute a Reorganization (see "Certain Federal Income Tax Consequences" below). However, in the event that the receipt of such opinions is waived, the parties have agreed to amend this Prospectus to disclose the waiver of this condition and any risks to URS and WC stockholders arising from such waiver, and distribute such amended Prospectus to the stockholders of URS and WC.

         The Merger Agreement may be amended by the parties by action taken by their respective Boards of Directors at any time before or after the approval of the URS and WC stockholders, but after the respective stockholder approvals, no amendment may be made which by law requires the further approval of such stockholders without obtaining such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Accounting Treatment

         The Merger will be treated as a "purchase" under generally accepted accounting principles. The acquisition price will be allocated to the assets acquired (including identifiable intangible assets) and liabilities. To the extent any excess exists after the allocation, such excess will be allocated to goodwill. See "Pro Forma Financial Information."

Certain Federal Income Tax Consequences

         The discussion set out below summarizes the material United States Federal income tax considerations with respect to the Merger that are generally applicable to WC stockholders, WC, URS and Acquisition Corp. The discussion does not deal with all Federal income tax considerations that may be relevant to specific WC stockholders in light of their particular circumstances, such as stockholders that are dealers in securities, foreign persons, tax-exempt entities or stockholders that received their WC Capital Stock in a compensatory transaction. Furthermore, no state, local or foreign tax considerations are addressed. The discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as well as regulations, administrative rulings and judicial decisions thereunder, all of which are subject to change (possibly with retroactive effect) or to different interpretations. ALL WC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO


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



THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

         The Merger is intended by the parties to qualify as a "reorganization" within the meaning of Section 368(a) of the Code (a "Reorganization"). In addition, unless the amount of cash to be received in the Merger exceeds 50% of the total consideration to be received in the Merger, the obligations of the parties to consummate the Merger are conditioned upon the receipt of opinions (collectively, the "Tax Opinions") by WC from Bronson, Bronson & McKinnon LLP, counsel to WC, and by URS from Cooley Godward LLP, counsel to URS, that the Merger will constitute a Reorganization. In addition, such counsel have opined that this tax discussion fairly presents the current Federal income tax law applicable to the Merger and the material Federal tax consequences to URS, WC, Acquisition Corp. and the WC stockholders. The Tax Opinions will be based on certain assumptions as well as representations received from WC, URS and certain stockholders of WC (including an assumption, based on representations concerning the "continuity of interest" requirement discussed below) and will be subject to the limitations discussed below. The Tax Opinions will not be binding on the IRS nor preclude the IRS from adopting a contrary position. Moreover, no ruling from the Internal Revenue Service (the "IRS") has been or will be sought with respect to any of the tax matters discussed herein.


         Subject to the limitations, qualifications and exceptions described herein, and assuming the Merger qualifies as a Reorganization, the Merger generally is expected to have the following Federal income tax consequences:

                  1. Stockholders of WC who receive part stock and part cash in the Merger will recognize gain in the amount of such cash, limited, however, by such stockholder's total gain on the Merger (which is the difference between the fair market value of the URS Common Stock and cash received by such stockholder in the Merger less such stockholder's basis in such stockholder's WC Capital Stock exchanged therefor). A stockholder's recognized gain should be capital if such WC Capital Stock was held as a capital asset at the time of the Merger, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). If a loss, rather than a gain, results from the application of the stockholder's cost basis for the stock surrendered against the total consideration received, that loss will not be recognized;

                  2. The aggregate tax basis of any URS Common Stock received by a WC stockholder in the Merger (including any fractional share deemed received as described in paragraph 4 below) generally should be equal to the adjusted basis of the WC Capital Stock surrendered in exchange therefor, less the cash received in the Merger, plus the gain recognized by such stockholder in the Merger (if any);

                  3. The holding period (for capital gain purposes) for each share of URS Common Stock received in the Merger should include the period during which the share of WC Capital Stock surrendered in exchange therefor was held, provided that such share of WC Capital Stock was held as a capital asset at the time of the Merger;

                  4. A fractional share of URS Common Stock not actually issued pursuant to the Merger but for which cash is received in lieu thereof should be treated as a fractional share of URS Common Stock that is issued in the Merger and then redeemed by URS. A WC stockholder receiving cash in lieu of a fractional share generally should recognize gain or loss upon the payment thereof equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received. Such gain or loss should be a capital gain or loss if, at the time of the Merger, the stockholder's WC Capital Stock is held as a capital asset; and

                  5. A WC stockholder who exercises appraisal rights with respect to shares of WC Capital Stock and receives a cash payment for such shares generally should recognize capital gain or loss (if such share was held as a capital asset at the time of the Merger) measured by the difference between the stockholder's basis in such share and the amount of cash received, provided that such payment is not a Dividend Equivalent Transaction. A sale of shares pursuant to an exercise of appraisal rights generally will not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising appraisal rights owns no shares of capital stock of URS (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger.

         Under recently enacted legislation, capital gain generally will be subject to a maximum rate of tax of 28% on property held more than one year but less than eighteen months and a maximum rate of tax of 20% on property held more than eighteen months.

         The foregoing discussion is based on the assumption that the "continuity of interest" requirement will be satisfied in the Merger. In order for this requirement to be met, stockholders of WC must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of so much of (i) their WC Capital Stock in anticipation of the Merger, plus (ii) their WC Capital Stock exchanged for cash in the Merger, plus (iii) the URS Common Stock received in the Merger (collectively, "Planned Dispositions") such that the WC stockholders, as a group, would no longer have a "significant equity interest" in the WC business being conducted by URS after the Merger. WC stockholders will generally be regarded as having a significant equity interest as long as the URS Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a "substantial portion" of the entire consideration received by the WC stockholders in the Merger. This requirement is frequently referred to as the "continuity of interest" requirement. If the continuity of interest requirement is not satisfied, the Merger would not be treated as a tax-free reorganization. The law is unclear as to what constitutes a "significant equity interest" or a "substantial portion." The IRS ruling guidelines require 50% continuity (although such guidelines do not purport to represent the applicable substantive law). The case law appears to be more liberal, however, and in one early case, the Supreme Court ruled that approximately 40% continuity was sufficient. It is possible, although not anticipated, that the cash to be received in the Merger could become such a large percentage of the total consideration that the continuity of interest requirement would not be satisfied. No assurance can be made that the "continuity of interest" requirement will be satisfied. If such requirement is not satisfied, the Merger would not be treated as a Reorganization.

         A successful IRS challenge to the Reorganization status of the Merger would result in (i) WC recognizing a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between the fair market value, as of the time of the Merger, of the URS Common Stock and cash issued in the Merger and WC's basis in such assets; and (ii) all WC stockholders recognizing gain or loss with respect to each share of WC Capital Stock surrendered equal to the difference between the fair market value, as of the time of the Merger, of the URS Common Stock and cash received in exchange therefor and the stockholder's basis in such share of WC Capital Stock. In such event, the WC stockholder's aggregate basis in the shares of URS Common Stock received in the exchange would equal the fair market value of such shares, and the WC stockholder's holding period for such shares would not include the period during which the shares of WC Capital Stock were held.

Regulatory Approvals

         Under the Merger Agreement, the obligations of URS, WC and Acquisition Corp. are conditioned upon the receipt of all required consents of Governmental Entities (as defined therein). There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. WC and URS are not aware of any government approvals that are required in order to consummate the Merger except as described below. Should any other approval be required, WC and URS have agreed to use their best efforts to obtain it. See "The Merger - The Merger Agreement."

         HSR Act. The parties' obligations to close the Merger are subject to the conditions that the waiting period applicable under the HSR Act has expired and that no action has been instituted by the DOJ or FTC challenging or seeking to enjoin the consummation of the transactions contemplated by the Merger Agreement. WC and URS have submitted their respective applications under the HSR Act to the DOJ and FTC and were notified of early termination of the waiting period under the HSR Act on September 8, 1997.

         Registration Statement. The Registration Statement has been filed with the SEC and been declared effective prior to the mailing of this Prospectus. The effectiveness of the Merger is conditioned upon the continued effectiveness of the Registration Statement.

         Listing Applications. URS has filed listing applications with the NYSE and the PE covering the shares of URS Common Stock to be issued in connection with the Merger and expects such listing applications to be approved.

         Foreign Filings. URS and WC also expect to make certain filings in foreign jurisdictions which may be required to consummate the Merger.

Rights of Dissenting Stockholders

         URS Stockholders. Based upon the structure of the Merger and the existing listing of the outstanding URS Common Stock on the NYSE and the PE, URS stockholders will not have any dissenters' rights with respect to the Merger under the Delaware General Corporation Law.

         WC Stockholders. Stockholders of WC who have neither voted in favor of the Merger or consented thereto in writing pursuant to Section 228 of the Delaware General Corporation Law (the "Delaware Law") are entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of their shares of WC Capital Stock as set forth in Section 262 of the Delaware Law, which section is attached as Appendix D to this Prospectus.

         Under Section 262 of the Delaware Law, to assert appraisal rights a stockholder of WC must deliver to WC, prior to the taking of the vote on the Merger, a written demand for appraisal of his or her shares. A vote against the Merger (whether in person or by proxy) does not constitute a demand for appraisal. If the Merger is approved by the required vote at the WC Meeting, the surviving entity in the Merger, Acquisition Corp., is required to notify each WC stockholder who has submitted a timely written demand for appraisal and who has not voted in favor of or consented to the Merger of the Effective Date of the Merger. This notice must be sent to such stockholders within ten days after the Effective Date of the Merger.

         Within 120 days after the Effective Date of the Merger, Acquisition Corp., or any stockholder who is entitled to appraisal rights, may file a petition in the Delaware Court demanding a determination of the value of the WC Capital Stock held by all WC stockholders entitled to appraisal rights.
Notwithstanding the foregoing, at any time within 60 days after the Effective Date of the Merger, any WC stockholder has the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger.

         Within 120 days after the Effective Date of the Merger, a WC stockholder who has complied with Sections 262(a) and (d) of the Delaware Law is entitled, upon submitting a written request, to receive from Acquisition Corp. a statement setting forth the aggregate number of WC Capital Stock not voted in favor of the Merger, the aggregate number of WC Capital Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed by Acquisition Corp. within 10 days after its receipt of such written request from the stockholder.

         Upon the filing of a petition in the Delaware Court by a WC stockholder, service of a copy of such petition will be made upon Acquisition Corp., and Acquisition Corp. will within 20 days after receipt of such service file in the office of the Delaware Register in Chancery a verified list which includes the names and addresses of all WC stockholders who have demanded payment for their shares of WC Capital Stock and with whom agreements as to the value of their shares have not been reached by Acquisition Corp.

         In the absence of an agreement between Acquisition Corp. and the WC stockholder, the Delaware Court will determine whether the WC stockholders are entitled to an appraisal and, if so, the Delaware Court will appraise such shares. The fair value of such shares will be determined without any element of value arising from the accomplishment or the expectation of the Merger. The Delaware Court will also determine whether a fair rate of interest will be paid upon the amount determined to be the fair value of such shares. Payment will be made by Acquisition Corp. to each stockholder who has participated in the appraisal process upon the surrender to Acquisition Corp. of the certificates representing such stockholder's shares of WC Capital Stock.

Financing of the Merger

         Generally. To finance some of the cash portion of the Merger, Wells Fargo signed and delivered to URS a commitment letter dated as of September 12, 1997 (the "Commitment Letter"), which has been accepted by URS. The Commitment Letter provides that Wells Fargo will provide URS with the following loans to finance some of the cash portion of the Merger and to provide for the working capital needs of URS thereafter: a $40 million revolving credit facility expiring October 31, 2002 and a $110 million term loan maturing October 31, 2004 (the "URS Loans"). The URS Loans will be secured by guarantees from and pledges of the stock of certain of URS's and WC's subsidiaries and will replace URS's current secured credit facility. It is expected that the facility will be syndicated to include other lenders.

         Interest Rates. The URS Loans will bear interest based on base rate and Eurodollar rate indexes, with variable spreads over the applicable index selected by URS based on loan maturity and URS's financial performance.

         Conditions to Initial Funding. Wells Fargo's obligation to fund the URS Loans will expire on January 31, 1998. In addition, although the Commitment Letter has been signed and accepted by URS, Wells Fargo's obligation to fund the URS Loans is contingent upon the execution of definitive loan documents and certain conditions, including: the satisfactory completion of due diligence by Wells Fargo; URS and WC must meet specified financial performance tests; there must be no material adverse change in the business of URS or WC from the end of their most recent respective fiscal years until the initial funding date; all necessary governmental approvals required for the Merger have been received; all conditions to the consummation of the Merger have been satisfied; all necessary documents and legal opinions must be delivered; all fees must be paid to Wells Fargo; WC must have repaid in full and canceled its credit line with its existing lender; and there shall not have occurred any material disruption in the financial, banking or capital markets that would have an adverse effect on the loan syndication markets for loans similar to the URS Loans. Although no assurance may be made, management believes that all conditions to the funding of the URS Loans will be satisfied.

Interests of Certain Persons in the Transaction.

         WC has entered into Change-in-Control Agreements, each dated April 17, 1997, with the following employees: (i) James R. Miller; (ii) Valorie B. Feher;
(iii) Robert K. Wilson; (iv) James E. McCarthy; and (v) Frank S. Waller. Pursuant to such agreements, if there is an actual or constructive termination (other than a termination for cause) of employment within two years of a Change in Control, the employee is entitled to a lump sum payment equal to one year's base salary and for the one year period following such termination the same medical, life and dental insurance the employee had immediately prior to such termination. For purposes of such agreements, a Change of Control includes (1) shareholder approval of a merger or consolidation with any other company; (2) the complete liquidation or an agreement for the sale or disposition of all or substantially all of WC's assets; and (3) the acquisition by any person, directly or indirectly, of 30% or more of the combined voting power of WC's then outstanding securities. The Merger will constitute a "change in control" for purposes of these agreements. Also, for purposes of such agreements, a constructive termination shall include: (1) a material change in the employee's functions, duties or responsibilities; (2) significant reduction in base salary (other than an across-the-board reduction affecting all executive employees of WC); (3) a material failure by WC to comply with such agreements; (4) change in location of the employee's office which is more than 50 miles from his or her current office; and (5) the failure of WC to obtain the assumption of such agreements by any successor or assign of WC. The terms and conditions of such agreements shall be in lieu of any severance benefits that would otherwise be due to the employee under policies of WC or its subsidiaries. If any of these employees is terminated and the provisions of such agreements are not applicable to such termination, then the employee shall receive the same severance benefits that he or she would otherwise be entitled to receive under WC's normal severance policies, which, for example, in the case of either Mr. Wilson or Mr. Waller, would be 39 weeks of base salary.

         As of August 26, 1997, the directors and executive officers of WC as a group held 242,598 shares of WC Common Stock. In connection with the Merger, each of these individuals will receive URS Common Stock transferred as Merger Consideration. See "Principal WC Stockholders" below.

         URS has held discussions with selected members of WC management, including Messrs. Perez, Waller and Wilson, regarding their status as employees following the Effective Time of the Merger and the possibility of entering into employment and related agreements in this regard. However, as of the date of this Prospectus, no specific terms have been agreed to and no such agreements have been finalized.

Material Contacts between URS and WC.

         Other  than  as  discussed  above  with  respect  to  the  negotiations regarding the Merger Agreement, there have been no material contracts, arrangements, understandings, relationships, negotiations, or transactions between URS and WC in the last two fiscal years or in 1997. Prior to entering into the Merger Agreement, URS and WC have occasionally been contracted to work on the same projects, but have not been employed by or for each other in any material contract. Since the Merger Agreement was signed, URS and WC have been exploring joint business opportunities and other means of mutually supporting each other's business in anticipation of the Merger being successfully consummated.

Interests of Named Experts and Counsel.

         Paul J. Sanner, now a partner in the law firm of Bronson, Bronson & McKinnon LLP, outside counsel to WC in connection with the Merger, was employed by WC for two years as its general counsel. Mr. Sanner purchased WC Common Stock during his employment in accordance with WC's policies regarding employee share ownership. In accordance with the terms of the Shareholders' Agreement, the shares of WC Common Stock held by Mr. Sanner, which as of August 26, 1997, equaled 0.67% of the total issued and outstanding shares of WC Common Stock, are subject to repurchase by WC. As discussed below, the repurchase of WC Common Stock from employee-stockholders has been restricted by certain terms of WC's lending arrangements. Mr. Sanner is one of a number of former employeestockholders of WC on a waiting list to have their shares of WC Common Stock repurchased by WC.

                         PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined condensed financial statements are derived from the historical consolidated balance sheets and related consolidated statements of operations of URS and WC adjusted to give effect to the Merger using the purchase method of accounting for business combinations.

         The unaudited pro forma combined condensed balance sheet as of July 31, 1997 assumes that the Merger occurred as of that date. The unaudited pro forma combined condensed statement of operations for the fiscal year ended October 31, 1996 assumes that the Merger occurred as of November 1, 1995. The unaudited pro forma combined condensed statement of operations for the nine months ended July 31, 1997 assumes that the Merger occurred as of November 1, 1995. In order to present comparable data for the combining companies, the pro forma statement of operations includes the historical data for WC for the nine month period ended June 30, 1997 and for the fiscal year ended December 31, 1996.

         The pro forma combined condensed balance sheet and statement of operations are provided for illustrative purposes only and should be read in conjunction with the accompanying notes thereto, the audited consolidated financial statement and notes thereto of URS for the year ended October 31, 1996 and the audited financial statements and notes thereto of WC for the year ended December 31, 1996 and the related quarterly information for both companies. The pro forma data is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results and financial condition.


                               Unaudited Pro Forma Combined Condensed Balance Sheet
                                                As of July 31, 1997
                                              (Dollars in thousands)

                                                     URS                 WC
                                                   July 31,            June 30,           Pro Forma                   Pro Forma
                                                    1997                1997             Adjustments                  Combined
                                                    -----              ------            -----------                  ---------
ASSETS

Current assets

  Cash, cash equivalents,
    and short term investments                     $ 14,368           $  9,715           $(15,027)        a           $  9,056

  Accounts receivable, net                          106,214             91,504               --                        197,718

  Other current assets                               10,390              3,498               --                         13,888
                                                   --------           --------           --------                     --------

     Total current assets                           130,972            104,717            (15,027)                     220,662

Property & equipment, net                            16,131             14,782               --                         30,913

Goodwill, net                                        43,065              9,964             58,917         b            111,946

Other assets                                          1,746              7,923              4,000         c             13,669
                                                   --------           --------           --------                     --------

     Total assets                                  $191,914           $137,386           $ 47,890                     $377,190
                                                   ========           ========           ========                     ========

LIABILITIES AND EQUITY

Current liabilities:

  Current bank debt                                $  6,200           $ 25,168           $(15,368)        a           $ 16,000

  Trade payables                                     62,641             46,053               --                        108,694

  Other current liabilities                           2,867              3,855               --                          6,722
                                                   --------           --------           --------                     --------

     Total current liabilities                       71,708             75,076            (15,368)                     131,416

Long-term debt                                       39,613              9,046             45,341         a             94,000

Other                                                 8,239              6,181               --                         14,420
                                                   --------           --------           --------                     --------

     Total liabilities                              119,560             90,303             29,973                      239,836

Woodward-Clyde redeemable
  preferred stock                                      --                6,437             (6,437)        d               --

Woodward-Clyde equity                                  --               40,646            (40,646)        d               --

URS equity                                           72,354               --               65,000         a,d          137,354
                                                   --------           --------           --------                     --------

     Total liabilities and equity                  $191,914           $137,386           $ 47,890                     $377,190
                                                   ========           ========           ========                     ========


                            See   accompanying   notes  to  pro  forma  combined
condensed financial statements.


                                   Unaudited Pro Forma Combined Condensed Statement of Operations
                                                     Year Ended October 31, 1996
                                            (Dollars in thousands, except per share data)


                                                               URS              WC
                                                           October 31,       December 31,       Pro Forma       Pro Forma
                                                              1996              1996          Adjustments       Combined
                                                              -----            ------         -----------      ---------

Revenue                                                     $305,470         $320,228         $   --            $625,698

Expenses:

         Direct operating expenses                           187,129          206,095             --             393,224

         Indirect, general & administrative
         expenses                                            102,389          107,848            2,000    e      212,237
                                                            --------         --------         --------          --------

Operating income                                              15,952            6,285           (2,000)           20,237

Interest expense (income), net                                 3,897            2,768            3,000    f        9,665
                                                            --------         --------         --------          --------

         Income before taxes                                  12,055            3,517           (5,000)           10,572

Income tax expense (benefit)                                   4,700            1,913           (2,070)   g        4,543
                                                            --------         --------         --------          --------

         Net income                                            7,355            1,604           (2,930)            6,029

Preferred stock charges                                         --              1,090            1,090              --
                                                            --------         --------         --------          --------

         Income applicable to common stock                  $  7,355         $    514         $ (1,840)         $  6,029
                                                            ========         ========         ========          ========

Weighted average shares outstanding                            9,498            1,965            4,552    h       14,050

Earnings per share:

         Primary                                            $    .82         $    .26             --            $    .43
                                                            ========         ========         ========          ========

         Fully diluted                                      $    .80         $    .26             --            $    .43
                                                            ========         ========         ========          ========



                            See   accompanying   notes  to  pro  forma  combined
condensed financial statements.



                                   Unaudited Pro Forma Combined Condensed Statement of Operations
                                                   Nine Months Ended July 31, 1997
                                            (Dollars in thousands, except per share data)


                                                              URS              WC
                                                            July 31,          June 30,        Pro Forma        Pro Forma
                                                             1997              1997           Adjustments      Combined
                                                             -----            ------         -----------       ---------
Revenue                                                     $295,496         $242,858         $   --            $538,354

Expenses:

         Direct operating expenses                           174,887          154,831             --             329,718

         Indirect, general & administrative
         expenses                                            103,789           78,630            1,500    e      183,919
                                                            --------         --------         --------          --------

Operating income                                              16,820            9,397            1,500            24,717

Interest expense (income), net                                 3,806            2,192            2,250    f        8,248
                                                            --------         --------         --------          --------

         Income before taxes                                  13,014            7,205           (3,750)           16,469

Income tax expense (benefit)                                   5,180            3,698           (1,595)   g        7,283
                                                            --------         --------         --------          --------

         Net income                                            7,834            3,507           (2,155)            9,186

Preferred stock charges                                         --                782              782              --
                                                            --------         --------         --------          --------

         Income applicable to common
         stock                                              $  7,834         $  2,725         $ (1,373)         $  9,186
                                                            ========         ========         ========          ========

Weighted average shares outstanding                           10,652            1,971            4,552    h       15,204

Earnings  per share:

         Primary                                            $    .74         $   1.38             --            $    .60
                                                            ========         ========         ========          ========

         Fully diluted                                      $    .74         $   1.38             --            $    .60
                                                            ========         ========         ========          ========



                            See   accompanying   notes  to  pro  forma  combined
condensed financial statements.


                    Notes to the Pro Forma Combined Condensed
                              Financial Statements
 for the Nine Months Ended July 31, 1997 and for the Year Ended October 31, 1996
                                   (Unaudited)

1.       Organization and Basis of Presentation:

         The Merger Agreement described within this Prospectus contemplates the merger of WC into a wholly owned subsidiary of URS. Based on the 1,964,175 shares of WC Common Stock issued and outstanding on the WC Record Date, and assuming that the URS Closing Price is $14.28 per share (the average daily closing price for such stock on the NYSE over the 20 trading days preceding the date the Merger Agreement was signed), each share of WC Common Stock would be converted into the right to receive $13.59 in cash and 2.317 shares of URS Common Stock, which would have an indicated aggregate value of $46.68 per share of WC Common Stock.

         The pro forma financial statements have been prepared based on the historical financial statements of WC, whose fiscal year ends December 31, and URS, whose fiscal year ends October 31, as adjusted for the effects of the proposed Merger under the purchase method of accounting. The pro forma combined condensed balance sheet as of July 31, 1997 assumes the Merger was consummated on that date, and the pro forma combined condensed statement of operations for the fiscal year ended October 31, 1996 and the nine months ended July 31, 1997 have been prepared as if the Merger had been consummated on November 1, 1995. However, in order to present comparable data for the combining companies, the pro forma statement of operations includes the historical data for WC for the nine month period ended June 30, 1997 and for the fiscal year ended December 31, 1996. These statements should be read in conjunction with the historical financial statements, and the related notes thereto, included elsewhere herein.

         The unaudited pro forma financial statements are not necessarily indicative of what the actual financial position would have been at either October 31, 1996 or July 31, 1997, nor of the actual results of operations for the year ended October 31, 1996 or the nine months ended July 31, 1997, had the Merger occurred on the dates indicated, nor do they purport to present the future financial position or results of operations of URS and WC.

2.       The Pro Forma Adjustments:

         a. The balance sheet has been adjusted to reflect the cash to be paid, debt to be incurred and equity to be issued to acquire WC as if URS had acquired WC on July 31, 1997 (dollars in thousands).

                  Cash                                           $15,027
                  Term loan - current portion                    (15,368)
                  Term loan - long term portion                   45,341
                  Common Stock                                    65,000
                                                                --------
                                                                $110,000
                                                                ========

         b. Pro forma adjustments resulting in the excess purchase price over net assets acquired consist of the following (dollars in thousands):

                  Purchase price of WC (net of prepaid
                     loan fees of $4,000)                       $106,000
                  Fair value of net assets acquired              (47,083)
                                                                --------
                  Excess purchase price over net
                     assets acquired                            $ 58,917
                                                                ========

         URS management believes that the amounts reflected on WC historical consolidated balance sheet as to tangible assets and liabilities approximates the fair market values of such assets and liabilities and, accordingly, such amounts have not been adjusted in the accompanying pro forma financial statements. The excess purchase price over net assets acquired resulting from the Merger will be amortized on a straight-line basis over 30 years.

         c. Fees and expenses related to the Merger are estimated to be $10,000,000, $4,000,000 of which are associated with the financing of the transaction. The financing fees are being capitalized and charged to interest expense over the seven year term of the loan. The remaining fees and expenses are being capitalized as goodwill.

         d. The pro forma combined condensed balance sheet reflects the issuance of approximately 4,552,000 shares of URS Common Stock and cash consideration of $13.59 per WC share in exchange for 100% of the shares of WC Common Stock and WC Preferred Stock, based upon an assumed URS closing stock price of $14.28 per share.

         e. Includes an adjustment for the nine months ended July 31, 1997 to reflect $1,500,000 of amortization of goodwill arising from the Merger, and an adjustment for the year ended October 31, 1996 to reflect $2,000,000 of amortization of goodwill arising from the Merger.


         f. Includes adjustments includes interest expense related to debt incurred in connection with the Merger, and the reduction in interest income due to cash reduction as follows (dollars in thousands):

                                                           Nine Month Period Ended         Year Ended
                                                               July 31, 1997            October 31, 1996
                                                             -----------------          ----------------
                  Increase in interest expense                    $1,500                      $2,000
                  Decrease in interest income                        750                       1,000
                                                                  ------                      ------
                     Net                                          $2,250                      $3,000

         g. Subsequent to the Merger, WC's operating results will be included in URS's consolidated tax returns, which results in a pro forma decrease to the income tax provision of $1,595,000 for the nine months ended July 31, 1997 and $2,070,000 for the year ended October 31, 1996.

         h. The pro forma combined earnings per share calculation is based upon the weighted average number of URS Common Stock and Common Stock equivalents outstanding, assuming the issuance of 4,552,000 shares of URS Common Stock pursuant to the Merger.

3.       Pro Forma Expense Reductions:

         In management's opinion, certain cost savings related to general corporate administration would have been realized during the pro forma periods had the Merger been in effect at November 1, 1995; however, no such adjustments have been reflected in the foregoing pro forma financial statements.


                         SELECTED FINANCIAL INFORMATION

Selected URS Historical Financial Data.

         The following table sets forth selected financial data of URS for the five years ended October 31, 1996 and the nine months ended July 31, 1997 and 1996. The data presented below should be read in conjunction with the Consolidated Financial Statements of URS including the notes thereto.


                                              SUMMARY OF SELECTED FINANCIAL INFORMATION
                                                (In thousands, except per share data)


                                                 Nine Months Ended
                                                     July 31,                              Years Ended October 31,
                                       ---------------------------------------------------------------------------------------------
                                                1997         1996         1996         1995         1994         1993         1992
                                       ---------------------------------------------------------------------------------------------
Income Statement Data:

Revenues                                      $295,496     $203,101     $305,470     $179,769     $164,088     $145,761     $136,793
                                              --------     --------     --------     --------     --------     --------     --------

Operating expenses:
 Direct operating                              174,887      122,552      187,129      108,845      102,500       91,501       85,384
 Indirect, general and
  administrative                               103,789       70,782      102,389       63,217       55,455       51,607       45,473
                                              --------     --------     --------     --------     --------     --------     --------
 Total operating expenses                      278,676      193,334      289,518      172,062      157,955      143,108      130,857
                                              --------     --------     --------     --------     --------     --------     --------

Operating income                                16,820        9,767       15,952        7,707        6,133        2,653        5,936
Interest expense, net                            3,806        2,434        3,897        1,351        1,244        1,220        1,208
                                              --------     --------     --------     --------     --------     --------     --------
Income before income taxes                      13,014        7,333       12,055        6,356        4,889        1,433        4,728
Income tax expense                               5,180        2,930        4,700        1,300          450          140          460
                                              --------     --------     --------     --------     --------     --------     --------

Net income                                    $  7,834     $  4,403     $  7,355     $  5,056     $  4,439     $  1,293     $  4,268
                                              ========     ========     ========     ========     ========     ========     ========

Net income per share:
    Primary                                   $    .74     $    .51     $    .82     $    .68     $    .60     $    .18     $    .55
                                              ========     ========     ========     ========     ========     ========     ========

    Fully diluted                             $    .74     $    .51     $    .80     $    .67     $    .60     $    .18     $    .55
                                              ========     ========     ========     ========     ========     ========     ========

 Weighted average shares:
   Primary                                      10,652        9,316        9,498        8,632        8,556        6,971        8,221
   Fully diluted                                10,652        9,316        9,498        8,632        8,556        6,971        8,221



Balance Sheet Data:                             As of July 31,                            As of October 31,
                                          ---------------------------------------------------------------------------------------
                                               1997             1996        1996         1995         1994       1993       1992
                                          ---------------------------------------------------------------------------------------
                                                  (unaudited)
Working capital                            $  59,264     $ 51,776       $ 57,572      $36,307      $33,674    $27,684    $26,836
Total assets                                 191,914      168,333        185,607       75,935       65,214     58,074     54,892
Total debt                                    45,813       59,908         60,044        9,999        9,270      8,277      8,705
Stockholders' equity                       $  72,354     $ 53,510       $ 56,696      $39,478      $33,973    $29,389    $27,878


URS Management's Discussion and Analysis of Financial Condition and Results of Operations

Fiscal 1996 Compared with Fiscal 1995

         Revenues in fiscal 1996 were $305.5 million, or 70% over the amount reported in fiscal 1995. The growth in revenues is primarily attributable to the acquisition of Greiner Engineering, Inc. ("Greiner"), the results of which are included commencing April 1, 1996, and to a lesser extent, an increase in revenues derived from existing areas of URS's business, particularly transportation and other infrastructure projects in the Northeast. Revenues generated from URS's three largest contracts; Navy CLEAN, EPA ARCS 9&10 and EPA ARCS 6, 7 & 8, decreased in fiscal 1996 to $30.2 million as compared to $37.1 million in fiscal 1995. The decrease in revenues from these contracts is primarily due to a decrease in the number of task orders for hazardous waste services on all of the above EPA ARCS contracts.

         Direct operating expenses, which consist of direct labor and direct expenses including subcontractor costs, increased $78.3 million, or 72%, over the amount reported in fiscal 1995. The increase is due to the addition of the direct operating expenses of Greiner and to increases in subcontractor costs and direct labor costs as well. Indirect general and administrative expenses ("IG&A") increased to $102.4 million in fiscal 1996 from $63.2 million in fiscal 1995 which is the result of the addition of the Greiner overhead as well as an increase in business activity. Expressed as a percentage of revenues, IG&A expenses decreased from 35% in fiscal 1995 to 34% in fiscal 1996. URS attributes this decrease to the cost controls exercised by URS. Net interest expense increased to $3.9 million in fiscal 1996 from $1.4 million in fiscal 1995 as a result of increased borrowings incurred in connection with the acquisition of Greiner.

         With an effective income tax rate of 39% in 1996, URS earned net income of $7.4 million while in 1995 net income was $5.1 million after an effective income tax rate of 20% when URS had available net operating loss ("NOL") carryforwards which partially offset otherwise taxable income for Federal income tax purposes. URS earned $0.80 per share on a fully-diluted basis in fiscal 1996 compared to $0.67 per share in fiscal 1995.

         URS's backlog of signed and funded contracts at October 31, 1996 was $399.2 million as compared to $196.4 million at October 31, 1995. The value of URS's designations, which are awarded projects for which contracts have not been signed, was $295.9 million at October 31, 1996, as compared to $194.1 million at October 31, 1995.

Fiscal 1995 Compared with Fiscal 1994

         Revenues in fiscal 1995 grew to $179.8 million, or 10% over the amount reported in fiscal 1994. The growth in revenues was primarily attributable to increases in revenues generated from all areas of URS's business, particularly transportation and other infrastructure projects in the Northeast. Revenues derived from URS's three largest contracts: Navy CLEAN, EPA ARCS 9&10 and EPA ARCS 6,7&8, were $37.1 million in fiscal 1995 compared to $41.0 million in fiscal 1994. The decrease in revenues from these contracts was primarily due to a decrease in the number of task orders for hazardous waste clean-up services.

         Direct operating expenses, which consist of direct labor and direct expenses including subcontractor costs, increased $6.3 million, or 6%, over the amount reported in fiscal 1994. The increase was due to an overall increase in URS's business in fiscal 1995 as compared to fiscal 1994. In fiscal 1995, IG&A expenses increased to $63.2 million from $55.5 million in fiscal 1994. However, expressed as a percentage of revenues, IG&A expenses increased from 34% in fiscal 1994 to 35% in fiscal 1995. URS attributes this increase to the overall increase in URS's business. Net interest expense remained relatively constant at $1.4 million in fiscal 1995.

         URS earned $6.4 million before income taxes in fiscal 1995 compared to $4.9 million in fiscal 1994. While URS had available NOL carryforwards which partially offset otherwise taxable income for Federal income tax purposes, for state income tax purposes such amounts were not necessarily available to offset income subject to tax. Accordingly, URS's effective tax rate for fiscal 1995 was approximately 20% compared to 9% in 1994.

         Net income increased 16% to $5.1 million compared to $4.4 million in fiscal 1994. URS earned $0.67 per share on a fully-diluted basis in fiscal 1995 compared to $0.60 per share in fiscal 1994.

         URS's backlog of signed and funded contracts at October 31, 1995 was $196.4 million as compared to $159.1 million at October 31, 1994. The value of URS's designations, was $194.1 million at October 31, 1995 as compared to $172.0 million at October 31, 1994.

Third Quarter Ended July 31, 1997 Compared With July 31, 1996 and Nine Months Ended July 31, 1997 Compared With Nine Months Ended July 31, 1996

Third Quarter Ended July 31, 1997 Compared With July 31, 1996

         URS's revenues were $100,196,000 for the third quarter ended July 31, 1997, an increase of $10,462,000 or 12% over the amount reported for the same period last year. The growth in revenue is attributable to an increase in demand for URS's services on infrastructure projects. The revenues generated from URS's three largest indefinite delivery contracts, the Navy CLEAN, EPA ARCS 9 & 10, and EPA ARCS 6,7 & 8 contracts, were $5,261,000 for the quarter ended July 31, 1997, compared to $7,159,000 for the same period last year.

         Direct operating expenses for the quarter ended July 31, 1997, which consist of direct labor and other direct expenses, including subcontractor costs, increased $5,786,000 an 11% increase over the amount reported for the same period last year. This increase is due to the increases in subcontractor costs and direct labor costs associated with revenues.

         Indirect, general and administrative expenses for the quarter ended July 31, 1997 increased $3,259,000, or 10% over the amount reported for the same period last year as a result of an increase in business activity.

         URS earned $5,291,000 before income taxes for the third quarter ended July 31, 1997 compared to $3,432,000 for the same period last year. URS's effective income tax rate for the quarters ended July 31, 1997 and 1996 was approximately 40%.

         URS reported net income of $3,181,000, or $.28 per share for the third quarter ended July 31, 1997, compared with $2,072,000 or $.22 per share for the same period last year.

         Certain reclassifications have been made to the allowance for doubtful accounts and other items in the financial statements for the three months ended July 31, 1997 to conform the presentation previously employed by Greimer to URS's presentation, with no effect on net income.

Nine months ended July 31, 1997 Compared With July 31, 1996

         URS's revenues were $295,496,000 for the nine months ended July 31, 1997, an increase of $92,395,000, or 45% over the amount reported for the same period last year. The growth in revenues is attributable to all areas of URS's business including infrastructure projects involving transportation systems, institutional and commercial facilities and environmental projects as well as the Greiner acquisition. Revenues generated from URS's three largest indefinite delivery contracts (Navy CLEAN, EPA ARCS 9 & 10 and EPA ARCS 6, 7 & 8) were $21,671,000 for the nine months ended July 31, 1997, compared to $21,314,000 for the same period last year.

         Direct operating expenses for the nine months ended July 31, 1997, which consist of direct labor and other direct expenses including subcontractor costs, increased $52,335,000, or 43% over the amount reported in the same period last year. This increase is attributable to the overall increase in URS's business as compared to the same period last year as well as the Greiner acquisition. Indirect, general and administrative expenses were $103,789,000 for the nine months ended July 31, 1997, an increase of $33,007,000, or 47% over the amount reported for the same period last year. The increase in indirect, general and administrative expenses is due to an increase in business activity in addition to the addition of the Greiner overhead.

         URS earned $13,014,000 before income taxes for the nine months ended July 31, 1997 compared to $7,333,000 for the same period last year. URS's effective income tax rate for the nine months ended July 31, 1997 and 1996 was approximately 40%.

         URS reported net income of $7,834,000 or $.74 per share, for the nine months ended July 31, 1997, compared with $4,403,000, or $.51 per share for the same period last year.

         URS's backlog at July 31, 1997 was $470,072,000, as compared to $399,200,000 at October 31, 1996.

         On February 12, 1997, Wells Fargo exercised the 435,562 warrants held by Wells Fargo at $4.34 per share, resulting in the issuance of an additional 435,562 shares to Wells Fargo for $1.9 million. On February 14, 1997, various partnerships managed by Richard C. Blum & Associates, Inc. ("RCBA") exercised 1,383,586 warrants held by such entities at $4.34 per share. The exercise price of these warrants was paid by a combination $2.0 million of cash and the cancellation of the $3.0 million amount of debt drawn under URS's line of credit with certain RCBA entities. The exercise resulted in the issuance of an additional 1,383,586 shares to the RCBA entities. These equity transactions are reflected in URS's financial statements.

         Certain reclassifications have been made to the allowance for doubtful accounts and other items in the financial statements for the nine months ended July 31, 1997 to conform the presentation previously employed by Greimer to URS's presentation, with no effect on net income.

Income Taxes

         URS currently has a $6.0 million NOL carryforward which is limited to $750,000 per year, pursuant to Section 382 of the Internal Revenue Code, related to its October 1989 quasi- reorganization.


Liquidity and Capital Resources

         URS's liquidity and capital measurements are set forth below:


                                                  July 31,                        October 31,
---------------------------------------------------------------------------------------------------------------
                                        1997           1996           1996           1995           1994
---------------------------------------------------------------------------------------------------------------
Working capital                      $59,264,000    $51,776,000   $57,572,000    $36,307,000     $33,674,000

Working capital ratio                 1.8 to 1       1.9 to 1       1.8 to 1       2.4 to 1       2.6 to 1

Average days to convert billed
  accounts receivable to cash            74             99             58             62             66

Percentage of debt to equity            67.3%         112.0%         108.1%         25.0%           27.3%


         URS is a professional services organization and, as such, is not capital intensive. Capital expenditures during fiscal years 1996, 1995 and 1994 were $3.0 million, $1.6 million and $2.1 million, respectively and for the nine-month period ended July 31, 1997, 1996 and 1995 were $3.0 million, $2.3 million and $1.1 million, respectively. The expenditures were principally for computer-aided design and general purpose computer equipment to accommodate URS's growth. URS expects fiscal 1997 capital expenditures to be comparable to the expenditures in fiscal 1996.

         At July 31, 1997, URS's senior secured revolving credit facility with Wells Fargo, provided for advances of up to $20.0 million. Also at July 31, 1997, URS had outstanding letters of credit totaling $1.0 million, which reduced the amount available to URS under its revolving credit facility to $19.0 million.

         To finance some of the cash portion of the Merger, Wells Fargo signed and delivered to URS the Commitment Letter which has been accepted by URS. The Commitment Letter provides that Wells Fargo will provide URS with the following loans to finance some of the cash portion of the Merger and to provide for the working capital needs of URS thereafter: a $40 million revolving credit facility expiring five years from the issuance date and a $110 million term loan maturing six years from the date of the loan. Such loans will be secured by guarantees from and pledges of the stock of URS's major subsidiaries and will replace URS's current secured credit facility. It is expected that the facility will be syndicated to include other lenders.

         URS believes that its existing financial resources, together with its planned cash flow from operations and the line of credit described in the Commitment Letter, will provide sufficient capital to fund its operations and its capital expenditure needs for the foreseeable future.

Cash paid during the period for:


                            Nine Month Period Ended July 31,                     Years Ended October 31,
                            ---------------------------------              ----------------------------------
                                 1997            1996                       1996           1995          1994
                                ------          ------                     ------         ------        -----
                                                           (In thousands)
Interest                        $4,107          $1,682                    $4,142         $  891       $1,301

Income taxes                    $6,777          $2,132                    $6,483         $1,358       $  499



Acquisitions

         On January 4, 1995, URS acquired E.C. Driver & Associates, Inc. ("ECD") for an aggregate purchase price of $3.6 million, which was paid in cash. In conjunction with the acquisition, liabilities were assumed as follows:

                                                            (In thousands)
         Fair value of assets acquired                          $ 4,952
         Cash paid for the capital stock                         (3,596)
                                                                -------
           Liabilities assumed                                  $ 1,356
                                                                =======

         On March 29, 1996, URS acquired Greiner for $78.8 million, comprised of cash of $69.3 million, and 1.4 million shares of URS Common Stock. The purchase was partially financed by $50.0 million of secured term loans payable over seven years beginning October 1996. The loans bear interest based on rate indexes selected by URS, with variable spreads over the selected index based on loan maturity and URS's financial performance.

         The acquisition has been accounted for by the purchase method of accounting and the excess of the fair value of the net assets acquired over the purchase price has been allocated to goodwill. The operating results of Greiner are included in URS's results of operations from the date of purchase.

         The purchase price consisted of:                         (In thousands)
             Cash paid                                              $  19,321
             Term debt-current portion                                  4,675
             Term debt-long-term portion                               45,325
             Common Stock                                               9,463
                                                                    ---------
                                                                    $  78,784
                                                                    =========

         The purchase price of Greiner
           (net of prepaid loan fees of $1.6 million)               $  77,184

         Fair value of assets acquired                                (42,510)
                                                                    ---------
         Excess purchase price over net assets acquired (Goodwill)  $  34,674
                                                                    =========


Selected WC Historical Financial Data

         The following table sets forth selected financial data of WC for the five years ended December 31, 1996 and the six months ended June 30, 1997 and 1996. The data presented below should be read in conjunction with the Consolidated Financial Statements of WC including the notes thereto.

                                     SUMMARY OF SELECTED FINANCIAL INFORMATION
                                       (In thousands, except per share data)

Income Statement Data:                          Six Months Ended
                                                    June 30,                            Years Ended December 31,
                                            ----------------------------------------------------------------------------------------
                                                1997        1996         1996         1995        1994           1993        1992
                                            ----------------------------------------------------------------------------------------
Revenues:
     Gross revenues from services           $ 161,225    $ 156,443    $ 320,228    $ 310,394    $ 273,880    $ 268,801    $ 271,342
     Direct costs of outside services         (51,329)     (50,184)    (110,830)     (94,010)     (73,356)     (70,730)     (75,757)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net revenues                                  109,896      106,259      209,398      216,384      200,524      198,071      195,585

Costs and expenses:
     Salaries and benefits                     76,095       76,196      147,722      150,894      138,485      137,785      133,264
     General expenses                          23,025       23,156       48,646       50,725       45,424       45,137       46,679
     Depreciation and amortization              3,098        3,475        6,826        6,802        5,587        5,587        4,998
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                              102,218      102,827      203,194      208,421      189,496      188,509      184,941
Other expenses (income):
     Interest                                   1,466        1,514        2,768        2,745        2,213        1,772        1,355
     Other                                       (164)         (66)         (81)        (138)         (71)        (127)        (307)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                1,302        1,448        2,687        2,607        2,142        1,645        1,048
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income before income taxes                      6,376        1,984        3,517        5,356        8,886        7,917        9,596
     Income taxes                               3,015          951        1,913        2,536        3,737        3,355        3,995
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
     Net income                                 3,361        1,033        1,604        2,820        5,149        4,562        5,601

Less:
     Dividends on Preferred shares                 53           58          111          126          145          155          184
     Redemption premium on
       Preferred shares                           432          490          979        1,095        1,211        1,327          815
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                  485          548        1,090        1,221        1,356        1,482          999
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income applicable to common shares      $   2,876    $     485    $     514    $   1,599    $   3,793    $   3,080    $   4,602
                                            =========    =========    =========    =========    =========    =========    =========

Net income per share                        $    1.46    $    0.25    $    0.26    $    0.82    $    1.97    $    1.50    $    2.24
                                            =========    =========    =========    =========    =========    =========    =========

Weighted average shares outstanding             1,975        1,967        1,965        1,955        1,921        2,058        2,055

Balance Sheet Data:                                 As of
                                                   June 30,                                 As of December 31,
                                        -------------------------------------------------------------------------------------

                                              1997        1996       1996         1995        1994        1993        1992
                                        -------------------------------------------------------------------------------------
     Working capital                         $29,641   $ 31,108    $ 27,829     $ 37,840    $ 46,016    $ 45,936    $ 29,311
     Total assets                            137,386    134,729     127,390      133,444     104,836     104,742     101,881
     Total debt                               35,451     35,938      29,595       38,891      26,750      27,465      28,059
     Long-term liabilities                    15,227     22,511      17,787       28,710      29,685      30,540      13,577
     Redeemable preferred stock                6,437      5,525       5,395        5,035       5,062       4,856       4,419
     Stockholders' equity                     40,646     37,608      38,272       37,665      34,167      33,059      31,917


WC Management's Discussion and Analysis of Financial Condition and Results of Operations


Fiscal 1996 Compared with Fiscal 1995

         Gross Revenues from services in fiscal 1996 were $320.2 million, 3% greater than in fiscal 1995. Substantially all of the increase was attributable to increases in direct costs of outside services as a result of using subcontractors. Net revenues declined to $209.4 million in fiscal 1996 from $216.4 million in fiscal 1995. While net revenues in Europe were down 11% in fiscal 1996 reflecting difficult market conditions due to competition, net revenues in Asia-Pacific increased to $30.0 million in fiscal 1996 from $21.1 million in fiscal 1995 due to increased demand for WC's services. Offsetting this gain was a decline in North America net revenues to $170.0 million in fiscal 1996 from $184.9 million in fiscal 1995. This decline is attributable to a general decline in demand and to delays in U.S. Federal government procurements for engineering and environmental services and to increased industry-wide competition.

         Salaries and benefits in fiscal 1996 declined to $147.7 million from $150.9 million in fiscal 1995. This decline generally followed the shift in net revenues as they are directly related. General expenses declined to $48.6 million in fiscal 1996 from $50.7 million in fiscal 1995 as a result of cost reduction efforts. Depreciation and amortization and interest expense in fiscal 1996 and fiscal 1995 were consistent from year to year.

         As a result of the decline in net revenues in fiscal 1996 versus fiscal 1995, income before income taxes decreased to $3.5 million from $5.4 million in fiscal 1995. Income taxes in fiscal 1996 were $1.9 million, or 54% of income before income taxes, compared with an effective income tax rate of 47% in fiscal 1995. Rates in both years were substantially higher than the U.S. Federal statutory rate of 35% due to state and foreign taxes and to non-deductible costs and expenses for Federal income tax purposes.

         Net income applicable to common shares declined to $0.5 million in fiscal 1996 from $1.6 million in fiscal 1995, or $0.26 per share in fiscal 1996 versus $0.82 per share in fiscal 1995.

         WC's backlog at December 31, 1996 was $189.0 million as compared to $162.0 million at December 31, 1995.

Fiscal 1995 Compared with Fiscal 1994

         Gross revenues from services in fiscal 1995 increased to $310.4 million from $274.9 million in fiscal 1994, or 13%. Of the increase of $35.5 million, $26.4 million came from the April 1995 acquisition of a specialty contractor, $4.4 million came from increases in the use of subcontractors and the remainder came from an increased demand for WC's services. Net revenues increased to $216.4 million in fiscal 1995 from $200.5 million in fiscal 1994, or 8%, of which $10.2 million was from the aforementioned acquisition and the remainder was from increases in demand for WC's services.

         Salaries and benefits increased to $150.9 million in fiscal 1995 from $138.5 million in fiscal 1994, or 9%. This increase generally followed shifts in net revenues as they are directly related. General expenses in fiscal 1995 increased following the increase in net revenues and as a result of the aforementioned acquisition. Depreciation and amortization in fiscal 1995 increased to $6.8 million from $5.6 million in fiscal 1994 due to increased capital expenditures and to the aforementioned acquisition. Interest expense increased in fiscal 1995 due to additional borrowings in connection with the aforementioned acquisition.

         Income before income taxes declined to $5.4 million in fiscal 1995 from $8.9 million in fiscal 1994. Income taxes in fiscal 1995 were $2.5 million based on an effective tax rate of 47% compared with 42% in fiscal 1994. The increase in the tax rate is attributable to non-deductible costs and expenses.

         Net income applicable to common shares declined to $1.6 million in fiscal 1995 from $3.8 million in fiscal 1994, or $0.82 per share in fiscal 1995 versus $1.97 per share in fiscal 1994.

Liquidity and Capital Resources

         WC's liquidity and capital measurements are set forth below:

                                             June 30                                      December 31
                                      -------------------           -----------------------------------------------------------
                                       1997          1996              1996                    1995                    1994
                                       ----          ----              ----                    ----                    ----
Working capital                     $29,641,000      $31,108,000    $27,829,000             $37,840,000            $46,016,000

Working capital ratio                1.4 to 1.0       1.5 to 1.0      1.4 to 1.0              1.6 to 1.0            2.3 to 1.0
Average days to convert billed
    accounts receivable to cash          82             78               74                      73                     65
Percentage of debt to equity             87%            96%              77%                    103%                    78%


         The decline in WC's working capital from December 31, 1994 to December 31, 1996 was primarily due to WC refinancing long-term debt using funds from a revolving line of credit. The increase in WC's working capital from December 31, 1996 to June 30, 1997 was due to WC's improved operating results.

         In September 1996 WC entered into a $30 million revolving line of credit and a $6 million term loan domestically with a lender. In addition, WC has international lines of credit with a total capacity of $2.9 million. It is anticipated that the $30 million revolving line of credit and the $6 million term loan will be fully paid and terminated following the Effective Time of the Merger.

         WC is primarily a professional services organization and, as such, is not capital intensive. Capital expenditures for the six months ended June 30, 1997 and the fiscal years ended December 31, 1996, 1995 and 1996 were $1,799,000, $3,019,000, $4,609,000 and $5,226,000, respectively.

         WC believes that its existing financial resources, together with its planned cash flow will provide sufficient capital to find its operations and its capital expenditure needs for the foreseeable future.

         Cash paid during the periods for:

                   Six Months Period
                      Ended June 30,              Year ended December 31
                     1997        1996          1996         1995         1994
                     ----        ----          ----         ----         ----

Interest          $1,732,000   $1,883,000   $4,235,000   $3,630,000   $2,297,000
Income taxes      $  778,000   $  184,000   $  554,000   $4,472,000   $4,001,000


Acquisition

         On April 28, 1995, WC purchased all of the issued and outstanding common stock of GCH Acquisition Corporation for $8,150,000, for which WC paid cash of $7,146,878 and issued 43,614 shares of its Common Stock with a value of $1,003,122. The transaction was accounted for under the purchase method of accounting. Of the purchase price, $5,221,000 was recorded as excess of cost over net assets (goodwill) acquired. During 1996, an additional amount of goodwill was recognized in the amount of $3,466,000 net of taxes, as a result of changes in the estimated profitability of contracts acquired.

         Purchase price of GCH Acquisition Corporation          $8,150,000

         Plus fair value of net liabilities assumed                537,000
            (as adjusted in 1996)                               ----------

         Excess of cost over net assets acquired                $8,687,000
                                                                ==========


         On October 3, 1995, WC purchased all of the issued and outstanding stock of Cole Sherman and Associates Limited ("CSA"), a Canadian corporation, for $1,429,646. The transaction was accounted for under the purchase method of accounting. During 1996, WC wrote off uncollectible accounts receivable within CSA of approximately $217,000, and recorded this amount as additional excess of cost over net assets acquired.

         Purchase price of Cole Sherman and Associated Limited       $1,429,646
         Less fair value of net assets acquired
            (as adjusted in 1996)                                      (967,830)
                                                                     ----------

         Excess of cost over net assets acquired                     $  461,816
                                                                     ==========


Six Months ended June 30, 1997 Compared with Six Months ended June 30, 1996

         Gross revenues from services in 1997 increased to $161.2 million from $156.4 million in 1996, or 3%. Direct costs of outside services increased to $51.3 million, or 2%. Net revenues increased by $3.6 million, or 3%, to $109.9 million in 1997 from $106.3 million in 1996, due primarily to increased demand for construction contract services.

         Costs and expenses, comprised of salaries and benefits, general expenses and depreciation and amortization remained consistent at $102.2 million in 1997 versus $102.8 million in 1996, primarily as a result of cost management. Interest expense also remained relatively constant in 1997 versus 1996.

         As a result of the foregoing, income before income taxes increased to $6.4 million in 1997 from $2.0 million in 1996. WC's effective income tax rate in 1997 was 47% compared to 48% in 1996.

         Net income applicable to common shares in 1997 was $2.9 million compared to $0.5 million in 1996, or $1.46 per share versus $0.25 per share in 1996.

         WC's backlog at June 30, 1997 was $ 212 million.

Three Months ended June 30, 1997 Compared with Three Months ended June 30, 1996

         Gross revenues from services in 1997 increased to $84.6 million from $79.4 million in 1996, or 7%. Direct costs of outside services increased to $27.2 million, or 3%. Net revenues increased by $4.4 million, 8%, to $57.4 million in 1997 from $53.0 million in 1996, due primarily to increased demand for construction contract services.

         Costs and expenses, comprised of salaries and benefits, general expenses and depreciation and amortization, increased by $1.5 million, or 2.9%, from $51.1 million in 1996 to $52.6 million in 1997. This reflected slower growth than was experienced in revenues due to cost management. Interest expense in 1997 decreased to $0.7 million from $0.8 million in 1996, due to reductions in debt balances and average interest rate.

         As a result of the foregoing, income before income taxes increased to $4.2 million in 1997 compared to $1.1 million in 1996. WC's effective income tax rate in 1997 was 47% compared to 50% in 1996, reflecting differences in the effect of state and foreign taxes and the non-deductibility of expenses for Federal income tax purposes.

         Net income applicable to common shares in 1997 was $1.9 million compared to $0.2 million in 1996, or $0.98 per share versus $0.12 per share in 1996.

                           INFORMATION CONCERNING URS

Overview

         URS offers a broad range of planning, design and program and construction management services. URS serves public and private sector clients on infrastructure projects involving transportation systems, facilities and environmental programs. URS conducts its business through offices located throughout the United States. URS has approximately 3,250 employees, many of whom hold advanced or technical degrees and have extensive experience in sophisticated disciplines applicable to URS's business. URS believes that its geographic and technical diversity allow it to compete for local, regional and national projects, and enable it to apply to each project a variety of resources from its national network.

Services

         URS provides professional services in three major areas: planning, design and program and construction management through URS's 35 principal offices. Each of these offices is responsible for obtaining local or regional contracts. This approach allows regional government agencies and private clients to view URS's offices as local businesses with superior service delivery capabilities. Because URS can draw from its large and diverse network of professional and technical resources, URS has the capability to market and perform large multi-state projects.

         Planning. Planning covers a broad range of assignments ranging from conceptual design and technical and economic feasibility studies to community involvement programs. Planning services also involve developing alternative concepts for project implementation and analyzing the impacts of each alternative. In addition to traditional engineering and architectural planning services, URS has extensive expertise in a number of highly specialized areas, including toll facilities, health care facility renovation, environmental site analysis, water quality planning for urban storm water management and site remediation assignments.

         Design. URS's professionals provide a broad range of design and design-related services, including computerized mapping, architectural and interior design, civil, sanitary and geotechnical engineering, process design and seismic (earthquake) analysis and design. For each project, URS identifies the project requirements and then integrates and coordinates the various design elements. The result is a set of contract documents that may include plans, specifications and cost estimates that are used to build a project. These documents detail design characteristics and set forth for the contractor the materials which should be used and the schedule for construction. Other critical tasks in the design process may include value analysis and the assessment of construction and maintenance requirements.

         Program and Construction Management. URS's program and construction management services include master scheduling of both the design and construction phases, construction and life-cycle cost estimating, cash flow analysis, value engineering, constructability reviews and bid management. Once construction has begun, URS supervises and coordinates the activities of the construction contractor. This frequently involves acting as the owner's representative for on-site supervision and inspection of the contractor's work. In this role, URS's objective is to monitor a project's schedule, cost and quality. URS generally does not take contractual responsibility for the contractor's risks and methods, nor for site safety conditions.

Markets

         URS's strategy is to focus on the infrastructure market which includes surface and air transportation systems, institutional and commercial facilities, and environmental programs involving pollution control, water resources and hazardous waste management.

         Surface and Air Transportation Systems. URS's engineers, designers, planners and managers provide services for projects involving all types of transportation systems and networks, such as highways, roadways, streets, bridges, rapid and mass transit, airports and marine facilities. These services range from the design of interstate highways to harbor traffic simulation studies and may extend from conceptual planning through the preliminary and final design to construction management. Historically, URS's emphasis in this market area has been on the design of new transportation systems, but in recent years the rehabilitation of existing systems has become a major focus.

         Institutional and Commercial Facilities. URS provides architectural, engineering design, space planning and construction supervision services to this market area. Demand for low-maintenance, energy efficient facilities drives today's market for commercial and industrial buildings. In addition, there is increased pressure to renovate facilities to meet changing needs and current building standards.

         Pollution Control. URS's principal services in this market include the planning and design of new wastewater facilities, such as sewer systems and wastewater treatment plants, and the analysis and expansion of existing systems. The types of work performed by URS include infiltration/inflow studies, combined sewer overflow studies, water quality facilities planning projects and design and construction management services for wastewater treatment plants.

         Water Resources. URS's capabilities in this market area include the planning, design and program and construction management of water supply, storage, distribution and treatment systems, as well as work in basin plans, groundwater supply, customer rate studies, urban run-off, bond issues, flood control, water quality analysis and beach erosion control.

         Hazardous Waste Management. In this market segment, URS conducts initial site investigations, designs remedial actions for site clean-up and provides construction management services during site clean-up. This market involves identifying and developing measures to effectively dispose of hazardous and toxic waste at contaminated sites. URS also provides air quality monitoring and designs individual facility modifications required to meet local, state and Federal air quality standards. This work requires specialized knowledge of and compliance with complex Federal and state regulations, as well as the permitting and approval processes. Solid waste management services provided by URS include facility siting, transfer station design and community-wide master planning.

Clients

         General. URS's clients include local, state and Federal government agencies and private sector businesses. URS's revenues from local, state and Federal government agencies and private businesses for the last five fiscal years and the nine month period ended July 31, 1997 are as follows:


                    July 31,                                         October 31,
                      1997                 1996               1995                1994                1993                 1992
                     ------               ------             ------              ------              ------               -----
                                                         (in thousands)
  Local and
    state
   agencies       $185,316  63%       $198,472  65%       $ 99,871  56%        $88,207  54%        $80,350  55%         $65,315  48%

   Federal
   agencies         53,636  18          64,226  21          58,751  33          59,611  36          48,713  33           52,530  38

   Private
  businesses        56,544  19          42,772  14          21,147  11          16,270  10          16,698  12           18,948  14
                  -------- ---         ------- ---         ------- ---         ------- ---         ------- ---           ------ ---

    Total         $295,496 100%       $305,470 100%       $179,769 100%       $164,088 100%       $145,761 100%        $136,793 100%
                   ======= ====        ======= ===         ======= ===         ======= ===         ======= ===          ======= ===


         Contract Pricing and Terms of Engagement. Under its cost-plus contracts, URS charges clients negotiated rates based on URS's direct and indirect costs. Labor costs and subcontractor services are the principal components of URS's direct costs. Federal Acquisition Regulations limit the recovery of certain specified indirect costs on contracts subject to such regulations. In negotiating a cost-plus contract, URS estimates all recoverable direct and indirect costs and then adds a profit component, which is either a percentage of total recoverable costs or a fixed negotiated fee, to arrive at a total dollar estimate for the project. URS receives payment based on the total actual number of labor hours expended. If the actual total number of labor hours is lower than estimated, the revenues from that project will be lower than estimated. If the actual labor hours expended exceed the initial negotiated amount, URS must obtain a contract modification in order to receive payment for such overage. URS's profit margin will increase to the extent URS is able to reduce actual costs below the estimates used to produce the negotiated fixed prices on contracts not covered by Federal Acquisition Regulations; conversely, URS's profit margin will decrease and URS may realize a loss on the project if URS does not control costs and exceeds the overall estimates used to produce the negotiated price. Cost-plus contracts covered by Federal Acquisition Regulations require an audit of actual costs and provide for upward or downward adjustments if actual recoverable costs differ from billed recoverable costs. The Defense Contract Audit Agency, auditors for the Department of Defense and other Federal agencies, has completed incurred cost audits of URS's Federal contracts for fiscal years ended through October 31, 1988, resulting in immaterial adjustments.

         Under its fixed-price contracts, URS receives an agreed sum negotiated in advance for the specified scope of work. Under fixed-price contracts, no payment adjustments are made if URS overestimates or under-estimates the number of labor hours required to complete the project, unless there is a change of scope in the work to be performed. Accordingly, URS's profit margin will increase to the extent the number of labor hours and other costs are below the contracted amounts. The profit margin will decrease and URS may realize a loss on the project if the number of labor hours required and other costs exceed the estimates.

         For the fiscal year ended October 31, 1996, the percentage of revenues attributable to cost-plus contracts was 50.1% and the percentage of revenues attributable to fixed-price contracts was 26.6%. For the nine months ended July 31, 1997, the percentage of revenues attributable to cost-plus contracts was 72% and the percentage of revenues attributable to fixed-price contracts was 20%.

         Backlog, Project Designations and Indefinite Delivery Contracts. URS's contract backlog was $470.1 million at July 31, 1997, $399.2 million at October 31, 1996, and $196.4 million at October 31, 1995. URS's contract backlog consists of the amount billable at a particular point in time for future services under executed funded contracts. Indefinite delivery contracts, which are executed contracts requiring the issuance of task orders, are included in contract backlog only to the extent the task orders are actually issued and funded. Of the contract backlog of $470.1 million at July 31, 1997, approximately 30%, or $141.0 million, is not reasonably expected to be filled within the next fiscal year ending October 31, 1997.

         URS has also been designated by customers as the recipient of certain future contracts. These "designations" are projects that have been awarded to URS but for which contracts have not yet been executed. Task orders under executed indefinite delivery contracts which are expected to be issued in the immediate future are included in designations. Total contract designations were estimated to be $454.2 million at July 31, 1997, $295.9 million at October 31, 1996 and $194.1 million at October 31, 1995. Typically, a significant portion of designations are converted into signed contracts. However, there is no assurance this will continue to occur in the future.


         Indefinite delivery contracts are signed contracts pursuant to which work is performed only when specific task orders are issued by the client.
Generally these contracts exceed one year and often indicate a maximum term and potential value. Certain indefinite delivery contracts are for a definite time period with renewal option periods at the client's discretion. While URS believes that it will continue to get work under these contracts over their entire term, because of renewals and the necessity for issuance of individual task orders, continued work by URS and the realization of their potential maximum values under these contracts are not assured. However, because of the increasing frequency with which URS's government and private sector clients use this contracting method, URS believes their potential value should be disclosed along with backlog and designations as an indicator of URS's future business.
When the client notifies URS of the scope and pricing of task orders, the estimated value of such task orders is added to designations. When such task orders are signed and funded, their value goes into backlog. At July 31, 1997, the potential value of URS's five largest indefinite delivery contracts was as follows:


                                                                  Revenues                  At July 31, 1997
                                                              Recognized for   ----------------------------------------------
                                                 Total        the Nine Month                                   Estimated
                                               Potential       Period Ended     Funded         Estimated       Remaining
          Contract               Term           Values        July 31, 1997     Backlog       Designations       Values
          --------               ----          --------      ---------------    -------       ------------       ------
                                                      (In millions)
EPA ARCS (9&10)                1989-99           $182.5           $ 43.1         $ 19.5           $ 4.3          $115.6

Navy CLEAN                     1989-99            166.0            134.0            5.8             2.6            23.6

EPA ARCS (6,7&8)               1989-99            119.7             74.8            3.9             --             41.0

Brooks AFB System              1994-99             50.0             10.6            9.4             --             30.0

NY State Environmental         1994-99             20.0              7.9             .2             --             11.9
                                                 ------           ------         ------          ------            ----
   Remediation

     Total                                       $538.2           $270.4         $ 38.8          $  6.9          $222.1
                                                 ======           ======         ======          ======          ======



Competition

         The engineering and architectural services industry is highly fragmented and very competitive. As a result, in each specific market area URS competes with many engineering and consulting firms, several of which are substantially larger than URS and which possess greater financial resources. No firm currently dominates any significant portion of URS's market areas.
Competition is based on quality of service, expertise, price, reputation and local presence. URS believes that it competes favorably with respect to each of these factors in the market areas it serves.

Employees

         URS has approximately 3,250 employees, many of whom hold advanced or technical degrees and have extensive experience in a variety of disciplines applicable to URS's business. URS also employs, at various times on a temporary basis, up to several hundred additional persons to meet contractual requirements. Thirteen of URS's employees are covered by a collective bargaining agreement. URS has never experienced a strike or work stoppage. URS believes that employee relations are good.

Properties

         URS leases office space in 35 principal locations throughout the United States. Most of the leases are written for a minimum term of three years with options for renewal, sublease rights and allowances for improvements. Significant lease agreements expire at various dates through the year 2005. URS believes that its current facilities are sufficient for the operation of its business and that suitable additional space in various local markets is available to accommodate any needs that may arise.

Acquisitions

         In January 1995, URS acquired privately-held ECD of Tallahassee, Florida, an engineering firm specializing in bridge and highway design. In March 1996 URS acquired publicly-held Greiner Engineering, Inc., an Irving, Texas engineering and architectural design services firm ("Greiner"). The acquisition of Greiner nearly doubled the size of URS, increasing the number of offices from 24 to 35, and the number of employees from approximately 1,300 to approximately 3,000. Following this acquisition, Greiner became a wholly-owned subsidiary of URS. Major efforts have been made to integrate the functions of both companies. URS undertook to change the name of each of its and Greiner's operating subsidiaries to reflect the name "URS Greiner." In addition, regional divisions of both companies were combined under common management to facilitate the operation of the combined business and the delivery of services to its clients. In July 1997, URS acquired privately-held WVP Corporation of St. Louis, Missouri, an engineering, architecture and planning firm with offices in St. Louis, and Chicago and Decatur, Illinois.

Legal Proceedings

         Various legal proceedings are pending against URS or its subsidiaries alleging breaches of contract or negligence in connection with URS's performance of professional services. In some actions, damages (including punitive or treble damages) are sought which substantially exceed URS's insurance coverage. Based upon management's experience that most legal proceedings settle for less than any claimed damages, at this time management does not believe that any of such proceedings are likely to result in a judgment against, or settlement by, URS materially exceeding URS's insurance coverage or have a material adverse effect on the consolidated financial position and operations of URS.

                            INFORMATION CONCERNING WC

Overview

         Founded in 1950 as a soils consulting engineering firm based in Oakland, CA, by the late 1960's WC had grown to become one of the leading firms in the field of geotechnical engineering and applied earth sciences consultancy in the U.S. Following the passage of the National Environmental Policy Act in 1969, WC added environmental consulting to its lines of business. In the late 1970's WC established a hazardous waste management practice and European operations. WC has performed work for the Federal government since its formation, and in the late 1980's WC formed a subsidiary specifically to consolidate and expand its services to Federal government agencies. At that time WC also expanded geographically into the Asian-Pacific region and increased its European operations. In 1987 a holding company (Woodward-Clyde Group, Inc.) was formed, which has since moved its headquarters to Denver. Woodward-Clyde Consultants (now Woodward-Clyde International-Americas), was at that time the primary operating entity, and became WC's major subsidiary following its incorporation. In 1995 WC acquired Cole, Sherman & Associates, Ltd., a full-service Canadian engineering, architectural design and planning firm, and Geo-Con, a geotechnical and environmental construction firm. These acquisitions brought WC capacity in the geo-civil design market and a construction subsidiary.

         WC offers a broad range of environmental engineering services, ranging from planning through construction of major projects for both private and governmental clients. Services include implementation of solutions for problems such as hazardous waste, air pollution, water pollution, facility permitting and regulatory compliance. WC also provides specialized consulting services relating to civil and geotechnical engineering, geo-civil design and construction and water supply. Services offered by WC cover all phases of a project's life cycle, including planning, consulting, permitting, design, construction and operations.

Services

         WC separates its business into four major service areas: Waste Management and Remediation Engineering, Environmental Management and Pollution Control, Civil and Geo-Engineering and Construction Contracting.

         Waste Management. Representing nearly 41% of 1996 revenue, the waste management area provides greater revenue than any of WC's other service areas. WC provides integrated services to characterize waste and site contamination, select appropriate cost-effective remedies, engineer and design the remedies, and then implement the remedies selected. WC performs environmental audits, environmental site assessments and contamination assessments, provides health risk assessment and cleanup criteria, and also performs engineering feasibility studies. In addition, WC develops remediation plans, designs and specifications for treatment, storage and disposal, including in-plant waste minimization, industrial and municipal wastewater treatment, landfill siting, design and construction, waste treatment and solid waste management. WC frequently manages remedial action, as well as construction and post-construction environmental monitoring. WC also performs remediation construction, which is described below in "Construction Contracting."

         Environmental Management and Pollution Control. WC performs environmental impact assessments and mitigation studies as well as environmental document preparation services including the production of both program and project-level feasibility studies, environmental checklists, initial studies, environmental impact reports, environmental assessments, and permit applications and similar documents required by Federal, state and local agencies. WC also presents documentary findings to governmental agencies or other firms and provides expert testimony at administrative and judicial hearings. Other environmental services provided by WC include services related to strategic environmental management (including preparation for ISO 14000 certification and remediation assessment); air pollution, including air quality impact assessment, engineering and toxic air emissions control program development; industrial wastewater treatment, including planning, analysis, design and construction management for wastewater discharge and reclamation; and stormwater runoff management.

         Civil and Geo-Engineering. WC was originally founded as a geotechnical engineering firm specializing in soil mechanics and foundation engineering. WC's primary services in this field include foundation engineering for all types of man-made, earth-based structures. WC has developed extensive knowledge in underground construction, including tunneling and deep open cut excavations. WC has contributed in whole or in part to the design construction or rehabilitation of over 2,000 dams worldwide, and is experienced in engineering geology applied to natural hazard assessment and mitigation, such as landslides and active faults. WC applies risk assessment and management services to the fields of seismological analysis and earthquake engineering design, as well as water supply and flood studies, and assessment of health risks posed by industrial or commercial activities. WC's primary services related to water supply include surface and ground water hydrologic analysis; supply and demand studies; siting, site investigations, design and construction of dams and tunnels; and planning, economic studies and management. WC sites and designs major earth, rockfill and concrete dams and tunnels, and its services include drawings, specifications, cost estimates and schedules. Planning and management services include river basin planning, water management and conservation studies, water rights evaluation, conduct of public involvement and conflict resolution programs and various economic and cost-benefit analyses.

         Construction Contracting. WC entered the construction contracting market with the acquisition of Geo-Con in 1995. WC provides specialty contracting services in several geotechnologies applicable to environmental site restoration and soil improvement for infrastructure projects. In addition, by combining engineering and construction capabilities, WC is now able to provide turnkey design/construct services to its clients.

Market Price of and Dividends on
Common Equity and Related Stockholder Matters

         Market Information. There is no established public trading for either the WC Common Stock or WC Preferred stock. WC Common Stock is available for purchase only by selected professional employees of WC and its subsidiaries. The price per share is set by the Board of Directors not less than once per year, which price pertains until a new price is set, in accordance with the Shareholders' Agreement. The Shareholders' Agreement provides a range in which the Board of Directors may set the price per share: the price may not exceed 1.2 times the book value per share as reported in the latest financial statements of WC, and may not be set below a price 0.8 times the last transaction price per share. The prices determined by the Board of Directors for the periods covering the last two fiscal years and latest interim periods are as follows:

                  January 1, 1997 to present:                          $ 25.00
                  August 1, 1995 to December 31, 1996:                 $ 23.60
                  January 1, 1995 to July 31, 1995:                    $ 23.00

         As previously noted, there is no public market for the trading of any of WC Common Stock. WC Common Stock can be transferred, once purchased, only to WC or under certain limited circumstances to other employee-stockholders, and only when the stockholder ceases to be an employee of WC or one of its subsidiaries, upon the attainment by the employee of age 55, upon the special vote of the Board of Directors and the stockholders, under certain circumstances when WC is unable to purchase the WC Common Stock, or if the stockholder's shares become "Qualified Shares" as determined in accordance with the Shareholders' Agreement. WC is not required to purchase such shares unless certain requirements have been met, one of which is the acceptability of such purchase under applicable lending agreements. Since late 1995, WC has been significantly restricted from purchasing shares by certain terms of its lending arrangements. There has been, therefore, a waiting list of stockholders in line to have their shares purchased by WC when WC is able to resume such purchases.

         There is likewise no public market for the trading of any WC Preferred Stock. All of the issued and outstanding shares of WC Preferred Stock are held by the General Trustees for the WC Retirement Plan, which is a qualified retirement benefit plan. An agreement between WC and the General Trustees in 1992 provides the General Trustees a "put option" in the shares of WC Preferred Stock, in that 10% of the outstanding WC Preferred Stock held by the General Trustees as of the date of the agreement are subject to repurchase by WC each year. However, repurchases in connection with these put options of Preferred Stock have been restricted in accordance with the terms of WC's lending arrangements.

         Holders. The WC Retirement Plan is the sole stockholder of WC Preferred Stock. Pursuant to the Shareholders' Agreement, WC Common Stock is held by employees of WC and the WC subsidiaries. As of August 26, 1997, there were 399 employee stockholders, none of whom owned 5% or more of WC Common Stock. At that date, there were also 91 non-employee stockholders, none of whom owned 5% or more of WC Common Stock. Non-employee stockholding arises due to retirement or termination of employees only. The non-employee stockholders are currently on a waiting list to have their shares purchased by WC. The terms of the Merger Agreement prevent WC from issuing or repurchasing any shares of its Common or Preferred Stock until the termination of the Merger Agreement or the Effective Time of the Merger. Until such time, existing restrictions on WC's ability to repurchase its shares also remain in effect.

         Dividends. WC has never paid dividends on the WC Common Stock. Under the terms of the WC Financing Agreement, WC and certain of its major subsidiaries are prohibited from paying any dividends on their capital stock without the prior written consent of the agent of the lenders. It is anticipated that all indebtedness outstanding under the WC Financing Agreement will be fully paid and that the WC Financing Agreement will be terminated following the consummation of the Merger.

                                 URS MANAGEMENT

Executive Officers of URS

         The following is a list of URS's executive officers and other key employees, their ages and their positions as of the date of this Prospectus:

Name                         Age      Position
Martin M. Koffel             58       Chief Executive Officer, President and Chairman of the Board of URS
Kent P. Ainsworth            51       Executive Vice President, Chief Financial Officer and Secretary of URS
Robert L. Costello           46       Vice President and Director of URS; Executive Vice President of URS
                                      Greiner Engineering, Inc.
Joseph Masters               40       Vice President and General Counsel of URS
Irwin L. Rosenstein          61       Vice President and Director of URS; President of URS Greiner
                                      Consultants, Inc.

         Business Experience

         Martin M. Koffel has been the Chief Executive Officer, President and Director of URS since May 1989. Mr. Koffel has served as Chairman of the Board of URS since June 1989. Mr. Koffel has also served as a Director of Regent Pacific Corporation since 1993.

         Kent P. Ainsworth has served as Chief Financial Officer of URS since January 1991, and since March 1997, as Executive Vice President. From 1991 to March 1997, Mr. Ainsworth served as Vice President of URS. Mr. Ainsworth has also served as Secretary of URS since May 1994. From March 1990 to December 1990, Mr. Ainsworth served as a financial consultant. From November 1987 to February 1990, Mr. Ainsworth was Vice President and Chief Financial Officer of DiGiorgio Corporation.

         Robert L. Costello has served as Vice President and a Director of URS since April 1996; as Executive Vice President of URS Greiner Engineering, Inc. (formerly Greiner Engineering, Inc. ("GEI")), one of URS's principal subsidiaries, since April 1996; President of GEI and Director of same since August 1995; President and Chief Operating Officer of same from February 1994 to August 1995; Executive Vice President and Chief Financial Officer of same from August 1987 to August 1994.

         Joseph Masters has served as Vice President and General Counsel of URS since July 1997. Mr. Masters served as Vice President, Legal Affairs, of URS from July 1994 to July 1997. From April 1994 through July 1994, Mr. Masters served as Vice President and Director of Legal Affairs for URS Greiner Consultants, Inc. (formerly URS Consultants, Inc.). From May 1992 through April 1994, Mr. Masters served as Vice President and Associate General Counsel of URS Greiner Consultants, Inc. From January 1990 through May 1992, Mr. Masters served as outside counsel to URS Greiner Consultants, Inc.

         Irwin L. Rosenstein has served as President of URS Greiner Consultants, Inc. since February 1989. Mr. Rosenstein has served as Vice President of URS since 1987 and as Director of URS since February 1989. From August 1986 through February 1989, Mr. Rosenstein served as President of Eastern Region of URS Greiner Consultants, Inc.

         Frank S. Waller, age 61, Jean-Yves Perez, age 52, and Robert K. Wilson, age 57, will be appointed as executive officers of URS as of the Effective Time of the Merger if the Merger and the Merger Agreement are approved at the URS Meeting and the WC Meeting (see "The Merger - Directors and Executive Officers After the Merger").

         Business Experience

         Frank S. Waller has served as Chairman of the Board of WC since 1992 and as a Director of WC since 1986. Mr. Waller has also been a principal of Woodward-Clyde Consultants since 1970.

         Jean-Yves Perez has served as the President and Chief Executive Officer of WC since July 1987 and has been a Director of WC since 1987. Mr. Perez has been the President of GCH Acquisition Corporation since 1995.

         Robert K. Wilson has served as an Executive Vice President and the Chief Financial Officer of WC since 1975 and has been a Director of WC since 1987.

Directors of URS

         The following is an alphabetical list of URS's directors, their ages and the year first elected as of the date of this Prospectus:

Name                                               Age       Year First Elected
Richard C. Blum                                    62               1975
Robert L. Costello                                 46               1996
Armen Der Marderosian                              59               1994
Admiral S. Robert Foley, Jr., USN (Ret.)           69               1994
Robert D. Glynn, Jr.                               54               1996
Senator J. Bennett Johnston                        65               1997
Martin M. Koffel                                   58               1989
Richard B. Madden                                  68               1992
Richard Q. Praeger                                 73               1970
Irwin L. Rosenstein                                61               1989
William D. Walsh                                   67               1988


         Business Experience

         Richard C. Blum has served as Chairman and President, Richard C. Blum & Associates, Inc. ("RCBA, Inc."), the sole general partner of Richard C. Blum & Associates, L.P., a merchant banking firm ("RCBA, L.P."); as Vice Chairman of the Board of Directors and financial consultant to URS; as a Director of Northwest Airlines Corporation since 1989; as a Director of Shaklee Corporation since 1990; as a Director of CB Commercial since 1993; and as the Co-Chairman of Newbridge Capital since 1997.

         Robert L. Costello has served as Executive Vice President of GEI since 1996; as Vice President and Director of URS since 1996; as a Director and the Chief Executive Officer of GEI from August 1995 to March 1996; as President and Chief Operating Officer of GEI from February 1994 to August 1995; as Vice President and Chief Financial Officer of GEI from 1987 to February 1994.

         Armen Der Marderosian has served as Senior Vice President, Technology and Systems, GTE Corporation since 1995; as Executive Vice President and General Manager, 1993 to 1995, and as Vice President and General Manager, 1990 to 1992, GTE Government Systems Corporation.

         Admiral S. Robert Foley, Jr., USN (Ret.) has served as Vice President, Raytheon International Inc. and as President, Raytheon Japan since January 1995; as a Director of New Japan Radio Company since 1995; as Vice President, Commercial Marketing and Planning, Raytheon Corporation, 1991 to 1993; and as Commander-In-Chief, U.S. Pacific Fleet, United States Navy, 1982 to 1985.

         Robert D. Glynn, Jr. has served as President and Chief Executive Officer of PG&E Corporation since June 1997, as a Director since December 1996, and as a Director of Pacific Gas and Electric Company since 1995; as President and Chief Operating Officer of PG&E Corporation from December 1996 to May 1997; as President and Chief Operating Officer of Pacific Gas and Electric Company from 1995 to May 1997, as Executive Vice President from July 1994 to 1995, as Senior Vice President and General Manager-Customer Energy Services, from January 1994 to June, 1994, and as Senior Vice President and General Manager-Electric Supply from 1991 to 1994.

         Senator J. Bennett Johnston has served as President of Johnston Development Co. since 1997; as President of Johnston & Associates, L.L.C. since 1997; as a United States Senator (D-LA) 1972 to 1996; and Chairman of the Senate Committee on Energy and Natural Resources for eight years; and as a Director of Chevron Corp. since 1997.

         Martin M. Koffel has been the Chief Executive Officer, President and Director of URS since May 1989. Mr. Koffel has served as Chairman of the Board of URS since June 1989. Mr. Koffel has also served as a Director of Regent Pacific Corporation since 1993.

         Richard B. Madden has served as a Director of Potlatch Corporation since 1971 and as Chairman, from 1977 to 1994, Chief Executive Officer, from 1971 to 1994 and as a Director of Potlatch Corporation since 1971; as a Director of PG&E Corporation since 1997 and Pacific Gas and Electric Company since 1977; and as a Director of CNF Transportation Inc. since 1992.

         Richard Q. Praeger has been a management and engineering consultant since 1974; he has been the owner of Transition Books, a book store, since 1979; and served as President, URS/Madigan-Praeger, Incorporated prior to November 1974.

         Irwin L. Rosenstein has served as President of URS Greiner Consultants, Inc. since February 1989. Mr. Rosenstein has served as Vice President of URS since 1987 and as Director of URS since February 1989. From August 1986 through February 1989, Mr. Rosenstein served as President of Eastern Region of URS Greiner Consultants, Inc.

         William D. Walsh has served as President, Chief Executive Officer and General Partner, Sequoia Associates, a private investment firm, since 1982; as Chairman of the Board of Consolidated Freightways Corporation since 1996; as Chairman of the Board of Champion Road Machinery, Ltd., Newell Manufacturing Corporation and Newell Industrial Corporation since 1988; as Chairman of the Board of Clayton Group, Inc. since 1996; as Chairman of the Board of Golden Valley Farms LLC since 1996; as a Director of National Education Corporation since 1987; as a Director of Newcourt Credit Group since 1994; as a Director of Basic Vegetable Products since 1990; as a Director of Crown Vantage, Inc. since 1996; as Chairman of the Board of Deanco, Inc. from 1994 to 1995; as a Director of Consolidated Freightways, Inc. from 1994 to 1996; and as a Director of Mike Yurosek & Son, L.P. from 1990 to 1995.

         Frank S. Waller, age 61, and Jean-Yves Perez, age 52, will be elected to the URS Board of Directors as of the Effective Time of the Merger if the Merger and the Merger Agreement are approved at the URS Meeting and the WC Meeting (see "The Merger - Directors and Executive Officers After the Merger").

         Business Experience


         Frank S. Waller has served as Chairman of the Board of WC since 1992 and as a Director of WC since 1986. Mr. Waller has also been a principal of Woodward-Clyde Consultants since 1970.

        Jean-Yves Perez has served as the President and Chief Executive Officer of WC since July 1991 and has been a Director of WC since 1987. Mr. Perez has been the President of GCH Acquisition Corporation since 1995.

Summary Compensation Table


                                                Summary Compensation Table


                                                                                Annual Compensation
                                                       -------------------------------------------------------------------------


                                                                                                             Other
                                                                                                            Annual
                            Principal                                                                        Compen-
       Name                 Position            Year        Salary                    Bonus                  sation   (1)
     --------             ------------          ----        ------                    -----                 --------
                                                              ($)                      ($)                    ($)
Martin M.            Chairman of the            1996          $410,000                  $492,000              $3,235
Koffel               Board; Chief               1995          $385,000                  $280,261              $1,585
                     Executive Officer;         1994          $385,000                  $283,580              $1,585
                     President
Irwin L.             Vice President             1996          $312,513                  $242,800                $375
Rosenstein                                      1995          $300,000                  $190,659              $1,190
                                                1994          $300,400                  $169,106                $840

Robert L.            Vice President             1996          $178,082                   $81,104                  $0
Costello                                       (5)

Kent P.              Executive Vice             1996          $212,083                  $169,666                  $0
Ainsworth            President;                 1995          $188,986                   $94,633                  $0
                     Chief Financial            1994          $185,000                   $90,844                  $0
                     Officer; Secretary
Joseph Masters       Vice President,            1996          $138,333                   $55,334                  $0
                     General Counsel            1995          $130,000                   $31,544                  $0
                                                1994          $119,237                   $21,489                  $0

================================================================================================================================



                                Long Term Compensation
                  ---------------------------------------------------------------------
                             Awards                   Payouts
                  ---------------------------------------------------------------------
                                    Securities
                  Restricted        Underlying                      All Other
                     Stock           Options/          LTIP           Compen-
       Name        Award(s) (2)        SARs           Payouts         sation
     --------      --------          --------         -------      ---------
                      ($)               (#)             ($)             ($)
Martin M.             $0              18,000            $0               $41,583   (3)
Koffel                $0              25,000            $0               $40,775
                      $0              40,000            $0               $39,639

Irwin L.              $0              12,000            $0               $14,785   (4)
Rosenstein            $0              25,000            $0               $13,270
                      $0              25,000            $0               $18,105

Robert L.             $0              50,000            $0              $203,830   (6)
Costello

Kent P.               $0               4,800            $0                $1,500   (7)
Ainsworth             $0              12,000            $0                $1,500
                      $0              10,000            $0                $1,500

Joseph Masters        $0               2,400            $0                $1,100   (8)
                      $0               2,400            $0                $1,100
                      $0               3,000            $0                $  842

=============================================================================================

(1)   The amounts in this column primarily represent automobile allowances.
(2) The aggregate number and value as of October 31, 1996 of each of the Named Executive's restricted share holdings are as follows: Mr. Koffel, zero (0) shares, $0; Mr. Rosenstein, zero (0) shares, $0; Mr. Costello, zero (0) shares, $0; Mr. Ainsworth, 7,500 shares, $43,125; Mr. Masters, zero (0) shares, $0. Mr. Ainsworth's shares vested in 1995.
(3) Consists of matching contributions of $1,500 paid pursuant to the Company's Defined Contribution Plan, a $2,183 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred Compensation Plan, and $11,350 of term life insurance premiums and $26,550 of disability insurance premiums paid pursuant to Mr. Koffel's employment agreement (see "Employment Agreements").
(4) Consists of matching contributions of $1,500 paid by the Company pursuant to the Company's Defined Contribution Plan, $6,058 paid by the Company for the surrender of accrued vacation time, a $4,843 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred Compensation Plan and $2,009 for life and disability insurance premiums.
(5)   Mr. Costello has been employed by the Company since March 29, 1996.
(6) Consists of matching contributions of $1,500 paid by the Company pursuant to the Company's Defined Contribution Plan, $60,852 paid by the Company for moving expenses, a $139,669 stock option payout and $1,809 for life and medical insurance premiums.
(7) Consists of matching contributions of $1,500 paid by the Company pursuant to the Company's Defined Contribution Plan.
(8) Consists of matching contributions of $1,100 paid by the Company pursuant to the Company's Defined Contribution Plan.

Option/SAR Tables



                                       Option/SAR Grants In Last Fiscal Year

                                                                                                            Potential Realizable
                                                                                                              Value at Assumed
                                                                                                              Annual Rates of
                                                                                                                Stock Price
                                                                                                                Appreciation
                                          Individual Grants                                                   for Option Term
---------------------------------------------------------------------------------------------------      ---------------------------
                            Number of            % of Total
                            Securities          Options/SARs
                            Underlying           Granted to          Exercise or
                           Options/SARs         Employees in         Base Price         Expiration
        Name               Granted (#)           Fiscal Year           ($/Sh)              Date            5% ($)          10% ($)
       ------              -----------           -----------           ------              ----            ------          -------
M. M. Koffel                  18,000                  7%               $6.75            3/26/2006           76,411          193,640

I. L. Rosenstein              12,000                  5%               $6.75            3/26/2006           50,940          129,093

R.L. Costello                 50,000                 21%               $6.75            3/29/2006          212,252          537,888

K. P. Ainsworth                4,800                  2%               $6.75            3/26/2006           20,376           51,637

J. Masters                     2,400                  1%               $6.75            3/26/2006           10,188           25,819




                                Aggregated Option/SAR Exercises In Last Fiscal Year
                                           and FY-End Option/SAR Values


                                                                                    Number of                  Value of
                                                                                   Securities                Unexercised
                                                                                   Underlying                In-the-Money
                                                                                   Unexercised             Options/SARs at
                                                                                 Options/SARs at            FY-End ($)(1)
                                                                                   FY-End (#)
                                                                                 ---------------           ----------------
                                Shares Acquired               Value               Exercisable/               Exercisable/
         Name                     On Exercise               Realized              Unexercisable              Unexercisable
         ----                     -----------               --------              -------------              -------------
                                      (#)                      ($)
M. M. Koffel                           0                       $0                    442,000                  $2,019,250
                                                                                        0                             $0

I. L. Rosenstein                       0                       $0                    109,167                    $160,420
                                                                                      20,333                     $35,583

R.L. Costello                          0                       $0                       0                             $0
                                                                                      50,000                     $87,500

K. P. Ainsworth                        0                       $0                     86,800                     $77,650
                                                                                        0                             $0

J. Masters                             0                       $0                      5,300                      $8,200
                                                                                       5,000                     $10,350


(1)  Based on 1996 fiscal year-end share price equal to $8.50.



Directors' Remuneration

         During fiscal year 1996, the non-employee members of URS's Board of Directors received an annual Director's fee of $15,000, plus an attendance fee of $2,000 for each Board of Directors meeting attended in person, and a fee of $500 for participation in any Board of Directors meeting by telephone. Non-employee Directors who are members of a committee of the Board received $625 for each committee meeting attended in person, and a fee of $500 for participation in any committee meeting by telephone. The Chairman of the committee received an additional $625 per meeting. Employee members of the Board of Directors did not receive any such fees. Non-employee Directors also are entitled to participate, at URS's expense, in a medical benefit plan. Based upon URS's costs, the monetary value of such medical benefit plan to those non-employee Directors participating in fiscal year 1996 was $7,476. URS also maintains a policy whereby non-employee Directors may be hired on an asneeded basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board. Upon the conclusion of each annual meeting of URS stockholders, each non-employee Director who was reelected to serve as a Director automatically receives a stock grant equal to that number of shares of URS Common Stock determined by dividing $15,000 by the closing price of the URS Common Stock on the date of each annual meeting of stockholders.

Certain Relationships and Related Transactions

        Richard C. Blum, a Director of URS, receives $60,000 per year for services provided under a consulting agreement with URS. In addition, URS pays $90,000 per year to RCBA, L.P. under a separate consulting agreement. URS may terminate these consulting agreements at any time. Mr. Blum is the majority stockholder of RCBA, Inc. RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P., indirectly through several entities, holds 2,952,729 shares (assuming the exercise of certain warrants), or approximately 33 percent, of URS's outstanding Common Stock.

Employment Agreements

Martin M. Koffel

        Mr. Koffel has an evergreen employment agreement with URS, executed in December 1991, under which Mr. Koffel is eligible for a target bonus equal to 60 percent of his base salary and received an annual base salary of not less than $385,000 through December 17, 1995. On December 15, 1995, the
Compensation/Option Committee increased Mr. Koffel's annual base salary, effective December 18, 1995, to $415,000. The agreement obligates URS to reimburse Mr. Koffel for the cost of maintaining disability insurance providing monthly benefits of not less than $10,000 in the event of his disability and provides for certain supplemental life insurance benefits which currently are in the form of a $1,155,000 term life insurance policy. If Mr. Koffel's employment is terminated involuntarily by URS without cause (other than by reason of death or disability), URS must pay a severance payment equal to 150 percent of his then current base salary and his then current target bonus. If Mr. Koffel voluntarily resigns his employment within one year following a Change in Control (see below), or if Mr. Koffel is terminated for any reason other than for cause at any time after a Change of Control, he becomes entitled to a special severance payment equal to 300 percent the sum of his then current base salary and his then current target bonus. In addition, all awards held by Mr. Koffel under any of URS's incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a "Change in Control." A "Change in Control" is defined in the agreement to include (i) a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (ii) any person acquiring 20 percent or more of the voting power of URS or (iii) more than two-thirds of the Directors not having served on the Board for 24 months prior to the "Change in Control." On or about May 10, 1996,

Heartland Advisors, Inc. ("Heartland"), one of URS's stockholders, purchased additional shares of URS's Common Stock, which increased Heartland's ownership of outstanding Common Stock from approximately 19 percent to approximately 22 percent (the "Heartland Transaction"), resulting in a technical "Change of Control" under Mr. Koffel's employment agreement and the terms of the URS Corporation 1991 Stock Incentive Plan (the "1991 Plan"). As a result, the special severance payment will now be payable to Mr. Koffel if he is terminated for any reason other than for cause at any time during the term of his employment agreement. In addition, the options previously granted to Mr. Koffel in 1994, 1995 and 1996 under the 1991 Plan are now fully vested.

        Under the terms of an earlier employment agreement executed in May 1989, Mr. Koffel was granted SARs on 15,000 shares at the base price of $28.75 which expire upon the earlier of May 9, 1999 or the termination of Mr. Koffel's employment with URS. At URS's option, Mr. Koffel's SARs may at any time be replaced with options to purchase Common Stock on the same economic basis as the SARs. The SARs are fully vested.

Irwin L. Rosenstein

         Mr. Rosenstein has an evergreen employment agreement with URS Greiner Consultants, Inc., executed in August 1991, under which Mr. Rosenstein received an annual base salary of not less than $300,000 from March 2, 1992 through December 17, 1995. On December 15, 1995, the Compensation/Option Committee increased Mr. Rosenstein's annual base salary, effective December 18, 1995, to $315,000. The agreement also obligates URS to maintain a $400,000 term life insurance policy for Mr. Rosenstein and disability insurance providing him with benefits of at least $7,000 per month in the event of his disability. If Mr. Rosenstein's employment is terminated involuntarily by URS without cause (other than by reason of death or disability) he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). Under the agreement, as amended, if Mr. Rosenstein ceases to be employed by URS within one year following a "Change of Control" (see below), Mr. Rosenstein will be entitled to receive a severance payment equal to 200 percent of his then current base salary. A "Change in Control" is defined in Mr. Rosenstein's agreement as the acquisition by any person of 51 percent of more of URS Greiner Consultants, Inc.'s or URS's then current outstanding securities having the right to vote at elections of Directors. The Heartland Transaction did not result in a "Change of Control" under Mr. Rosenstein's employment agreement, but resulted in a technical "Change of Control" under certain stock options granted to Mr. Rosenstein in 1995 under the 1991 Plan. As a result, such options are now fully vested.

        Under the terms of an earlier employment agreement executed in February 1989, Mr. Rosenstein was granted SARs on 7,500 shares at the base price of $27.50 which expire upon the earlier of February 24, 1999 or the termination of Mr. Rosenstein's employment with URS. At URS's option, Mr. Rosenstein's SARs may at any time be replaced with options to purchase Common Stock on the same economic basis as the SARs. The SARs are fully vested.

Robert L. Costello

        Mr. Costello has an employment agreement with Greiner, Inc. ("Greiner"), a wholly-owned subsidiary of URS, executed in March 1996, which provides for a term of three years (unless terminated earlier as provided therein), under which Mr. Costello receives an annual base salary of not less than $250,000. If Mr. Costello's employment is terminated involuntarily by Greiner without cause (other than by reason of death or disability) or Mr. Costello voluntarily resigns his employment in the event that his salary is reduced or Greiner has breached its obligation to employ Mr. Costello in an executive position as described in the agreement, Greiner must pay a severance payment equal to 100 percent of his then current base salary less base salary paid to Mr. Costello for any period up to one month between the date of termination and the date that notice thereof is given plus any accrued and unpaid vacation at the time of such termination. Under the agreement, if Mr. Costello ceases to be employed by URS within one year following a "Change of Control" (see below), Mr. Costello will be entitled to receive a severance payment equal to 200 percent of his then current base salary. A "Change in Control" is defined in Mr. Costello's agreement as the acquisition by any person of 51 percent of more of Greiner's or URS's then current outstanding securities having the right to vote at elections of Directors. The Heartland Transaction did not result in a "Change of Control" under Mr. Costello's employment agreement.

Kent P. Ainsworth

        Mr. Ainsworth executed an evergreen employment agreement with URS in May 1991 following his employment as URS's Vice President and Chief Financial Officer in January 1991. Under this employment agreement, Mr. Ainsworth received an annual base salary of $165,000 from February 24, 1992 through March 22, 1993, $185,000 through December 14, 1994 and $195,000 through December 17, 1995. On December 15, 1995, the Compensation/Option Committee increased Mr. Ainsworth's annual base salary, effective December 18, 1995, to $205,000. On March 26, 1996, the Committee increased Mr. Ainsworth's annual base salary, effective March 29, 1996, to $220,000, and approved the payment of a special bonus to Mr. Ainsworth in the amount of $50,000 in recognition of his work in connection with the acquisition of GEI. If Mr. Ainsworth's employment is terminated involuntarily by URS without cause (other than by reason of death or disability), he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). If Mr. Ainsworth voluntarily resigns his employment for specified reasons within one year following a Change in Control (as defined above in the description of Mr. Koffel's employment agreement), or if Mr. Ainsworth is terminated for any reason at any time after a Change of Control, he becomes entitled to a special severance payment equal to 280 percent of his then current base salary (reduced pro rata if such termination occurs within two years prior to normal retirement). In addition, all awards held by Mr. Ainsworth under any of URS's incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a "Change of Control." The Heartland Transaction resulted in a technical "Change of Control" under Mr. Ainsworth's employment agreement and the terms of the 1991 Plan. As a result, the special severance payment will now be payable to Mr. Ainsworth if he is terminated for any reason at any time during the term of his employment agreement. In addition, the options previously granted to Mr. Ainsworth in 1994, 1995 and 1996 under the 1991 Plan are now fully vested.

Joseph Masters

        Mr. Masters does not have a written employment agreement with URS. Mr. Masters's compensation is reviewed and established periodically by the Compensation/Option Committee. Effective March 17, 1997, Mr. Masters's annual base salary was increased from $140,000 to $150,000 and on July 15, 1997, Mr. Masters's annual base salary was increased from $150,000 to $165,000 by the Compensation/Option Committee. Mr. Masters has a severance agreement with URS, executed on November 22, 1993, which provides that if Mr. Masters is terminated by URS at any time during the term of the agreement other than for cause, or if Mr. Masters voluntarily leaves for specified reasons within one year following a "Change of Control" (as defined above in the description of Mr. Koffel's employment agreement), he will be entitled to receive his base salary and participate in any insurance plans maintained by URS during a severance period commencing on the date his employment terminates and ending on the earlier of six months thereafter or his death.


                           PRINCIPAL URS STOCKHOLDERS

         The following table contains information as of September 5, 1997 as to the beneficial ownership of URS Common Stock and upon exercise of stock options exercisable on or prior to August 31, 1997, by (i) each person owning beneficially more than five percent of the total outstanding shares of URS
Common Stock; (ii) each Director; and (iii) the executive officers. To URS's knowledge, the persons named in the table have sole voting and investment power with respect to all URS Common Stock shown as beneficially owned by them, subject to applicable community property laws and except as otherwise noted.

Name and Address                                              Number of Shares           Percent of Class (1)
-------------------------------------------------------------------------------------------------------------------
Wells Fargo Bank, N.A.                                        724,371 shares                   6.84%
    420 Montgomery Street
    San Francisco, CA  94104

Richard C. Blum & Associates, L.P.
    909 Montgomery Street
    San Francisco, CA  94133
         (directly)(2)                                            996 shares                Less than 1%

         (through the following
         entities) (3):

         BK Capital Partners I, L.P.                          508,265 shares                   4.80%

         BK Capital Partners II, L.P.                         521,415 shares                   4.92%

         BK Capital Partners III, L.P.                        364,037 shares                   3.44%

         BK Capital Partners IV, L.P.                         461,195 shares                   4.35%

         The Common Fund                                    1,077,980 shares                  10.18%

Heartland Advisors, Inc.                                    1,797,466 shares                  16.97%
  790 North Milwaukee Street
  Milwaukee, WI  53202

Dimensional Fund Advisors, Inc.                               501,117 shares                   4.73%
  1299 Ocean Avenue, 11th Fl.
  Santa Monica, CA  90401

FMR Corp.                                                   1,080,978 shares                  10.20%
  82 Devonshire Street
  Boston, MA  02109-3614

Richard C. Blum (4)                                            20,287 shares               Less than 1%

Robert L. Costello (5)                                         20,486 shares               Less than 1%

Armen Der Marderosian (6)                                       3,446 shares               Less than 1%

Admiral S. Robert Foley, Jr.,
  USN (Ret.) (7)                                               13,446 shares               Less than 1%


                                                        89


Robert D. Glynn, Jr. (8)                                        1,546 shares               Less than 1%

Senator J. Bennett Johnston (8)                                 1,446 shares               Less than 1%

Martin M. Koffel (9)                                          427,000 shares                   4.03%

Richard B. Madden (10)                                         10,446 shares               Less than 1%

Richard Q. Praeger (11)                                        15,657 shares               Less than 1%

Irwin L. Rosenstein (12)                                      116,114 shares               Less than 1%

William D. Walsh (13)                                          26,946 shares               Less than 1%

Kent P. Ainsworth (14)                                         94,300 shares               Less than 1%

Joseph Masters (15)                                             7,501 shares               Less than 1%

All Officers and Directors                                  3,692,509 shares                  34.86%
as a group (13 persons) (16)

--------------------------
(1) Percentages are calculated with respect to a holder of options exercisable prior to August 31, 1997 as if such holder had exercised its options. Option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.

(2) Richard C. Blum is the President, Chief Executive Officer and majority stockholder of RCBA, Inc.

(3) RCBA, Inc. is the sole general partner of RCBA, L.P., which is, in turn, the sole general partner of BK Capital Partners I, a California Limited Partnership, BK Capital Partners II, a California Limited Partnership, BK Capital Partners III Limited Partnership, and BK Capital Partners IV, a California Limited Partnership, the address of each of which is 909 Montgomery Street, San Francisco, California 94133. RCBA, L.P. is an investment adviser to The Common Fund, the address of which is 909 Montgomery Street, San Francisco, California 94133. RCBA, L.P. exercises voting and investment discretion as to all such shares.

(4) Includes 8,833 shares held directly, 2,454 shares held as beneficiary of the RCB Keogh Plan, and currently exercisable portions of options. Does not include shares held by RCBA, L.P. or entities managed by RCBA, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P.

(5) Represents 1,887 shares held directly and 1,932 shares held indirectly in the Greiner Engineering, Inc. 401(k) Plan and currently exercisable portions of options.

(6)      Represents currently exercisable portions of options.

(7) Includes 10,000 shares held directly and currently exercisable portions of options.

(8)      Represents shares held directly.


                                       90




(9)      Represents currently exercisable portions of options.

(10) Includes 5,000 shares held directly and currently exercisable portions of options.

(11) Includes 4,211 shares held directly and currently exercisable portions of options.

(12) Includes 2,114 shares held directly and currently exercisable portions of options.

(13) Includes 17,500 shares held directly and currently exercisable portions of options.

(14) Includes 7,500 shares held directly and currently exercisable portions of options.

(15) Includes 101 shares held directly and currently exercisable portions of options.

(16) Includes shares held by RCBA, L.P. and by entities managed by RCBA, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P.


                            PRINCIPAL WC STOCKHOLDERS

         The following table contains information as of August 31, 1997 as to the beneficial ownership of WC Common Stock by (i) each person owning beneficially more than five percent of WC Capital Stock; (ii) each Director; and
(iii) the executive officers. To WC's knowledge, the persons named in the table have sole voting and investment power with respect to all WC Capital Stock shown as beneficially owned by them, subject to applicable community property laws.

Name and Address                     Number of Shares         Percent of Class
--------------------------------------------------------------------------------
John A. Bischoff                          28,909                   1.47%
Michael P. C. Carns                          0                 Less than 1%
Socrates S. Christopher                      0                 Less than 1%
Peter J. Dundon                           12,393               Less than 1%
Steven C. Haley                           41,133                   2.09%
Harry M. Horn                             38,276                   1.95%
Michael T. Jacobs                            0                 Less than 1%
Anna K. Longobardo                           0                 Less than 1%
James T. Stewart                             0                 Less than 1%
Frank S. Waller                           41,863                   2.13%
James E. McCarthy                          1,272               Less than 1%
James R. Miller                            7,650               Less than 1%
Peter J. Nicholson                           0                 Less than 1%
Jean-Yves Perez                           57,647                   2.78%
Charles H. Wahtola                        11,404               Less than 1%
Robert K. Wilson                          54,588                   2.39%
All Officers and Directors
as a group (16 persons)                   295,135                 15.02%


               COMPARISON OF RIGHTS OF STOCKHOLDERS OF URS AND WC

        Both URS and WC are incorporated in the State of Delaware and subject to the provisions of the Delaware General Corporation Law. For this reason, by reason of receiving URS Common Stock, following the Merger WC stockholders will continue to hold stock of a corporation subject to the same corporations law. However, following the Merger, WC stockholders will be subject to URS's charter documents and there are a number of differences between such URS charter documents and WC's charter documents. The following is a summary comparison of certain differences affecting stockholder rights in the charter documents and bylaws of URS and WC. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the URS Amended and Restated Certificate of Incorporation and Bylaws and the WC Certificate of Incorporation and Bylaws.

        The Certificate of Incorporation and Bylaws of each of URS and WC contain certain differences. In URS's Bylaws, the President may call special meetings of the stockholders, and the President and the Secretary must call such meetings upon written request by the URS Board of Directors or the holders of at least 20 percent of the outstanding URS stock entitled to vote. In contrast, WC's Bylaws provide that the Chairman may call special meetings of the stockholders, and that the Chairman and the Secretary must call such meetings upon written request of a majority of the Board of Directors or WC stockholders entitled to vote. URS's Bylaws provide that URS Board of Directors may not be less than five nor more than fifteen persons, to be determined from time to time by resolution of the URS Board of Directors or the stockholders at their annual meeting. The URS Board of Directors currently consists of eleven members. The WC Bylaws set the number of directors at twelve. URS does not have a classified Board of Directors under its Bylaws or its Amended and Restated Certificate of Incorporation. Under its

Bylaws, WC does not have a strictly classified Board, but different directors are elected to staggered terms of office. URS's Amended and Restated Certificate of Incorporation provides for the elimination of personal liability of the directors to the corporation or its stockholders for certain breaches of fiduciary duty. WC's Certificate of Incorporation contains no such provisions.

        In addition, holders of WC Common Stock are subject to the provisions of the Shareholders' Agreement, and are being asked to amend the Shareholders' Agreement to remove all restrictions and requirements which prohibit or would prevent the transactions contemplated by the Merger Agreement. See "The WC
Meeting" and "Information Concerning WC -- Market Price of and Dividends on Common Equity and Related Stockholder Matters."


              AFFILIATES' RESTRICTIONS ON SALE OF URS COMMON STOCK

        The shares of URS Common Stock to be issued to the holders of WC Common Stock as a result of the Merger will have been registered under the Securities Act, will be listed on the NYSE and the PE and will be freely marketable. However, any holder of WC Common Stock who is deemed to be an affiliate of WC at the Effective Time of the Merger and any such person who becomes an affiliate of URS as a result of or following the Merger will be subject to the volume and manner of sale restrictions imposed on resales of the URS Common Stock by Rules 144 and 145 under the Securities Act. In addition, in connection with the Merger, each officer, director and holder of one percent (1%) or more of the outstanding shares of WC Common Stock will be asked to provide a continuity of interest representation in a manner sufficient to satisfy the requirements of the Internal Revenue Code for treatment of the Merger as a tax-free reorganization. See "The Merger - Certain Federal Income Tax Matters."

        The Merger Agreement requires WC affiliates to enter into agreements not to make any sale of URS Common Stock received upon conversion of WC Capital Stock in the Merger except in compliance with Rule 145 under the Securities Act. See "The Merger -- The Merger Agreement." In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates, who remain affiliates of URS after the Merger, may make resales of URS Common Stock and also on the number of shares of URS Common Stock that such affiliates, and others (including persons with whom the affiliates act in concert), may sell within any three-month period. These restrictions will generally apply for at least a period of two years after the Merger (or longer if the person remains an affiliate of URS).

                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of URS Common Stock to be issued in connection with the Merger are being passed on for URS by Cooley Godward LLP, San Francisco, California. Bronson, Bronson & McKinnon LLP, counsel to WC, and Cooley Godward LLP, counsel to URS, have each rendered an opinion that the Merger will constitute a reorganization under Section 368(a) of the Code.

                                     EXPERTS

        The consolidated financial statements of URS for the three year period ended October 31, 1996 have been included in this Prospectus and in the Registration Statement in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of WC at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 included in this Prospectus which is referred to and made a part of the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                           INDEX TO FINANCIAL STATEMENTS

                                                                                                               Page
URS CORPORATION

Reports of Independent Accountants...........................................................................   F-1

Audited Consolidated Balance Sheets as of October 31, 1996 and 1995..........................................   F-2

Audited Consolidated Statements of Operations at October 31, 1996, 1995 and 1994.............................   F-3

Audited Consolidated Statements of Changes in Stockholders' Equity at
October 31, 1994, 1995 and 1996..............................................................................   F-4

Audited Consolidated Statements of Cash Flows at October 31, 1996, 1995 and 1994.............................   F-5

Notes to Consolidated Financial Statements...................................................................   F-6

Unaudited Consolidated Balance Sheets as of July 31, 1997 and October 31, 1996...............................   F-20

Unaudited Consolidated Statements of Operations for the three months and nine
months ended July 31, 1997 and 1996..........................................................................   F-21

Unaudited Consolidated Statements of Cash Flows for the nine months ended July 31,
1997 and 1996................................................................................................   F-22

Selected Quarterly Financial Data for three months ended January 31, 1997,
April 30, 1997 and July 31, 1997.............................................................................   F-23

WOODWARD-CLYDE GROUP, INC.

Report of Independent Auditors...............................................................................   F-25

Audited Consolidated Statements of Financial Position as of December 31, 1996 and 1995.......................   F-26

Audited Consolidated Statements of Income for the years ended
December 31, 1996, 1995 and 1994.............................................................................   F-28

Audited Consolidated Statements of Shareholders' Equity for the years ended
December 31, 1996, 1995 and 1994.............................................................................   F-29

Audited Consolidated Statements of Cash Flows for the years ended
December 31, 1996, 1995 and 1994.............................................................................   F-30

Notes to Consolidated Financial Statements...................................................................   F-32

Unaudited Consolidated Statements of Financial Position as of June 30, 1997
and December 31, 1996........................................................................................   F-46

Unaudited Consolidated Statements of Operations for the three months and six
months ended June 30, 1997 and 1996..........................................................................   F-48

Unaudited Consolidated Statements of Cash Flows for the six months ended June 30,


                                                        95




1997 and 1996................................................................................................   F-50

Selected Quarterly Financial Data for years ended December 31, 1996 and 1995.................................   F-52

Selected Quarterly Financial Data for three months ended March 31, 1997 and
and June 30, 1997............................................................................................   F-53


                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of URS Corporation:

         We have audited the accompanying consolidated balance sheets of URS Corporation and its subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of URS Corporation and its subsidiaries as of October 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended October 31, 1996, in conformity with generally accepted accounting principles.



                                                     /s/Coopers & Lybrand L.L.P.
                                                        COOPERS & LYBRAND L.L.P.





San Francisco, California
December 17, 1996

                                                  URS CORPORATION AND SUBSIDIARIES
                                                     CONSOLIDATED BALANCE SHEETS
                                                (In thousands, except per share data)
                                                                                         October 31,
                                                                                   ------------------------

                                                                                   1996                1995
                                                                                   ----                ----
                                       ASSETS
Current assets:

  Cash and cash equivalents                                                        $  22,370    $   8,836

  Accounts receivable, including retainage amounts of $8,379 and $3,895, less
               allowance for doubtful accounts of $5,189 and $664                     72,417       35,822

  Costs and accrued earnings in excess of billings on contracts in process, less
               allowance for losses of $2,419 and $606                                23,597       13,200

  Deferred income taxes                                                                7,077        1,860

  Prepaid expenses and other assets                                                    2,426        1,849
                                                                                   ---------    ---------

    Total current assets                                                             127,887       61,567

 Property and equipment at cost, net                                                  15,815        5,835

 Goodwill, net                                                                        40,261        7,765

 Other assets                                                                          1,644          768
                                                                                   ---------    ---------

                                                                                   $ 185,607    $  75,935
                                                                                   =========    =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:

   Accounts payable                                                                $  21,684    $   7,724

   Accrued salaries and wages                                                         12,131        6,588

   Accrued expenses and other                                                         20,063        9,088

   Billings in excess of costs and accrued earnings on contracts in process            8,849         --

   Deferred income taxes                                                               2,913        1,860

   Long-term debt, current portion                                                     4,675         --
                                                                                   ---------    ---------

     Total current liabilities                                                        70,315       25,260

  Long-term debt                                                                      52,390        7,204

  Long-term debt to related parties                                                    2,979        2,795

  Deferred compensation and other                                                      3,227        1,198
                                                                                   ---------    ---------

     Total liabilities                                                               128,911       36,457
                                                                                   ---------    ---------

 Commitments and contingencies (Note 8)

 Stockholders' equity:

   Common shares, par value $.01; authorized 20,000 shares;
     issued 8,640 and 7,167 shares, respectively                                          88           73

   Treasury stock                                                                       (287)        (287)

   Additional paid-in capital                                                         41,894       31,791

   Retained earnings since February 21, 1990, date of quasi-reorganization            15,001        7,901
                                                                                   ---------    ---------

      Total stockholders' equity                                                      56,696       39,478
                                                                                   ---------    ---------

                                                                                    $185,607      $75,935
                                                                                   =========    =========

                                          See Notes to Consolidated Financial Statements

                        URS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)



                                             Years Ended October 31,
                                         ------------------------------

                                             1996       1995       1994
                                         --------   --------   --------

Revenues                                 $305,470   $179,769   $164,088
                                         --------   --------   --------

Expenses:

  Direct operating                        187,129    108,845    102,500

  Indirect, general and administrative    102,389     63,217     55,455

  Interest expense, net                     3,897      1,351      1,244
                                         --------   --------   --------

                                          293,415    173,413    159,199
                                         --------   --------   --------

Income before taxes                        12,055      6,356      4,889

Income tax expense                          4,700      1,300        450
                                         --------   --------   --------

Net income                               $  7,355   $  5,056   $  4,439
                                         ========   ========   ========

Net income per share:

  Primary                                $    .82   $    .68   $    .60
                                         ========   ========   ========

  Fully diluted                          $    .80   $    .67   $    .60
                                         ========   ========   ========


                 See Notes to Consolidated Financial Statements

                                                  URS CORPORATION AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                           (In thousands)
                                    Common Shares                Additional                Total
                                 -------------------   Treasury   Paid-in   Retained   Stockholders'
                                 Number       Amount     Stock    Capital   Earnings      Equity
                                 ------       ------     -----    -------   --------      ------

Balances, November 1, 1993       6,989    $     70   $      0    $ 28,365   $    954    $ 29,389

Employee stock purchases            40           1       --           203       --           204

Purchase of treasury shares        (10)       --          (59)       --         --           (59)

Quasi-reorganization
 NOL carryforward                 --          --         --         1,693     (1,693)       --

Net income                        --          --         --          --        4,439       4,439
                              --------    --------   --------    --------   --------    --------

Balances, October 31, 1994       7,019          71        (59)     30,261      3,700      33,973

Employee stock purchases           190           2       --           675       --           677

Purchase of treasury shares        (42)       --         (228)       --         --          (228)

Quasi-reorganization
 NOL carryforward                 --          --         --           855       (855)       --

Net income                        --          --         --          --        5,056       5,056
                              --------    --------   --------    --------   --------    --------

Balances, October 31, 1995       7,167          73       (287)     31,791      7,901      39,478

Employee stock purchases            72           1       --           399       --           400

Issuance of 1,401,983
  shares in connection with
  the Greiner acquisition        1,401          14       --         9,449       --         9,463

Quasi-reorganization
 NOL carryforward                 --          --         --           255       (255)       --

Net income                        --          --         --          --        7,355       7,355
                              --------    --------   --------    --------   --------    --------

Balances, October 31, 1996       8,640    $     88   $   (287)   $ 41,894   $ 15,001    $ 56,696
                              ========    ========   ========    ========   ========    ========

                                         See Notes to Consolidated Financial Statements


                                                  URS CORPORATION AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF CASH FLOW
                                                           (In thousands)
                                                                                      Years Ended October 31,
                                                                                   --------------------------------
                                                                                       1996        1995        1994
                                                                                   --------    --------    --------
Cash flows from operating activities:

 Net income                                                                        $  7,355    $  5,056    $  4,439
                                                                                   --------    --------    --------

 Adjustments to reconcile net income to net cash provided (used) by operating activities:

  Deferred income taxes                                                              (1,880)       (615)         70

  Depreciation and amortization                                                       5,295       3,124       2,596

  Changes in current assets and liabilities:

  Accounts receivable and costs and accrued earnings in excess
    of billings on contracts in process                                              (8,810)     (4,067)     (4,938)

   Prepaid expenses and other assets                                                  1,411        (881)         26

   Accounts payable, accrued salaries and wages and accrued
     expenses                                                                         6,777       1,252       1,682

   Billings in excess of costs and accrued earnings on contracts in process           8,849        --          --

   Other, net                                                                         5,517         224         (42)
                                                                                   --------    --------    --------

  Total adjustments                                                                  17,159        (963)       (606)
                                                                                   --------    --------    --------

   Net cash provided by operating activities                                         24,514       4,093       3,833
                                                                                   --------    --------    --------

Cash flows from investing activities:

  Payment for business acquisition, net of cash acquired                            (56,354)     (3,596)       --

  Capital expenditures                                                               (2,962)     (1,610)     (2,149)

  Other                                                                                --            43        --
                                                                                   --------    --------    --------

  Net cash used by investing activities                                             (59,316)     (5,163)     (2,149)
                                                                                   --------    --------    --------

Cash flows from financing activities:

 Proceeds from issuance of debt                                                      50,000        --          --

 Repayment of debt                                                                   (2,056)       --          --

 Repurchase of common shares                                                           --          (228)        (59)

 Proceeds from sale of common shares                                                    389         247         204

 Proceeds from exercise of stock options                                                 11         430        --

 Other                                                                                ( 8 )        --         1,000
                                                                                   --------    --------    --------

  Net cash provided by financing activities                                          48,336         449       1,145
                                                                                   --------    --------    --------

Net increase (decrease) in cash                                                      13,534        (621)      2,829

Cash at beginning of year                                                             8,836       9,457       6,628
                                                                                   --------    --------    --------

Cash at end of year                                                                $ 22,370    $  8,836    $  9,457
                                                                                   ========    ========    ========

                                         See Notes to Consolidated Financial Statements

                        URS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

         The consolidated financial statements include the accounts of URS Corporation and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements account for the acquisition of Greiner Engineering, Inc. ("Greiner") in March, 1996 as a purchase. (See Note 3 Acquisitions.)

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

         Revenue    from    contract    services    is    recognized    by   the
percentage-of-completion method and includes a proportion of the earnings expected to be realized on a contract in the ratio that costs incurred bear to estimated total costs. Revenue on cost reimbursable contracts is recorded as related contract costs are incurred and includes estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. The fees under certain government contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in revenue at the time the amounts can be reasonably determined. Revenue for additional contract compensation related to unpriced change orders is recorded when realization is probable. Revenue from claims by the Company for additional contract compensation is recorded when agreed to by the customer. If estimated total costs on any contract indicate a loss, the Company provides currently for the total loss anticipated on the contract.

         Costs  under  contracts  with  the  U.S.   Government  are  subject  to
government audit upon contract completion. Therefore, all contract costs, including direct and indirect, general and administrative expenses, are potentially subject to adjustment prior to final reimbursement. Management believes that adequate provision for such adjustments, if any, has been made in the accompanying consolidated financial statements. All overhead and general and administrative expense recovery rates for fiscal 1989 through fiscal 1996 are subject to review by the U.S. Government.

Cash and Cash Equivalents

         The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

         Carrying amounts of certain of the Company's financial instruments including cash, accounts receivable, accounts payable and other liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying values of long term debt approximate fair value.

Income Taxes

         The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period.

Property and Equipment

         Property and equipment are stated at cost. In the year assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts and any gain or loss on disposal is included in income. Depreciation is provided on the straight-line method over the useful service lives of the assets. Leasehold improvements are amortized over the length of the lease or estimated useful life, whichever is less.

Income Per Share

         The computation of earnings per common and common equivalent shares is based upon the weighted average number of common shares outstanding during the period plus (in periods in which they have a dilutive effect) the effect of common shares contingently issuable, primarily from stock options, exercise of warrants and the potential conversion of convertible debentures, less the number of shares assumed to be purchased from the proceeds using the average market price of the Company's common stock.

         The fully diluted per share computation reflects the effect of common shares contingently issuable upon the exercise of warrants in periods in which such exercise would cause dilution. Fully diluted earnings per share may also reflect additional dilution related to stock options due to the use of the market price at the end of the period when higher than the average price for the period.

Computation of Net Income Per Share
                                                            Years Ended October 31,
                                                     -------------------------------------
                                                     1996             1995            1994
                                                     ----             ----            ----
                                                     (In thousands, except per share data)
Net income                                               $ 7,355    $ 5,056    $ 4,439

Add:
Interest on debentures and notes, net of
      applicable income taxes                                209        696        715
                                                         -------    -------    -------

Net income for fully-diluted income per common share     $ 7,564    $ 5,752    $ 5,154
                                                         =======    =======    -------

Weighted average number of common shares
     outstanding during the year                           8,020      7,080      7,001

Add:
Common equivalent shares (determined using the
 "treasury stock" method) representing shares issuable
     upon exercise of employee stock options and           3,206      2,985      2,959
warrants

Less:
 Twenty percent limit on repurchase                       (1,728)    (1,433)    (1,404)
                                                         -------    -------    -------

Weighted average number of shares used in
      calculation of fully-diluted income per share        9,498      8,632      8,556
                                                         =======    =======    =======

Fully-diluted income per common share                    $   .80    $   .67    $   .60
                                                         =======    =======    =======

Industry Segment Information

     The Company's single business segment, consulting, provides engineering and architectural services to local and state governments, the Federal government and the private sector. The Company's services are primarily utilized for planning, design and program and construction management of infrastructure projects.

     The Company's revenues from local,  state and Federal  government  agencies and private businesses for the last three fiscal years are as follows:
                                                Years Ended October 31,
                           ------------------------------------------------------------------
                                    1996                  1995                   1994
                           --------------------   --------------------   --------------------
                                                      (In thousands)

Local and state agencies   $198,472         65%   $ 99,871         56%   $ 88,207         54%

Federal agencies             64,226         21      58,751         33      59,611         36

Private business             42,772         14      21,147         11      16,270         10
                           --------   --------    --------   --------    --------   --------

  Total                    $305,470        100%   $179,769        100%   $164,088        100%
                           ========   ========    ========   ========    ========   ========

Adoption of Statements of Financial Accounting Standards

                                                 F-8

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires that long-lived assets, certain identifiable intangibles, and goodwill be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment would be recorded if the expected future undiscounted cash flows were less than the carrying amount of the asset. SFAS 121 is effective for fiscal years beginning after December 15, 1995, with earlier adoption permitted. The Company will adopt SFAS 121 effective for its fiscal year ending October 31, 1997. The Company does not believe that adoption of SFAS 121 will have a material adverse effect on its financial position or results of operations.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is effective for fiscal years beginning after December 15, 1995. SFAS 123 encourages entities to adopt a fair value based method of accounting for employee stock compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting. Under the intrinsic value based method, companies do not recognize compensation cost for many of their stock compensation plans. Under the fair value based method, companies would recognize compensation costs for those same plans. The Company elects to continue to use the intrinsic value based method, and therefore does not expect the impact on its financial statements, if any, to be material.

Reclassifications

     Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the 1996 presentation with no effect on net income as previously reported.

NOTE 2.   QUASI-REORGANIZATION

     In conjunction with a restructuring completed in fiscal year 1990, the Company, with the approval of its Board of Directors, implemented a quasi-reorganization effective February 21, 1990 and revalued certain assets and liabilities to fair value as of that date.

     The fair values of the Company's assets and liabilities at the date of the quasi-reorganization were determined by management to approximate their carrying value and no further adjustment of historical bases was required. No assets were written-up in conjunction with the revaluation. As part of the quasi-reorganization, the deficit in retained earnings of $92.5 million was eliminated against additional paid-in capital. The balance in retained earnings at October 31, 1996 represents the accumulated net earnings arising subsequent to the date of the quasi-reorganization.


NOTE 3.   ACQUISITIONS

     During the year ended October 31, 1995, the Company acquired E.C. Driver & Associates, Inc. ("ECD") for an aggregate purchase price of $3.6 million, and the assumption of ECD's liabilities totaling $1.4 million. This acquisition was accounted for by the purchase method of accounting and the net assets of ECD are included in the Company's consolidated balance sheet as of October 31, 1995 based upon their estimated fair value at the transaction's effective date of January 4, 1995. Pro forma operating results for the years ended October 31, 1994 and 1995, as if the acquisition had been made on November 1, 1993, are not presented as they would not be materially different from the Company's reported results. The excess of the purchase price over the estimated fair value of the assets acquired has been allocated to goodwill.

     During the year ended October 31, 1996, the Company acquired Greiner for an aggregate purchase price of $78.8 million, comprised of cash of $69.3 million, and 1.4 million shares of the Company's Common Stock. The acquisition has been accounted for by the purchase method of accounting and the excess of the fair value of the net assets acquired over the purchase price has been allocated to goodwill. The operating results of Greiner are included in the Company's results of operations from the date of purchase.

The purchase price consisted of:
                                 (In thousands)
        Cash paid                                                     $19,321
     Term debt-current portion                                          4,675
     Term debt-long-term portion                                       45,325
     Common Stock                                                       9,463
                                                                       ------
                                                                      $78,784
The purchase price of Greiner
  (net of prepaid loan fees of $1.6 million)                          $77,184
Fair value of assets acquired                                         (42,510)
                                                                       ------
Excess purchase price over net assets acquired (Goodwill)             $34,674
                                                                       ======

     The following unaudited pro forma summary presents the consolidated results of operations as if the Greiner acquisition had occurred at the beginning of the periods presented and does not purport to indicate what would have occurred had the acquisition been made as of those dates or of results which may occur in the future.

 Fiscal Years Ended October 31:

                                                 1996                  1995
                                               --------              --------
                                                      (In thousands)
               Revenues                        $368,572              $334,904
                                               ========              ========
               Net income                      $  4,691              $  2,868
                                               ========              ========
               Net income per share            $    .49              $    .33
                                               ========              ========

NOTE 4.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:
                                      October 31,
                                    1996        1995
                                 --------    --------
                                     (In thousands)

Equipment                        $ 17,789    $  9,074

Furniture and fixtures              3,421       2,713

Leasehold improvements              2,213         887
                                 --------    --------

                                   23,423      12,674

Less: accumulated depreciation
   and amortization                (7,608)     (6,839)
                                 --------    --------

Net property and equipment       $ 15,815    $  5,835
                                 ========    ========




NOTE 5.   GOODWILL

     Goodwill represents the excess of the purchase price over the fair value of the net tangible assets of various operations acquired by the Company. Accumulated amortization at October 31, 1996 and 1995 was $3.8 million and $3.1 million, respectively. Goodwill is amortized on the straight-line method over 30 years.

NOTE 6.   INCOME TAXES

     The components of income tax expense applicable to the operations each year are as follows:

                         Years Ended October 31,
                      -----------------------------
                        1996       1995       1994
                      -------    -------    -------
                               (In thousands)

Current:

 Federal              $ 5,020    $ 1,325    $   150
 State and local        1,560        590        230
                      -------    -------    -------
   Subtotal             6,580      1,915        380
                      -------    -------    -------

Deferred:
 Federal               (1,320)      (385)      --
 State and local         (560)      (230)        70
                      -------    -------    -------
   Subtotal            (1,880)      (615)        70
                      -------    -------    -------
Total tax provision   $ 4,700    $ 1,300    $   450
                      =======    =======    =======



         As of October 31, 1996, the Company has available net operating loss ("NOL") carryforwards for Federal income tax purposes and financial statement purposes of $6.0 million. The NOL utilization is limited to $750,000 per year.

         While the Company had available NOL carryforwards which partially offset otherwise taxable income for Federal income tax purposes, for state tax purposes such amounts are not necessarily available to offset income subject to tax.

         The significant components of the Company's deferred tax assets and liabilities as of October 31 are as follows:

       Deferred tax assets/(liabilities) - due to:

                                                              1996        1995
                                                          --------    --------
                                                              (In thousands)
       Allowance for doubtful accounts                    $  1,520    $    200
       Other accruals and reserves                           6,630       3,270
       Net operating loss                                    2,050       2,300
                                                          --------    --------
               Total                                        10,200       5,770

       Valuation allowance                                  (3,123)     (3,910)
                                                          --------    --------
       Deferred tax asset                                    7,077       1,860
                                                          --------    --------

       Other deferred gain and unamortized bond premium     (2,160)     (1,820)
       Depreciation and amortization                          (753)        (40)
                                                          --------    --------

       Deferred tax liability                               (2,913)     (1,860)
                                                          --------    --------

       Net deferred tax asset                             $  4,164    $   --
                                                          ========    ========

      The net change in the total valuation allowance for the year ended October 31, 1996 was a decrease of $788,000 due to the utilization of net operating losses, AMT credits and other changes in deferred tax assets.

     The difference between total tax expense and the amount computed by applying the statutory Federal income tax rate to income before taxes is as follows:

                                                     Years Ended October 31,
                                                 -----------------------------
                                                   1996       1995       1994
                                                 -------    -------    -------


Federal income tax expense based upon
   federal statutory tax rate of 40%             $ 4,100    $ 2,160    $ 1,660

Nondeductible goodwill amortization                  400        160        160

Nondeductible expenses                               240        210        120

NOL carryforwards utilized                          (250)    (1,140)    (1,690)

AMT credit utilized                                 --         (330)      --

State taxes, net of Federal benefit                  660        240        200

Adjustment to state tax rate                          80       --         --

Utilization of deferred tax benefits and other      (530)      --         --
                                                 -------    -------    -------

Total taxes provided                             $ 4,700    $ 1,300    $   450
                                                 =======    =======    =======



NOTE 7.   LONG-TERM DEBT

 Long-term debt consists of the following:

                                   October 31,
                                                                     -----------------
                                                                        1996      1995
                                                                     -------   -------
                                 (In thousands)

Third party:

  Bank term loan, payable in quarterly installments                  $49,207   $  --

  6 1/2% Convertible Subordinated Debentures due 2012 (net
        of bond issue costs of $39 and $41)                            2,106     2,104

  8 5/8% Senior Subordinated Debentures due 2004 (net of
         discount and bond issue costs of $3,657 and $3,830)
        (effective interest rate on date of restructuring was 25%)     2,798     2,625


  Obligations under capital leases                                     4,173     3,406
                                                                     -------   -------

                                                                      58,284     8,135

  Less: Current maturities of long-term debt                           4,675      --
            Current maturities of capital leases                       1,219       931
                                                                     -------   -------

                                                                     $52,390   $ 7,204
                                                                     =======   =======


Related parties:

   January Notes (net of discount of $1,021 and $1,205)              $ 2,979   $ 2,795
                                                                     =======   =======

     At October 31, 1996, the Company's senior secured revolving credit facility with Wells Fargo Bank, N.A. (the "Bank") provides for advances up to $20.0 million and expires March 29, 1999. Borrowings on the revolving credit facility bear interest at the option of the Company based on rate indexes selected by the Company, with variable spreads over the selected index based on loan maturity and the Company's financial performance. At October 31, 1996, the interest rate was based on the London Interbank Offered Rate ("LIBOR") of 5.53%, plus spreads of 2.625% to 3.00%. At October 31, 1996, the Company had outstanding letters of credit totaling $600,000 which reduced the amount available to the Company under its revolving credit facility to $19.4 million.

     Also at October 31, 1996, the Company had outstanding with the Bank $49.2 million of senior secured term loans payable over seven years beginning October 1996. The loans bear interest based on rate indexes selected by the Company, with variable spreads over the selected index based on loan maturity and the Company's financial performance. At October 31, 1996, the interest rate was based on the LIBOR of 5.53%, plus spreads of 2.625% to 3.00%.

Related Parties

     At October 31, 1996, the Company had fully-drawn $4.0 million under its line of credit with Richard C. Blum & Associates, Inc. ("RCBA"). The indebtedness is represented by the January Notes, which bear interest at 6 1/2% per annum, are subordinate only to the Bank line of credit and are due November 1, 2000. RCBA, through various partnerships, beneficially owns approximately 18% of the Company's common shares (approximately 33% assuming exercise of additional warrants) outstanding at October 31, 1996. Richard C. Blum, a director of the Company, is also Chairman of RCBA.

Debentures

     The Company's 6 1/2% Convertible Subordinated Debentures due 2012 are convertible into the Company's common shares at the rate of $206.30 per share. Sinking fund payments are calculated to retire 70% of the debentures prior to maturity beginning in February 1998. Interest is payable semi-annually in February and August. Interest is payable semi-annually in January and July on the Company's 85/8% Senior Subordinated Debentures due 2004 ("85/8 Debentures"). Both the 6 1/2% Convertible Subordinated Debentures and the 85/8 Debentures are subordinate to all debt to RCBA and the Bank.

Maturities

     The amounts of long-term debt outstanding at October 31, 1996 maturing in the next five years are as follows:
                                       (In thousands)
            1997                       $  4,675
            1998                          3,581
            1999                          5,075
            2000                          5,475
            2001                          6,025
            Thereafter                   36,975

Amounts payable under capitalized lease agreements are excluded from the above table.

Obligations Under Leases

     Total rental expense included in operations for operating leases for the fiscal years ended October 31, 1996, 1995 and 1994 amounted to $10.9 million, $5.7 million and $5.3 million, respectively. Certain of the lease rentals are subject to renewal options and escalation based upon property taxes and operating expenses. These operating lease agreements expire at varying dates through 2005.

     Obligations under non-cancelable lease agreements are as follows:

                                         Capital        Operating
                                         Leases           Leases
                                         -------         --------
                                              (In thousands)
     1997                                $1,265          $12,593
     1998                                 1,147           10,068
     1999                                 1,069            7,803
     2000                                   428            6,094
     2001                                   241            5,195
     Thereafter                              23           13,512
                                         ------           ------
     Total minimum lease payments        $4,173          $55,265
                                                         =======
     Less amounts representing
      interest                             963
                                         ------
     Present value of net minimum
      lease payments                     $3,210
                                         ======

NOTE 8.   COMMITMENTS AND CONTINGENCIES

     Currently, the Company has $51.0 million per occurrence and aggregate commercial general liability insurance coverage. The Company is also insured for professional errors and omissions ("E&O") and contractor pollution liability ("CPL") claims with an aggregate limit of $30.0 million after a self-insured retention of $.5 million. The E&O and CPL coverages are on a "claims made" basis, covering only claims actually made during the policy period currently in effect. Thus, if the Company does not continue to maintain this policy, it will have no coverage under the policy for claims made after its termination date even if the occurrence was during the term of coverage. It is the Company's intent to maintain this type of coverage, but there can be no assurance that the Company can maintain its existing coverage, that claims will not exceed the amount of insurance coverage or that there will not be claims relating to prior periods that were subject only to "claims made" coverage.

     Various legal proceedings are pending against the Company or its subsidiaries alleging breaches of contract or negligence in connection with the performance of professional services. In some actions punitive or treble damages are sought which substantially exceed the Company's insurance coverage. The Company's management does not believe that any of such proceedings will have a material adverse effect on the consolidated financial position and operations of the Company.

NOTE 9.   CAPITAL STOCK

     Declaration of dividends, except Common Stock dividends, is restricted by the Bank line of credit agreement and the Indenture governing the 85/8 Debenture. Further, declaration of dividends may be precluded by existing Delaware law.

     During fiscal year 1995, the Company repurchased a total of 42,000 shares of its Common Stock at an average repurchase price of $5.43, pursuant to a systematic repurchase plan approved by the Company's Board of Directors on September 13, 1994. The systematic repurchase plan expired on September 13, 1995. The Company, as of that date, had repurchased a total of 52,000 shares of its Common Stock at an average repurchase price of $5.49.

     The 1987 Restricted Stock Plan (the "Plan") provides for grants of up to 16,537 shares of Common Stock to key employees of the Company and its subsidiaries. An employee selected to receive shares under the Plan will not be required to pay any consideration for the shares. Shares issued to an employee are subject to forfeiture in the event that the employment of the employee terminates for any reason other than death. The forfeiture restrictions lapse with respect to portions of the grant over a five-year period subsequent to the grant date. As of October 31, 1996, 6,872 restricted shares have been granted.

     The 1979 Stock Option Plan (the "1979 Plan") provided for grants of options to purchase shares of Common Stock to directors, officers and key employees of the Company and its subsidiaries at prices and for periods (not to exceed ten years) as determined by the Board of Directors. The 1979 Plan also provided for the granting of Stock Appreciation Rights and incentive stock options. The 1979 Plan expired in February 1989, and no further options or rights may be granted under the 1979 Plan.

     On October 20, 1988, the stockholders approved a replacement option program pursuant to which non-management members of the Board of Directors granted replacement stock options to selected employees, exercisable at then current market prices. The selected employees then exchanged their outstanding options for new options covering two shares for each three shares covered by the options being replaced. Options to purchase 16,561 shares were exchanged for pre-existing options.

     On April 27, 1989, the stockholders approved the 1989 Stock Option and Rights Plan (the "1989 Plan"). The 1989 Plan provides for the grant of options to purchase 50,000 shares of Common Stock to directors, officers and key employees of the Company and its subsidiaries at prices and for periods (not to exceed ten years) as determined by the Board of Directors. The 1989 Plan also provides for the granting of Stock Appreciation Rights. No options have been granted under the 1989 Plan.

     On March 26, 1991, the stockholders approved the 1991 Stock Incentive Plan (the "1991 Plan"). The 1991 Plan provides for the grant not to exceed 1,500,000 Restricted Shares, Stock Units and Options, plus the number of shares of Common Stock remaining available for awards under the 1987 Plan (9,665) and the 1989 Plan (50,000) to key employees of the Company and its subsidiaries at prices and for periods as determined by the Board of Directors. The 1991 Plan prohibits granting new options under the 1987 Plan and the 1989 Plan. As of October 1996, the Company had issued 21,200 shares of Restricted Stock under the 1991 Plan.

     Under the Employee Stock Purchase Plan (the "ESP Plan") implemented in September 1985, employees may purchase shares of Common Stock through payroll deductions of up to 10% of the employee's base pay. Contributions are credited to each participant's account on the last day of each six-month participation period of the ESP Plan (which commences on January 1 and July 1 of each year). The purchase price for each share of Common Stock shall be the lower of 85% of the fair market value of such share on the last trading day before the participation period commences or 85% of the fair market value of such share on the last trading day in the participation period. Employees purchased 69,692 shares under the ESP Plan in fiscal 1996 and 46,610 shares in fiscal 1995.

     On February 21, 1990, the Company issued warrants to purchase 1,819,148 shares of Common Stock at a purchase price of $4.34 per share which expire on February 14, 1997.

     A summary of the number of stock options granted under the 1979, 1989 and 1991 Plans is as follows:
                                                   October 31, 1996
                                                   ----------------
                                            Shares            Per Share (1)
                                            ------            -------------
Number of options:
   Outstanding at year end                 1,386,469          $3.12 - $31.25
   Exercisable at year end                 1,033,768          $3.12 - $31.25
   Exercised during the year                   2,000          $5.50 -  $5.75
   Available for grant at year end            19,231                -

                                                   October 31, 1995
                                                   ----------------
                                            Shares            Per Share (1)
                                            ------            -------------
Number of options:
   Outstanding at year end                 1,166,324          $3.12 - $31.25
   Exercisable at year end                   768,166          $3.12 - $31.25
   Exercised during the year                 137,600          $3.12 -  $3.12
   Available for grant at year end           239,665                -

                                                   October 31, 1994
                                                   ----------------
                                            Shares            Per Share (1)
                                            ------            -------------
Number of options:
   Outstanding at year end                 1,139,964          $3.12 - $31.25
   Exercisable at year end                   790,967          $3.12 - $31.25
   Exercised during the year                   -                    -
   Available for grant at year end           413,765                -


(1)  Reflects lowest and highest exercise price.

NOTE 10.   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the period for:
                              Years Ended October 31,
                            ---------------------------
                             1996        1995      1994
                            ------     -------    ------
                                 (In thousands)
    Interest                $4,142     $   891    $1,301
    Income taxes            $6,483     $ 1,358     $ 499

  On January 4, 1995 the Company purchased all of the capital stock of ECD for $3.6 million. In conjunction with the acquisition, liabilities were assumed as follows:

    Fair value of assets acquired                         $4,952
    Cash paid for the capital stock                       (3,596)
        Liabilities assumed                              $ 1,356
                                                          ======

On March 29,1996 the Company acquired all of the capital stock of Greiner for $78.8 million.

   Purchase price of Greiner
     (net of prepaid loan fees of $1.6 million)          $77,184
   Fair value of assets acquired                         (42,510)
                                                         --------
   Excess purchase price over net assets acquired        $34,674
                                                         =========

   There were no significant non-cash investing or financing activities in fiscal 1994.

NOTE 11.   DEFINED CONTRIBUTION PLAN

   The Company has a defined contribution retirement plan under Internal Revenue Code Section 401(k). The plan covers all full-time employees who are at least 18 years of age. Contributions by the Company are made at the discretion of the Board of Directors. Contributions in the amount of $1.6 million, $.8 million and $.6 million were made to the plan in fiscal 1996, 1995 and 1994, respectively.

NOTE 12.  VALUATION AND ALLOWANCE ACCOUNTS
                                                  Additions
                                                 Charged to   Deductions
                                     Beginning    Costs and     from                  Ending
                                      Balance     Expenses    Reserves     Other      Balance
                                      -------     --------    --------     -----      -------
                                                         (In Thousands)
October 31, 1996
 Allowances for losses and doubtful
     collections                      $1,270      $2,600      $1,083      $4,821      $7,608



October 31, 1995
 Allowances for losses and doubtful
     collections                      $1,141      $  442      $  313      $ --        $1,270


October 31, 1994
 Allowances for losses and doubtful
     collections                      $1,081      $  322      $  262      $ --        $1,141


NOTE 13.   RELATED PARTY TRANSACTIONS

     Interest paid to related parties in connection with the January Notes was $260,712, $194,000 and $363,000 in fiscal 1996, 1995 and 1994, respectively.
(See Note 7 - Long-Term Debt.)

     The Company has agreements for business consulting services to be provided by RCBA and Richard C. Blum, a Director of the Company. Under these agreements, the Company paid $90,000 and $60,000 to RCBA and Richard C. Blum, respectively, during each of fiscal 1996, 1995 and 1994. Richard C. Blum also received an additional cash amount of $23,000, $25,000 and $24,000 for his services as a Director of the Company in fiscal 1996, 1995 and 1994, respectively.

NOTE 14.   CONCENTRATION OF CREDIT RISK

     The Company provides services primarily to local, state and Federal government agencies. The Company believes the credit risk associated with these types of revenues is minimal. However, the Company does perform ongoing credit evaluations of its customers and, generally, requires no collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. Substantially all cash balances are held in one financial institution and at times exceed federally insured limits.

NOTE 15.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      Selected quarterly financial data for fiscal 1996 and 1995 is summarized as follows:

                                 Fiscal 1996 Quarters Ended
                         -----------------------------------------
                          Jan. 31    Apr. 30    July 31    Oct. 31
                         --------   --------   --------   --------
                          (In thousands, except per share data)

Revenues                 $ 48,503   $ 64,864   $ 89,734   $102,369
Operating income            1,637      3,270      4,863      6,182
Net income               $    812   $  1,522   $  2,072   $  2,949

Income per share:
  Primary                $    .11   $    .18   $    .22   $    .31
                         ========   ========   ========   ========
  Fully diluted          $    .11   $    .18   $    .22   $    .29
                         ========   ========   ========   ========
Weighted average
      number of shares      8,713      9,188     10,096     10,093
                         ========   ========   ========   ========



                                 Fiscal 1995 Quarters Ended
                         -------------------------------------
                         Jan. 31   Apr. 30   July 31   Oct. 31
                         -------   -------   -------   -------
                         (In thousands, except per share data)

Revenues                 $40,307   $44,810   $44,456   $50,196
Operating income           1,356     1,625     2,060     2,666
Net income               $   800   $ 1,051   $ 1,336   $ 1,869

Income per share:
  Primary                $   .11   $   .15   $   .18   $   .24
                         =======   =======   =======   =======
  Fully diluted          $   .11   $   .15   $   .18   $   .23
                         =======   =======   =======   =======
Weighted average
      number of shares     8,528     8,725     8,731     8,696
                         =======   =======   =======   =======


     Operating income represents continuing operations before interest income and interest expense.

                        URS CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                                          July 31,   October 31,
                ASSETS                                     1997         1996
                                                         ---------   ----------
                                                        (unaudited)

Current assets:
 Cash                                                    $  14,368    $  22,370
 Accounts receivable, less allowance for
  doubtful accounts of $1,647 and $2,447                    80,815       75,159
 Costs and accrued earnings in excess of
  billings on contracts in process, less
  allowances for losses of $1,792 and $2,419                25,399       20,855
 Deferred income taxes                                       7,233        7,077
 Prepaid expenses and other                                  3,157        2,426
                                                         ---------    ---------
  Total current assets                                     130,972      127,887

Property and equipment at cost, net                         16,131       15,815
Goodwill, net                                               43,065       40,261
Other assets                                                 1,746        1,644
                                                         ---------    ---------
                                                         $ 191,914    $ 185,607
                                                         =========    =========

                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                        $  19,680    $  21,684
 Accrued salaries and wages                                 14,052       12,131
 Accrued expenses and other                                 17,849       20,063
 Billings in excess of costs and accrued earnings on
   contracts in process                                     11,060        8,849
 Deferred income taxes                                       2,867        2,913
 Long-term debt, current portion                             6,200        4,675
                                                         ---------    ---------
  Total current liabilities                                 71,708       70,315

Long-term debt                                              39,613       52,390
Long-term debt, related parties                               --          2,979
Deferred compensation and other accruals                     8,239        3,227
                                                         ---------    ---------
  Total liabilities                                        119,560      128,911

Stockholders' equity:
 Common shares, par value $.01; authorized
  20,000 shares; issued 10,579 and 8,640 shares                106           88
 Treasury stock                                               (287)        (287)
 Additional paid-in capital                                 49,700       41,894
 Retained earnings since February 21, 1990, date of
  quasi-reorganization                                      22,835       15,001
                                                         ---------    ---------
 Total stockholders' equity                                 72,354       56,696
                                                         ---------    ---------
                                                         $ 191,914    $ 185,607
                                                         =========    =========

                        URS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)



                                      Three months ended      Nine months ended
                                           July 31,               July 31,
                                    --------------------    --------------------
                                      1997        1996        1997        1996
                                    --------    --------    --------    --------
                                        (unaudited)             (unaudited)


Revenues                            $100,196    $ 89,734    $295,496    $203,101
                                    --------    --------    --------    --------
Expenses:
 Direct operating                     58,813      53,027     174,887     122,552
 Indirect, general and
  administrative                      35,103      31,844     103,789      70,782
 Interest expense, net                   989       1,431       3,806       2,434
                                    --------    --------    --------    --------
                                      94,905      86,302     282,482     195,768
                                    --------    --------    --------    --------

Income before taxes                    5,291       3,432      13,014       7,333
Income tax expense                     2,110       1,360       5,180       2,930
                                    --------    --------    --------    --------
Net income                          $  3,181    $  2,072    $  7,834    $  4,403
                                    ========    ========    ========    ========
Net income per share:
 Primary and fully diluted          $    .28    $    .22    $    .74    $    .51
                                    ========    ========    ========    ========

                        URS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                             Nine Months Ended
                                                                 July 31,
                                                           ---------------------
                                                             1997        1996
                                                           --------    --------
                                                               (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income                                                $  7,834    $  4,403
                                                           --------    --------
 Adjustment to  reconcile  net income to net cash  provided  (used) by operating activities:
 Depreciation and amortization                                5,791       4,060
 Allowance for doubtful accounts and losses                  (1,427)      3,684
 Changes  in  current  assets  and  liabilities,   net  of  effect  of  business
  acquisitions:
   Accounts receivable and costs and accrued earnings
    in excess of billings on contracts in process            (8,773)     (2,377)
   Prepaid expenses and other assets                           (832)     (2,094)
   Accounts payable, accrued salaries and wages
    and accrued expenses                                     (1,740)      2,307
   Billing in excess of costs and accrued earnings on
    contracts in process                                      2,211       8,685
   Deferred taxes                                              (202)     (2,035)
   Other, net                                                   (44)        120
                                                           --------    --------

 Total adjustments                                           (5,016)     12,350
                                                           --------    --------
 Net cash provided by operating activities                    2,818      16,753
                                                           --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:

 Business acquisition, net of cash acquired                    --       (54,556)
 Capital expenditures                                        (3,010)     (2,280)
                                                           --------    --------
 Net cash (used) by investing activities                     (3,010)    (56,836)
                                                           --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:

 Proceeds from issuance of debt                                --        50,000
 Principal payments on long-term debt                       (12,508)       (127)
 Proceeds from sale of common shares                            444         163
 Proceeds from exercise of stock options                        402           8
 Proceeds from exercise of warrants                           3,895        --
 Other                                                          (43)        (16)
                                                           --------    --------
 Net cash provided by financing activities                   (7,810)     50,028
                                                           --------    --------
 Net (decrease) increase in cash                             (8,002)      9,945
 Cash at beginning of period                                 22,370       8,836
                                                           --------    --------
 Cash at end of period                                     $ 14,368    $ 18,781
                                                           ========    ========
SUPPLEMENTAL INFORMATION:

 Interest paid                                             $  4,107    $  1,682
                                                           ========    ========
 Taxes paid                                                $  6,777    $  2,132
                                                           ========    ========
 Equipment purchased through capital lease obligations     $  2,429    $   --
                                                           ========    ========
 Noncash purchase allocation adjustment                    $  3,000    $   --
                                                           ========    ========
 Retirement of debt, related parties                       $  3,028    $   --
                                                           ========    ========
 Issuance of common stock in business acquisition          $   --      $  9,463
                                                           ========    ========

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         Selected quarterly financial data for three months ended January 31, 1997, April 30, 1997 and July 31, 1997 is summarized as follows:

                                     Fiscal 1997 Quarters Ended
                              -----------------------------------------
                                    Jan. 31   Apr. 30   July 31
                               (In thousands, except per share data)

Revenues                           $95,541   $99,759   $100,196
Operating income                     5,081     5,458      6,280
Net income                         $ 2,196   $ 2,457   $  3,181

Income per share:
  Primary                          $   .22   $   .24   $    .28
                                   =======   =======   ========
  Fully diluted                    $   .22   $   .24   $    .28
                                   =======   =======   ========
Weighted average
    number of shares                10,102     9,430     10,588
                                   =======   =======   ========

                   Woodward-Clyde Group, Inc. and Subsidiaries
                        Consolidated Financial Statements
                  Years ended December 31, 1996, 1995 and 1994





                                 Contents

Report of Independent Auditors.................................................1

Audited Consolidated Financial Statements:
   Consolidated Statements of Financial Position...............................2
   Consolidated Statements of Income...........................................4
   Consolidated Statements of Shareholders' Equity.............................5
   Consolidated Statements of Cash Flows.......................................6
   Notes to Consolidated Financial Statements..................................8

                         Report of Independent Auditors

Board of Directors
Woodward-Clyde Group, Inc.

We have audited the accompanying consolidated statements of financial position of Woodward-Clyde Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Woodward-Clyde Group, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                      /s/ Ernst & Young LLP
                                                      ERNST & YOUNG LLP

Denver, Colorado
March 28, 1997
                                      F-25

                                             Woodward-Clyde Group, Inc. and Subsidiaries
                                            Consolidated Statements of Financial Position

                                                                                     December 31
                                                                               1996                  1995
                                                                    --------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                            $    4,231,186        $    5,181,014
   Available-for-sale investments                                            5,302,336             5,678,600
   Receivables and unbilled revenues:
     Accounts receivable                                                    71,719,273            73,555,272
     Unbilled revenues                                                      15,404,918            17,727,680
     Other                                                                   1,124,279               862,237
     Less allowance for uncollectible accounts                              (6,950,290)           (7,134,552)
                                                                    --------------------------------------------
                                                                            81,298,180            85,010,637

   Prepaid income taxes                                                      1,723,602             1,936,410
   Prepaid expenses and other assets                                         1,208,942             2,068,212
                                                                    --------------------------------------------
Total current assets                                                        93,764,246            99,874,873

Property and equipment--at cost, less accumulated
   depreciation and amortization of $28,392,482 in
   1996 and $27,871,642 in 1995                                             15,768,262            19,040,952

Other assets:
   Excess of cost over net assets of subsidiaries at
     acquisition, less accumulated amortization of
     $1,372,573 in 1996 and $791,228 in 1995                                10,323,610             7,100,666
   Property held for resale                                                  2,324,608             2,459,522
   Deferred income taxes                                                     3,581,420             3,360,647
   Other                                                                     1,627,715             1,607,370
                                                                    --------------------------------------------
                                                                            17,857,353            14,528,205

                                                                    --------------------------------------------
Total assets                                                            $  127,389,861         $ 133,444,030
                                                                    ============================================



                                                                                     December 31

                                                                               1996                  1995
                                                                    --------------------------------------------
Liabilities and shareholders' equity Current liabilities:
   Loans payable to banks                                               $   15,756,158        $   13,985,835
   Accounts payable                                                         21,236,739            18,022,149
   Accrued payroll and related benefits                                     12,081,974            11,452,030
   Other accrued expenses                                                    9,372,818             9,590,615
   Deferred income taxes                                                     2,978,686             3,105,573
   Current portion of long-term debt                                         4,508,884             5,878,221
                                                                    --------------------------------------------
Total current liabilities                                                   65,935,259            62,034,423

Long-term liabilities:
   Long-term debt, less current portion                                      9,329,676            19,027,340
   Estimated liability for self-insured risk                                 5,943,703             6,987,609
   Other                                                                     2,513,721             2,694,842
                                                                    --------------------------------------------
                                                                            17,787,100            28,709,791

Redeemable preferred stock                                                   5,395,156             5,035,024

Commitments and contingencies

Shareholders' equity:
   Common shares                                                                19,763                19,832
   Additional paid-in capital                                               19,614,755            19,075,369
   Unrealized gain (loss) on investments                                        (1,872)               49,883
   Retained earnings                                                        18,670,587            18,891,854
   Foreign currency translation adjustment                                     258,254              (372,146)
                                                                    --------------------------------------------
                                                                            38,561,487            37,664,792
   Less notes receivable from shareholders
     from sale of Common shares                                               (289,141)                    -
                                                                    --------------------------------------------
                                                                            38,272,346            37,664,792
                                                                    --------------------------------------------
Total liabilities and shareholders' equity                              $  127,389,861        $  133,444,030
                                                                    ============================================

See accompanying notes.



                               Woodward-Clyde Group, Inc. and Subsidiaries
                                    Consolidated Statements of Income




                                                                    Year ended December 31

                                                         1996                  1995                  1994
                                                ------------------------------------------------------------------
Revenues:
   Gross revenues from services                        $320,227,844          $310,394,420          $273,879,711
   Direct costs of outside services                    (110,829,846)          (94,009,890)          (73,356,077)
                                                ------------------------------------------------------------------
Net revenues                                            209,397,998           216,384,530           200,523,634

Costs and expenses:
   Salaries and benefits                                147,721,700           150,894,374           138,484,977
   General expenses                                      48,646,275            50,724,616            45,423,370
   Depreciation and amortization                          6,825,549             6,801,661             5,587,187
                                                ------------------------------------------------------------------
                                                        203,193,524           208,420,651           189,495,534
Other expenses (income):
   Interest                                               2,768,335             2,745,564             2,212,716
   Other                                                    (80,804)             (137,962)              (70,609)
                                                ------------------------------------------------------------------
                                                          2,687,531             2,607,602             2,142,107
                                                ------------------------------------------------------------------
Income before income taxes                                3,516,943             5,356,277             8,885,993
Income taxes                                              1,912,123             2,535,876             3,736,948
                                                ------------------------------------------------------------------
Net income                                                1,604,820             2,820,401             5,149,045

Less:
   Dividends on Preferred shares                            111,231               125,739               145,081
   Redemption premium on Preferred
     shares                                                 979,171             1,095,227             1,211,281
                                                ------------------------------------------------------------------
                                                          1,090,402             1,220,966             1,356,362
                                                ------------------------------------------------------------------
Net income applicable to common
   shares                                              $    514,418          $  1,599,435          $  3,792,683
                                                ==================================================================

Net income per share                                   $       0.26          $       0.82          $       1.97
                                                ==================================================================

Weighted average shares outstanding                       1,964,853             1,954,598             1,921,025
                                                ==================================================================

See accompanying notes.



                                        Woodward-Clyde Group, Inc. and Subsidiaries
                                      Consolidated Statements of Shareholders' Equity
                                                                                   Unrealized                          Foreign
                                                                  Additional      Gain (Loss)                          Currency
                                                   Common          Paid-In             on            Retained        Translation
                                                   Shares          Capital        Investments        Earnings         Adjustment
                                               -------------------------------------------------------------------------------------
Balance at January 1, 1994                        $20,431       $16,236,305     $          -       $17,297,200        $(490,526)
   Common shares issued                               971         2,010,161                -
   Common shares purchased and retired             (2,477)       (2,204,531)               -        (2,839,805)               -
   Collection of notes receivable from
     shareholders
   Currency translation adjustment                      -                 -                -                 -          349,568
   Net income                                           -                 -                -         5,149,045                -
   Cash dividends paid on Preferred
     shares ($2.50 per share)                           -                 -                -          (145,081)               -
   Accretion of redeemable preferred stock              -                 -                -        (1,211,281)               -
                                               -------------------------------------------------------------------------------------
Balance at December 31, 1994                       18,925         16,041,935               -        18,250,078         (140,958)
   Common shares issued                             1,700          3,922,770               -                 -                -
   Common shares purchased and retired               (793)          (889,336)              -          (957,659)               -
   Collection of notes receivable from
     shareholders                                       -                 -                -                 -                -
   Currency translation adjustment                      -                 -                -                 -         (231,188)
   Net income                                           -                 -                -         2,820,401                -
   Unrealized gain on investments                       -                 -           49,883                 -                -
   Cash dividends paid on Preferred
     shares ($2.50 per share)                           -                 -                -          (125,739)               -
   Accretion of redeemable preferred stock              -                 -                -        (1,095,227)               -
                                               -------------------------------------------------------------------------------------
Balance at December 31, 1995                       19,832         19,075,369          49,883        18,891,854         (372,146)
   Common shares issued                               519          1,224,769               -                 -                -
   Common shares purchased and retired               (588)          (685,383)              -          (735,685)               -
   Currency translation adjustment                      -                  -               -                 -          630,400
   Net income                                           -                  -               -         1,604,820                -
   Unrealized loss on investments                       -                  -         (51,755)                -                -
   Cash dividends paid on Preferred
     shares ($2.50 per share)                           -                  -               -          (111,231)               -
   Accretion of redeemable preferred stock              -                  -               -          (979,171)               -
                                               -------------------------------------------------------------------------------------
Balance at December 31, 1996                      $19,763        $19,614,755     $    (1,872)      $18,670,587        $ 258,254
                                               =====================================================================================

                                                     Notes
                                                   Receivable
                                                      From
                                                  Shareholders         Total
                                               ------------------------------------
Balance at January 1, 1994                        $    (4,890)       $33,058,520
   Common shares issued                                     -          2,011,132
   Common shares purchased and retired                      -         (5,046,813)
   Collection of notes receivable from
     shareholders                                       2,333              2,333
   Currency translation adjustment                          -            349,568
   Net income                                               -          5,149,045
   Cash dividends paid on Preferred
     shares ($2.50 per share)                               -           (145,081)
   Accretion of redeemable preferred stock                  -         (1,211,281)
                                               ------------------------------------
Balance at December 31, 1994                           (2,557)        34,167,423
   Common shares issued                                     -          3,924,470
   Common shares purchased and retired                      -         (1,847,788)
   Collection of notes receivable from
     shareholders                                       2,557              2,557
   Currency translation adjustment                          -           (231,188)
   Net income                                               -          2,820,401
   Unrealized gain on investments                           -             49,883
   Cash dividends paid on Preferred
     shares ($2.50 per share)                               -           (125,739)
   Accretion of redeemable preferred stock                  -         (1,095,227)
                                               ------------------------------------
Balance at December 31, 1995                                -         37,664,792
   Common shares issued                              (289,141)           936,147
   Common shares purchased and retired                      -         (1,421,656)
   Currency translation adjustment                          -            630,400
   Net income                                               -          1,604,820
   Unrealized loss on investments                           -            (51,755)
   Cash dividends paid on Preferred
     shares ($2.50 per share)                               -           (111,231)
   Accretion of redeemable preferred stock                  -           (979,171)
                                               ------------------------------------
Balance at December 31, 1996                        $(289,141)       $38,272,346
                                               ====================================

See accompanying notes.


                               Woodward-Clyde Group, Inc. and Subsidiaries
                                  Consolidated Statements of Cash Flows

                                                                          Year ended December 31
                                                              1996                1995                1994
                                                      ------------------------------------------------------------
Operating activities
Net income                                                 $  1,604,820        $  2,820,401        $  5,149,045
Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization                            6,825,549           6,801,661           5,587,187
     Provision for claims costs                               1,412,860           1,385,204             619,770
     Provision for deferred income taxes                       (368,235)            927,687            (559,707)
     Common shares issued as incentive
       compensation                                                   -           1,224,543             982,196
     Loss (gain) on disposal of available-for-
       sale investments                                         (34,868)            129,431                   -
     Changes in operating assets and
       liabilities:
         Receivables and unbilled revenues                     (870,119)         (4,312,181)          4,723,000
         Prepaid expenses and other assets                      859,270            (344,118)           (221,265)
         Other long-term assets                                 (20,345)            210,863             564,937
         Property held for resale                               134,914            (119,997)           (174,893)
         Accounts payable                                     3,214,590           4,334,742          (1,045,065)
         Accrued payroll and other
           accrued expenses                                     (54,154)         (5,630,258)          1,609,683
         Prepaid income taxes                                 2,306,389          (3,356,448)            181,469
         Contributions payable to WCG CAP                             -          (1,694,000)            (64,000)
         Other long-term liabilities                         (2,788,487)         (1,501,721)         (1,549,863)
                                                      ------------------------------------------------------------
Net cash provided by operating activities                    12,222,184             875,809          15,802,494

Investing activities
Additions to property and equipment                          (3,018,932)         (4,609,179)         (5,226,269)
Purchase of companies, net of cash acquired                           -          (7,507,627)           (541,795)
Purchase of available-for-sale investments                   (8,501,882)         (5,628,717)         (2,000,000)
Proceeds from disposal of available-for-sale
   investments                                                8,861,259           1,607,087           6,097,682
Net reduction in certificates of deposit                              -           1,600,000             730,408
                                                      ------------------------------------------------------------
Net cash used in investing activities                        (2,659,555)        (14,538,436)           (939,974)

Financing activities
Net borrowings on loans payable to banks                      1,770,323           8,075,536            (646,680)
Principal payments on long-term borrowings                  (12,152,945)         (2,766,399)         (3,121,496)
Principal payments on notes receivable
   from shareholders                                                  -               2,557               2,333
Redemption of Preferred shares                                 (619,039)         (1,121,865)         (1,005,810)


                               Woodward-Clyde Group, Inc. and Subsidiaries
                            Consolidated Statements of Cash Flows (continued)


                                                                         Year ended December 31
                                                                  1996              1995             1994
                                                              ---------------------------------------------
Financing activities (continued)
Purchase of Common shares (net of long-term
  debt issue:  $1,085,944 in 1996 and
  $730,205 in 1995)                                           $    (335,712)    $ (1,117,583)   $(1,993,998)
Proceeds from sale of Common shares                                 936,147        1,696,805      1,028,936
Dividends paid on Preferred shares                                 (111,231)        (125,739)       (77,376)
                                                              ---------------------------------------------
Net cash provided (used) by financing
  activities                                                    (10,512,457)       4,643,312     (5,814,091)
                                                              ---------------------------------------------

Net increase (decrease) in cash and cash
  equivalents                                                      (949,828)      (9,019,315)     9,048,429
Cash and cash equivalents at beginning of year                    5,181,014       14,200,329      5,151,900
                                                              ---------------------------------------------
Cash and cash equivalents at end of year                      $  4,231,186      $  5,181,014    $14,200,329
                                                              =============================================

See accompanying notes.

                   Woodward-Clyde Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1996

1.  Significant Accounting Policies

Organization

Woodward-Clyde Group, Inc. and its subsidiaries (the Company) provide geotechnical, waste management and environmental consulting services with offices in North America, Western Europe and the Asia Pacific region. The Company also provides contract services to the remediation and civil construction industry for on-site pollution control and cleanup. The consolidated financial statements include the accounts of Woodward-Clyde Group, Inc. and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Contract Revenues and Related Costs

The Company recognizes income on the accrual basis and performs work under both fixed price and reimbursable cost plus fee contracts. Revenues on cost-type contracts are recognized as costs are incurred and include estimated earned fees. Revenues on fixed-price-type contracts are recognized using the percentage-of-completion method by comparing costs of progress completed during the period to total expected costs of the contracts.

Revenues recognized on contracts in process that are in excess of related billings are recorded as unbilled revenues. These amounts are generally billable upon delivery or satisfaction of contract requirements specific to each project.

Provisions for estimated losses on contracts are recorded when identified.

Receivables

Retainage balances are expected to be substantially collected within one year. Credit is extended based on an evaluation of the client's financial condition, and collateral is generally not required. Provision for losses has been consistently within management's expectations.

Cash and Cash Equivalents

The Company considers all investments with a maturity of three months or less when purchased to be cash equivalents. Cash and available-for-sale investments at December 31, 1996 and 1995, of $6,086,785, and $7,343,260 respectively, were held in bank and investment accounts of the Company's offshore captive insurance company.

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

1. Significant Accounting Policies (continued)

Intangible Assets

The excess of cost over net assets of subsidiaries at acquisition is amortized over 10 to 40 years.

Property and Equipment

Provision for depreciation and amortization of property and equipment is computed by the straight-line method over estimated useful lives as follows:

Buildings                                25 to 30 years
Transportation equipment                 3 to 6 years
Other equipment                          3 to 10 years
Software                                 2 to 3 years
Leasehold improvements                   Life of lease or estimated useful life,
                                         whichever is shorter

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. The Company adopted Statement No. 121 effective January 1, 1996 and the effect of adoption was not material.

Property Held for Resale

The Company has acquired certain properties held for resale in connection with claim settlements and values these properties at the lower of cost or market.

Foreign Currency Translation

The effects of foreign exchange rate fluctuations for countries in which the Company operates are included in the foreign currency translation adjustment account within shareholders' equity.

Fair Values of Financial Instruments

The Company's financial instruments consist principally of cash and cash equivalents, receivables and unbilled revenues, loans payable to banks, accounts payable, and long-term debt. All of the Company's financial instruments have fair values which approximate their recorded values as the financial instruments are either short-term in nature or carry interest rates which approximate market rates.

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

1. Significant Accounting Policies (continued)

Use of Estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods for long-term contracts.

The Company has a substantial history of making reasonably dependable estimates of the extent of progress towards completion, contract revenues, and contract costs on its contracts. However, due to uncertainties inherent in the estimation process, actual results could differ from those estimates.

2.  Business Combinations

On April 28, 1995, the Company purchased all of the issued and outstanding common stock of GCH Acquisition Corporation (GCH) for $8,150,000, for which the Company paid cash of $7,146,878 and issued 43,614 shares of its Common Stock with a value of $1,003,122. The transaction was accounted for under the purchase method of accounting. Of the purchase price, $5,221,000 was recorded as excess of cost of net assets acquired (goodwill). The consolidated results of the Company include the results of GCH since the date of acquisition. During 1996, an additional amount of goodwill was recognized for the GCH acquisition of $3,466,000, net of taxes, as a result of changes in estimated profitability of contracts acquired. These contracts were in process or completed at the date of acquisition. There are acquisition provisions for additional purchase price consideration to be paid to the former owners of GCH of a contingent nature; however, such amounts have not been recognized because payment is not probable.

In March 1996, the Company sued certain former owners of GCH, seeking relief for injury caused to the Company and GCH through their misrepresentations and omissions at the time GCH was sold to the Company. The action seeks actual damages, costs, interest and attorneys' fees from the defendants. The ultimate resolution of this matter is uncertain, but it is possible this action may result in future adjustment to GCH's and the Company's financial statements.

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

2. Business Combinations (continued)

In April 1996, two former shareholders and officers of GCH each sued GCH and the Company for breach of employment contract, for intentional interference with contractual relations and for breach of contract related to their respective agreements as shareholders of the Company. Management believes these suits have no merit and intends to defend against them vigorously.

On October 3, 1995, the Company purchased 100% of the outstanding stock of Cole Sherman and Associates Limited (CSA), a Canadian corporation, for $1,429,646. The transaction was accounted for under the purchase method of accounting. The consolidated results of the Company include the results of CSA since the date of acquisition. During 1996, the Company wrote off uncollectible accounts receivable at CSA of approximately $217,000. Since these accounts receivable were acquired as part of the purchase of CSA, this adjustment has been reflected in the Company's reallocation of purchase price to CSA's net assets, and goodwill has been adjusted for the same amount.

3.  Contributions to WCG CAP

The Woodward-Clyde Group Capital Accumulation Plan Trust (WCG CAP) is a defined contribution plan (401(k) Plan) covering all employees except for employees of one subsidiary which maintains its own plan. Employees may contribute up to 15% of their compensation for each plan year, subject to the maximum allowable under current tax regulations. The Company matches contributions for U.S. based employees with one or more years of service up to 2% of an employee's compensation and matches 50% of contributions on the next 4% of compensation. An additional contribution of $25 to $250, depending on compensation, is made to eligible employees earning less than $45,000 per year whether or not they choose to make 401(k) Plan contributions. The Company contributed $2,956,945 to the 401(k) Plan for the year ended December 31, 1996.

Prior to January 1, 1996, the WCG CAP was a profit-sharing retirement plan. Total contributions to the WCG CAP, including an incentive-matching contribution, totaled $1,605,477 and $3,361,849 for the years ended December 31, 1995 and 1994, respectively.

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

4.  Income Taxes

At December 31, 1996, the Company has both domestic and foreign net operating loss carryforwards. Domestic net operating loss carryforwards, which are attributable to one of the Company's subsidiaries, total approximately $2,500,000 and expire in 2010. Foreign net operating losses total $7,245,000, including $4,498,000 which carries forward indefinitely and $2,747,000 which expires in 1997 through 2003.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and carryforward losses. Significant components of the Company's deferred assets and tax liabilities as of December 31, 1996 and 1995 are as follows:


                                                        1996           1995
                                                   -----------------------------

Deferred tax assets:
  Carryforward losses of domestic subsidiaries     $  1,226,000    $  1,226,000
  Carryforward losses of foreign subsidiaries         3,437,592       1,727,695
  Claims costs                                        1,085,858       1,764,006
  Allowance for uncollectible accounts
    receivable                                          441,623         490,517
  Reserve for unbilled revenues                       1,332,824       1,679,786
  Accrued vacation                                      398,041         417,010
  Deferred contract loss                                270,679         316,750
  Settlement reserve                                  1,631,627         859,750
  Other                                                 337,269         858,483
                                                   -----------------------------
Total deferred tax assets                            10,161,513       9,339,997
Valuation allowance for deferred tax assets          (3,199,944)     (1,490,047)
                                                   -----------------------------
Net deferred tax assets                            $  6,961,569    $  7,849,950
                                                   =============================

Deferred tax liabilities:
  Gross profit on unbilled revenues                $    751,361    $  1,491,179
  Cash basis income for wholly owned subsidiary       4,597,812       4,784,951
  Depreciation                                          307,286         656,508
  Other                                                 702,376         662,238
                                                   -----------------------------
Total deferred tax liabilities                     $  6,358,835    $  7,594,876
                                                   =============================

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

4. Income Taxes (continued)

The provision for income taxes includes the following components at December 31:

                               1996                 1995                 1994
                          ------------------------------------------------------
Current:
  Federal                 $ 2,164,303          $   736,869          $ 3,238,358
  State                         4,208              701,762              631,656
  Foreign                     111,847              169,558              426,641
                          ------------------------------------------------------
Total current               2,280,358            1,608,189            4,296,655

Deferred
  Federal                    (533,968)           1,488,518             (601,018)
  State                      (167,476)             279,652               69,798
  Foreign                     333,209             (840,483)             (28,487)
                          ------------------------------------------------------
Total deferred               (368,235)             927,687             (559,707)
                          ------------------------------------------------------
                          $ 1,912,123          $ 2,535,876          $ 3,736,948
                          ======================================================

The Company made income tax payments of $554,199, $4,472,410 and $4,001,387 in 1996, 1995 and 1994, respectively.

At December 31, 1996, the Company has not provided for taxes on undistributed foreign earnings of $1,700,308 as the Company intends to permanently reinvest these earnings in the future growth of the business. Upon distribution of these earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (adjusted by foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practical because of the complexities associated with its calculation; however, unrecognized foreign tax credit carryforwards would be available to reduce some portion of the U.S. liability.

The following table reconciles the amount which would be provided by applying the 35% federal statutory rate to income before income tax expense to federal income taxes actually provided:
                                               1996        1995          1994
                                           -------------------------------------
Income taxes at federal statutory of 35%   $1,230,930   $1,874,697   $3,110,098
State taxes, net of federal benefit           228,948      432,735      462,752
Meal and entertainment expenses               322,326      380,825      273,789
Book goodwill                                 172,347       86,965       54,490
Foreign earnings
  subject to different income tax rates        37,376      431,395     (227,298)
Reduction in deferred tax asset
  valuation allowance                             --      (840,483)         --
Other, net                                    (79,804)     169,742       63,117
                                           -------------------------------------
Total income tax expense                   $1,912,123   $2,535,876    $3,736,948
                                           =====================================

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


5.  Available-for-Sale Investments

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost. The Company has no held-to-maturity securities at December 31, 1996 and 1995.

Marketable   equity   securities   and  debt   securities   not   classified  as
held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in income. The cost of securities sold is based on the specific identification method.
Interest and dividends on securities classified as available-for-sale are included in investment income.

The following is a summary of available-for-sale investments:

                                                 Gross             Gross        Estimated
                               Amortized      Unrealized        Unrealized        Fair
                                   Cost          Gains            Losses          Value
                              -------------------------------------------------------------
December 31, 1996:
  Corporate bonds             $2,336,160       $  3,179         $5,151           $2,334,188
  Foreign government bond        998,814              -             41              998,773
  Mortgage-backed
   securities                  1,969,234          3,138          2,997            1,969,375
                              -------------------------------------------------------------
                              $5,304,208       $  6,317         $8,189           $5,302,336
                              =============================================================

December 31, 1995:
  Corporate bonds             $3,675,149        $14,912         $6,703           $3,683,358
  Foreign government bond        992,239         22,136              -            1,014,375
  Mortgage-backed
   securities                    961,329         19,538              -              980,867
                              -------------------------------------------------------------
                              $5,628,717        $56,586         $6,703           $5,678,600
                              =============================================================

                                      F-38

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

5.  Available-for-Sale Investments (continued)

Gross realized gains on sales of available-for-sale securities totaled approximately $29,500, $5,800 and $0 in 1996, 1995 and 1994, respectively, and gross realized losses totaled $129,000 and $250,000 in 1995 and 1994, respectively. The change in unrealized gains and losses on available-for-sale securities was a $49,883 gain for the year ended December 31, 1995 and a $51,755 loss for the year ended December 31, 1996.

The mortgage-backed securities mature in the years 2000 and 2001, but their expected maturities could differ from the contractual maturities because the issuer of the security may have the right to prepay obligations without prepayment penalties. Assuming the issuers do not exercise early prepayment rights, except for the Company's corporate bond investments whose maturities are displayed below, all other investments held by the Company will mature by December 31, 1997.

                                                Amortized          Estimated
                                                   Cost            Fair Value
                                            ------------------------------------

December 31, 1996:
  Due after one year through five years        $   330,071       $   332,738
  Due after five years through ten years         2,006,089         2,001,450
                                            ------------------------------------
                                               $ 2,336,160       $ 2,334,188
                                            ====================================
6.  Property and Equipment

A summary of property and equipment follows:

                                               December 31, 1996                    December 31, 1995
                                   --------------------------------------------------------------------------------
                                                                 Net                                        Net
                                              Cost            Book Value             Cost                Book Value
                                   --------------------------------------------------------------------------------

Land                                      $    212,000        $    212,000        $    312,000         $   312,000
Buildings                                    1,565,008             936,234           1,975,133           1,212,520
Transportation equipment                     1,755,492             951,086           1,447,200             817,365
Field equipment                              8,562,765           3,779,785           8,589,929           4,994,129
Laboratory equipment                           691,078             228,582             702,242             265,360
Office equipment                            10,412,716           4,330,424          10,325,977           4,743,661
Information systems
      equipment                             14,561,501           2,986,883          16,869,382           4,053,233
Software                                     1,418,666             152,085           1,578,776             438,621
Leasehold improvements                       4,981,518           2,191,183           5,111,955           2,204,063
                                   --------------------------------------------------------------------------------
                                           $44,160,744         $15,768,262         $46,912,594         $19,040,952
                                    ================================================================================


                                      F-39

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

7.  Loans Payable and Long-Term Debt

Loans payable to banks consist of the following:

                                                          1996         1995
                                                        ------------------------

Secured $30,000,000 limit revolving line of credit      $13,239,392  $         -
Unsecured $15,000,000 limit line of credit                        -    8,100,000
Secured $4,550,000 limit line of credit                           -    3,348,290
Foreign secured lines of credit with limits totaling
     $2,900,000                                           2,516,766    2,537,545
                                                        ------------------------
                                                        $15,756,158  $13,985,835
                                                        ========================

The Company, together with three subsidiaries, entered into a financing agreement with certain lenders and CIT Group/Business Credit, Inc. as agent, effective September 23, 1996. The agreement is structured as a $30 million revolving line of credit and a $6 million term loan. Loans under the revolving line of credit automatically continue until specific notification is made by either party to the agreement on an anniversary date, or in the event of a default. In addition, loans under the revolving line of credit are limited to available collateral, which is generally defined as the sum of 85% of the
Company's domestic commercial accounts receivable plus 50% of domestic government accounts receivable.

Proceeds from borrowings under the financing agreement were used to pay off all outstanding debt with two commercial banks and one insurance company.

The financing agreement places certain restrictions on the Company and requires the Company to comply with certain financial covenants. The financing agreement is secured by substantially all the assets of the Company. Interest on the revolving line of credit is based on various rates available under the financing agreement and selected by the Company, none of which are fixed for a period greater than six months. At December 31, 1996, the rate was 8.25%.

The Company also maintains three foreign lines of credit which are secured by assets of foreign subsidiaries having a carrying value of approximately $15,000,000 at December 31, 1996. Certain of these foreign lines of credit have variable interest rates which ranged from 4.75% to 13.25% at December 31, 1996.

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

7. Loans Payable and Long-Term Debt (continued)

Long-term debt consists of the following:

                                                            1996        1995
                                                      --------------------------

8.85% term loan, due in annual installments from
  1997 to 2000                                        $  6,000,000  $         -
7.88% notes                                                      -   15,000,000
8.75% to 10.9% mortgage notes, due in monthly
  installments to 2005                                     880,539    1,237,964
8.0% to 10.0% capitalized lease obligations, due in
  monthly installments through 1999                        423,243      416,778
1% over prime rate (9.25% at December 31, 1996)
  unsecured notes payable to former shareholders,
  due in annual installments to 1999                     4,971,206    5,924,231
6.33% to 8.23% equipment purchase notes, due in
  monthly installments to 1999                           1,530,959    2,249,016
Other                                                       32,613       77,572
                                                      --------------------------
                                                        13,838,560   24,905,561
Less current portion                                     4,508,884    5,878,221
                                                      --------------------------
                                                      $  9,329,676  $19,027,340
                                                      ==========================

Aggregate maturities of long-term debt at December 31, 1996 were as follows:

           1997                                          $4,508,884
           1998                                           3,817,173
           1999                                           2,722,863
           2000                                           1,887,167
           2001                                             192,554
           2002 and after                                   709,919


Interest paid for the years ended December 31, 1996, 1995 and 1994 was $4,234,762, $3,629,747 and $2,296,754 respectively.

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

8.  Redeemable Preferred and Common Stock

There were 42,558, 46,427 and 54,164 Preferred shares issued and outstanding at December 31, 1996, 1995 and 1994, respectively. Upon liquidation, holders of Preferred shares would be entitled to receive a liquidation preference of $85.00 per share and, after payment of $85.00 per share to the holders of Common shares, would receive an equal per share distribution of any remaining assets together with the holders of Common shares. Under the May 15, 1992 revised agreement between the Company and WCG CAP, holder of all the Preferred shares, WCG CAP has an option to sell 7,737 Preferred shares annually from 1997 through 2000, and 7,742 in the year 2001 to the Company. The purchase price per share is $100.00 plus $15.00 times the number of years elapsed since July 15, 1992. WCG CAP is also entitled to an annual dividend of $2.50 per share. The Company charges redemption premiums on Preferred shares to retained earnings as the shares are redeemed. The following minimum amounts will be required to redeem the Preferred shares over the next five years:

                          Original          Redemption
                            Cost              Premium             Total
                    -----------------------------------------------------------

1997                      $656,526          $1,316,329         $1,972,855
1998                       437,703           1,032,327          1,470,030
1999                       437,703           1,148,382          1,586,085
2000                       437,703           1,264,437          1,702,140
2001                       437,876           1,381,494          1,819,370


There were 1,976,310 and 1,983,244 Common shares issued and outstanding at December 31, 1996 and 1995, respectively. The Common and Preferred shares of the Company have a $0.01 par value, and there are 4,922,625 and 77,375 shares authorized, respectively, at December 31, 1996. The purchase price per Common share is a function of book value per share and is determined by the Board of Directors. At January 1, 1997, the purchase price of Common shares was $25.00 per share. The purchase price of Common shares at January 1, 1996 was $23.60 per share. Ownership of Common shares is restricted to employees and former employees of Woodward-Clyde Group, Inc. and its subsidiaries.

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

9. Commitments and Contingent Liabilities

The Company and its subsidiaries occupy premises and lease equipment under noncancelable operating and capital leases expiring at various dates through 2008. Future minimum payments, by year and in the aggregate, under the capital leases and noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1996:

                                                    Capital           Operating
                                                     Leases             Leases
                                             -----------------------------------

1997                                                  $251,279       $11,498,463
1998                                                   154,982        10,146,999
1999                                                    52,040         9,390,562
2000                                                         -         6,762,442
2001                                                         -         6,061,963
2002 and after                                               -         9,559,288
                                             -----------------------------------
Total minimum lease payments                           458,301       $53,419,717
                                                                   =============
Less amounts representing interest                      35,058
                                             ----------------------
Present value of net minimum lease payments           $423,243
                                             ======================

Rental expense for the years ended December 31, 1996, 1995 and 1994 was $17,868,809, $14,678,575 and $13,956,859, respectively. Certain operating lease agreements contain escalation clauses which are included in the above operating lease commitment schedule.

The Company has issued unused letters of credit and bank guarantees totaling $3,383,781 at December 31, 1996. The Company has committed to repurchase 310,757 Common shares and 3,868 Preferred shares valued at approximately $7,768,925 and $618,880, respectively, at December 31, 1996.

During 1996, the Company and its subsidiary GCH settled a dispute with a customer for $3,362,000 to be paid in five yearly installments of $818,826 beginning January 1997 through January 2001. The Company has recorded an accrual for this amount, classified as short-term ($818,826) and long-term ($2,542,979) based upon this payment schedule discounted to present value at approximately 11%. Additionally, the Company or any Woodward-Clyde subsidiary will make available to this customer discounted services amounting to $1.8 million. There is no expiration period for utilizing these discounts. The discounts will be recognized by the Company if and when granted to the customer.

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

9.  Commitments and Contingent Liabilities (continued)

Contract disputes and other claims may arise in connection with government contracts and subcontracts. A substantial portion of the Company's sales for the current year is subject to audit by the Defense Contract Audit Agency. Such audits may occur at any time up to three years after contract closure. In the opinion of the Company's management, a provision for government claims is not necessary.

Various claims have been made and litigation instituted against the Company in the ordinary course of business. In the opinion of management, adequate provision has been made for all known liabilities that may result from these matters.

The Company's GCH subsidiary has a bonding facility of $20 million for each project and $60 million in the aggregate with United Pacific Insurance Company. Additional amounts are available with United Pacific Insurance Company subject to, among other things, review and acceptance of final contract terms and confirmation of adequate financing. At December 31, 1996, GCH had approximately $43 million available under this bonding program.

10.  Segment and Geographic Information

The Company operates principally in one industry segment which includes geotechnical, waste management and environmental consulting services and construction contract services to the remediation and civil construction industry for on-site pollution control and clean-up.

The Company's areas of operations are North America, Asia-Pacific and Europe. North American amounts include the Company's operations in Canada and Mexico but are substantially comprised of the Company's operations in the United States. No one single foreign country in which the Company operates is significant to consolidated operations.

Information about the Company's operations in different geographic locations is shown below:
                         North America  Asia-Pacific     Europe     Consolidated
                         -------------------------------------------------------
1996:
Net revenues             $170,233,410  $ 30,045,422  $  9,119,166   $209,397,998
Operating income (loss)     6,156,920     1,114,122    (1,066,568)     6,204,474
Identifiable assets       101,875,747    18,092,477     7,421,637    127,389,861

1995:
Net revenues             $184,907,415  $ 21,213,514  $ 10,263,601   $216,384,530
Operating income (loss)     9,005,967      (553,713)     (488,375)     7,963,879
Identifiable assets       114,818,808    11,241,917     7,383,305    133,444,030

1994:
Net revenues             $175,261,897  $ 18,493,948  $  6,767,789   $200,523,634
Operating income (loss)    11,149,037       473,221      (594,158)    11,028,100
Identifiable assets        94,593,590     9,031,979     1,210,704    104,836,273

                   Woodward-Clyde Group, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

10.  Segment and Geographic Information (continued)

Net revenue to agencies of the United States government amounted to $38,593,280, $45,585,462 and $45,643,150 for the years ended December 31, 1996, 1995 and
1994, respectively.

                   WOODWARD-CLYDE GROUP, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                                   (UNAUDITED)
                                 (In thousands)


                                                          June 30    December 31
                                                           1997         1996
                                                       ------------  -----------

ASSETS

CURRENT ASSETS
  Cash and cash equivalents                            $   2,373      $   4,231
  Available-for-sale investments                           7,342          5,302

  Receivables and unbilled revenues:

    Accounts receivable                                   74,062         71,719
    Unbilled revenues                                     23,058         15,405
    Other                                                    965          1,124
    Less allowance for uncollectible accounts             (6,581)        (6,950)
                                                       ---------      ---------
                                                          91,504         81,298

  Prepaid income taxes                                      --            1,724
  Prepaid expenses and other assets                        3,498          1,209
                                                       ---------      ---------
    TOTAL CURRENT ASSETS                                 104,717         93,764

PROPERTY and EQUIPMENT
  at cost, less accumulated depreciation
  and amortization of $30,242 in 1997
  and $28,392 in 1996                                     14,782         15,768

OTHER ASSETS
  Excess of cost over net assets of
    subsidiaries at acquisition, less
    accumulated amortization of $1,643
    in 1997 and $1,373 in 1996                             9,964         10,324
  Property held for resale                                 2,325          2,325
  Deferred income taxes                                    4,117          3,581
  Miscellaneous                                            1,481          1,628
                                                       ---------      ---------
                                                          17,887         17,858
                                                       ---------      ---------

                                                       $ 137,386      $ 127,390
                                                       =========      =========

                            See accompanying notes.

                   WOODWARD-CLYDE GROUP, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                                   (UNAUDITED)
                                 (In thousands)


                                                         June 30     December 31
                                                          1997          1996
                                                       ------------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Loans payable to banks                               $  20,301      $  15,756
  Accounts payable                                        19,904         21,237
  Accrued payroll and other accrued expenses              24,549         21,455
  Income taxes payable                                       363           --
  Deferred income taxes                                    3,855          2,978
  Notes payable                                            1,237           --
  Current portion of long term debt                        4,867          4,509
                                                       ---------      ---------
    TOTAL CURRENT LIABILITIES                             75,076         65,935

LONG-TERM LIABILITIES
  Long-term debt, less current portion                     9,046          9,330
  Other                                                    6,181          8,457
                                                       ---------      ---------
                                                          15,227         17,787

Redeemable preferred stock                                 6,437          5,395

SHAREHOLDERS' EQUITY
  Common Stock                                                20             20
  Additional paid-in capital                              19,493         19,615
  Retained earnings                                       21,368         18,671
  Unrealized gain (loss) on investments                       (7)            (2)
  Foreign currency translation adjustment                    (78)           258
                                                       ---------      ---------
                                                          40,796         38,562

  Less notes receivable from shareholders
    from sale of Common shares                              (150)          (289)
                                                       ---------      ---------
                                                          40,646         38,273
                                                       ---------      ---------

                                                       $ 137,386      $ 127,390
                                                       =========      =========



                            See accompanying notes.


                   WOODWARD-CLYDE GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (In thousands, except per share data)


                                               Three Months Ended  Three Months Ended
                                                    June 30,          June 30,
                                                     1997               1996
                                                   ----------------------------
REVENUES

  Gross revenues from services                     $    84,561      $    79,431
  Direct costs of outside services                     (27,184)         (26,466)
                                                   -----------      -----------

    NET REVENUE                                         57,377           52,965



COSTS AND EXPENSES

   Salaries and benefits                                39,798           37,700
   General expenses                                     11,256           11,682
   Depreciation and amortization                         1,539            1,750
                                                   -----------      -----------

                                                        52,593           51,132

OTHER EXPENSES (INCOME)

  Interest                                                 711              797
  Other income                                             (82)             (33)
                                                   -----------      -----------
                                                           629              764
                                                   -----------      -----------

    INCOME BEFORE TAXES                                  4,155            1,069



INCOME TAXES                                             1,953              530
                                                   -----------      -----------
NET INCOME                                               2,202              539
                                                   ===========      ===========
Less:
Dividends on Preferred shares                               53               58
Redemption premium on Preferred shares                     216              245
                                                   -----------      -----------
                                                           269              303
                                                   -----------      -----------
Net income applicable to common shares             $     1,933      $       236
                                                   ===========      ===========
Net income per share                               $      0.98      $      0.12
                                                   ===========      ===========
Weighted average shares outstanding                  1,972,310        1,962,759
                                                   ===========      ===========


                            See accompanying notes.

                   WOODWARD-CLYDE GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (In thousands, except per share data)


                                               Six Months Ended Six Months Ended
                                                    June 30,          June 30,
                                                     1997               1996
                                                   ----------------------------

REVENUES

  Gross revenues from services                     $   161,225      $   156,443
  Direct costs of outside services                     (51,329)         (50,184)
                                                   -----------      -----------

    NET REVENUE                                        109,896          106,259



COSTS AND EXPENSES

   Salaries and benefits                                76,095           76,196
   General expenses                                     23,025           23,156
   Depreciation and amortization                         3,098            3,475
                                                   -----------      -----------

                                                       102,218          102,827

OTHER INCOME AND EXPENSES

  Interest                                               1,466            1,514
  Other income                                            (164)             (66)
                                                   -----------      -----------
                                                         1,302            1,448
                                                   -----------      -----------

    INCOME BEFORE TAXES                                  6,376            1,984



INCOME TAXES                                             3,015              951
                                                   -----------      -----------
NET INCOME                                               3,361            1,033
                                                   ===========      ===========
Less:
Dividends on Preferred shares                               53               58
Redemption premium on Preferred shares                     432              490
                                                   -----------      -----------
                                                           485              548
                                                   -----------      -----------
Net income applicable to common shares             $     2,876      $       485
                                                   ===========      ===========
Net income per share                               $      1.46      $      0.25
                                                   ===========      ===========
Weighted average shares outstanding                  1,974,596        1,966,789
                                                   ===========      ===========


                            See accompanying notes.

                   WOODWARD-CLYDE GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (In thousands)

                                                          Six Months Ended
                                                   -----------------------------
                                                   June 30, 1997   June 30, 1996
                                                   --------------- -------------
Operating Activities
Net income                                             $  3,361        $  1,033
Adjustments to reconcile net income to net cash
provided by operating activities
      Depreciation and amortization                       3,098           3,475
      Provision for claims costs                          1,203             600
      Provision for deferred income taxes                   340            (276)
      Loss (gain) on disposal of available-for-sale
         investments                                       --               (83)
      Changes in operating assets and liabilities:
            Receivables and unbilled revenues           (10,206)            114
            Prepaid expenses and other assets            (2,289)         (1,788)
            Other                                           193             229
            Accounts payable                             (1,333)          2,328
            Accrued payroll and other accrued
               expenses                                   3,094            (926)
            Income taxes payable                          2,087           2,243
            Payment of claims                              (621)         (1,045)
            Other long-term liabilities                    (652)           (133)
                                                        --------        --------
Net cash provided (used) by operating activities         (1,725)          5,771

Investing Activities
Net additions to property and equipment                  (1,799)         (1,413)
Net purchases of available-for-sale investments          (2,044)         (1,735)
                                                        --------        --------
Net cash used in investing activities                    (3,843)         (3,148)

Financing activities
Net borrowings on loans payable to banks                  4,545            (170)
Net borrowings on notes payable                           1,237           2,024
Principal payments on long-term debt                     (2,709)         (5,151)
Principal payments on notes receivable from
shareholders                                                139            --
Purchase of Preferred shares                               (299)           --
Redemption of Common shares                                 (60)           (152)
Dividends paid on Preferred shares                          (53)            (58)
Proceeds from sale of Preferred shares                      910            --
                                                       --------        --------
Net cash provided (used) by financing activities          3,710          (3,507)
                                                       --------        --------

Net decrease in cash and cash equivalents                (1,858)           (884)
Cash and cash equivalents at beginning of period          4,231           5,181
                                                       --------        --------
Cash and cash equivalents at end of period             $  2,373        $  4,297
                                                       ========        ========


                            See accompanying notes.

                           Woodward-Clyde Group, Inc.
              Notes to Consolidated Condensed Financial Statements
                                   (unaudited)


1.    Basis of Presentation

Woodward-Clyde Group, Inc. ("WC"), in its opinion, has included all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the periods presented. The consolidated condensed financial statements and notes thereto should be read in conjunction with the financial statements and notes for the years ended December 31, 1996, 1995 and 1994 included elsewhere herein. The results of operations for the six months ended June 27, 1997 and 1996 are not necessarily indicative of the results for a full year.

2.    Redeemable Preferred Stock

During the six months ended June 27, 1997, shares of prefered stock were issued to the WCG CAP as a $1,056,799 matching contribution into this WC-sponsored defined contribution (401(k)) Plan as follows: 2,101 shares at a price of $168.30 per share and 4,107 shares at a price of $171.22 per share.

3.    Stockholders' Equity

During the six months ended June 27, 1997, WC issued no shares of common stock and purchased and retired 12,000 shares of common stock. All common stock transactions were recorded at a price which is a function of book value per share and is determined by WC's Board of Directors. For the six months ended June 27, 1997, all transactions were executed at a price of $25.00 per share.

                           WOODWARD CLYDE GROUP, INC.

                               SUPPLEMENTARY DATA

                  SELECTED  QUARTERLY  FINANCIAL  DATA -  UNAUDITED  Years Ended
                     December 31, 1996 and 1995




                                                           1996
                               ------------------------------------------------------------
                                 1st Quarter     2nd Quarter     3rd Quarter    4th Quarter
                               -------------   -------------   -------------   ------------
Gross revenues from services   $  77,011,799   $  79,430,772   $  82,152,680   $ 81,632,593
                               =============   =============   =============   ============
Net revenues                   $  53,293,938   $  52,964,763   $  53,610,154   $ 49,529,143
                               =============   =============   =============   ============
Net income                     $     493,880   $     538,935   $     424,823   $    147,182
                               =============   =============   =============   ============
Earnings per share             $        0.13   $        0.12   $        0.09   $      (0.08)
                               =============   =============   =============   ============







                                                           1995
                               ------------------------------------------------------------
                                 1st Quarter     2nd Quarter     3rd Quarter    4th Quarter
                               -------------   -------------   -------------   ------------
Gross revenues from services   $  72,545,626   $  77,655,803   $  79,828,477   $ 80,364,514
                               =============   =============   =============   ============
Net revenues                   $  54,104,467   $  55,186,152   $  55,594,829   $ 51,499,082
                               =============   =============   =============   ============
Net income (loss)              $   1,167,530   $     862,321   $   1,743,104   $   (952,554)
                               =============   =============   =============   ============
Earnings per share             $        0.46   $        0.27   $        0.74   $      (0.65)
                               =============   =============   =============   ============



                                           F-52

                           WOODWARD CLYDE GROUP, INC.

                               SUPPLEMENTARY DATA

                  SELECTED QUARTERLY  FINANCIAL DATA - UNAUDITED  Quarters Ended
                    March 31 and June 30, 1997
                      (In thousands, except per share data)



                                                 Quarter Ended
                                   ---------------------------------------------
                                        March 31                   June 30
                                   ------------------         ------------------
Gross revenues from services       $           76,664         $           84,560
                                   ==================         ==================
Net revenues                       $           52,520         $           57,376
                                   ==================         ==================
Net income                         $            1,159         $            2,202
                                   ==================         ==================
Earnings per share                 $             0.48         $             0.98
                                   ==================         ==================

                                   APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           WOODWARD-CLYDE GROUP, INC.,

                                URS CORPORATION,

                                       AND

                           W-C ACQUISITION CORPORATION

                                 August 18, 1997


                                TABLE OF CONTENTS

                                                                                                               Page

RECITALS .......................................................................................................  1

AGREEMENT.......................................................................................................  2

ARTICLE 1         THE MERGER....................................................................................  2

         Section 1.1        Merger of Woodward-Clyde into the Subsidiary........................................  2
         Section 1.2        Effective Time of the Merger........................................................  2
         Section 1.3        Effects of the Merger...............................................................  2
         Section 1.4        Tax Consequences....................................................................  3

ARTICLE 2         EFFECT OF MERGER ON CAPITAL STOCK OF THE CONSTITUENT
                  CORPORATIONS..................................................................................  4

         Section 2.1        Conversion of the Woodward-Clyde Common and
                            Preferred Stock.....................................................................  4
         Section 2.2        Dissenting Shares...................................................................  7
         Section 2.3        Subsidiary Common Stock.............................................................  7
         Section 2.4        Cancellation of Treasury Shares.....................................................  7
         Section 2.5        Withholding Tax.....................................................................  7

ARTICLE 3         CLOSING.......................................................................................  8

         Section 3.1        Closing; Closing Date...............................................................  8

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF WOODWARD-CLYDE..............................................  8

         Section 4.1        Organization........................................................................  8
         Section 4.2        Capitalization......................................................................  8
         Section 4.3        Subsidiaries........................................................................  9
         Section 4.4        Material Investments................................................................  9
         Section 4.5        Authority Relative to this Agreement................................................ 10
         Section 4.6        Consents and Approvals; No Violations............................................... 10
         Section 4.7        Woodward-Clyde Reports and Financial Statements..................................... 11
         Section 4.8        Information Supplied................................................................ 12
         Section 4.9        Absence of Material Adverse and Other Changes....................................... 12
         Section 4.10       Litigation.......................................................................... 13
         Section 4.11       Absence of Undisclosed Liabilities.................................................. 13
         Section 4.12       No Default.......................................................................... 13
         Section 4.13       Properties, Liens, Etc.............................................................. 14
         Section 4.14       Taxes............................................................................... 14

                                       i.


                                TABLE OF CONTENTS
                                   (continued)
                                                                                                               Page

         Section 4.15       Benefit Plans....................................................................... 15
         Section 4.16       Employment Matters; Labor Relations................................................. 18
         Section 4.17       Intellectual Property............................................................... 19
         Section 4.18       Insurance........................................................................... 21
         Section 4.19       Compliance with Applicable Law...................................................... 21
         Section 4.20       Certain Contracts and Arrangements.................................................. 21
         Section 4.21       Prohibited Payments................................................................. 22
         Section 4.22       Bank Accounts; Receivables.......................................................... 22
         Section 4.23       Related Party Transactions.......................................................... 23
         Section 4.24       Powers of Attorney.................................................................. 23
         Section 4.25       Environmental Matters............................................................... 23
         Section 4.26       Regulatory Matters.................................................................. 24
         Section 4.27       Immigration Reform and Control Act.................................................. 25
         Section 4.28       Board Approvals; Opinion of Financial Advisor....................................... 25
         Section 4.29       Brokers............................................................................. 25
         Section 4.30       Disclosure.......................................................................... 25
         Section 4.31       Reliance............................................................................ 25

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF URS......................................................... 25

         Section 5.1        Organization........................................................................ 26
         Section 5.2        Capitalization...................................................................... 26
         Section 5.3        Authority Relative to this Agreement................................................ 26
         Section 5.4        Consents and Approvals; No Violations............................................... 27
         Section 5.5        URS SEC Reports and Financial Statements............................................ 27
         Section 5.6        Absence of Material Adverse and Other Changes....................................... 28
         Section 5.7        Litigation.......................................................................... 29
         Section 5.8        Absence of Undisclosed Liabilities.................................................. 29
         Section 5.9        No Default.......................................................................... 29
         Section 5.10       Information Supplied.  ............................................................. 29
         Section 5.11       Board Approvals; Opinion of Financial Advisor....................................... 30
         Section 5.12       Brokers............................................................................. 30
         Section 5.13       Disclosure.......................................................................... 30
         Section 5.14       Financing Commitment Letter......................................................... 30

ARTICLE 6         PRE-CLOSING COVENANTS......................................................................... 31

         Section 6.1        Covenants of All Parties............................................................ 31
                 6.1.1      Advice of Changes................................................................... 31

                                                   ii.


                                TABLE OF CONTENTS
                                   (continued)
                                                                                                               Page

                  6.1.2     Regulatory Approvals................................................................ 31
                  6.1.3     Confidentiality..................................................................... 31
                  6.1.4     Best Efforts........................................................................ 31
                  6.1.5     Financing Arrangements.............................................................. 32
                  6.1.6     Tax Matters......................................................................... 32

          Section 6.2       Covenants of Woodward-Clyde......................................................... 32
                  6.2.1     Conduct of Business Pending Merger.................................................. 32
                  6.2.2     Stockholders' Meeting; Proxy Statement.............................................. 34
                  6.2.3     Acquisition Proposals............................................................... 35
                  6.2.4     Maintenance of Business............................................................. 36
                  6.2.5     Access.............................................................................. 36
                  6.2.6     Liability Insurance................................................................. 36
                  6.2.7     Affiliate Agreements................................................................ 36
                  6.2.8     Comfort Letter...................................................................... 36
                  6.2.9     FIRPTA Matters...................................................................... 37
                  6.2.10    Employment and Noncompetition Agreements............................................ 37

          Section 6.3       Covenants of URS.................................................................... 37
                  6.3.1     Stockholders' Meeting; Proxy Statement.............................................. 37
                  6.3.2     Registration Statement.............................................................. 37
                  6.3.3     Listing Agreement................................................................... 37
                  6.3.4     Conduct of Business; Consultation................................................... 37
                  6.3.5     Access.............................................................................. 38

ARTICLE 7         CONDITIONS TO CONSUMMATION OF THE MERGER...................................................... 38

          Section 7.1       Conditions to Obligations of Woodward-Clyde......................................... 38
                  7.1.1     Representations and Warranties True at Closing...................................... 38
                  7.1.2     Covenants Performed................................................................. 38
                  7.1.3     Certificate......................................................................... 38
                  7.1.4     Stockholder Approvals............................................................... 38
                  7.1.5     Opinion of Counsel.................................................................. 39
                  7.1.6     Tax Opinion......................................................................... 39
                  7.1.7     Listing............................................................................. 40
                  7.1.8     Form S-4............................................................................ 40
                  7.1.9     Merger Documents.  ................................................................. 40
                  7.1.10    Material Adverse Changes............................................................ 40
                  7.1.11    HSR Filing.......................................................................... 40

                                      iii.

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                               Page

          Section 7.2       Conditions to Obligations of URS and the Subsidiary................................. 40
                  7.2.1     Representations and Warranties True at Closing...................................... 40
                  7.2.2     Covenants Performed................................................................. 40
                  7.2.3     Certificate......................................................................... 40
                  7.2.4     Stockholder Approvals............................................................... 40
                  7.2.5     Opinion of Counsel.................................................................. 40
                  7.2.6     Government Contracts Opinion........................................................ 41
                  7.2.7     Tax Opinion......................................................................... 41
                  7.2.8     Listing............................................................................. 41
                  7.2.9     Agreements.......................................................................... 42
                  7.2.10    Form S-4............................................................................ 42
                  7.2.11    Merger Documents.................................................................... 42
                  7.2.12    Material Adverse Changes............................................................ 42
                  7.2.13    HSR Filing.......................................................................... 42
                  7.2.14    Consents.  ......................................................................... 42
                  7.2.15    No Litigation....................................................................... 42
                  7.2.16    Financing Arrangements.............................................................. 42

ARTICLE 8         ADDITIONAL AGREEMENTS......................................................................... 42

         Section 8.1        Public Announcements................................................................ 42
         Section 8.2        Confidentiality..................................................................... 43
         Section 8.3        Additional Agreements............................................................... 43
         Section 8.4        Non-Liability of Agents and Stockholders............................................ 43
         Section 8.5        Woodward-Clyde Capital Accumulation (Retirement) Plan............................... 43
         Section 8.6        Woodward-Clyde Annual Bonus Plan.................................................... 43
                 8.6.1      Bonus Pool.......................................................................... 43
                 8.6.2      Bonus Pool Allocation............................................................... 44
         Section 8.7        URS Board of Directors.............................................................. 44

ARTICLE 9         TERMINATION................................................................................... 45

         Section 9.1        Termination......................................................................... 45
         Section 9.2        Effect of Termination and Abandonment............................................... 46
         Section 9.3        Amendment........................................................................... 46
         Section 9.4        Extension; Waiver................................................................... 46

                                                   iv.

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                               Page

ARTICLE 10        MISCELLANEOUS................................................................................. 46

         Section 10.1       Survival of Representations and Warranties.......................................... 46
         Section 10.2       Entire Agreement; Modification; Waiver.............................................. 47
         Section 10.3       Counterparts........................................................................ 47
         Section 10.4       Assignment.......................................................................... 47
         Section 10.5       Fees and Expenses................................................................... 47
         Section 10.6       Notices............................................................................. 47
         Section 10.7       Governing Law....................................................................... 48
         Section 10.8       Further Action...................................................................... 48
         Section 10.9       No Third Party Beneficiary.......................................................... 48
         Section 10.10      Effect of Headings.................................................................. 48
         Section 10.11      Severability........................................................................ 49

                                                    v.

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is entered into as of August 18, 1997, by and among WOODWARD-CLYDE GROUP, INC., a Delaware corporation ("Woodward-Clyde"), URS CORPORATION, a Delaware corporation ("URS"), and W-C ACQUISITION CORPORATION, a Delaware corporation (the "Subsidiary"). Woodward-Clyde is sometimes referred to herein as the "Surviving Corporation" and Woodward-Clyde and the Subsidiary are sometimes collectively referred to herein as the "Constituent Corporations."

                                    RECITALS

         A. Woodward-Clyde is a corporation duly organized and existing under the laws of the State of Delaware, having as of the date hereof authorized capital stock consisting of (i) 4,922,625 shares of common stock, par value $0.01 per share (the "Woodward-Clyde Common Stock"), of which as of the date hereof, 1,964,175 shares are issued and outstanding, no shares are issued and held in treasury, and no shares are reserved for issuance, and (ii) 77,375 shares of preferred stock, par value $0.01 per share, of which as of the date hereof 44,898 shares are issued and outstanding, 32,477 shares are issued and held in treasury, and no shares are reserved for issuance (the "Woodward-Clyde Preferred Stock" and, together with the Woodward-Clyde Common Stock, the "Woodward-Clyde Stock").

         B. URS is a corporation duly organized and existing under the laws of the State of Delaware, having as of the date hereof authorized capital stock consisting of (i) 20,000,000 shares of common stock, par value $0.01 per share (the "URS Common Stock"), of which as of the date hereof, 10,561,263 are issued and outstanding, 51,902 are issued and held in treasury, and 2,463,043 are reserved for issuance, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding.

         C. The Subsidiary is a corporation duly organized and existing under the laws of the State of Delaware, having as of the date hereof authorized capital stock consisting of 100 shares of common stock, par value $1.00 per share (the "Subsidiary Common Stock"), all of which have been issued to, and are owned by, URS.

         D. URS, Woodward-Clyde and the Subsidiary have determined that it is advisable that Woodward-Clyde be merged with and into the Subsidiary on the terms and conditions set forth herein and pursuant to the applicable statutes and regulations (the "Merger").

         E. The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code").

         F. The respective boards of directors of Woodward-Clyde, URS and the Subsidiary have authorized and approved the execution, delivery and the performance of this Agreement and the transactions contemplated hereby, and the boards of directors of

                                       1.

Woodward-Clyde and URS have directed that this Agreement be submitted to the respective stockholders of Woodward-Clyde and URS for consideration of and vote upon the approval of this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and subject to the terms and conditions hereof, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         Section 1.1 Merger of Woodward-Clyde into the Subsidiary. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "Delaware Law"), at the Effective Time of the Merger (as defined in Section 1.2 below), Woodward-Clyde shall be merged with and into the Subsidiary, and the separate existence of Woodward-Clyde shall thereupon cease, and the Subsidiary shall continue its corporate existence as the surviving corporation of the Merger under the laws of the State of Delaware under the name of Woodward-Clyde Group, Inc. (the "Surviving Corporation"), and the Subsidiary shall succeed to and assume all the rights and obligations of Woodward-Clyde in accordance with the Delaware Law.

         Section 1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable after the Closing Date, the parties shall file articles of merger, certificate of merger or other appropriate documents (in any such case, the "Merger Documents"), executed in accordance with the relevant provisions of the Delaware Law and shall make all other filings or recordings required under the Delaware Law. The Merger shall become effective at such time as the Merger Documents are duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto shall agree should be specified in the Merger Documents (the "Effective Time of the Merger").

         Section 1.3 Effects of the Merger. At the Effective Time of the Merger:

                  (a) the separate corporate existence of Woodward-Clyde shall cease and Woodward-Clyde shall be merged with and into the Subsidiary, which shall be the Surviving Corporation, and all of the assets of Woodward-Clyde shall become the property of the

                                       2.

Subsidiary  as  the  Surviving  Corporation  of  the  Merger,   subject  to  the
liabilities of Woodward-Clyde as of the Effective Time of the Merger;

                  (b) the Certificate of Incorporation of the Subsidiary, as in effect immediately prior to the Effective Time of the Merger and as amended to reflect the new corporate name of "Woodward-Clyde Group, Inc.", shall be the Certificate of Incorporation of the Surviving Corporation, and may be amended thereafter as provided by law;

                  (c) the Bylaws of the Subsidiary, as in effect immediately prior to the Effective Time of the Merger, shall be the Bylaws of the Surviving Corporation, and may be amended thereafter in accordance with their terms and as provided by law;

                  (d) the directors of the Subsidiary  immediately  prior to the
Effective Time of the Merger shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their successors are elected and duly qualified; if at the Effective Time of the Merger, any of the foregoing persons shall for any reason be unwilling or unable to serve, the resulting vacancy shall be filled as provided in such Bylaws;

                  (e) the officers of Woodward-Clyde immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, at the pleasure of the board of directors of the Surviving Corporation and until their successors are elected and duly qualified; and

                  (f) the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of each of the Constituent Corporations; and all the property, real, personal or mixed, including causes of action and every other asset of each of the Constituent Corporations, shall vest in the Surviving Corporation without further act or deed. The Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Corporations. No liability or obligation due or to become due, claim or demand for any cause existing against either of the Constituent Corporations, or any stockholder, officer or director thereof, shall be released or impaired by the Merger. No action or proceeding, whether civil or criminal, then pending by or against the Constituent Corporations, or any stockholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, or the Surviving Corporation may be substituted in such action or special proceeding in place of the Constituent Corporations.

                                       3.

         Section 1.4 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and
1.368-3(a) of the United States Treasury Regulations. None of Woodward-Clyde, URS or Subsidiary will take a position on a tax return inconsistent with this
Section 1.4.

                                    ARTICLE 2

                        EFFECT OF MERGER ON CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

         Section  2.1  Conversion  of the  Woodward-Clyde  Common and  Preferred
Stock.

                  (a) Conversion; Merger Consideration. At the Effective Time of the Merger, each share of the Woodward-Clyde Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger, and without any action on the part of the holder thereof, be converted as follows:

                          (i) the shares of Woodward-Clyde Preferred Stock shall be converted into the right to receive $8,306,130 in the aggregate in cash, to be allocated between such shares in such manner as may be determined by the trustees of the Retirement Plan (as defined in Section 8.5 below), all of which shall be payable upon the surrender of the certificate(s) formerly representing such share of Woodward-Clyde Preferred Stock; and

                         (ii) each share of Woodward-Clyde Common Stock shall be converted into the right to receive (a) the Applicable Common Multiple (as defined below) of URS Common Stock, and (b) the Applicable Common Cash Component (as defined below) in cash, all of which shall be payable upon the surrender of the certificate(s) formerly representing such share of Woodward-Clyde Common Stock.

For purposes of this Agreement:

         the "Applicable Common Multiple" shall be the multiple: (A) having a numerator equal to $65 million divided by the average closing price of the URS Common Stock on the New York Stock Exchange over the last twenty (20) trading days ending two (2) trading days prior to the Closing Date (the "URS Average Closing Price"), but in no event less than $12.50 or greater than $16.07, and (B) having a denominator equal

                                       4.

         to the aggregate number of shares of Woodward-Clyde Common Stock issued and outstanding immediately prior to the Effective Time of the Merger; and

         The "Applicable Common Cash Component" shall mean the amount determined by dividing (A) a numerator equal to $26,693,870, plus an amount equal to the excess, if any, of $65 million over the product of the Applicable Common Multiple, the aggregate number of shares of Woodward-Clyde Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and the URS Average Closing Price, by
         (B) a denominator equal to the aggregate number of shares of Woodward-Clyde Common Stock issued and outstanding immediately prior to the Effective Time of the Merger.

         The cash and the URS Common Stock so deliverable is hereinafter collectively referred to as the "Merger Consideration."

                  (b) Fractional Shares. No fractional shares of the URS Common Stock will be issued as a result of the Merger. In lieu of the issuance of any fractional shares of the URS Common Stock, holders of shares of the Woodward-Clyde Stock who would otherwise have been entitled to receive a fraction of a share of the URS Common Stock shall be entitled to receive, from URS, an amount of cash, without interest, equal to the closing price of the URS Common Stock as reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date as listed in The Wall Street Journal, multiplied by the fraction of a share of the URS Common Stock to which such holder would otherwise have been entitled.

                  (c) Surrender of Certificates and Receipt of Consideration.

                            (1) Appointment of Exchange Agent; Exchange Fund. As
of the Effective Time of the Merger, URS shall deposit, or shall cause to be deposited with an exchange agent selected by URS and reasonably satisfactory to Woodward-Clyde (the "Exchange Agent"), for the benefit of holders of the Woodward-Clyde Stock, for exchange in accordance with this Article 2, (i) certificates representing the number of shares of the URS Common Stock issuable as part of the Merger Consideration, and (ii) cash in an amount equal to the aggregate cash component of the Merger Consideration, and (iii) cash to be paid in lieu of the issuance of fractional shares (such cash and certificates for the shares of URS Common Stock are hereinafter referred to collectively as the "Exchange Fund").

                            (2) Notice to Woodward-Clyde  Stockholders.  As soon
as reasonably practicable after the Effective Time of the Merger, URS shall cause the Exchange

                                       5.

Agent to mail to each holder of record of a certificate or certificates representing the Woodward-Clyde Stock (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates for shares of the Woodward-Clyde Stock shall pass, only upon delivery of the certificates for the shares of the Woodward-Clyde Stock to the Exchange Agent, and shall be in such form and have such other provisions as URS may reasonably specify, and (B) instructions for use in effecting the surrender of the certificates for the shares of the Woodward-Clyde Stock in exchange for the Merger Consideration.

                            (3) Surrender of Woodward-Clyde  Stock Certificates.
Upon surrender of a certificate for shares of the Woodward-Clyde Stock (a "Woodward-Clyde Stock Certificate") for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by URS, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor the number of whole shares of the URS Common Stock to which the holder of the Woodward-Clyde Stock is entitled pursuant to this Article 2 plus that portion of the cash in the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Section 2.1, after giving effect to any required withholding tax, and the Woodward-Clyde Stock Certificate for the shares of the Woodward-Clyde Stock so surrendered shall forthwith be canceled.

                            (4) Limitations. Notwithstanding any other provision
of this Agreement, until holders of Woodward-Clyde Stock Certificates representing shares of the Woodward-Clyde Stock have surrendered them for exchange as provided herein, (1) no dividends or other distributions shall be paid with respect to any shares represented by such Certificates and no payment for fractional shares shall be made, and (2) without regard to when such Woodward-Clyde Stock Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a Woodward-Clyde Stock
Certificate, there shall be paid to the holder of such Woodward-Clyde Stock Certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the preceding sentence, with respect to the number of whole shares of URS Common Stock represented by the Woodward-Clyde Stock Certificate or Certificates issued upon such surrender. If any certificate for URS Common Stock is to be issued in a name other than in which the Woodward-Clyde Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange pay any transfer or other taxes required by reason of the issuance of certificates for such shares of URS Common Stock in a name other than that of the registered holder of the Woodward-Clyde Stock Certificate surrendered, or establish to the satisfaction of Woodward-Clyde that

                                       6.

such tax has been paid or is not applicable. Certificates of URS Common Stock issued to holders of Woodward-Clyde Stock issued under a Woodward-Clyde restricted stock plan shall bear legends substantially similar to the legends presently on the Woodward-Clyde Stock Certificates and as required by applicable law.

                            (5) Payment. The Exchange Agent shall within fifteen
(15) business days of receipt of such Woodward-Clyde Stock Certificate pay the holder of such certificate, in immediately available funds, the amount of cash into which the shares theretofore represented by such certificate shall have been converted pursuant to Section 2.1, and the Woodward-Clyde Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of shares of Woodward-Clyde Stock that is not registered in the transfer records of Woodward-Clyde, payment may be made to a person other than the person in whose name the certificate so surrendered is registered, if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such
Woodward-Clyde Stock Certificate or establish to the satisfaction of the Woodward-Clyde that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.1, each Woodward-Clyde Stock Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of the Merger Consideration, without interest, into which the shares theretofore represented by such Woodward-Clyde Stock Certificate shall be converted pursuant to this Section 2.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Woodward-Clyde Stock Certificate.

                  (d) Cancellation of the Woodward-Clyde Stock; Closing of Stock Transfer Books. At the Effective Time of the Merger, all of the authorized and outstanding shares of the Woodward-Clyde Stock shall be canceled and cease to represent any interest in Woodward-Clyde and such holders shall cease to have any rights of a stockholder of Woodward-Clyde. The stock transfer books of Woodward-Clyde shall be closed at the Effective Time of the Merger, and no further transfers of Woodward-Clyde Stock will be made on such stock transfer books. From and after the Effective Time of the Merger, the holders of shares of the Woodward-Clyde Stock outstanding immediately prior to the Effective Time of the Merger as such holders shall be entitled to receive only the Merger Consideration. From the Effective Time of the Merger, the holders of the shares of the Woodward-Clyde Stock which shall be converted into the URS Common Stock pursuant to Section 2.1(a) shall have all of the rights of holders of the number of shares of the URS Common Stock into which such Woodward-Clyde Stock has been converted.

                                       7.

         Section 2.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Woodward-Clyde Stock that are issued and outstanding immediately prior to the Effective Time of the Merger and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner provided in Section 262 of the Delaware Law ("Dissenting Shares") shall not be canceled and converted into shares of URS Common Stock in accordance with
Section 2.1 above unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment under the Delaware Law. If such stockholder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's shares of Woodward-Clyde Stock shall thereupon be deemed to have been canceled and converted as described in Section 2.1 at the Effective Time of the Merger, and each such share shall represent solely the right to receive shares of URS Common Stock and cash in accordance with Section 2.1. Woodward-Clyde shall give URS prompt notice of any demands received by Woodward-Clyde for appraisal of its shares, and, prior to the Effective Time of the Merger, URS shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time of the Merger, Woodward-Clyde shall not, except with the prior written consent of URS, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Time of the Merger, no stockholder of Woodward-Clyde who has demanded appraisal rights as provided in Section 262(d) of the Delaware Law shall be entitled to vote such holder's shares of Woodward-Clyde Stock for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to stockholders of record at a date which is prior to the Effective Time of the Merger).

         Section 2.3 Subsidiary Common Stock. At the Effective Time of the Merger, each share of the Subsidiary Common Stock outstanding immediately prior to the Effective Time of the Merger shall remain issued and outstanding.

         Section 2.4 Cancellation of Treasury Shares. Any share of the Woodward-Clyde Stock held in the treasury of Woodward-Clyde at the Effective Time of the Merger shall be canceled and retired at the Effective Time of the Merger and no shares shall be issuable with respect thereto.

         Section 2.5 Withholding Tax. The right of any stockholder to receive the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.

                                       8.

                                    ARTICLE 3

                                     CLOSING

         Section 3.1 Closing; Closing Date. Unless this Merger Agreement shall have been terminated and the Merger abandoned pursuant to the provisions of
Article 9, a closing ("Closing") shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111-3580 at 10:00 a.m., California time, on the business day following the later of the approval of the Woodward-Clyde stockholders as contemplated by Section 6.2.2 and the approval of the URS stockholders as contemplated by Section 6.3.1, or at such other time and place as may be agreed upon in writing by the parties hereto (the "Closing Date").

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF WOODWARD-CLYDE

         Except as otherwise disclosed to URS in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Woodward-Clyde Disclosure Letter"), Woodward-Clyde represents and warrants to URS and the Subsidiary as follows:

         Section 4.1 Organization. Each of Woodward-Clyde and the Woodward-Clyde Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power and authority would not have a Woodward-Clyde Material Adverse Effect (as defined below). Each of Woodward-Clyde and the Woodward-Clyde Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Woodward-Clyde Material Adverse Effect (defined below). For purposes of this Agreement: (a) "Woodward-Clyde Material Adverse Effect" means, when used in connection with Woodward-Clyde, any change or effect that is materially adverse to the business, financial condition, results of operations, or assets of Woodward-Clyde and the Woodward-Clyde Subsidiaries taken as a whole, other than changes or effects resulting from (i) changes

                                       9.

attributable to conditions affecting the engineering business generally, (ii) changes in general economic conditions, or (iii) changes attributable to the announcement or pendency of the Merger.

         Section 4.2 Capitalization. The authorized capital stock of Woodward-Clyde consists of 4,922,625 shares of Woodward-Clyde Common Stock, par value $0.01 per share, and 77,375 shares of preferred stock, par value $0.01 per share (the "Woodward-Clyde Preferred Stock"). As of the date hereof, (i) 1,964,175 shares of Woodward-Clyde Common Stock are issued and outstanding, (ii) no shares of Woodward-Clyde Common Stock are held in treasury, (iii) 44,898 shares of Woodward-Clyde Preferred Stock are issued and outstanding, and (iv) 32,477 shares of Woodward-Clyde Preferred Stock are held in treasury. All of the issued and outstanding shares of Woodward-Clyde Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above or as specified in Section 4.2 of the Woodward-Clyde Disclosure Letter or as disclosed in the notes to the Woodward-Clyde Financial Statements (as defined in Section 4.7 below) for the period ended December 31, 1996, as of the date of this Agreement there are no shares of Woodward-Clyde capital stock of any other class issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Woodward-Clyde to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. Except as provided in this Agreement or as set forth in Section 4.2 of the Woodward-Clyde Disclosure Letter, after the Effective Time of the Merger, Woodward-Clyde will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

         Section 4.3 Subsidiaries. Section 4.3 of the Woodward-Clyde Disclosure Letter identifies each corporation or other entity of which Woodward-Clyde, directly or indirectly, owns or controls voting securities or other interests which are sufficient to elect a majority of the board of directors or others performing similar functions of such corporation or other entity (a "Woodward-Clyde Subsidiary") and sets forth for each Woodward-Clyde Subsidiary:
(i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock; and (iii) the number of issued and outstanding shares of capital stock. Woodward-Clyde owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Woodward-Clyde Subsidiary) of each of the Woodward-Clyde Subsidiaries. Each of the outstanding shares of capital stock of each of the Woodward-Clyde Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock of each Woodward-Clyde Subsidiary is owned, directly or indirectly, by Woodward-Clyde, free and clear of all liens, pledges, security interests, claims, or other encumbrances of any nature

                                       10.

whatsoever ("Liens"). There are not now, and at Closing there will not be, (a) any issued or outstanding securities convertible into or exchangeable for, or any options, warrants, calls, subscriptions or other rights (preemptive or otherwise) to acquire, any shares of capital stock of any of the Woodward-Clyde Subsidiaries; or (b) any agreements or contractual commitments obligating Woodward-Clyde, or restricting Woodward-Clyde's rights, to transfer, sell, or vote, the capital stock of the Woodward-Clyde Subsidiaries owned by it, directly or indirectly.

         Section 4.4 Material Investments. Except as set forth in Section 4.4 of the Woodward-Clyde Disclosure Letter, Woodward-Clyde does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation (other than a Woodward-Clyde Subsidiary), partnership, joint venture or other business association or entity that is material to Woodward-Clyde. With respect to those entities indicated on Section 4.4 of the Woodward-Clyde Disclosure Letter, Woodward-Clyde has heretofore delivered to URS financial statements (audited to the extent available) and interim unaudited financial statements of each of such entities (through the most recently concluded fiscal quarter for each of such persons) and, to the best knowledge of Woodward-Clyde, such financial statements fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto or in Section 4.4 of the Woodward-Clyde Disclosure Letter), the financial condition of each thereof as at and the results of operations for the periods so indicated (subject to normal year-end adjustments in the case of the interim unaudited financial statements), and Woodward-Clyde's disclosures with respect to its investment in each such entities otherwise included in the Woodward-Clyde Reports (as defined below) do not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or which are necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.4 of the Woodward-Clyde Disclosure Letter, Woodward-Clyde (or, as indicated thereon, a Woodward-Clyde Subsidiary) has good and marketable title to the securities evidencing its investment in the entities indicated in Section 4.4 of the Woodward-Clyde Disclosure Letter, and such securities have been validly issued and are fully paid and nonassessable and are held by Woodward-Clyde or a Woodward-Clyde Subsidiary free and clear of any Lien, restraint on alienation, or any other restriction with respect of the transferability or assignability thereof (other than restrictions on transfer imposed by Federal or state securities laws).

         Section 4.5 Authority Relative to this Agreement. Woodward-Clyde has all requisite corporate power and authority to enter into this Agreement and subject, in the case

                                       11.

of this Agreement, to approval of this Agreement by the stockholders of Woodward-Clyde and to the consents and approvals set forth in Section 4.6 below, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Woodward-Clyde and the consummation by Woodward-Clyde of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Woodward-Clyde, including the unanimous approval of the Board of Directors of Woodward-Clyde, and no other corporate proceedings on the part of Woodward-Clyde are necessary to authorize this Agreement or the transactions contemplated hereby except for approval by the stockholders of Woodward-Clyde. This Agreement has been duly and validly executed and delivered by Woodward-Clyde and constitutes a valid and binding agreement of Woodward-Clyde, enforceable against Woodward-Clyde in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to
enforcement  of  creditors'  rights   generally,   and  (ii)  general  equitable
principles.

         Section 4.6 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the HSR Act, Securities Act and Exchange Act, collectively, the "Governmental Requirements"), state securities or blue sky laws, state and local laws and regulations relating to licensing, and the filing of the Documents of Merger as required by the Delaware Law, no filing with, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority ("Government Entity") is necessary for the execution, delivery and performance of this Agreement by Woodward-Clyde for the consummation by Woodward-Clyde of the transactions contemplated by this Agreement. Neither the execution, delivery nor performance of this Agreement by Woodward-Clyde, nor the consummation by Woodward-Clyde of the transactions contemplated hereby, nor compliance by Woodward-Clyde with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of Woodward-Clyde or the articles or certificate of incorporation, as the case may be, or Bylaws of any of the Woodward-Clyde Subsidiaries, (ii) except as set forth in Section 4.6(ii) of the Woodward-Clyde Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Woodward-Clyde or any of the Woodward-Clyde Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected,

                                       12.

(iii) except as set forth in Section 4.6(iii) of the Woodward-Clyde Disclosure Letter, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Woodward-Clyde, any Woodward-Clyde Subsidiary or any of their properties or assets, (iv) except as set forth in Schedule 4.6(iv) of the Woodward-Clyde Disclosure Letter, result in the creation or imposition of any Lien on any asset of Woodward-Clyde or any Woodward-Clyde Subsidiary, or (v) except as set forth in Section 4.6(v) of the Woodward-Clyde Disclosure Letter, cause the suspension or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of governmental agencies or accreditation organizations, except in the case of clauses (ii),
(iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Woodward-Clyde Material Adverse Effect.

         Section 4.7 Woodward-Clyde Reports and Financial Statements. Woodward-Clyde has delivered or made available to URS true and complete copies of each financial report delivered to its lenders, and each proxy statement or annual information statement, including, without limitation, its Annual Reports to Stockholders, delivered to its stockholders, at any time since January 1, 1992 (collectively, the "Woodward-Clyde Reports"). Except as set forth in Section 4.7 of the Woodward-Clyde Disclosure Letter, as of the respective dates of such Woodward-Clyde Reports, each of the Woodward-Clyde Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements of Woodward-Clyde (including any related notes and schedules) included in the Woodward-Clyde Reports for each of the five fiscal years ended December 31, 1992, 1993, 1994, 1995 and 1996, and each of the interim unaudited financial statements of Woodward-Clyde (including any related notes and schedules) for each of the interim periods in the year ended December 31, 1996 and for all interim periods subsequent thereto (collectively, the "Woodward-Clyde Financial Statements"), fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Woodward-Clyde and the Woodward-Clyde Subsidiaries as of its date and the consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). There has been no change in Woodward-Clyde's accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Woodward-Clyde Financial Statements, except as described in the notes thereto.

                                       13.

         Section 4.8 Information Supplied. None of the information supplied or to be supplied by Woodward-Clyde or the Woodward-Clyde Subsidiaries, auditors, attorneys, financial advisors, or other consultants or advisors for inclusion in
(a) the registration statement on Form S-4, and any amendment thereto, to be filed under the Securities Act with the Securities and Exchange Commission (the "SEC") by URS in connection with the issuance of the URS Common Stock in or as a result of the Merger (the "Form S-4"), or (b) the joint proxy statement and any amendment or supplement thereto to be distributed in connection with the meetings of the stockholders of Woodward-Clyde and URS to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the Form S-4, the "Proxy Statement/Form S-4"), will: (i) in the case of the Proxy Statement and any amendment or supplement thereto, (1) at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and (2) at the time of Woodward-Clyde's meeting of stockholders, and
(ii) in the case of the Form S-4, as amended or supplemented, (x) at the time it becomes effective, (y) at the time of any post-effective amendment thereto, and
(z) at the time of the meeting of the stockholders of Woodward-Clyde, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Woodward-Clyde agrees to correct as promptly as practicable any such information provided by it that shall have become false or misleading in any material respect and to take all steps necessary to enable URS to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Woodward-Clyde and URS stockholders to the extent required by applicable law. The Proxy Statement/Form S-4 as it relates to Woodward-Clyde and its Subsidiaries will comply as to form in all material respects with the provisions of all applicable laws, including the provisions of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by Woodward-Clyde with respect to information supplied by URS specifically for inclusion therein.

         Section 4.9 Absence of Material Adverse and Other Changes. Except as contemplated by this Agreement, and except as set forth in Section 4.9 of the Woodward-Clyde Disclosure Letter, since December 31, 1996, Woodward-Clyde and the Woodward-Clyde Subsidiaries have conducted their business in the ordinary course, consistent with past practices, and there has not been: (a) any event or occurrence that has resulted in a Woodward-Clyde Material Adverse Effect, or any development or combination of developments of which Woodward-Clyde has knowledge that is reasonably likely, in Woodward-Clyde's commercially reasonable judgment, to result in a Woodward-Clyde Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or

                                       14.

other capital distributions in respect of any of its capital stock, except for regular cash dividends to holders of Woodward-Clyde Common Stock in amounts and at times consistent with prior practice, or any redemption or repurchase or other acquisition of any shares of its capital stock, (c) any increase in the regular compensation of any of the officers or employees of Woodward-Clyde or the Woodward-Clyde Subsidiaries, except such increases as have been granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews, promotions and related compensation increases), (d) any incurrence, assumption or guarantee by Woodward-Clyde or any of the Woodward-Clyde Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices, (e) any transaction or commitment made, or any contract or agreement entered into, by Woodward-Clyde or any of the Woodward-Clyde Subsidiaries (including the acquisition or disposition of any assets) or any relinquishment by Woodward-Clyde or any of the Woodward-Clyde Subsidiaries of any contract or other right, in either case, material to Woodward-Clyde's business taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement, (f) any change in any method of accounting or accounting practice by Woodward-Clyde or any of the Woodward-Clyde Subsidiaries, except for any such change after the date hereof required by reason of a mandatory concurrent change in GAAP, (g) any loss or damage to the properties or assets of Woodward-Clyde or the Woodward-Clyde Subsidiaries which has resulted or is reasonably likely to result in a Woodward-Clyde Material Adverse Effect, or (h) any agreement or any commitment to take any of the actions described in this Section 4.9.

         Section 4.10 Litigation. Except for litigation disclosed in the notes to the financial statements included in the Woodward-Clyde Reports or as set forth in Section 4.10 of the Woodward-Clyde Disclosure Letter, there is no suit, action or proceeding (whether at law or equity, before or by any Federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of Woodward-Clyde, threatened against or affecting Woodward-Clyde or any of the Woodward-Clyde Subsidiaries, the outcome of which, in the reasonable judgment of
Woodward-Clyde, is likely individually or in the aggregate to have a Woodward-Clyde Material Adverse Effect, or which challenges the validity of this Agreement or seeks to prevent, enjoin, materially alter or materially delay the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Woodward-Clyde or any of the Woodward-Clyde Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

                                       15.

         Section 4.11 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Woodward-Clyde Financial Statements (or reflected in the notes thereto) or which were incurred after December 31, 1996 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, Woodward-Clyde and the Woodward-Clyde Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto).

         Section 4.12 No Default. Except as set forth in Section 4.12 of the Woodward-Clyde Disclosure Letter, neither Woodward-Clyde nor any of the Woodward-Clyde Subsidiaries is in violation or breach of, or default under (and to the best knowledge of Woodward-Clyde no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or default under) any term, condition or provision of (a) its Certificate or Articles of Incorporation, as the case may be, or Bylaws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, lease, commitment or other instrument or obligation to which Woodward-Clyde or any of the Woodward-Clyde Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Woodward-Clyde or any of the Woodward-Clyde Subsidiaries or any of their properties or assets, or (d) any certificate of need, accreditation, registration, license, permit and other consent or approval of governmental agencies or accreditation organization, except in the case of clauses (b), (c) and (d) above for violations, breaches or defaults which would not individually or in the aggregate have a Woodward-Clyde Material Adverse Effect.

         Section 4.13 Properties, Liens, Etc. Woodward-Clyde and the Woodward-Clyde Subsidiaries own all of their tangible and intangible property, real and personal, free and clear of any Liens, except for statutory mechanics' and materialmens' liens, liens for current taxes not yet delinquent, and liens and encumbrances which do not confer upon the secured parties rights to property which, if exercised upon default, would have a Woodward-Clyde Material Adverse Effect. All plants, structures and material equipment owned or leased by Woodward-Clyde or the Woodward-Clyde Subsidiaries and used in the operation of their business are in satisfactory condition and repair for the requirements of such business as presently conducted. Neither Woodward-Clyde nor any of the Woodward-Clyde Subsidiaries have received notice, or have knowledge of, any pending, threatened or contemplated condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any real property owned or leased by Woodward-Clyde or any of the Woodward-Clyde Subsidiaries.

                                       16.

         Section 4.14 Taxes. Except as set forth in Section 4.14 of the Woodward-Clyde Disclosure Letter:

                  (a) Woodward-Clyde and each of the Woodward-Clyde Subsidiaries
(i) has timely filed (or has had timely filed on its behalf) all material Tax Returns (as defined below) required by applicable law to be filed by any of them whose due dates fall on or prior to the date of this Agreement, and will cause to be timely filed all required material Tax Returns whose due dates fall on or before the Closing Date, and all such Tax Returns and amendments thereto are or will be true, complete, and correct in all material respects, (ii) has paid (or has had paid on its behalf) all Taxes due or has properly accrued or reserved for all such Taxes covered by such reports and (iii) has properly accrued for all Taxes for periods subsequent to the periods covered by such Tax Returns.

                  (b) There are no material liens for Taxes upon the assets of Woodward-Clyde or any of the Woodward-Clyde Subsidiaries, except liens for Taxes not yet due.

                  (c) There are no material deficiencies or adjustments for Taxes that have been proposed or assessed by any Tax Authority (as defined below) against Woodward-Clyde or any of the Woodward-Clyde Subsidiaries and which remain unpaid.

                  (d) The Federal income tax returns of Woodward-Clyde and each of the Woodward-Clyde Subsidiaries have been examined by the Internal Revenue Service for all past taxable years and periods to and including the years set forth in Section 4.14 of the Woodward-Clyde Disclosure Letter, and all material deficiencies finally assessed as a result of such examinations have been paid.
Section 4.14 of the Woodward-Clyde Disclosure Letter sets forth (i) all taxable years and periods of Woodward-Clyde and the Woodward-Clyde Subsidiaries that are presently under Audit (as defined below) or in respect of which Woodward-Clyde or any of the Woodward-Clyde Subsidiaries has been notified in writing by the relevant Tax Authority that it will be Audited, (ii) the taxable years of Woodward-Clyde and the Woodward-Clyde Subsidiaries in respect of which the statutory period of limitations for the assessment of Federal, state and local income or franchise Taxes has expired, and (iii) all waivers extending the statutory period of limitation applicable to any material Tax Return filed by Woodward-Clyde or any of the Woodward-Clyde Subsidiaries for any taxable period ending prior to the date of this Agreement.

                  (e)  Prior  to  the  date  hereof,   Woodward-Clyde   and  the
Woodward-Clyde Subsidiaries have disclosed all material Tax sharing, Tax indemnity, or similar agreements to which Woodward-Clyde or any of the Woodward-Clyde Subsidiaries is a party, is bound by, or has any obligation or liability for Taxes.

                                       17.

                  (f) As used in this  Agreement,  (i)  "Audit"  shall  mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes, (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes, and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

         Section 4.15 Benefit Plans.

                  (a) Section 4.15 of the Woodward-Clyde Disclosure Letter lists each Woodward-Clyde Plan (as defined below). With respect to each of the Woodward-Clyde Plans, Woodward-Clyde has heretofore delivered or made available to URS true and complete copies of each of the following documents: (i) a copy of each written plan (including all amendments thereto) or a description of each unwritten plan; (ii) a copy of the annual report, if required under ERISA, with respect to each Woodward-Clyde Plan for the last three years; (iii) a copy of the actuarial report, if required under ERISA, with respect to each Woodward-Clyde Plan for the last three years and any interim actuarial reports or calculations provided by the actuary since the date of the most recent annual actuarial report; (iv) the most recent summary plan description and all succeeding summaries of material modifications for each Woodward-Clyde Plan for which a summary plan description is required; (v) if the Woodward-Clyde Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and (vi) the most recent determination letter issued with respect to each Qualified Woodward-Clyde Plan. Each of the Woodward-Clyde Plans has been operated and administered in all material respects in accordance with their terms and with all applicable laws, including Federal and state securities laws. Each Woodward-Clyde Plan intended to be qualified under
Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and nothing has occurred since the date of such letter that would adversely affect such qualification or exemption.

                  (b) Section 4.15 of the Woodward-Clyde Disclosure Letter lists each Woodward-Clyde Benefit Arrangement which provides, or is expected to provide, for aggregate payments of in excess of $100,000 in any calendar year. With respect to each of

                                       18.

the Woodward-Clyde Benefit Arrangements, Woodward-Clyde has heretofore delivered to or made available to URS true and complete copies of each written plan (including all amendments thereto) or a description of each unwritten plan. Each Woodward-Clyde Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules, and regulations, including, without limitation, ERISA and the Code, that are applicable to such Woodward-Clyde Benefit Arrangement, including Federal and state securities laws.

                  (c) Neither Woodward-Clyde nor the Woodward-Clyde Subsidiaries nor any of their ERISA Affiliates has been involved in any transaction, taken any action, or failed to take any action relating to a Woodward-Clyde Benefit Arrangement that could cause Woodward-Clyde or the Woodward-Clyde Subsidiaries to be subject to any liability that would likely cause a Woodward-Clyde Material Adverse Effect. No fiduciary of any Woodward-Clyde Plan or Woodward-Clyde
Benefit Arrangement has taken any action that would result in such fiduciary being liable for the payment of damages under ERISA Section 409 and that would result in any material liability for Woodward-Clyde, the Woodward-Clyde Subsidiaries or URS.

                  (d) Except with respect to contributions to Woodward-Clyde Plans under Section 412 of the Code that are current and not past due, neither Woodward-Clyde nor the Woodward-Clyde Subsidiaries has incurred (directly or indirectly) prior to the Closing any current obligation to pay (i) any liability under Title IV of ERISA or (ii) any liability under Section 412 of the Code that remains unpaid at the date of signing of this Agreement. There is no "unfunded pension liability," i.e., excess of the value of benefits earned to date over assets, with respect to Employee Benefit Plans subject to Title IV of ERISA. All premiums owed to the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plan subject to Title IV have been paid.

                  (e) None of Woodward-Clyde, the Woodward-Clyde Subsidiaries, or their ERISA Affiliates is making or accruing an obligation to make contributions or has, on or after January 1, 1980, made or accrued an obligation to make contributions to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                  (f) Full payment has been made of all amounts that Woodward-Clyde and the Woodward-Clyde Subsidiaries are required to pay as contributions to the Employee Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended prior to the date of this Agreement.

                                       19.

                  (g) No Woodward-Clyde Plan or Woodward-Clyde Benefit Arrangement provides or ever provided benefits, including without limitation, death or medical benefits (whether or not insured and whether or not funded), with respect to current or former employees of Woodward-Clyde and the Woodward-Clyde Subsidiaries beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits, or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Woodward-Clyde and disclosed heretofore to URS, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)). The consummation of the transactions contemplated hereby will not (i) entitle any current or former employee of Woodward-Clyde or the Woodward-Clyde Subsidiaries to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such employee or former employee.

                  (h) With respect to Woodward-Clyde Plans and Woodward-Clyde Benefit Arrangements, all reports, forms, and other documents required to be filed with any governmental authority or distributed to plan participants (including, without limitation, summary plan descriptions, Forms 5500, and summary annual reports) have been timely filed (if applicable) and distributed (if applicable) and were accurate.

                  (i) There are no pending, threatened, or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any Woodward-Clyde Plans or Woodward-Clyde Benefit Arrangements. No Woodward-Clyde Plans or Woodward-Clyde Benefit Arrangements are presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, the Department of Labor, or PBGC, nor are there any matters pending with respect to any Woodward-Clyde Plan with the Internal Revenue Service under its Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

                  (j) No "prohibited transaction," as such term is defined in Code Section 4975 and ERISA Section 406, has occurred with respect to any Woodward-Clyde Plan or Woodward-Clyde Benefit Arrangement that could subject such plan, any fiduciary thereof, Woodward-Clyde, the Woodward-Clyde Subsidiaries or URS to a material penalty for such prohibited transaction imposed by ERISA Section 502 or a material tax imposed by Code Section 4975.

                                       20.

                  (k) Any bonding required by applicable provisions of ERISA with respect to any Woodward-Clyde Plan or Woodward-Clyde Benefit Arrangement has been obtained and is in full force and effect.

                  (l) For purposes of this Section 4.15:

                            (1) "Woodward-Clyde  Benefit Arrangement" means each
employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral, formal or informal) providing for insurance coverage (including any self-insured arrangements), cafeteria benefits under Section 125 of the Code, fringe benefits (including but not limited to paid holidays, personal leave, employee discount, educational benefit, or similar programs), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or postretirement insurance  or  health  benefits,  compensation  or  benefits  that  (i) is not a
Woodward-Clyde Plan, (ii) is or has been entered into, maintained, or contributed to by Woodward-Clyde or its ERISA Affiliates, and (iii) covers, or within the last five years covered and under which Woodward-Clyde or its ERISA Affiliates has further or continuing obligations to, any employee of Woodward-Clyde or any Woodward-Clyde Subsidiary.

                            (2) "Woodward-Clyde Plan" means any Employee Benefit
Plan or "multiemployer plan" as defined in Section 4001(a)(3) of ERISA (a) maintained or contributed to by or on behalf of Woodward-Clyde or any Woodward-Clyde Subsidiary, whether currently or within the six years prior to the Closing Date, or (b) in which any employee of Woodward-Clyde or any Woodward-Clyde Subsidiary has participated, as an employee of Woodward-Clyde or any Woodward-Clyde Subsidiary, within the six years prior to the Closing Date, or under which any such employee has accrued and remains entitled to any benefit.

                            (3)  "Employee  Benefit  Plan"  means  any  deferred
compensation, retirement, severance, health, or other plan or program constituting an "employee benefit plan" as defined in Section 3(3) of ERISA
maintained  or  previously   maintained  for  current  or  former  employees  of
Woodward-Clyde or the Woodward-Clyde Subsidiaries, or any ERISA Affiliate of Woodward-Clyde or the Woodward-Clyde Subsidiaries or in which any such employees participate or participated, other than a Multiemployer Plan.

                                       21.

                            (4) "ERISA"  means the  Employee  Retirement  Income
Security  Act  of  1974,  as  amended,   and  all   regulations   and  published
interpretations promulgated thereunder, as in effect from time to time.

                            (5) "ERISA  Affiliate" means each person (as defined
in Section 3(9) of ERISA) that, together with Woodward-Clyde or a Woodward-Clyde Subsidiary, would be treated as a single employer under Section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m), and (o) of the Code (provided, however, that when the subject of the provision is a Multiemployer Plan only subsections
(b) and (c) of Section 414 shall be taken into account).

         Section 4.16 Employment Matters; Labor Relations.

                  (a) Section 4.16 of the Woodward-Clyde Disclosure Letter sets forth a true and complete list of the names, classifications, dates of hire and base compensation for the year ending December 31, 1996, of each employee of Woodward-Clyde and the Woodward-Clyde Subsidiaries whose base compensation exceeds $100,000 per annum.

                  (b)  With   respect  to  current   or  former   employees   of
Woodward-Clyde and the Woodward-Clyde Subsidiaries,

                          (i)  Each of  Woodward-Clyde  and  the  Woodward-Clyde
Subsidiaries is in substantial compliance with all applicable laws respecting employment and employment practices, and occupational safety and health, except for such violations, if any, that in the aggregate have not had and would not have a Woodward-Clyde Material Adverse Effect. There is no charge or compliance action pending or threatened against or with respect to Woodward-Clyde or any of the Woodward-Clyde Subsidiaries before the Equal Employment Opportunity Commission or any state, local, or foreign agency responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination. None of Woodward-Clyde nor any of the Woodward-Clyde Subsidiaries has received notice of the intent of any Federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation, and, to Woodward-Clyde's knowledge, no such investigation is in progress.

                          (ii)  The   employees   of   Woodward-Clyde   and  the
Woodward-Clyde Subsidiaries are not represented by any labor union, nor are there any collective bargaining agreements or any other types of agreements with labor unions otherwise in effect with respect to such employees, nor are any collective bargaining agreements currently being

                                       22.

negotiated, and, to Woodward-Clyde's knowledge, no union organizational campaign is in progress. None of Woodward-Clyde or the Woodward-Clyde Subsidiaries is engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance, or regulation. There is no unfair labor practice charge or complaint against any of Woodward-Clyde or the Woodward-Clyde Subsidiaries pending or, to Woodward-Clyde's knowledge, threatened before the National Labor Relations Board. There is no labor strike, lockout, slow-down or work stoppage pending or threatened against Woodward-Clyde or any of the Woodward-Clyde Subsidiaries. None of Woodward-Clyde and the Woodward-Clyde Subsidiaries has experienced any significant work stoppage or been party to any proceedings before the National Labor Relations Board for the past three years.

         Section 4.17 Intellectual Property.

                  (a) Except as set forth in Section 4.17 of the Woodward-Clyde Disclosure Letter, and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually and in the aggregate, would not have a Woodward-Clyde Material Adverse Effect:

                          (i) Woodward-Clyde and the Woodward-Clyde Subsidiaries
own, or are licensed or otherwise have the right to use (in each case, clear of any lien or encumbrance of any kind) all Intellectual Property (as defined below) that in any material respect is used or proposed to be used in the business of Woodward-Clyde and the Woodward-Clyde Subsidiaries.

                          (ii) No claims are  pending,  or to the  knowledge  of
Woodward- Clyde, threatened that Woodward-Clyde or any of the Woodward-Clyde Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by and/or licensed to Woodward-Clyde or the Woodward-Clyde Subsidiaries.

                          (iii) To the knowledge of Woodward-Clyde, no person is
infringing on or otherwise violating any right of Woodward-Clyde or any Woodward-Clyde Subsidiary with respect to any Intellectual Property owned by and/or licensed to Woodward-Clyde or the Woodward-Clyde Subsidiaries, provided, that the foregoing representation is qualified to the extent of publicly known problems of general applicability with respect to software piracy and copyright protection.

                          (iv)  None  of  the  former  or  current   members  of
management or key personnel of Woodward-Clyde or any Woodward-Clyde Subsidiary, including all former and

                                       23.

current employees, agents, consultants and contractors who have contributed to or participated in the conception and development of designs, computer software or other Intellectual Property of Woodward-Clyde or the Woodward-Clyde Subsidiaries, has asserted in writing any claim against Woodward-Clyde or any of the Woodward-Clyde Subsidiaries in connection with the involvement of such persons in the conception and development of any design, computer software or other Intellectual Property, and no such claim, to the knowledge of Woodward-Clyde, has been threatened.

                          (v) The  execution  and  delivery  of this  Agreement,
compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any violation or default (with or without notice or the lapse of time) or give rise to any right, license or encumbrance relating to the Intellectual Property, or any right of termination, cancellation, or acceleration of any material Intellectual Property right or obligation.

                  (b) For purposes of this Agreement, "Intellectual Property" means (i) trademarks (registered on unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; (iii) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrighted, copyrightable or not in any jurisdiction;
(v) registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (vi) any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); (vii) licenses, immunities, covenants not to sue and the like relating to the foregoing; and (viii) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

                  (c)   Except   for   the   name   "Woodward-Clyde"   and   the
Woodward-Clyde logo, there are no (i) material domestic and foreign registered trademarks, registered copyrights and patents, and applications for registration of any of the foregoing owned by Woodward-Clyde or any Woodward-Clyde Subsidiary; (ii) material trade names, service marks, service names, logos and assumed names which are owned by Woodward-Clyde or any of the Woodward-Clyde Subsidiaries, as the case may be, and that are used or proposed to be used in the business of Woodward-Clyde and the Woodward-Clyde Subsidiaries as currently conducted; or (iii) material licenses and other agreements to which Woodward-

                                       24.

Clyde or any Woodward-Clyde Subsidiary is a party and pursuant to which Woodward-Clyde is authorized to use any Intellectual Property. To the knowledge of Woodward-Clyde, all registered Intellectual Property of Woodward-Clyde has been validly issued or registered and is subsisting. Neither Woodward-Clyde nor the Woodward-Clyde Subsidiaries have taken or omitted to take any act which act or omission might have the effect of waiving or impairing any of the rights of Woodward-Clyde to practice and enforce any patent, or to use and enforce any trademark or copyright listed on Section 4.17 of the Woodward-Clyde Disclosure Letter.

         Section 4.18 Insurance. Section 4.18 of the Woodward-Clyde Disclosure Letter contains a complete and correct list and accurate summary description of all insurance policies and material completion bonds (including, without limitation, professional liability coverage) maintained by or on behalf of or covering Woodward-Clyde and the Woodward-Clyde Subsidiaries, their assets or operations, or the conduct of their business. Woodward-Clyde has made available to URS complete and correct copies of all the declaration sheets or binders (if declaration sheets are not yet issued) relating to such policies and bonds. Except as noted on Section 4.18 of the Woodward-Clyde Disclosure Letter, all such policies and bonds are in full force and effect, no notices of cancellation or nonrenewal have been received with respect thereto, and all premiums due thereon have been paid. Woodward-Clyde and the Woodward-Clyde Subsidiaries have complied in all material respects with the provisions of such policies and bonds.

         Section 4.19 Compliance with Applicable Law. Woodward-Clyde and the Woodward-Clyde Subsidiaries are not in violation of, and to Woodward-Clyde's knowledge, are neither under investigation with respect to nor have been threatened to be charged with or given notice of any violation of, any applicable laws, ordinances, rules and regulations of any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") applicable to Woodward-Clyde or any Woodward-Clyde Subsidiary, except for such violations, if any, that, in the aggregate, have not had and would not, in the reasonable judgment of Woodward-Clyde, be likely to have a Woodward-Clyde Material Adverse Effect.

         Section 4.20 Certain Contracts and Arrangements. Section 4.20 of the Woodward-Clyde Disclosure Letter lists all of the following agreements to which Woodward-Clyde or any of the Woodward-Clyde Subsidiaries is a party ("Material Agreements"):

                  (a) Each partnership, joint venture or other similar agreement or arrangement to which Woodward-Clyde or any Woodward-Clyde Subsidiary is a party that

                                       25.

has involved or is expected to involve an annual sharing of revenues of $5,000,000 or more to other persons;

                  (b) Each lease for real or personal property in which the amount of payments which Woodward-Clyde or a Woodward-Clyde Subsidiary is required to make on an annual basis is $500,000 or more;

                  (c) Each agreement of Woodward-Clyde and the Woodward-Clyde Subsidiaries relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) in an aggregate outstanding principal amount of $1,000,000 or more;

                  (d) Each other agreement, license or franchise which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement, the closing of the Merger, or the consummation of the transactions contemplated hereby or thereby, and the loss of which would, individually or in the aggregate with other such agreements, licenses, or franchises, have a Woodward-Clyde Material Adverse Effect;

                  (e) Each agreement of Woodward-Clyde or the Woodward-Clyde Subsidiaries with or for the benefit of any affiliate of Woodward-Clyde (other than any Woodward-Clyde Subsidiary) with annual payments of $50,000 or more;

                  (f)  Each   contract   containing   covenants   purporting  to
materially limit the freedom of Woodward-Clyde or any Woodward-Clyde Subsidiary to compete in any line of business or in any geographic area; and

All Material Agreements are valid, binding and enforceable in accordance with their terms and none of Woodward-Clyde or the Woodward-Clyde Subsidiaries nor, to the knowledge of Woodward-Clyde, any other party thereto, is in default under any of such agreements, nor, to the knowledge of Woodward-Clyde, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default by Woodward-Clyde or the Woodward-Clyde Subsidiaries or any other party thereto other than with respect to any of the foregoing such defaults, if any, that would not, individually or in the aggregate, have a Woodward-Clyde Material Adverse Effect. To Woodward-Clyde's knowledge, none of the parties to the contracts identified in this Section have terminated, or have expressed an intent to reduce materially or terminate presently or in the future, such contracts.

                                       26.

         Section 4.21 Prohibited Payments. Woodward-Clyde has not, with respect to the opportunities, business or operation of Woodward-Clyde, (a) entered into any understanding agreement or arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal payments have been or will be made, provided for or suffered, either directly or indirectly, through agents, brokers or other intermediaries, (b) made any illegal payment or contribution of moneys, services or property to any political party, candidate or elected official, directly or indirectly, for any purpose or
(c) directly or indirectly engaged in any activity prohibited by the Foreign Corrupt Practices Act of 1977.

         Section 4.22 Bank Accounts; Receivables.

                  (a) Part 4.22(a) of the Woodward-Clyde Disclosure Letter provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

                  (b) Except as set forth in Part 4.22(b) of the Woodward-Clyde Disclosure Letter, all existing accounts receivable of Woodward-Clyde (including those accounts receivable reflected on the unaudited interim balance sheet as of June 30, 1997 that have not yet been collected and those accounts receivable that have arisen since such date and have not yet been collected) represent valid obligations of customers of Woodward-Clyde arising from bona fide transactions entered into in the ordinary course of business.

         Section 4.23 Related  Party  Transactions.  Except as set forth in Part
4.23 of the Woodward-Clyde Disclosure Letter: (a) no Related Party has, and no Related Party has at any time since January 1, 1992 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of Woodward-Clyde; (b) no Related Party is, or has at any time since January 1, 1992 been, indebted to Woodward-Clyde; (c) since January 1, 1992, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving Woodward-Clyde;
(d) no Related Party is competing, or has at any time since January 1, 1992 competed, directly or indirectly, with Woodward-Clyde; and (e) no Related Party has any claim or right against Woodward-Clyde (other than rights to receive compensation for services performed as an employee of Woodward-Clyde). For purposes of the Section 4.23 each of the following shall be deemed to be a "Related Party": (i) each individual who is, or who has at any time since January 1, 1992 been, an officer or director of Woodward-Clyde; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any corporation, partnership, company, trust or other entity (other than Woodward Clyde) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which

                                       27.

more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

         Section 4.24 Powers of Attorney. Woodward-Clyde has not given a power of attorney, except for revocable powers of attorney routinely granted in the ordinary course of business which related to routine representations before governmental agencies or given in connection with the qualification to conduct business in other jurisdictions.

         Section 4.25 Environmental Matters.

                  (a) (i) Woodward-Clyde and each of the Woodward-Clyde Subsidiaries hold, and are in substantial compliance with, all Environmental Permits, and with all applicable Environmental Laws, except where the failure to hold such permits or to be in compliance would not have a Woodward-Clyde Material Adverse Effect.

                       (ii) Neither Woodward-Clyde nor any of the Woodward-Clyde Subsidiaries has received any written request for information, or has been notified that it is a potentially responsible party, under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar state law with respect to any on-site or off-site location.

                       (iii) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review (collectively, "Environmental Notices") is pending, or to Woodward-Clyde's knowledge, threatened by any governmental entity or other person with respect to any (1) alleged violation by Woodward-Clyde or any of the Woodward-Clyde Subsidiaries of any Environmental Law or liability thereunder or (2) alleged failure by Woodward-Clyde or any of the Woodward-Clyde Subsidiaries to have any Environmental Permit, except, in each case, for Environmental Notices that would not have a Woodward-Clyde Material Adverse Effect.

                       (iv) To Woodward-Clyde's knowledge, there have been no discharges, emissions or releases of Hazardous Substances by Woodward-Clyde which are or were reportable under Environmental Laws, other than such discharges, emissions or releases that would not have a Woodward-Clyde Material Adverse Effect.

                  (b) There has been no material environmental investigation of Woodward-Clyde, study, audit, test, review or other analysis (including any Phase I environmental assessments) conducted of which Woodward-Clyde has knowledge in relation to any real

                                       28.

property or lease of Woodward-Clyde or any Woodward-Clyde Subsidiary which has not been delivered to URS prior to the date hereof. Neither Woodward-Clyde nor any of the Woodward-Clyde Subsidiaries is subject to any judgment, decree or order relating to compliance with, or the cleanup of regulated substances under, any applicable Environmental Law.

                  (c) For purposes of this Agreement: (i) the term "Environmental Laws" means any and all applicable Federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, judicial orders, decrees, codes, injunctions, permits, consent decrees, consent orders and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof;
(ii) the term "Environmental Permits" means all permits licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the business of Woodward-Clyde and the Woodward-Clyde Subsidiaries as currently conducted; and
(iii) "Hazardous Substance" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

         Section 4.26 Regulatory Matters. Woodward-Clyde has filed or otherwise provided all reports, data, other information and applications which are required to be filed with or otherwise provided to the U.S. Environmental Protection Agency (the "EPA"), the U.S. Occupational Safety and Health Administration ("OSHA"), and any other Federal, state, local or foreign governmental authorities with jurisdiction and all regulatory approvals in respect thereof are in full force and effect on the date hereof, the failure to file or provide which or obtain which would, in the aggregate, result in a Woodward-Clyde Material Adverse Effect.

         Section 4.27 Immigration Reform and Control Act.

                  (a) Woodward-Clyde has fully complied with the verification requirements and the recordkeeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA").

                                       29.

                  (b) To the best knowledge and belief of Woodward-Clyde, the information and documents on which Woodward-Clyde relied in complying with IRCA are true and correct.

                  (c) To the best knowledge and belief of Woodward-Clyde, there have not been any discrimination complaints filed against Woodward-Clyde pursuant to IRCA.

         Section 4.28 Board Approvals; Opinion of Financial Advisor. The Board of Directors of Woodward-Clyde (at a meeting duly called and held or pursuant to valid written consent) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of Woodward-Clyde and its stockholders. The Board of Directors of Woodward-Clyde has received the opinion of Oppenheimer & Co., Inc. ("OC"), Woodward-Clyde's financial advisor, substantially to the effect that the Merger Consideration to be paid to holders of the Woodward-Clyde Stock in the Merger is fair to such stockholders from a financial point of view.

         Section 4.29 Brokers. No broker, finder or investment banker (other than OC) is entitled to any brokerage, finder's fee or commission payable by Woodward-Clyde in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Woodward-Clyde.

         Section 4.30 Disclosure. No representation or warranty by Woodward-Clyde in this Agreement, the schedules hereto or any certificates delivered pursuant to the terms hereof, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         Section 4.31 Reliance. The foregoing representations and warranties are made by Woodward-Clyde with the knowledge and expectation that URS is placing reliance thereon.

                                    ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF URS

         Except as otherwise disclosed to Woodward-Clyde in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "URS Disclosure Letter"), URS and the Subsidiary represent and warrant to Woodward-Clyde as follows:

                                       30.

         Section 5.1 Organization. Each of URS and the Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power and authority would not have a URS Material Adverse Effect. Each of URS and the Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a URS Material Adverse Effect. For purposes of this Agreement, "URS Material Adverse Effect" means, when used in connection with URS, any change or effect that is materially adverse to the business, financial condition, results of operations or assets of URS and its Subsidiaries taken as a whole, other than changes or effects resulting from (i) changes attributable to conditions affecting the engineering business generally,
(ii) changes in general economic conditions, or (iii) changes attributable to the announcement or pendency of the Merger.

         Section 5.2 Capitalization. The authorized capital stock of URS consists of 20,000,000 shares of URS Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share (the "URS Preferred Stock"). As of the date hereof, (i) 10,561,263 shares of URS Common Stock are issued and outstanding, (ii) options to acquire 1,623,938 shares of URS Common Stock are outstanding under all stock option plans and agreements of URS, (iii) 2,463,043 shares of URS Common Stock (including shares of URS Common Stock issuable upon exercise of the options identified in clause (ii) above) are reserved for issuance pursuant to all employee and director plans of URS, and
(iv) there are no shares of URS Preferred Stock outstanding. All of the issued and outstanding shares of URS Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights, and are listed on the New York Stock Exchange and the Pacific Exchange. All of the URS Common Stock reserved for issuance in exchange for the shares of the Woodward-Clyde Stock at the Effective Time of the Merger in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and are listed on the New York Stock Exchange and the Pacific Exchange. The authorized capital stock of the Subsidiary consists of 100 shares of the Subsidiary Common Stock, par value $1.00 per share, all of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by URS. Except as set forth above or as specified in Section 5.2 of the URS Disclosure Letter, as of the date of this Agreement there are no shares of
capital  stock  of  URS  issued  or  outstanding   or  any  options,   warrants,
subscriptions, calls, rights, convertible securities or other agreements or commitments obligating URS to issue, transfer, sell, redeem, repurchase or otherwise acquire

                                       31.

any shares of its capital stock or securities. Except as provided in this Agreement or as set forth in Section 5.2 of the URS Disclosure Letter, after the Effective Time of the Merger, URS will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

         Section 5.3 Authority Relative to this Agreement. Each of URS and the Subsidiary has all requisite corporate power and authority to enter into this Agreement and subject, in the case of this Agreement, to the consents and approvals set forth in Section 5.4 below, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by URS and the Subsidiary and the consummation by URS and the Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of URS and the Subsidiary, including the unanimous approval of their respective Boards of Directors, and no other corporate proceedings on the part of URS or the Subsidiary are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by URS and the Subsidiary and constitutes a valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to
enforcement  of  creditors'  rights   generally,   and  (ii)  general  equitable
principles.

         Section 5.4 Consents and Approvals; No Violations. Except for the applicable requirements of the Governmental Requirements, state securities or blue sky laws, state and local laws and regulations relating to licensing, and the filing of the Documents of Merger as required by the Delaware Law, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement by URS and the Subsidiary or for the consummation by URS and the Subsidiary of the transactions contemplated by this Agreement. Neither the execution, delivery nor performance of this Agreement by URS and the Subsidiary, nor the consummation by URS and the Subsidiary of the transactions contemplated hereby, nor compliance by URS and the Subsidiary with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of URS or the Subsidiary or the Articles or Certificate of Incorporation, as the case may be, or By-Laws of any of the URS Subsidiaries, (ii) except as set forth in Section 5.4(ii) of the URS Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which URS or any of the URS Subsidiaries is a party or by which any of them or any of

                                       32.

their properties or assets may be bound or affected, (iii) except as set forth in Section 5.4(iii) of the URS Disclosure Letter, violate any order, writ, injunction, decree, statute, rule or regulation applicable to URS, any URS
Subsidiary  or any of their  properties  or assets,  (iv) except as set forth in
Section 5.4(iv) of the URS Disclosure Letter, result in the creation or imposition of any Lien on any asset of URS or any URS Subsidiary, or (v) except as set forth in Section 5.4(v) of the URS Disclosure Letter, cause the suspension or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of governmental agencies or accreditation organizations, except in the case of clauses (ii),
(iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a URS Material Adverse Effect.

         Section 5.5 URS SEC Reports and Financial Statements. URS has delivered to Woodward-Clyde true and complete copies of each registration statement, report and proxy or information statement, including, without limitation, its Annual Reports to Stockholders incorporated in material part by reference in certain of such reports, in the form (including exhibits and any amendments thereto) required to be filed with SEC since January 1, 1992 (collectively, the "URS SEC Reports"). Except as set forth in Section 5.5 of the URS Disclosure Letter, as of the respective dates such URS SEC Reports were filed or, if any such URS SEC Reports were amended, as of the date such amendment was filed, each of the URS SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of URS (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the five fiscal years ended October 31, 1992, 1993, 1994, 1995 and 1996, when filed, and Quarterly Reports on Form 10-Q for all interim periods subsequent thereto (the "URS Financial Statements") fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of URS and the URS Subsidiaries as of its date and the consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). There has been no change in URS's accounting policies or methods of making accounting estimates or changes in estimates that are material to the URS Financial Statements, except as described in the notes thereto.

                                       33.

         Section 5.6 Absence of Material Adverse and Other Changes. Except as contemplated by this Agreement, and except as set forth in Section 5.6 of the URS Disclosure Letter, since December 31, 1996, URS and the URS Subsidiaries have conducted their business in the ordinary course, consistent with past practices, and there has not been: (a) any event or occurrence that has resulted in a URS Material Adverse Effect, or any development or combination of developments of which URS has knowledge that is reasonably likely, in URS's commercially reasonable judgment, to result in a URS Material Adverse Effect,
(b) any declaration, setting aside or payment of any dividend or other capital distributions in respect of any of its capital stock or any redemption or repurchase or other acquisition of any shares of its capital stock, (c) any increase in the regular compensation of any of the officers or employees of URS or the URS Subsidiaries, except such increases as have been granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews, promotions and related compensation increases), (d) any incurrence, assumption or guarantee by URS or any of the URS Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices, (e) any transaction or commitment made, or any contract or agreement entered into, by URS or any of the URS Subsidiaries (including the acquisition or disposition of any assets) or any relinquishment by URS or any of the URS Subsidiaries of any contract or other right, in either case, material to URS's business taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement, (f) any change in any method of accounting or accounting practice by URS or any of the URS Subsidiaries, except for any such change after the date hereof required by reason of a mandatory concurrent change in GAAP, (g) any loss or damage to the properties or assets of URS or the URS Subsidiaries which has resulted or is reasonably likely to result in a URS Material Adverse Effect, or
(h) any agreement or any commitment to take any of the actions described in this
Section 5.6.

         Section 5.7 Litigation. Except for litigation disclosed in the notes to the financial statements included in the URS SEC Reports or as set forth in
Section 5.7 of the URS Disclosure Letter, there is no suit, action or proceeding (whether at law or equity, before or by any Federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of URS, threatened against or affecting URS or any of the URS Subsidiaries, the outcome of which, in the reasonable judgment of URS, is likely individually or in the aggregate to have a URS Material Adverse Effect, or which challenges the validity of this Agreement or seeks to prevent, enjoin, materially alter or materially delay the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against URS or

                                       34.

any of the URS Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

         Section 5.8 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the URS Financial Statements (or reflected in the notes thereto) or which were incurred after December 31, 1996 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, URS and the URS Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto).

         Section 5.9 No Default. Except as set forth in Section 5.9 of the URS Disclosure Letter, neither URS nor any of the URS Subsidiaries is in violation or breach of, or default under (and to the best knowledge of URS no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or default under) any term, condition or provision of
(a) its Certificate or Articles of Incorporation, as the case may be, or Bylaws,
(b) any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, lease, commitment or other instrument or obligation to which URS or any of the URS Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to URS or any of the URS Subsidiaries or any of their properties or assets, or (d) any certificate of need, accreditation, registration, license, permit and other consent or approval of governmental agencies or accreditation organization, except in the case of clauses (b), (c) and (d) above for violations, breaches or defaults which would not individually or in the aggregate have a URS Material Adverse Effect.

         Section 5.10 Information Supplied. None of the information supplied or to be supplied by URS, the URS Subsidiaries, auditors, attorneys, financial advisors, other consultants or advisors or the Subsidiary for inclusion in the Form S-4 or the Proxy Statement/Form S-4, will, in the case of the Proxy Statement and any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of any meetings of stockholders of Woodward-Clyde and URS to vote upon this Agreement and the transactions contemplated hereby, or in the case of the Form S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy

                                       35.

Statement/Form S-4 or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/Form S-4) to stockholders of Woodward-Clyde or URS with respect to the transactions contemplated by this Agreement. The Form S-4 and the Proxy Statement/Form S-4 as it relates to URS and its Subsidiaries will comply as to form in all material respects with the provisions of all applicable laws including the provisions of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by URS with respect to information supplied by Woodward-Clyde specifically for inclusion therein.

         Section 5.11 Board Approvals; Opinion of Financial Advisor. The Boards of Directors of URS and the Subsidiary (at meetings duly called and held or pursuant to valid written consents) have unanimously determined that the transactions contemplated hereby are fair to and in the best interests of URS and the Subsidiary and the stockholders of URS. The Board of Directors of URS have received the opinion, dated the date of this Agreement, of Smith Barney Inc. ("SB"), URS's financial advisor, substantially to the effect that, as of such date, the Merger Consideration is fair to URS from a financial point of view.

         Section 5.12 Brokers. No broker, finder or investment banker (other than SB) is entitled to any brokerage, finder's fee or commission payable by URS in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of URS.

         Section 5.13 Disclosure. No representation or warranty by URS in this Agreement, the schedules hereto or any certificates delivered pursuant to the terms hereof, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         Section 5.14 Financing Commitment Letter. URS has delivered to Woodward-Clyde a true and correct copy of a commitment letter from Wells Fargo Bank, National Association, in the form of a letter dated July 7, 1997 and a letter dated August 13, 1997 with a Summary of Terms and Conditions attached, relating to the financing necessary to fund the cash component of the Merger consideration and refinance the outstanding indebtedness of URS and Woodward-Clyde and provide a working capital facility following the Closing Date (the "Commitment Letter"). The Commitment Letter has not been amended or rescinded, and remains in full force and effect in accordance with its terms as of the date of this Agreement.

                                       36.

                                    ARTICLE 6

                              PRE-CLOSING COVENANTS

         Section 6.1 Covenants of All Parties. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time of the Merger, each of the parties hereto covenants and agrees as follows;

                  6.1.1 Advice of Changes. Each party shall promptly advise each of the other parties in writing of (i) any event, condition, fact or circumstance occurring or existing prior to, on or subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (ii) any breach of any covenant or obligation of such party arising under this Agreement, and (iii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely.

                  6.1.2 Regulatory Approvals. Each party shall execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, Federal, state or local or foreign, which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, filings under the HSR Act. Each party shall use its best efforts to obtain all such authorizations, approvals and consents.

                  6.1.3 Confidentiality. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Each party shall continue to abide by the terms of the confidentiality agreement between URS and Woodward-Clyde in effect as of the date hereof (the "Confidentiality Agreement").

                  6.1.4 Best Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective, in the most expeditious manner practicable, the transactions

                                       37.

contemplated by this Agreement, including (i) using all reasonable efforts to obtain all necessary waivers, consents and approvals from third parties, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and thereby, and (iii) executing and delivering such instruments, and taking such other actions as the other party hereto may reasonably require in order to cause the conditions set forth in Article 7 to be satisfied on a timely basis and otherwise carry out the intent of this Agreement.

                  6.1.5 Financing Arrangements. The parties hereto shall take all actions as may be reasonably necessary to fulfill the covenants and conditions set forth in the Commitment Letter to obtain the consent of the Lenders to the Merger and the financing necessary to fund the cash component of the Merger Consideration.

                  6.1.6 Tax Matters. Prior to filing the Form S-4 with the SEC, and again prior to the Closing, Woodward-Clyde and URS shall execute and deliver to Cooley Godward llp and to Bronson, Bronson & McKinnon LLP, tax representation letters in such form as such firms may reasonably request for use in connection with the legal opinions required in connection with the filing of the Proxy Statement/Form S-4 with the SEC and as contemplated by Sections 7.1.6 and 7.2.7.

         Section 6.2 Covenants of Woodward-Clyde. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time of the Merger, Woodward-Clyde agrees (except as expressly contemplated by this Agreement or with the prior written consent of URS) that:

                  6.2.1     Conduct of Business Pending Merger.

                            (a)   Ordinary   Course.   Woodward-Clyde   and  the
Woodward-Clyde Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees, and preserve their relationships with customers, suppliers and others having business dealings with Woodward-Clyde and the Woodward-Clyde Subsidiaries. Woodward-Clyde shall promptly notify URS of any event or occurrence or emergency not in the ordinary course of business of Woodward-Clyde or the Woodward-Clyde Subsidiaries which could result in a Woodward-Clyde Material Adverse Effect. Neither Woodward-Clyde nor any of the Woodward-Clyde Subsidiaries shall (except with the prior written consent of URS):

                                       38.

                                   (i) grant any options,  warrants,  restricted
stock, stock bonus or other awards under any stock option or employee benefit plan or otherwise, or authorize cash payments in exchange for any options, restricted stock, stock bonus or other awards granted under any of such plans;

                                   (ii) grant any severance or  termination  pay
to any officer or director or, except in the ordinary course of business consistent with past practices, to any employee of Woodward-Clyde or any Woodward-Clyde Subsidiary;

                                   (iii)  except  in  the  ordinary   course  of
business consistent with past practices and other than transfers between or among Woodward-Clyde and any Woodward-Clyde Subsidiary, transfer to any person or entity any rights to the Woodward-Clyde Intellectual Property Rights;

                                   (iv) commence a lawsuit  other than:  (1) for
the routine collection of bills; (2) in such cases where Woodward-Clyde in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Woodward-Clyde's business, provided Woodward-Clyde consults with URS prior to filing such suit; or (3) for a breach of this Agreement; and

                                   (v)  enter  into  one or  more  leases  which
extend for a period of two years beyond the date of this Agreement and which obligate the Company to pay aggregate gross rent in excess of $500,000.

                            (b)  Dividends;  Changes  in  Stock.  Woodward-Clyde
shall not, and it shall not permit any of the  Woodward-Clyde  Subsidiaries  to,
(i) declare or pay any dividends on or make other capital distributions in respect of any of its capital stock, except for intercompany dividends at times consistent with prior practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, any shares of its capital stock.

                            (c) Issuances of  Securities.  Woodward-Clyde  shall
not, and it shall not permit any of the Woodward-Clyde Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into such shares, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interests in such capital stock.

                                       39.

                            (d) Governing  Documents.  Woodward-Clyde shall not,
nor shall it cause or permit any of the Woodward-Clyde Subsidiaries to, amend its articles or certificate of incorporation or by-laws.

                            (e) No Acquisitions.  Woodward-Clyde  shall not, and
it shall not permit any of the Woodward-Clyde Subsidiaries to acquire, or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

                            (f) No Dispositions. Other than sales or licenses of
products or technology in the ordinary course of business consistent with prior practice, Woodward-Clyde shall not, and it shall not permit any of the Woodward-Clyde Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, except for such dispositions in the ordinary course of business or in amounts which are not material, in the aggregate, to the business of Woodward-Clyde.

                            (g)  Indebtedness.  Woodward-Clyde  shall  not,  and
shall not permit any of the Woodward-Clyde Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or sell any debt securities or warrants or rights to acquire any debt securities of Woodward-Clyde or any of the Woodward-Clyde Subsidiaries or guarantee any debt securities of others, except in the ordinary course of business consistent with past practices.

                            (h)  Plans;   Compensation.   Except  as   otherwise
provided in this Agreement, Woodward-Clyde shall not, and shall not permit any of the Woodward-Clyde Subsidiaries to, adopt or amend in any material respect any Woodward-Clyde Plan or pay any pension or retirement allowance not required by any existing Woodward-Clyde Plan. Woodward-Clyde shall not and shall not permit any Woodward-Clyde Subsidiary to, enter into any employment contracts, pay any special bonuses or special remuneration to officers, directors or employees, or increase the salaries, wage rates or fringe benefits of (i) any of its officers or employees whose compensation exceeded $100,000 during the fiscal year ending December 31, 1996, or (ii) any of its other officers and employees other than pursuant to scheduled reviews under Woodward-Clyde's or the Woodward-Clyde Subsidiary's normal compensation review cycle, in all cases consistent with existing policies and past practice.

                            (i) Tax Matters.  Woodward-Clyde  shall not make any
tax election that would have a Woodward-Clyde Material Adverse Effect or settle or compromise

                                       40.

any income tax liability of Woodward-Clyde or any of the Woodward-Clyde Subsidiaries that would have a Woodward-Clyde Material Adverse Effect.

                            (j) Discharge of Liabilities.  Woodward-Clyde  shall
not, and it shall not permit any of the Woodward-Clyde Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the business of Woodward-Clyde, provided that nothing herein shall prevent Woodward-Clyde from settling the litigation filed on March 13, 1996, by Woodward-Clyde in the Denver District Court relating to the acquisition by Woodward-Clyde in April 1995 of Geo-Con, Inc. and all claims and counterclaims relating to or arising out of such acquisition (collectively, the "GeoCon Litigation") prior to the Closing provided that such settlement does not require any payments by Woodward-Clyde or any Woodward-Clyde Subsidiary to any third party and does not impose any continuing cost or obligation on Woodward-Clyde or any Woodward-Clyde Subsidiary (other than terms and conditions typical of standard settlement agreements).

                            (k)  Material  Agreements.  Except  in the  ordinary
course of business, neither Woodward-Clyde nor any of the Woodward-Clyde Subsidiaries shall modify, amend, or terminate any Material Agreement or waive, release or assign any material rights or claims under such Material Agreement.

                            (l) Agreement. Neither Woodward-Clyde nor any of the
Woodward-Clyde Subsidiaries shall agree or commit to do any of the actions described in this Section 6.2.1.

                  6.2.2 Stockholders' Meeting; Proxy Statement. Woodward-Clyde shall hold a meeting of its stockholders at the earliest practicable date to submit this Agreement and related matters for their consideration and approval, which approval shall be recommended by Woodward-Clyde's Board of Directors (subject to the fiduciary obligations of its directors and officers). Woodward-Clyde shall send to its stockholders, for the purpose of considering and voting upon the Merger, a Proxy Statement satisfying all requirements of applicable state and Federal laws, shall use its best efforts to obtain approval of this Agreement and the Merger by the requisite stockholder vote (subject to the fiduciary obligations of its directors and officers), and shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it or its affiliates.

                  6.2.3 Acquisition Proposals. From the date hereof until the earlier of the termination of this Agreement or the consummation of the Merger, Woodward-Clyde and the Woodward-Clyde Subsidiaries will not, and will cause their respective officers, directors,

                                       41.

employees, agents and representatives not to, directly or indirectly, encourage, solicit, accept, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, limited liability company, person or other entity or group concerning the acquisition of all or a substantial part of the assets, business or capital stock of Woodward-Clyde, whether through purchase, merger, consolidation, exchange or any other business combination (each of the foregoing, an "Acquisition Proposal"). Notwithstanding anything to the contrary in the preceding sentence, nothing herein shall prevent Woodward-Clyde and its officers and directors, from considering, discussing, negotiating, responding to and accepting unsolicited firm offers for any such transaction from persons other than URS if and to the extent that, in the written opinion of Woodward-Clyde's outside counsel, failure to do so would be reasonably likely to constitute a violation of applicable law or a breach of the fiduciary duties of Woodward-Clyde's directors to Woodward-Clyde's stockholders. Woodward-Clyde shall immediately provide written notice to URS of the terms and other details of any such unsolicited inquiry or proposal relating to an Acquisition Proposal. In the event that Woodward-Clyde or any of its officers or directors enters into any discussions for any reason or negotiations relating to any such Acquisition Proposal from any person other than URS, Woodward-Clyde shall immediately reimburse URS for all expenses and costs incurred by URS in connection with the transactions contemplated by this Agreement up to an aggregate maximum of $500,000, whether or not Woodward-Clyde ultimately responds favorably to, accepts or enters into any letter of intent, understanding or other agreement relating to such Acquisition Proposal. In addition, in the event that Woodward-Clyde or any of its officers or directors shall enter into any letter of intent, understanding or other agreement with a party other than URS relating to the acquisition of all or a substantial part of the assets, business or capital stock of Woodward-Clyde, whether through purchase, merger, consolidation, exchange or any other business combination, either in violation of the no-shop agreement set forth in this Section or within nine (9) months after termination of this Agreement for any reason, then immediately upon entering into such letter of intent, understanding or other agreement, Woodward-Clyde shall pay to URS a termination fee in the amount of $3.5 million, less the aggregate amount of the URS expenses and costs previously reimbursed to URS pursuant to the preceding sentence (the "Termination Fee"); provided, however, that such Termination Fee shall not be payable if, prior to the entry by Woodward-Clyde into such letter of intent, understanding or other agreement, URS has unilaterally declined to close the Merger, or the parties have agreed to terminate this Agreement by mutual written consent under Section 9.1.1 of this Agreement, or this Agreement has been properly terminated by Woodward-Clyde (without any breach of its obligations under this Agreement) pursuant to Sections 9.1.2(ii), 9.1.5 or 9.1.6. The parties acknowledge and agree that the expense reimbursement obligation and Termination Fee described in this Section shall be the exclusive remedy to URS in the event of a breach by Woodward-Clyde of this Section 6.2.3, and, in any such event, URS shall be

                                       42.

entitled, in addition to receiving such payments, to equitable remedies, including, without limitation, specific performance and enjoining of any actions determined to be in breach of this Agreement; provided that such exclusive remedy limitation applicable to breach of this Section 6.2.3 shall not prevent URS from pursuing any and all remedies available to it, including without limitation seeking actual and consequential damages and equitable remedies, for breach by Woodward-Clyde of any other provision of this Agreement.

                  6.2.4 Maintenance of Business. Woodward-Clyde will use its best efforts to carry on and preserve its business and its relationships with clients, customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If the executive management of Woodward-Clyde becomes aware of a material deterioration in the relationship with any significant client, customer, supplier or key employee, it will promptly bring such information to the attention of URS in writing and, if requested by URS, will use its best efforts to restore the relationship.

                  6.2.5 Access. Woodward-Clyde shall afford to URS and to URS's financial advisors, legal counsel, accountants, financing sources and other authorized representatives access during normal business hours to all of its books, records, properties, offices and personnel.

                  6.2.6 Liability Insurance. On or before the Closing Date, Woodward-Clyde shall procure (subject to the approval of URS) continuing directors' and officers' liability coverage (tail coverage) for directors and officers of Woodward-Clyde who have served as directors and officers of Woodward-Clyde or its affiliates (the "Woodward-Clyde D & O Policy"), prior to the Effective Time of the Merger, with respect to acts or failures to act prior to the Effective Time of the Merger. Said policy shall have a term of not less than three (3) years after the Closing Date.

                  6.2.7 Affiliate Agreements. Woodward-Clyde shall use its best efforts to deliver to URS, prior to the date the preliminary Proxy Statement is mailed to the SEC, an agreement or agreements, in form and substance reasonably satisfactory to URS, signed by each officer, director, holder of more than 1% of the outstanding Woodward-Clyde Common Stock or Woodward-Clyde Preferred Stock and each other person who may be deemed to be an "affiliate" of Woodward-Clyde as defined in the Securities Act, providing a "continuity of interest" representation in a manner sufficient to satisfy the requirements of the Code regarding the tax-free nature of the Merger and acknowledging the restrictions on transfer of the URS Common Stock to be received by them pursuant to the Merger under Rules 144 and 145 promulgated under the Securities Act.

                                       43.

                  6.2.8 Comfort Letter. Woodward-Clyde shall deliver to URS a comfort letter, dated a date not more than two (2) business days before the date upon which the Form S-4 becomes effective, from Ernst & Young, independent public accountants for Woodward-Clyde, in form and substance reasonable satisfactory to URS, covering such matters as are normally covered in a comfort letter delivered in connection with a registration statement on Form S-4 covering transactions similar to the Merger.

                  6.2.9 FIRPTA Matters. At the Closing, Woodward-Clyde shall deliver (a) to URS a statement (in form reasonable acceptable to URS) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, and (b) to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of such Regulations.

                  6.2.10 Employment and Noncompetition Agreements. Woodward-Clyde shall use its best efforts to cause such of its key employees as may be identified in advance by URS to execute and deliver Employment and Noncompetition Agreements in such form and substance as may be reasonably requested by URS.

         Section 6.3 Covenants of URS. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time of the Merger, URS and the Subsidiary agree (except as expressly contemplated by this Agreement or with the prior written consent of Woodward-Clyde) that:

                  6.3.1 Stockholders' Meeting; Proxy Statement. URS shall hold a meeting of its stockholders at the earliest practicable date to submit the Agreement and related matters for their consideration and approval, which approval shall be recommended by URS's Board of Directors (subject to the fiduciary obligations of its directors and officers). URS shall send its stockholders, for purposes of considering and voting upon the Merger, a Proxy Statement satisfying all the requirements of applicable state and Federal laws, shall use its best efforts to obtain approval of this Agreement and the Merger by the requisite stockholder vote, and shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it or its affiliates.

                  6.3.2 Registration Statement. The URS Common Stock to be issued in the Merger shall be registered under the Securities Act on Form S-4. As promptly as practicable after the date hereof, URS shall prepare and file with the SEC the Form S-4 and any other documents required by the Securities Act in connection with the Merger. URS shall use its best efforts to have the Form S-4 declared effective as promptly as practicable after such filing. URS shall also take any action required to be taken under any applicable state

                                       44.

securities or "blue sky" laws in connection with the issuance of the URS Common Stock in connection with the Merger.

                  6.3.3 Listing Agreement. As promptly as practicable after the date hereof, URS shall prepare and submit to each of the New York Stock Exchange and the Pacific Exchange a listing application covering the shares of the URS Common Stock to be issued in connection with the Merger. URS shall use its best efforts to obtain, prior to the Effective Time of the Merger, approval for the listing of such URS Common Stock, subject to official notice of issuance.

                  6.3.4 Conduct of Business; Consultation. URS and the URS Subsidiaries will carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations and their relationships with clients, customers, suppliers and employees. URS will promptly notify Woodward-Clyde of any event or occurrence or emergency not in the ordinary course of business which could result in a URS Material Adverse Effect. In the event URS is considering any material transaction or series of related transactions involving the acquisition or disposition of assets with a value or for consideration in excess of $20 million, it will first consult with the executive management of Woodward-Clyde regarding such transaction(s), provided that the approval of Woodward-Clyde shall not be required for any such transaction(s) (except as indicated in the following sentence). Without the prior approval of Woodward-Clyde, prior to the Closing Date, URS shall not consummate, or enter into any binding agreement or other commitment to consummate, any transaction or series of related transactions that would (i) result in the acquisition of assets or a business for total consideration in excess of $50 million or requiring the issuance of URS Common Stock in excess of 20% of the shares outstanding at that time, (ii) result in the disposition of assets or any business for total consideration in excess of $100 million, or
(iii) otherwise require the prior approval of the stockholders of URS.

                  6.3.5 Access. URS shall afford to Woodward-Clyde and to Woodward-Clyde's financial advisors, legal counsel and other authorized representatives such access during normal business hours to its books, records, properties, offices and personnel as Woodward-Clyde may reasonably request in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 7

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                                       45.

         Section 7.1 Conditions to Obligations of Woodward-Clyde. The obligations of Woodward-Clyde to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:

                  7.1.1 Representations and Warranties True at Closing. The representations and warranties contained in this Agreement of URS and the Subsidiary shall be deemed to have been made again at and as of the Closing with respect to the stated facts then existing and shall be true in all material respects.

                  7.1.2 Covenants Performed. All of the obligations of URS and the Subsidiary to be performed at or before the Closing pursuant to the terms of this Agreement shall be been duly performed.

                  7.1.3 Certificate. At the Closing, Woodward-Clyde shall have received a Certificate signed by the President of each of URS and the Subsidiary to the effect that each of the conditions set forth in Section 7.1.1 and 7.1.2 have been satisfied.

                  7.1.4 Stockholder Approvals. This Agreement and the Merger shall have been duly approved by the affirmative vote of at least (a) 70% of the shares of Woodward-Clyde Common Stock entitled to vote with respect thereto, (b) a majority of the shares of Woodward-Clyde Preferred Stock entitled to vote with respect thereto, and (c) a majority of the shares of URS Common Stock entitled to vote with respect thereto (collectively, the "Stockholder Approvals").

                  7.1.5 Opinion of Counsel. Cooley Godward llp, counsel to URS, shall have issued an opinion of counsel to Woodward-Clyde, dated the Closing Date, in form and substance reasonably satisfactory to Woodward-Clyde, to the effect that:

                            (i) URS and the Subsidiary are corporations  validly
existing and in good standing under the laws of the State of Delaware and have all requisite corporate power to own, operate and lease their properties and to carry on their businesses as it is now being conducted;

                            (ii)  URS and the  Subsidiary  have  full  corporate
power to enter into this Agreement and to carry out the transactions provided for herein;

                            (iii) All corporate  action  required to be taken on
the part of URS and the Subsidiary to authorize them to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken.

                                       46.

                            (iv)  This  Agreement  has  been  duly  and  validly
authorized, executed and delivered by URS and the Subsidiary and, assuming due authorization, execution, delivery and performance by each of the other parties hereto, constitutes the valid and binding obligations of URS and the Subsidiary, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or other laws relating to or affecting creditors' rights generally and by equitable principles; and

                            (v) The  shares  of URS  Common  Stock  issuable  in
connection with the Merger have been duly and validly authorized and, upon issuance, such shares will be fully paid and nonassessable.

         In giving such opinions, such counsel shall be entitled to rely upon certificates of officers of URS or any of its subsidiaries and public officials with respect to factual matters upon which their opinions may be based, provided that the extent of such reliance is set forth in such opinion and such opinion states that it is reasonable for Woodward-Clyde to rely thereon.

                  7.1.6 Tax Opinion. Woodward-Clyde shall have received a legal opinion of Bronson, Bronson & McKinnon LLP (or, if Bronson, Bronson & McKinnon LLP for any reason does not render such legal opinion, a legal opinion of Cooley Godward llp), dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 6.1.6 and the continuity of interest representations contained in the Affiliate Agreements referred to in
Section 6.2.7.); provided that, in the event that the aggregate amount of the Applicable Common Cash Component exceeds 50% of the total value of the aggregate Merger Consideration determined as of the Closing Date, then this condition shall be deemed to have been waived with no further action on the part of Woodward-Clyde.

                  7.1.7 Listing. The shares of URS Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange and the Pacific Exchange.

                  7.1.8 Form S-4. The Form S-4 pertaining to the URS Common Stock to be issued in connection with the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  7.1.9 Merger Documents. The Merger Documents shall have been filed with the Secretary of State of the State of Delaware, as required by law.

                                       47.

                  7.1.10 Material Adverse Changes. There shall have been no URS Material Adverse Effect between the date of this Agreement and the date of the Closing.

                  7.1.11 HSR Filing. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transaction contemplated by this Agreement, which action shall not have been withdrawn or terminated.

         Section 7.2 Conditions to Obligations of URS and the Subsidiary. The obligations of URS and the Subsidiary to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:

                  7.2.1 Representations and Warranties True at Closing. The representations and warranties contained in this Agreement of Woodward-Clyde shall be deemed to have been made again at and as of the Closing with respect to the stated facts then existing and shall be true in all material respects.

                  7.2.2   Covenants   Performed.   All  of  the  obligations  of
Woodward-Clyde to be performed at or before the Closing pursuant to the terms of this Agreement shall be been duly performed.

                  7.2.3 Certificate. At the Closing, URS and the Subsidiary shall have received a Certificate signed by the President of Woodward-Clyde to the effect that each of the conditions set forth in Section 7.2.1 and 7.2.2 have been satisfied.

                  7.2.4 Stockholder Approvals. The Stockholder Approvals shall have been obtained; and the Woodward-Clyde Group, Inc. Shareholders' Agreement (the "Shareholders' Agreement") shall have been effectively amended or terminated in such manner as may be necessary or appropriate to consummate the Merger without further liability or cost to URS thereunder following the Closing Date.

                  7.2.5 Opinion of Counsel. Bronson, Bronson & McKinnon LLP, counsel to Woodward-Clyde, shall have issued an opinion of counsel to URS, dated the Closing Date, in form and substance reasonably satisfactory to URS, to the effect that:

                            (i) Woodward-Clyde is a corporation validly existing
and in good standing under the laws of the State of Delaware and has all requisite corporate power to

                                       48.

own, operate and lease its properties and to carry on its business as it is now being conducted;

                            (ii)  Woodward-Clyde  has  full  corporate  power to
enter into this Agreement and to carry out the transactions provided for herein;

                            (iii) All corporate  action  required to be taken on
the part of Woodward-Clyde to authorize it to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken; and

                            (iv)  This  Agreement  has  been  duly  and  validly
authorized, executed and delivered by Woodward-Clyde and, assuming due authorization, execution, delivery and performance by each of the other parties hereto, constitutes the valid and binding obligation of Woodward-Clyde, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or other laws relating to or affecting creditors' rights generally and by equitable principles.

         In giving such opinions, such counsel shall be entitled to rely upon certificates of officers of Woodward-Clyde or any of its subsidiaries and public officials with respect to factual matters upon which their opinions may be based, provided that the extent of such reliance is set forth in such opinion and such opinion states that it is reasonable for URS to rely thereon.

                  7.2.6 Government Contracts Opinion. URS shall have received a legal opinion of a reputable law firm (reasonably acceptable to URS) experienced in government contracts matters, reasonably satisfactory in form and content to URS, to the effect that the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not contravene, conflict with or result in a violation of, or give any Governmental Body the right to exercise any remedy or to obtain any relief under, any Government Contract to which Woodward-Clyde or any Woodward-Clyde Subsidiary is a party or under which the Woodward-Clyde or any Woodward-Clyde Subsidiary has any rights or obligations.

                  7.2.7 Tax Opinion. URS shall have received a legal opinion of Cooley Godward llp, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 6.1.6 and the continuity of interest representations contained in the Affiliate Agreements referred to in
Section 6.2.7.)

                                       49.

                  7.2.8 Listing. The shares of URS Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange and the Pacific Exchange.

                  7.2.9 Agreements. URS shall have received duly executed copies of the Affiliate Agreements contemplated by Section 6.2.7 and the Employment and Noncompetition Agreements contemplated by Section 6.2.10.

                  7.2.10 Form S-4. The Form S-4 pertaining to the URS Common Stock to be issued in connection with the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  7.2.11 Merger Documents. The Merger Documents shall have been filed with the Secretary of State of the State of Delaware, as required by law.

                  7.2.12 Material Adverse Changes. There shall have been no Woodward- Clyde Material Adverse Effect between the date of this Agreement and the date of the Closing.

                  7.2.13 HSR Filing. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transaction contemplated by this Agreement, which action shall not have been withdrawn or terminated.

                  7.2.14 Consents. Other than the filing of the Merger Documents as contemplated in Section 1.2, the parties shall have made such filings, and obtained all consents of Governmental Entities, required to consummate the transactions contemplated hereby.

                  7.2.15 No Litigation. There shall not be pending any action, proceeding or other application before any court or Government Entity brought by any Government Entity (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages, or (ii) seeking to prohibit or impose any material limitations on URS's ownership or operation of all or any portion of the combined business of URS and Woodward-Clyde.

                  7.2.16 Financing Arrangements. The conditions set forth in the Commitment Letter shall have been satisfied.

                                       50.

                                    ARTICLE 8

                              ADDITIONAL AGREEMENTS

         Section 8.1 Public Announcements. URS, the Subsidiary and Woodward-Clyde agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law.

         Section 8.2 Confidentiality. No party to this Agreement shall use or disclose any non-public information obtained from another party for any purpose unrelated to the Merger, and, if this Agreement is terminated for any reason whatsoever, each party shall return to the other all originals and copies of all documents and papers containing all information furnished to such party pursuant to this Agreement, or during the negotiations which preceded this Agreement, and shall neither use nor disclose any such information except to the extent that such information is available to the public, is rightfully obtained from third parties, or is independently developed.

         Section 8.3 Additional Agreements. In case at any time after the Effective Time of the Merger any further action is reasonably necessary or desirable to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary corporate action.

         Section 8.4 Non-Liability of Agents and Stockholders. No stockholder, director, officer or employee of any party hereto shall be individually liable for any breach of the representations, warranties or covenants of any party hereto contained herein in the absence of fraud or willful misconduct on the part of such stockholder, director, officer or employee.

         Section 8.5 Woodward-Clyde Capital Accumulation (Retirement) Plan; GCH Acquisition Corp. Retirement Program. Woodward-Clyde will take and cause to be taken any and all actions necessary or appropriate, including any necessary or appropriate plan amendments, (i) to suspend any obligation to contribute shares of Woodward-Clyde Stock to, or to redeem shares of Woodward-Clyde Stock from, the Woodward-Clyde Capital Accumulation (Retirement) Plan (the "Retirement Plan") during the period from the date of this Agreement to the Effective Time of the Merger, (ii) to either, at the option of URS, terminate the Retirement Plan and/or the GCH Acquisition Corp. Retirement Program (the

                                       51.

"GCH Plan") one day prior to the Effective Time of the Merger and/or merge the Retirement Plan and the CGH Plan with and into the URS 401(k) Retirement Plan from the Effective Time of the Merger, and (iii) to eliminate any options available to the Retirement Plan, the CGH Plan or their participants to purchase employer securities with assets held in the Retirement Plan or the GCH Plan from and after the Effective Time of the Merger.

         Section 8.6 Woodward-Clyde Annual Bonus Plan. Following the Closing, URS will cause to be completed an audit of the consolidated financial statements of Woodward-Clyde for the period beginning on January 1, 1997 and ending on the Closing Date (the "Bonus Period"), which will be prepared in accordance with GAAP applied on a consistent basis with the Woodward-Clyde Financial Statements (the "Woodward-Clyde Interim Financial Statements"). Promptly following the completion of such audit, URS will cause the Surviving Corporation to pay bonuses to the former employees of Woodward-Clyde in a manner consistent with prior practices, but prorated for the Bonus Period, as follows:

                  8.6.1 Bonus Pool. The aggregate amount of the bonus pool (the "Bonus Pool") shall equal the "Annualization Ratio" multiplied by the greater of either (i) $500,000 or (ii) 50% of the excess, if any, of Annualized 1997 Profit over $8,000,000. "Annualized 1997 Profit" shall mean the product of (A) the net income of Woodward-Clyde for the Bonus Period, as reported in the Woodward-Clyde Interim Financial Statements, as adjusted (i) before any deduction for taxes
(ii) before any deduction for any bonuses to be paid pursuant to this Section 8.6, (iii) before the addition of any net income attributable to settlement of the GeoCon Litigation, (iv) before the deduction of any litigation expenses attributable to the GeoCon Litigation up to the amount of the proceeds of any settlement of the GeoCon Litigation, and (v) before deduction of the fees and expenses of OC and legal expenses, loan pre-payment charges and other external expenses incurred by Woodward-Clyde in connection with the negotiation, execution and delivery of this Agreement and consummation of the transactions contemplated hereby, divided by (B) the Annualization Ratio. "Annualization Ratio" means the ratio determined by dividing the number of actual days in the Bonus Period by 365.

                  8.6.2 Bonus Pool Allocation. On or before the Closing Date, Woodward-Clyde shall appoint a committee of Woodward-Clyde officers (the "Allocation Committee") which will have responsibility for allocating the amounts available in the Bonus Pool. The Allocation Committee shall allocate bonuses among those individuals who were employed by Woodward-Clyde on the Closing Date based upon its evaluation of the relative contributions of such employees to Woodward-Clyde during the ten month period ending October 31, 1997, and in a manner consistent with the past annual bonus plan allocation practices of Woodward-Clyde. The final bonus allocations determined by the Allocation Committee shall

                                       52.

be subject to the final approval of the Chief Executive Officer of URS, which shall not be unreasonably withheld.

         Section 8.7 URS Board of Directors. On or before the Closing Date, URS will cause the authorized number of directors serving on its Board of Directors to be increased by two (2), and will cause Messrs. Frank S. Waller ("Waller") and Jean-Yves Perez ("Perez"), or in the event either of them is unable to serve, Mr. Robert K. Wilson ("Wilson"), to be appointed to the vacancies created effective as of the Effective Time of the Merger. Subsequent to the Closing Date, URS will take such actions as may be reasonably necessary to nominate Waller and Perez (or, in the event that either or both of them is unable to serve or has ceased to be an employee of URS or any of its Subsidiaries, Wilson) for reelection, and to vote any proxies obtained on behalf of the URS Board of Directors for their reelection, at any meeting of the URS stockholders at which directors are to be elected or in connection with any action to be taken by written consent by the URS stockholders for the election of directors, until the second anniversary of the Closing Date. In the event that either Waller or Perez (or Wilson if he is then serving as a director of URS) ceases to be employed by URS or any of its Subsidiaries within such two year period, then he shall resign his position as a director concurrent with such termination of employment.

                                       53.

                                    ARTICLE 9

                                   TERMINATION

         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the Stockholder Approvals have been obtained:

                  9.1.1     by mutual written consent of URS and Woodward-Clyde;

                  9.1.2 by either Woodward-Clyde or URS if (i) the Stockholder Approvals shall not have been obtained at duly called meetings of the stockholders of Woodward-Clyde and URS or any adjournment thereof; (ii) a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) the Merger shall not have been consummated before December 31, 1997 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement);

                  9.1.3 By URS if there has been a breach by Woodward-Clyde of any representation, warranty, covenant or other agreement in this Agreement which has a Woodward-Clyde Material Adverse Effect, and such breach has not been cured, or Woodward-Clyde has not commenced reasonable efforts to cure such breach, within thirty (30) days after written notice of such breach is given by URS to Woodward-Clyde;

                  9.1.4 By URS if Woodward-Clyde shall enter into any discussions, negotiations or any letter of intent, understanding or other agreement relating to an Acquisition Proposal, provided that no such termination shall affect the rights of URS to reimbursement of expenses and the Termination Fee as provided in Section 6.2.3; or

                  9.1.5 By Woodward-Clyde if there has been a breach by URS or the Subsidiary of any material representation, warranty, covenant or other agreement, and such breach has not been cured, or URS and the Subsidiary have not commenced reasonable efforts to cure such breach, within thirty (30) days after written notice of such breach is given by Woodward-Clyde to URS. In the event of a breach by URS of the covenant set forth in the last sentence of
Section 6.3.4, then termination of this Agreement under this Section 9.1.5 shall be the sole remedy of Woodward-Clyde with respect to such breach.

                                       54.

                  9.1.6 By  Woodward-Clyde if any of the conditions set forth in
Section 7.1 hereof shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall have become impossible to fulfill for reasons beyond the control of Woodward-Clyde, and such condition shall not have been waived.

                  9.1.7 By URS if any of the conditions set forth in Section 7.2 hereof shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall have become impossible to fulfill for reasons beyond the control of URS, and such condition shall not have been waived.

         Where  action is taken to  terminate  this  Agreement  pursuant to this
Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action without any requirement to submit such action to the stockholders of such party.

         Section 9.2 Effect of Termination and Abandonment. In the event of termination of the Agreement by either Woodward-Clyde or URS as provided in
Section 9.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Woodward-Clyde, URS or the Subsidiary, or their respective officers and directors, except that (i) the provisions of Section 6.2.3, this Section 9.2, and the Confidentiality Agreement shall survive any such termination, and (ii) no party whose breach of its representations, warranties, covenants or agreements set forth in this Agreement was the basis of the other party's termination of this Agreement shall be relieved from liability for damages occasioned by such breach, including any expenses incurred by the other party in connection with this Agreement and the transactions contemplated hereby.

         Section 9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors at any time before or after the Stockholder Approvals, but after the respective Stockholder Approvals, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, any party hereto, by action taken by its Board of Directors may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants, or conditions for the benefit of such party

                                       55.

contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of these rights.

                                   ARTICLE 10

                                  MISCELLANEOUS

         Section 10.1 Survival of Representations and Warranties. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time of the Merger. This Section 10.1 shall not limit any covenant or agreement after the Effective Time of the Merger.

         Section 10.2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and undertakings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by any party making the waiver.

         Section 10.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed in original, but all of which together shall constitute one and the same instrument.

         Section 10.4 Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

         Section 10.5 Fees and Expenses. Except as otherwise expressly provided, each of the parties shall pay their own fees, costs and expenses (including, without limitation, legal and accounting expenses) incurred, or to be incurred, by them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

                                       56.

         Section 10.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by facsimile on the party to whom notice is to be given, or on the fifth day after mailing, if mailed to the party on whom notice is to be given, by registered or certified mail, postage prepaid, and properly addressed as follows:

         If to URS and the Subsidiary:

                                 URS  Corporation 100
                                 California  Street,  Suite
                                 500 San Francisco,  CA 94111-5239
                                 Attn: Kent P. Ainsworth
                                 Facsimile: (415) 398-1905
                                 Confirmation: (415) 774-2700

                                 with a copy to:

                                 Cooley Godward llp
                                 One Maritime Plaza, 20th Floor
                                 San Francisco, CA  94111-3580
                                 Attn: Samuel M. Livermore, Esq.
                                 Facsimile:  (415) 951-3699
                                 Confirmation:  (415) 693-2000

         If to Woodward-Clyde:

                                 Woodward-Clyde Group, Inc.
                                 4582 S. Ulster Street, Suite 600
                                 Denver, CO  80237
                                 Attn:  Robert K. Wilson
                                 Facsimile:  (303) 740-2650
                                 Confirmation: (303) 740-2600

                                       57.

                                 with a copy to:

                                 Bronson, Bronson & McKinnon LLP
                                 505 Montgomery Street
                                 San Francisco, CA  94111-2514
                                 Attn:  Paul J. Sanner, Esq.
                                 Facsimile:  (415) 982-1397
                                 Confirmation:  (415) 986-4200

Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

         Section 10.7 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without giving effect to provisions thereof relating to conflicts of law.

         Section 10.8 Further Action. Each of the parties hereto shall use such party's best efforts to take such action as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Agreement.

         Section 10.9 No Third Party Beneficiary. Nothing herein is intended to create rights in any third party.

         Section 10.10 Effect of Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         Section  10.11   Severability.   If  any  term  of  this  Agreement  or
application thereof shall be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       58.

         In Witness Whereof, the parties to this Agreement have duly executed it on the day and year first above written.

WOODWARD-CLYDE:                           WOODWARD-CLYDE GROUP, INC.


                                          By:/s/Robert K. Wilson
                                             ----------------------
                                          Name:     Robert K. Wilson
                                          Title:    Executive Vice President and
                                                    Chief Financial Officer

URS:                                      URS CORPORATION


                                          By:/s/Kent. P. Ainsworth
                                             ----------------------
                                          Name:     Kent. P. Ainsworth
                                          Title:    Executive Vice President and
                                                    Chief Financial Officer

THE SUBSIDIARY:                           W-C ACQUISITION CORPORATION


                                          By:/s/Kent. P. Ainsworth
                                             ----------------------
                                          Name:     Kent. P. Ainsworth
                                          Title:    Vice President and
                                                    Chief Financial Officer

                                       59.

                                 ACKNOWLEDGMENT
                         OF THE GENERAL TRUSTEES OF THE
              WOODWARD-CLYDE CAPITAL ACCUMULATION (RETIREMENT PLAN)


The undersigned, constituting all the General Trustees of the Woodward-Clyde Capital Accumulation (Retirement) Plan (the "Retirement Plan"), hereby acknowledge that they have received and reviewed the foregoing Agreement and Plan of Merger Among Woodward-Clyde Group, Inc., URS Corporation and W-C Acquisition Corporation (the "Agreement"), and hereby approve, accept and agree to the terms of the Agreement and the merger contemplated thereby insofar as they relate, directly or indirectly, to the Retirement Plan or to the shares of Woodward-Clyde Stock held by the Retirement Plan.


/s/Richard L. Fuller
--------------------
name: Richard L. Fuller


/s/Frank S. Waller
------------------
name: Frank S. Waller


/s/James R. Obermeyer
---------------------
name: James R. Obermeyer

                                       60.

                                   APPENDIX B



SMITH BARNEY

A Member of TravelersGroup

CONFIDENTIAL

August 18, 1997

Board of Directors
URS Corporation
100 California Street, Suite 500
San Francisco, California  94111

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to URS Corporation ("URS") of the consideration to be paid by URS pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 18, 1997 (the "Merger Agreement"), by and among Woodward-Clyde Group, Inc. ("Woodward-Clyde"), URS and W-C Acquisition Corp., a wholly owned subsidiary of URS ("Subsidiary"). As more fully described in the Merger Agreement, (i) Woodward-Clyde will be merged with and into Subsidiary (the "Merger") and (ii) the outstanding shares of the preferred stock, par value $0.01 per share, of Woodward-Clyde (the "Woodward-Clyde Preferred Stock") will be converted into the right to receive $8,306,130 in the aggregate in cash and each outstanding share of the common stock, par value $0.01 per share, of Woodward-Clyde (the "Woodward-Clyde Common Stock") will be converted into the right to receive (A) that number of shares of the common stock, par value $0.01 per share, of URS (the "URS Common Stock") equal to the result obtained by dividing (x) $65.0 million divided by the average last closing price of the URS Common Stock on the New York Stock Exchange over the last 20 trading days ending two trading days prior to the closing date of the Merger (the "URS Average Closing Price"), but in no event less than $12.50 or greater than $16.07 by (y) the aggregate number of shares of Woodward-Clyde Common Stock outstanding immediately prior to the effective time of the Merger (the "Applicable Common Multiple") and (B) a cash amount determined by dividing (x) $26,693,870 plus an amount equal to the excess, if any, of $65.0 million over the product of the Applicable Common Multiple, the aggregate number of shares of Woodward Common Stock outstanding immediately prior to the effective time of the Merger and the URS Average Closing Price by (y) the aggregate number of shares of Woodward-Clyde Common Stock outstanding immediately prior to the effective time of the Merger (the "Applicable Common Cash Component" and, together with the Applicable Common Multiple, the "Merger Consideration").

The Board of Directors
URS Corporation
August 18, 1997
Page 2


In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of URS and certain senior officers and other representatives and advisors of Woodward-Clyde concerning the businesses, operations and prospects of URS and Woodward-Clyde. We examined certain publicly available business and financial information relating to URS and certain business and financial information relating to Woodward-Clyde as well as certain financial forecasts and other information and data for URS and Woodward-Clyde which were provided to or otherwise discussed with us by the respective managements of URS and Woodward-Clyde, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set Forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of URS Common Stock; the historical and projected earnings and other operating data of URS and Woodward- Clyde; and the capitalization and financial condition of URS and Woodward-Clyde. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operation we considered relevant in evaluating those of URS and Woodward-Clyde. We also evaluated the potential pro forma financial impact of the Merger on URS. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In  rendering  our  opinion,  we have  assumed and relied,  without  independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of URS and Woodward-Clyde that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective management of URS and Woodward-Clyde as to the future financial performance of URS and
Woodward-Clyde and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion as to what the value of the URS Common Stock actually will be when issued to Woodward-Clyde stockholders pursuant to the Merger or the price at which the URS Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of URS or WoodWard-Clyde nor have we made any physical inspection of the properties or assets of URS or Woodward-Clyde. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any

The Board of Directors
URS Corporation
August 18, 1997
Page 3

alternative business strategies that might exist for URS or the effect of any other transaction in which URS might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to URS in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of URS for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationship with URS and Woodward-Clyde.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of URS in its evaluation of the proposed Merger, and our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to URS.

Very truly yours,



/s/ Smith Barney, Inc.

SMITH BARNEY INC.

                                   APPENDIX C


                                            Oppenheimer Tower
                                            World Financial Center
                                            New York, New York 10281
                                            (212) 667-7000 - Fax (212) 667-4468

Oppenheimer & Co., Inc.

Environmental Services Group
Investment Banking Department


                                            August 18, 1997


The Board of Directors
Woodward-Clyde Group, Inc.
Stanford Place 3, Suite 600
4582 South Ulster Street
Denver, CO 80237

Dear Sirs:

You have requested our opinion as to the fairness, from a financial point of view, to the current holders of common stock of Woodward-Clyde Group, Inc. ("Woodward-Clyde"), of the consideration to be received by such holders pursuant to the final Agreement and Plan of Merger prepared as of August 18, 1997 (the "Merger Agreement"), by and among Woodward-Clyde Group, Inc., URS Corporation ("URS") and W-C Acquisition Corporation ("Mergersub"). The Merger Agreement provides that, among other things, (i) Woodward-Clyde will be merged with and into Mergersub, and the separate existence of Woodward-Clyde shall thereupon cease, and Mergersub shall continue its corporate existence as the surviving corporation under the name of Woodward-Clyde Group, Inc. (the "Surviving Corporation"), and (ii) the consideration paid is as defined in the Merger Agreement.

In arriving at our opinion, we have (i) reviewed the latest available draft of the Merger Agreement, (ii) reviewed the historical financial statements and the financial projections and other information prepared by representatives of Woodward-Clyde and URS, (iii) reviewed publicly available information for
Woodward-Clyde and URS, including, with respect to URS, periodic and other reports filed with the Securities and Exchange Commission, (iv) reviewed the reported market prices and trading volumes for URS' common stock, (v) held discussions with representatives of Woodward-Clyde and URS concerning Woodward-Clyde's and URS' historical and current operations, financial condition and prospects, and (vi) reviewed such other documents and financial, economic and market criteria and made such other investigations as we deemed appropriate for the purposes of such opinion.

The Board of Directors
Woodward-Clyde Group, Inc.
August 18, 1997
Page 2


We also considered certain stock market data of URS and compared that data, and historical operating data of URS and Woodward-Clyde, with similar data for other publicly held companies in businesses similar to those of Woodward-Clyde and URS. We considered to the extent publicly available, the financial terms of certain other business combinations which have recently been effected. In addition, we conducted an extensive process of contacting numerous third parties to solicit indications of interest in acquiring all or any part of Woodward-Clyde.

In connection with our review, we have not assumed responsibility for independent verification of any of the foregoing information and have relied upon its being complete and accurate in all respects. With respect to the financial forecasts and other data concerning Woodward-Clyde and URS reviewed by us, the managements of Woodward-Clyde and URS advised us that such forecasts and other data have been reasonably prepared on bases reflecting their best currently available estimates and judgments as to their future financial performance.  In  addition,  we have  not  made  an  independent  evaluation  or appraisal of the assets or liabilities (contingent or otherwise) of Woodward-Clyde or URS, nor have we been furnished with any such evaluations or appraisals. We have assumed, without independent verification, the accuracy of the advice and conclusions of the parties' legal counsel and accountants with respect to accounting and tax matters as provided to Oppenheimer by Woodward-Clyde's management, including without limitation, the treatment of the Merger as a tax-free reorganization for federal income tax purposes and the accounting treatment of the merger as a purchase. We express no opinion as to what the value of the URS common stock actually will be when issued to holders of Woodward-Clyde common stock pursuant to the Merger or the price at which URS common stock will trade subsequent to the Merger. Our opinion is necessarily based on information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We acted as financial advisor to the Board of Directors of Woodward-Clyde in rendering this opinion and will receive a fee for our services. We also acted as financial advisor to Woodward-Clyde in the Merger for which we expect to receive a fee for our services. In the ordinary course of its business, Oppenheimer & Co., Inc. and its affiliates may actively trade securities of URS for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The Board of Directors
Woodward-Clyde Group, Inc.
August 18, 1997
Page 3


On August 14, 1997, we made a presentation to the Board of Directors of Woodward-Clyde stating that, based on the terms of the consideration to be received by the current holders of Woodward-Clyde common stock as stated in the draft Agreement and Plan of Merger dated as of August 13, 1997, and additional assumptions made regarding terms undefined in such draft Agreement and Plan of Merger, such consideration is fair to such holders, from a financial point of view. The terms of the consideration to be paid to the current holders of Woodward-Clyde common stock as stated in the Merger Agreement are not materially different from the terms stated in the draft Agreement and Plan of Merger dated as of August 13, 1997 or from the assumptions we made regarding terms undefined in such draft Agreement and Plan of Merger. This fairness opinion confirms our oral opinion given on August 14, 1997, that based upon and subject to the foregoing and such other factors as we deem relevant, it is our opinion that, as of August 14, the consideration to be received by the current holders of Woodward-Clyde common stock pursuant to the Merger Agreement is fair to such holders, from a financial point of view. This fairness opinion is directed to the Board of Directors of Woodward-Clyde in its consideration of the Merger and is not a recommendation to any holder of Woodward-Clyde common stock as to how such holder should vote with respect to such Merger. Neither this fairness opinion nor the services provided by Oppenheimer in connection therewith may be publicly disclosed or referred to in any manner by Woodward-Clyde or URS without Oppenheimer's prior written approval. This fairness opinion may be reproduced in full in any proxy or information statement mailed to the current holders of Woodward-Clyde common stock and in any registration statement related to the Merger filed by Woodward-Clyde or URS with the Securities and Exchange Commission pursuant to the Securities Act of 1933, and Oppenheimer consents to the inclusion of this fairness opinion in any such registration statement. This fairness opinion may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,



/s/ Oppenheimer & Co., Inc.

OPPENHEIMER & CO., INC.

                                   APPENDIX D

                                (Delaware Dissenters' Rights)
                    (Section 262 of the Delaware General Corporation Law)


262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation: the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system

                                       1.

security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of a constituent corporation, and shall include in such notice a copy of this section: provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such

                                       2.

notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached

                                       3.

by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list, The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                                       4.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the fight of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 299, L. '96, eff. 2-1-96 and Ch. 349, L. '96. eff. 7-1-96.)

                                       5.

                                   APPENDIX E

                                 URS CORPORATION

  Proxy Solicited by Board of Directors for Special Meeting on October 31, 1997

         Kent P. Ainsworth and Carol Brummerstedt, or either of them, each with the power of substitution, are hereby authorized to represent and vote, as designated below, the shares of the undersigned at the special meeting of stockholders of URS Corporation to be held on October 31, 1997, or at any adjournment of the special meeting.

The Board of Directors recommends a vote FOR Item 1.

         1. Approval of the Agreement and Plan of Merger, dated as of August 18, 1997, among URS Corporation, Woodward-Clyde Group, Inc., and W-C Acquisition Corporation, a wholly-owned subsidiary of URS:

                      FOR [ ]          AGAINST [ ]                ABSTAIN [ ]

         2.       Upon any other matters which might come before the meeting.

         Shares   voted  by  this  proxy  will  be  voted  as  directed  by  the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Item 1.


Dated ____________________, 1997



                                        ----------------------------------------
                                        Stockholder's Signature



                                        ----------------------------------------
                                        Stockholder's Signature


                                        Please sign  exactly as name  appears on
                                        this  proxy.  If  signing  for  estates,
                                        trusts,   or   corporations,   title  or
                                        capacity should be stated. If shares are held jointly, each holder should sign.

                       PLEASE MARK, DATE, SIGN AND RETURN



                                       1.

                                                                      APPENDIX F

                           WOODWARD-CLYDE GROUP, INC.

Common Stock Proxy Solicited by Board of Directors for Special Meeting on October 31, 1997

         Robert K. Wilson and Richard L. Fuller, or either of them, each with the power of substitution, are hereby authorized to represent and vote, as designated below, the shares of the undersigned at the special meeting of stockholders of Woodward-Clyde Group, Inc. to be held on October 31, 1997, or at any adjournment of the special meeting.

The Board of Directors recommends a vote FOR Item 1.

         1. Approval of the Agreement and Plan of Merger, dated as of August 18, 1997, among URS Corporation, Woodward-Clyde Group, Inc., and W-C Acquisition Corporation, a wholly-owned subsidiary of URS (the "Merger Agreement"), and to amend the existing Shareholders' Agreement between Woodward-Clyde Group, Inc. and each of the holders of its common stock (the "Shareholders' Agreement") to remove all restrictions and requirements which prohibit or would prevent the transactions contemplated by the Merger Agreement:

                      FOR [ ]          AGAINST [ ]                ABSTAIN [ ]

         2.       Upon any other matters which might come before the meeting.

         Shares voted by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Item 1. Delivery of a signed proxy voted in favor of the Merger Agreement will also constitute such stockholder's written consent to the amendment of the Shareholders' Agreement.



Dated ____________________, 1997



                                        ----------------------------------------
                                        Stockholder's Signature


                                        ----------------------------------------
                                        Stockholder's Signature


                                        Please sign  exactly as name  appears on
                                        this  proxy.  If  signing  for  estates,
                                        trusts,   or   corporations,   title  or
                                        capacity should be stated. If shares are held jointly, each holder should sign.

                       PLEASE MARK, DATE, SIGN AND RETURN


                                       2.

                                                                      APPENDIX G

                           WOODWARD-CLYDE GROUP, INC.

Preferred Stock Proxy Solicited by Board of Directors for Special Meeting on October 31, 1997

         Robert K. Wilson and Richard L. Fuller, or either of them, each with the power of substitution, are hereby authorized to represent and vote, as designated below, the shares of the undersigned at the special meeting of stockholders of Woodward-Clyde Group, Inc. to be held on October 31, 1997, or at any adjournment of the special meeting.

The Board of Directors recommends a vote FOR Item 1.

         1. Approval of the Agreement and Plan of Merger, dated as of August 18, 1997, among URS Corporation, Woodward-Clyde Group, Inc., and W-C Acquisition Corporation, a wholly-owned subsidiary of URS:

                      FOR [ ]          AGAINST [ ]                ABSTAIN [ ]

         2.       Upon any other matters which might come before the meeting.

         Shares   voted  by  this  proxy  will  be  voted  as  directed  by  the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Item 1.



Dated ____________________, 1997




                                        ----------------------------------------
                                        Stockholder's Signature



                                        ----------------------------------------
                                        Stockholder's Signature

                                        Please sign  exactly as name  appears on
                                        this  proxy.  If  signing  for  estates,
                                        trusts,   or   corporations,   title  or
                                        capacity should be stated. If shares are held jointly, each holder should sign.


                       PLEASE MARK, DATE, SIGN AND RETURN


                                       3.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.


     The Company's Certificate of Incorporation contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for breach of the director's duty of loyalty, (ii) under Section 174 of the Delaware Law (concerning the illegal payment of dividends by a corporation), (iii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware Law permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers. Article VI of the Company's By-laws generally provides that the Company shall indemnify its officers and directors in accordance with the provisions of Section 145.

     A third-party insurance carrier has agreed to reimburse the Company for losses resulting from certain liabilities for wrongful acts or matters claimed against officers or directors by reason of their status as such, including liabilities that may arise in connection with certain sales of securities by the Company.


Item 21.  Exhibits and Financial Statement Schedules.

    Number   Exhibit
    ------   -------

     2.1 Agreement and Plan of Merger dated as of August 18, 1997 between URS Corporation, Woodward-Clyde Group, Inc. and W-C Acquisition Corporation, filed with the Commission as Exhibit 2.1 to the Company's Form 8-K filed on August 19, 1997 and incorporated herein by reference.

     4.1 Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1991 (the "1991 Form 10-K"), filed with the Commission and incorporated herein by reference.

     4.2 Bylaws of the Company, filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996 (the "1996 Form 10-K"), filed with the Commission and incorporated herein by reference.

     5       Opinion of Cooley Godward LLP. FILED HEREWITH.

     8.1     Opinion of Cooley Godward LLP. FILED HEREWITH.

     8.2     Opinion of Bronson, Bronson & McKinnon LLP. FILED HEREWITH.

    10.1 1979 Stock Option Plan of the Company, filed as Exhibit 10.01 to the Company's Registration Statement on Form S-14 (Commission File No. 2-73909) and incorporated herein by reference.

    10.2 1987 Restricted Stock Plan of the Company, filed as Appendix I to the Company's definitive proxy statement filed with the Commission on March 2, 1987 and incorporated herein by reference.

    10.3 1985 Employee Stock Purchase Plan of the Company, adopted effective July 1, 1997, filed as Exhibit 10.3 to the 1996 Form 10-K and incorporated herein by reference.

    10.4 1991 Stock Incentive Plan of the Company, amended and restated effective December 17, 1996, filed as Exhibit 10.4 to the 1996 Form 10-K and incorporated herein by reference.

    10.5 Non-Executive Directors Stock Grant Plan of the Company, adopted December 17, 1996, filed as Exhibit 10.5 to the 1996 Form 10-K and incorporated herein by reference.

    10.6 Selected Executive Deferred Compensation Plan of the Company, filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1 (Commission File No. 33-56296) ("1990 Form S-1") and incorporated herein by reference.

    10.7     1996 Incentive  Compensation Plan of the Company,  filed as Exhibit
             10.7 to the 1996 Form 10-K and incorporated herein by reference.

    10.8     1996 Incentive Compensation Plan of URS Consultants, Inc., filed as
             Exhibit 10.8 to the 1996 Form 10-K and incorporated herein by reference.

                                      II-1.

    10.9 1996 Incentive Compensation Plan of Greiner Engineering, Inc., filed as Exhibit 10.9 to the 1996 Form 10-K and incorporated herein by reference.

    10.10 Stock Appreciation Rights Agreement, dated July 18, 1989, between the Company and Irwin L. Rosenstein, filed as Exhibit 10.13 to the 1990 Form S-1 and incorporated herein by reference.

    10.11 Stock Appreciation Rights Agreement, dated October 9, 1989, between the Company and Martin M. Koffel, filed as Exhibit 10.15 to the 1990 Form S-1 and incorporated herein by reference.

    10.12    Employment   Agreement,   dated   August  1,  1991,   between   URS
             Consultants, Inc. and Irwin L. Rosenstein, filed as Exhibit 10.12 to the 1991 Form 10-K and incorporated herein by reference.

    10.12(a) Amendment to Employment Agreement,  dated October 11, 1994, between
             URS Consultants, Inc., and Irwin L. Rosenstein, filed as Exhibit 10.12(a) to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1994 (the "1994 Form 10-K"), filed with the Commission and incorporated herein by reference.

    10.13 Employment Agreement, dated December 16, 1991, between the Company and Martin Koffel, filed as Exhibit 10.13 to the 1991 Form 10-K and incorporated herein by reference.

    10.14 Employment Agreement, dated May 7, 1991, between the Company and Kent P. Ainsworth, filed as Exhibit 10.16 to the 1991 Form 10-K and incorporated herein by reference.

    10.15 Agreement and Plan of Merger, dated as of January 10, 1996, between URS Corporation, URS Acquisition Corporation and Greiner Engineering, Inc., filed as Exhibit 2(a) to the Form 8-K filed on January 12, 1996 (the "January 12, 1996 Form 8-K"), and incorporated herein by reference.

    10.16 Letter Agreement, dated February 14, 1990, between the Company and Richard C. Blum, filed as Exhibit 10.31 to the 1990 Form S-1 and incorporated herein by reference.

    10.17 Letter Agreement, dated February 14, 1990, between the Company and Richard C. Blum & Associates, Inc., filed as Exhibit 10.32 to the 1990 Form S-1 and incorporated herein by reference.

    10.18 Registration Rights Agreement, dated February 21, 1990, among the Company, Wells Fargo Bank, N.A. and the Purchaser Holders named therein, filed as Exhibit 10.33 to the 1990 Form S-1 and incorporated herein by reference.

                                      II-2.

    10.19 Post-Affiliation Agreement, dated July 19, 1989, between the Company and URS International, Inc., filed as Exhibit 10.42 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1989 and incorporated herein by reference.

    10.20 Contract between URS Consultants, Inc. and the U.S. Department of the Navy (No N62474-89-R-9295) dated June 6, 1989, filed as Exhibit
             10.34 to the 1991 Form 10-K and incorporated herein by reference.*

    10.21 Form of Indemnification Agreement dated as of May 1, 1992 between the Company and each of Messrs. Ainsworth, Blum, Cashin, Koffel, Madden, Praeger, Rosenstein, Walsh, Der Marderosian, Costello, Glynn and Admiral Foley, filed as Exhibit 10.34 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1992 and incorporated herein by reference.

    10.22 Credit Agreement, dated as of January 10, 1996, between URS Corporation, the Financial Institutions listed therein as Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, filed as Exhibit 99(a) to the January 12, 1996 Form 8-K, and incorporated herein by reference.

    10.23 Severance Agreement, dated as of November 22, 1993, between the Company and Joseph Masters, filed as Exhibit 10.35 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1995 and incorporated herein by reference.

    10.24 Employment Agreement, dated March 29, 1996, between Greiner, Inc. and Robert L. Costello, filed as Exhibit 10.1 to the 1996 second quarter Form 10-Q and incorporated herein by reference.

    21 Subsidiaries of the Company, filed as Exhibit 21.1 to the 1996 Form 10-K and incorporated herein by reference.

    23.1     Consent of Coopers & Lybrand L.L.P. FILED HEREWITH.

    23.2     Consent of Ernst & Young LLP. FILED HEREWITH.

    23.3     Consent of Cooley Godward LLP (included in Exhibits 5 and 8.1).

    23.4     Consent of Bronson,  Bronson & McKinnon  LLP  (included  in Exhibit
             8.2).

    24       Powers of Attorney of the  Company's  directors  and officers  (see
             Part II, page 7).

    99.1     Consent of Smith Barney Inc. FILED HEREWITH.

    99.2     Consent of Oppenheimer & Co., Inc. FILED HEREWITH.

* Note: Certain material contained in this exhibit and indicated by an asterisk has been omitted and filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, which was granted by the Commission effective April 30, 1992.

Item 22.  Undertakings.

     (A)

         (a) The undersigned registrant hereby undertakes:

                                      II-3.

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act") (unless the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement).

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (unless the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement). Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (g)

             (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

             (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (B) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (C) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                      II-4.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 9, 1997.


                                                 URS CORPORATION


                                                 By    /s/MARTIN M. KOFFEL
                                                       -------------------------
                                                       Martin M. Koffel
                                                       Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer

                                      II-5.

                                POWER OF ATTORNEY


     Each person whose signature appears below hereby appoints Martin M. Koffel and Kent P. Ainsworth, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact deems appropriate.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration  statement  has been signed below by the  following  persons in the capacities and on the date indicated.

Signature                        Title                                              Date
---------                        -----                                              ----
/s/MARTIN M. KOFFEL              Chairman of the Board, Chief Executive             September 13, 1997
-------------------------------  Officer, President and Director (Principal
Martin M. Koffel                 Executive Officer)

/s/KENT P. AINSWORTH             Executive Vice President, Chief Financial          September 13, 1997
-------------------------------  Officer, Principal Accounting Officer and
Kent P. Ainsworth                Secretary

/s/IRWIN L. ROSENSTEIN           Vice President and Director                        September 13, 1997
------------------------------
Irwin P. Rosenstein

/s/RICHARD C. BLUM               Director                                           September 13, 1997
------------------------------
Richard C. Blum

/s/ROBERT L. COSTELLO            Director                                           September 13, 1997
------------------------------
Robert L. Costello

/s/ARMEN DER MARDEROSIAN         Director                                           September 13, 1997
------------------------------
Armen Der Marderosian

/s/ADM. S. ROBERT FOLEY, JR.     Director                                           September 13, 1997
------------------------------
Adm. S. Robert Foley, Jr.

/s/ROBERT D. GLYNN, JR.          Director                                           September 13, 1997
------------------------------
Robert D. Glynn, Jr.

/s/SENATOR J. BENNETT JOHNSTON   Director                                           September 13, 1997
------------------------------
Senator J. Bennett Johnston

/s/RICHARD B. MADDEN             Director                                           September 13, 1997
----------------------------
Richard B. Madden

/s/RICHARD Q. PRAEGER            Director                                           September 13, 1997
----------------------------
Richard Q. Praeger

/s/WILLIAM D. WALSH              Director                                           September 13, 1997
----------------------------
William D. Walsh

                                          EXHIBIT INDEX

                                                                                     Sequential
Number   Exhibit                                                                     Page No.
------   -------                                                                     --------
 2.1     Agreement  and Plan of Merger  dated as of August 18, 1997  between URS
         Corporation,   Woodward-   Clyde  Group,   Inc.  and  W-C   Acquisition
         Corporation,  filed with the Commission as Exhibit 2.1 to the Company's
         Form 8-K filed on August 19, 1997 and incorporated herein by reference.

 4.1 Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended
         October 31, 1991, filed with the Commission and incorporated herein by reference.

 4.2     Bylaws of the  Company,  filed as Exhibit 3.2 to the  Company's  Annual
         Report on Form 10-K for the fiscal  year ended  October  31,  1996 (the
         "1996 Form 10-K"), filed with the Commission and incorporated herein by reference.

 5       Opinion of Cooley Godward LLP. FILED HEREWITH.

 8.1     Opinion of Cooley Godward LLP. FILED HEREWITH.

 8.2     Opinion of Bronson, Bronson & McKinnon LLP. FILED HEREWITH.

10.1     1979 Stock  Option Plan of the Company,  filed as Exhibit  10.01 to the
         Company's  Registration  Statement  on Form S-14  (Commission  File No.
         2-73909) and incorporated herein by reference.

10.2     1987 Restricted  Stock Plan of the Company,  filed as Appendix I to the
         Company's definitive proxy statement filed with the Commission on March
         2, 1987 and incorporated herein by reference.

10.3     1985 Employee  Stock  Purchase Plan of the Company,  adopted  effective
         July 1, 1997, filed as Exhibit 10.3 to the 1996 Form 10-K and incorporated herein by reference.

10.4 1991 Stock Incentive Plan of the Company, amended and restated effective December 17, 1996, filed as Exhibit 10.4 to the 1996 Form
         10-K and incorporated herein by reference.

10.5     Non-Executive  Directors  Stock  Grant  Plan  of the  Company,  adopted
         December 17, 1996, filed as Exhibit 10.5 to the 1996 Form 10-K and incorporated herein by reference.

10.6     Selected Executive Deferred Compensation Plan of the Company,  filed as
         Exhibit  10.3 to the  Company's  Registration  Statement  on  Form  S-1
         (Commission File No. 33-56296) ("1990 Form S- 1") and incorporated herein by reference.

10.7 1996 Incentive Compensation Plan of the Company, filed as Exhibit 10.7 to the 1996 Form 10-K and incorporated herein by reference.

10.8     1996 Incentive  Compensation  Plan of URS  Consultants,  Inc., filed as
         Exhibit 10.8 to the 1996 Form 10-K and incorporated herein by reference.

10.9     1996 Incentive Compensation Plan of Greiner Engineering, Inc., filed as
         Exhibit 10.9 to the 1996 Form 10-K and incorporated herein by reference.

10.10    Stock Appreciation  Rights Agreement,  dated July 18, 1989, between the
         Company  and Irwin L.  Rosenstein,  filed as Exhibit  10.13 to the 1990
         Form S-1 and incorporated herein by reference.

10.11    Stock Appreciation Rights Agreement, dated October 9, 1989, between the
         Company and Martin M. Koffel,  filed as Exhibit  10.15 to the 1990 Form
         S-1 and incorporated herein by reference.

10.12    Employment  Agreement,  dated August 1, 1991,  between URS Consultants,
         Inc. and Irwin L.  Rosenstein,  filed as Exhibit 10.12 to the 1991 Form
         10-K and incorporated herein by reference.

10.12(a) Amendment to Employment Agreement,  dated October 11, 1994, between URS
         Consultants, Inc., and Irwin L. Rosenstein, filed as Exhibit 10.12(a) to the Company's Annual Report on Form 10-K for the fiscal year ended
         October 31, 1994 (the "1994 Form 10-K"), filed with the Commission and incorporated herein by reference.

10.13    Employment Agreement,  dated December 16, 1991, between the Company and
         Martin  Koffel,  filed  as  Exhibit  10.13 to the  1991  Form  10-K and incorporated herein by reference.
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10.14    Employment  Agreement,  dated May 7, 1991, between the Company and Kent
         P.  Ainsworth,  filed  as  Exhibit  10.16  to the  1991  Form  10-K and incorporated herein by reference.

10.15    Agreement and Plan of Merger, dated as of January 10, 1996, between URS
         Corporation, URS Acquisition Corporation and Greiner Engineering, Inc., filed as Exhibit 2(a) to the Form 8-K filed on January 12, 1996 (the
         "January 12, 1996 Form 8-K"), and incorporated herein by reference.

10.16    Letter  Agreement,  dated  February 14,  1990,  between the Company and
         Richard C. Blum, filed as Exhibit 10.31 to the 1990 Form S-1 and incorporated herein by reference.

10.17    Letter  Agreement,  dated  February 14,  1990,  between the Company and
         Richard C. Blum & Associates,  Inc., filed as Exhibit 10.32 to the 1990
         Form S-1 and incorporated herein by reference.

10.18    Registration  Rights  Agreement,  dated  February 21,  1990,  among the
         Company, Wells Fargo Bank, N.A. and the Purchaser Holders named therein, filed as Exhibit 10.33 to the 1990 Form S-1 and incorporated herein by reference.

10.19 Post-Affiliation Agreement, dated July 19, 1989, between the Company and URS International, Inc., filed as Exhibit 10.42 to the Company's
         Annual Report on Form 10-K for the fiscal year ended October 31, 1989 and incorporated herein by reference.

10.20    Contract between URS Consultants,  Inc. and the U.S.  Department of the
         Navy (No N62474-89-R-9295) dated June 6, 1989, filed as Exhibit 10.34 to the 1991 Form 10-K and incorporated herein by reference.*

10.21    Form of  Indemnification  Agreement dated as of May 1, 1992 between the
         Company and each of Messrs.  Ainsworth,  Blum, Cashin,  Koffel, Madden,
         Praeger,  Rosenstein,  Walsh,  Der  Marderosian,  Costello,  Glynn  and
         Admiral Foley, filed as Exhibit 10.34 to the Company's Annual Report on
         Form 10-K for the fiscal year ended October 31, 1992 and incorporated herein by reference.

10.22    Credit   Agreement,   dated  as  of  January  10,  1996,   between  URS
         Corporation,  the Financial  Institutions listed therein as Lenders and
         Wells Fargo Bank, National Association, as Administrative Agent for the
         Lenders,  filed as Exhibit  99(a) to the January 12, 1996 Form 8-K, and
         incorporated herein by reference.

10.23 Severance Agreement, dated as of November 22, 1993, between the Company and Joseph Masters, filed as Exhibit 10.35 to the Company's Annual
         Report on Form 10-K for the fiscal year ended October 31, 1995 and incorporated herein by reference.

10.24    Employment  Agreement,  dated March 29, 1996, between Greiner, Inc. and
         Robert L.  Costello,  filed as Exhibit 10.1 to the 1996 second  quarter
         Form 10-Q and incorporated herein by reference.

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21       Subsidiaries  of the  Company,  filed as Exhibit  21.1 to the 1996 Form
         10-K and incorporated herein by reference.

23.1     Consent of Coopers & Lybrand L.L.P. FILED HEREWITH.

23.2     Consent of Ernst & Young LLP. FILED HEREWITH.

23.3     Consent of Cooley Godward LLP (included in Exhibits 5 and 8.1).

23.4     Consent of Bronson, Bronson & McKinnon LLP (included in Exhibit 8.2).

24       Powers of Attorney of the  Company's  directors  and officers (see Part
         II, page 5).

99.1     Consent of Smith Barney Inc. FILED HEREWITH.

99.2     Consent of Oppenheimer & Co., Inc. FILED HEREWITH.

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